                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                  SCHEDULE 14A

                    Proxy Statement Pursuant to Section 14(a)
            of the Securities Exchange Act of 1934 (Amendment No. 1)

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[X]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-12

                          JOHN Q. HAMMONS HOTELS, INC.
                          ----------------------------
                (Name of Registrant as Specified In Its Charter)

     -----------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[ ]  No fee required.

[X] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:
               Class A Common Stock, par value $0.01

     (2)  Aggregate number of securities to which transaction applies:
               5,253,262 shares of Class A Common Stock and options to purchase 1,776,538 shares of Class A Common Stock

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
               Pursuant to the Agreement and Plan of Merger, dated as of June 14, 2005, among JQH Acquisition LLC, JQH Merger Corporation and John Q. Hammons Hotels, Inc., Class A Common Stock (other than shares owned by parties to that agreement and shares owned by stockholders who perfect their appraisal rights) will be converted into the right to receive $24.00 per share in cash. All outstanding stock options to purchase shares of Class A Common Stock not exercised prior to the merger will terminate, but under the merger agreement, John Q. Hammons Hotels, Inc. will pay each holder of unexercised options a cash bonus payment equal to the amount by which $24.00 per share exceeds the exercise price for that option, multiplied by the number of shares of Class A Common Stock issuable upon exercise of the option. The filing fee was calculated based on the sum of (a) an aggregate cash payment of $126,078,288 for the proposed merger consideration of $24.00 per share for 5,253,262 outstanding shares of Class A Common Stock and (b) an aggregate cash payment of $32,288,082 to holders of outstanding options to acquire shares of Class A Common Stock. The payment of the filing fee, calculated in accordance with Fee Rate Advisory #6 For Fiscal Year 2005, equals $117.70 per million of the aggregate amount calculated under the preceding sentence.

     (4)  Proposed maximum aggregate value of transaction:
               $158,366,370

     (5)  Total fee paid:
               $18,640.00

[X]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ________________________
     (2)  Form, Schedule or Registration Statement No.:

          ________________________
     (3)  Filing Party:

          ________________________
     (4)  Date Filed:

          ________________________

                          JOHN Q. HAMMONS HOTELS, INC.
                          300 JOHN Q. HAMMONS PARKWAY
                          SPRINGFIELD, MISSOURI 65806
                                 (417) 864-4300

              PROPOSED CASH MERGER -- YOUR VOTE IS VERY IMPORTANT

Dear Stockholder:


     You are cordially invited to attend a special meeting of stockholders of
John Q. Hammons Hotels, Inc. (the "Company") on September   , 2005, at 9:00
a.m., local time, at the University Plaza Hotel, 333 John Q. Hammons Parkway, Springfield, Missouri. At the special meeting, you will be asked to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of June 14, 2005, among the Company, JQH Acquisition LLC and JQH Merger Corporation. Under the merger agreement, JQH Merger Corporation, a wholly-owned subsidiary of JQH Acquisition LLC, will be merged into the Company. Upon completion of the merger, each outstanding share of our Class A Common Stock will convert into the right to receive $24.00 in cash, and each share of our Class B Common Stock, all of which is owned by Mr. John Q. Hammons, will remain outstanding as one share of common stock of the Company, as the surviving corporation.


     If the merger is completed, we will no longer be a publicly-traded company, and you will no longer have an equity interest in, or participate in, any potential future earnings and growth of, the Company. The merger agreement has been entered into in connection with a series of transactions agreed to among Mr. Hammons, JQH Acquisition LLC and their affiliates. These transactions address a variety of ongoing arrangements between Mr. Hammons and the other parties, including Mr. Hammons' continuing equity ownership in the business and his ongoing, active leadership role in the Company.

     The board of directors formed a special committee, composed of three directors who are not officers or employees of the Company, and who are independent of and have no economic interest in JQH Acquisition LLC or JQH Merger Corporation. The board authorized the special committee to evaluate, negotiate and make a recommendation to the board of directors regarding the merger proposal and related transactions, including the terms of the merger agreement.

     The board of directors (except for Mr. Hammons, who recused himself from deliberations), acting on the unanimous recommendation of the special committee, unanimously approved the merger agreement and the merger. Because of his involvement in the related transactions, Mr. Hammons recused himself from the board discussion and vote on the merger agreement. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ADOPTION OF THE MERGER AGREEMENT.

     The merger agreement must be adopted by the affirmative vote of (1) the holders of a majority of the votes of the outstanding shares of Class A Common Stock and Class B Common Stock, voting as one class, and (2) the holders of a majority of the shares of Class A Common Stock voting on the merger agreement, not held by Mr. Hammons and his affiliates. The special committee has the authority to waive the second vote requirement.

     Your vote is very important. Regardless of whether you plan to attend the special meeting, it is important that your shares are represented at the special meeting.

     This solicitation for your proxy is being made by the Company on behalf of its board of directors. On behalf of your board of directors, thank you for your continued support.

                                          Sincerely,

                                          --------------------------------------
                                          Lou Weckstein
                                          President


August   , 2005

                          JOHN Q. HAMMONS HOTELS, INC.
                          300 JOHN Q. HAMMONS PARKWAY
                          SPRINGFIELD, MISSOURI 65806
                                 (417) 864-4300

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                       TO BE HELD ON SEPTEMBER    , 2005


TO THE STOCKHOLDERS OF
JOHN Q. HAMMONS HOTELS, INC.


     NOTICE IS HEREBY GIVEN that a special meeting of stockholders of John Q.
Hammons Hotels, Inc. (the "Company") will be held on           , September    ,
2005, at 9:00 a.m., local time, at the University Plaza Hotel, 333 John Q. Hammons Parkway, Springfield, Missouri for the following purposes:



     - to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of June 14, 2005, by and among the Company, JQH Acquisition LLC, and JQH Merger Corporation pursuant to which (1) JQH Merger Corporation, a wholly-owned subsidiary of JQH Acquisition LLC, will be merged into the Company, which will be the surviving corporation,
       (2) each outstanding share of Class A Common Stock will be converted into the right to receive $24.00 in cash, (3) each outstanding share of Class B Common Stock will remain outstanding as one share of common stock of the surviving corporation, and (4) outstanding options to purchase shares of Class A Common Stock will be cancelled, and each option holder will receive a cash bonus payment equal to the amount by which $24.00 exceeds the exercise price of the option, multiplied by the number of shares of Class A Common Stock underlying such option;



     - to consider and vote upon any adjournment or postponement of the special meeting to allow solicitation of additional proxies recommended by the board of directors; and



     - such other matters as may properly come before the special meeting.



     The board of directors has fixed the close of business on August 5, 2005, as the record date for the determination of stockholders entitled to notice of and to vote at the special meeting. Only stockholders of record at the close of business on that date will be entitled to notice of and to vote at the special meeting or any adjournments or postponements thereof.


                                          Sincerely,

                                          John Q. Hammons
                                          Chairman of the Board

Springfield, Missouri

August    , 2005

                                     NOTICE

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE PROPOSED MERGER, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


     IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE SPECIAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                          JOHN Q. HAMMONS HOTELS, INC.
                          300 JOHN Q. HAMMONS PARKWAY
                          SPRINGFIELD, MISSOURI 65806
                                 (417) 864-4300

                                PROXY STATEMENT

                                      FOR

          SPECIAL MEETING OF JOHN Q. HAMMONS HOTELS, INC. STOCKHOLDERS
                   TO BE HELD ON SEPTEMBER             , 2005

                               SUMMARY TERM SHEET

     This summary highlights selected information in this proxy statement and contains summaries of the most material terms of the merger, but may not contain all of the information that is important to you. You are urged to read this entire proxy statement carefully, including the appendices. We have included page references parenthetically to direct you to more complete descriptions of the topics presented in this summary.


SIGNIFICANT PARTIES (4)



     - In this proxy statement, when we use the terms "Company," "we," "us," "our," and "ours," we mean John Q. Hammons Hotels, Inc., a Delaware corporation, alone, or as the context may require, with (i) John Q. Hammons Hotels, L.P., a Delaware limited partnership of which we are the sole general partner, and (ii) Hammons, Inc., a Missouri corporation, as predecessor general partner, collectively.



     - When we use the term "Partnership" we mean John Q. Hammons Hotels, L.P., a Delaware limited partnership.



     - When we use the term "JQH Stockholders," we mean (i) John Q. Hammons,
       (ii) the Revocable Trust of John Q. Hammons, dated December 28, 1989, as amended and restated, and (iii) Hammons, Inc.



     - When we use the term "Acquisition," we mean JQH Acquisition LLC, when we use the term "Merger Sub," we mean JQH Merger Corporation and when we use the term "Eilian" or "Mr. Eilian," we mean Jonathan Eilian, the controlling owner of Acquisition.



     - When we use the term "unaffiliated stockholders," we mean our stockholders other than the JQH Stockholders and their affiliates.



SPECIAL MEETING (2)



     - The special meeting of our stockholders will be held at 9:00 a.m. local
       time on September   , 2005, at the University Plaza Hotel, 333 John Q.
       Hammons Parkway, Springfield, Missouri.



     - You are being asked to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of June 14, 2005, by and among the Company, Acquisition and Merger Sub. We refer to this agreement as the "merger agreement." We have attached the merger agreement as Appendix A to this proxy statement. We encourage you to read the merger agreement in its entirety.



EFFECT OF THE MERGER ON THE COMPANY (5, 40, 44)



     - If approved by stockholders, the merger agreement provides that, once the other closing conditions in the merger agreement are met or waived, Merger Sub will be merged into the Company.



     - We will be the surviving corporation and will continue our corporate existence, but after the merger, our shares will no longer be publicly traded.

     - Our continuing investors immediately following the consummation of the merger will include only the JQH Stockholders, Acquisition, and their affiliates.


     - The merger will have not be a taxable transaction for us or for Acquisition, Merger Sub or Eilian.


EFFECT OF THE MERGER ON OUR STOCK (5, 40, 44)


     - As part of the merger, each outstanding share of our Class A Common Stock will be converted into the right to receive $24.00 in cash (other than treasury shares and shares held by Acquisition or Merger Sub, which will be cancelled, and other than shares as to which stockholders demand appraisal rights).

     - Each outstanding share of Class B Common Stock, all of which is owned by the JQH Stockholders, will remain outstanding as one share of common stock of the surviving corporation. Subsequently, the JQH Stockholders will own 294,100 shares of our common stock (as the surviving corporation). Acquisition will own the remaining shares of our common stock.

     - Payments to holders of our Class A Common Stock (including the JQH Stockholders) will be taxable, generally as capital gain or loss in an amount equal to the difference between the cash received and such stockholder's tax basis. We describe these tax consequences in more detail below under "Material Federal Income Tax Consequences."

     - The JQH Stockholders will not be taxed on the Class B Common Stock that they continue to hold after the merger as shares of common stock of the surviving company.


TREATMENT OF OUTSTANDING STOCK OPTIONS (5, 40, 45)


     - Each option to purchase shares of the Class A Common Stock that has not been exercised by the time the merger is effective will be cancelled.

     - We will pay each option holder a cash bonus payment equal to the amount by which $24.00 exceeds the exercise price of the option, multiplied by the number of shares of Class A Common Stock underlying the option.

     - These payments generally will be taxable as ordinary income, and any income tax or employment tax withholding required will be deducted from the amount paid.


FINANCING OF THE MERGER (42, 48)


     - In connection with the merger, Acquisition will cause approximately $126,078,288 in cash to be paid to our stockholders (of which $6,458,400 will be paid to the JQH Stockholders and $119,619,888 will be paid to the unaffiliated stockholders), and $32,288,082 in cash to be paid to holders of stock options.

     - Acquisition has received a commitment letter from Mr. Eilian, pursuant to which he has committed to provide Acquisition with equity financing in the aggregate amount of approximately $21 million, subject to satisfaction of certain conditions. In addition, Acquisition has received a commitment letter from iStar Financial Inc., or iStar, pursuant to which iStar commits to provide Acquisition with up to $165 million of acquisition debt financing, subject to the satisfaction of certain conditions.

     - The merger agreement does not contain a financing condition, although it does contain a condition that no material adverse effect on the Company shall have occurred before the merger. The merger agreement defines such a material adverse effect to include a disruption of or adverse change in the financial credit or real estate markets, or other change in general economic conditions, or an outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war, or the occurrence of any act of terrorism and any related action or reaction that has a material adverse effect on Acquisition's ability to finance the transactions contemplated by the merger agreement.

VOTING INFORMATION (2)


     - All holders of Class A Common Stock and Class B Common Stock at the close of business on August 5, 2005, the record date for the special meeting, may vote in person or by proxy at the special meeting.

     - You have one vote for each share of Class A Common Stock that you owned at the close of business on the record date. Mr. Hammons and his affiliates, as the holders of Class B Common Stock, have 50 votes for each such share owned at the close of business on the record date.

     - You should mail your completed, dated and signed proxy card in the enclosed return envelope, which requires no postage if mailed in the United States, as soon as possible so that your shares can be voted at the special meeting.

     - You may attend the special meeting and vote your shares in person whether or not you sign and return your proxy card.

     - If your shares are held in street name by a broker, you will need to provide your broker with instructions on how to vote your shares. Failure to instruct your broker to vote your shares will have the same effect as voting against adoption of the merger agreement in the case of the vote of all stockholders but shares not voted by brokers will not have the effect of a vote for or against adoption of the merger agreement in the case of the vote of the unaffiliated stockholders.

     - If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your instructions.

     - If your shares are held of record by a broker, bank or other nominee and you wish to vote at the special meeting, you must obtain a proxy from the record holder.

     - Executed but unmarked proxies will be voted FOR adoption of the merger agreement and FOR adjournment or postponement of the meeting to solicit additional votes if the board of directors determines such postponement or adjournment is advisable.

     - The failure to return your proxy card or vote your shares in person at the meeting will have the same effect as voting against adoption of the merger agreement in the case of the vote of all stockholders and against an adjournment or postponement, but will not have the effect of a vote for or against the merger agreement in the case of the vote of the unaffiliated stockholders.

     - You may revoke and change your vote at any time before the vote at the special meeting, even after you have mailed your signed proxy card. You can do this in one of three ways:

      - you can send a written notice to our secretary stating that you would like to revoke your proxy;

      - you can complete and submit a later-dated proxy in writing; or

      - if you hold your shares of record in your name, you can attend the special meeting and vote in person, which will automatically cancel any previous proxies, or you may revoke your proxy in person.

     - If you have received more than one set of materials, this means you own shares of our stock that are registered under different names. For example, you may own some shares directly as a stockholder of record and other shares through a broker, or you may own shares through more than one broker. In these situations, you will receive multiple sets of proxy materials. To vote, you must complete, sign and return all of the proxy cards or follow the instructions for any alternative voting procedures on each of the proxy cards that you receive in order to vote all of the shares you own. Each proxy card you receive comes with its own prepaid return envelope; if you vote by mail, make sure you return each proxy card in the return envelope that accompanies that proxy card.

     - Before voting your shares, we encourage you to read this proxy statement in its entirety, including its appendices, and carefully consider how the merger affects you.

STOCKHOLDER APPROVALS REQUIRED (3)


     - The merger will be completed only if the merger agreement is adopted by the affirmative vote of:


      - a majority of the votes (i.e., at least 9,979,132 votes) entitled to be cast by the holders of all Common Stock (Class A and Class B) outstanding on the record date, voting together as one class; and


      - a majority of the votes (i.e., more than 50% of the votes) cast by the unaffiliated stockholders (stockholders other than the JQH Stockholders and their affiliates).

     - Although the special committee has the authority under the merger agreement to waive the requirement for a vote of the unaffiliated stockholders, the special committee has no present intention of doing so, and would only take such action if, after deliberations and after consultation with its legal counsel, it determined that waiving the requirement was in the unaffiliated stockholders' best interest.

     - Pursuant to a number of voting agreements with Acquisition (discussed below), several unaffiliated stockholders, who report owning 1,147,723 shares of Class A Common Stock, and the JQH Stockholders, who own shares representing approximately 14,974,100 votes, have agreed with Acquisition to vote in favor of adoption of the merger agreement. If these voting agreements are honored, approximately 16,121,823 votes will be cast in favor of adopting the merger agreement, and the required vote by the holders of all Common Stock voting together as one class will be satisfied.

     - On the record date, the unaffiliated stockholders held 4,984,162 shares of Class A Common Stock. There is no minimum number of votes that must be cast by the unaffiliated stockholders, but of the votes cast by the unaffiliated stockholders, a majority (i.e., more than 50%) must be cast in favor of adopting the merger agreement, unless the special committee waives such requirement as described above.


VOTING AGREEMENTS (39, 57)


     - Several of our unaffiliated stockholders have agreed with Acquisition to vote in favor of the merger and against any other competitive proposal or other proposal that is inconsistent with or detrimental to the expeditious consummation of the merger. Based upon the information reported by Acquisition in its amended Schedule 13D filed with the SEC on May 6, 2005, these unaffiliated stockholders owned 1,147,723 shares of Class A Common Stock. Such shares represent approximately 23% of the Class A Common Stock held by unaffiliated stockholders as of the record date, and approximately 5.7% of the total votes eligible to be cast by all holders of Class A Common Stock and Class B Common Stock voting as one class. We describe the agreement by the JQH Stockholders to vote in favor of the merger under "Interests of Certain Persons in the Merger
        -- Agreements Between Acquisition and Certain Stockholders."

     - In addition, the JQH Stockholders have agreed with Acquisition to vote all of their shares in favor of the merger and against any other competing proposal. As of the record date, the JQH Stockholders owned shares representing approximately 14,974,100 votes which represent approximately 75% of the total votes eligible to be cast at the special meeting. We describe the agreement by the JQH Stockholders to vote in favor of the merger under "Transactions Related to the Merger
        -- Transaction Agreement."


OUR PURPOSES AND REASONS FOR THE MERGER (7, 21, 24)


     - We entered into the merger agreement for the following purposes and reasons:

      - To provide holders of our Class A Common Stock with an opportunity to receive an immediate cash payment for their shares at a fair price, above the historical trading levels;

      - Mr. Hammons' indicated willingness to sell his interests in the Company at this time, without which such a transaction would not have been possible; and

      - The structure of the merger enables Mr. Hammons to continue to acquire, develop, and manage hotel properties, activities that our board of directors did not believe were in the best interest of our unaffiliated stockholders because of the length of time involved in recouping the expenses of development.


     EILIAN'S AND ACQUISITION'S AND MERGER SUB'S PURPOSES AND REASONS FOR THE MERGER (7, 25)


     - Mr. Eilian formed Acquisition and Merger Sub for the purpose of consummating the merger. Mr. Eilian's experience in the hotel industry led him to believe that an acquisition of a hotel company at this time would be prudent. Since Mr. Hammons is willing to sell his interests in the Company at this time, without which an acquisition of the Company would not be possible, Mr. Eilian determined that the present time is the appropriate time to effect the merger and the related transactions described herein.


JQH STOCKHOLDERS' PURPOSES AND REASONS FOR THE MERGER (7, 26)


     - The JQH Stockholders agreed to vote all of their shares in favor of the merger and against any other competing proposal for the following purposes and reasons:

      - To provide the JQH Stockholders with an opportunity to receive an immediate cash payment for their shares at a fair price, above historical trading levels;

      - To provide the JQH Stockholders with the liquidity necessary to enable Mr. Hammons to continue to develop, acquire, and manage certain hospitality properties while retaining an interest in the Partnership; and

      - To free Mr. Hammons of the burden of managing a publicly held company.


DETERMINATION AND RECOMMENDATIONS OF THE SPECIAL COMMITTEE (21)



     - A special committee of our board of directors, consisting of David C. Sullivan, Donald H. Dempsey and James F. Moore, three members of our board who are not employed by, or otherwise affiliated with, us, the JQH Stockholders or Acquisition or their respective affiliates, was formed to review, evaluate, negotiate and make recommendations to our board of directors with respect to the merger on behalf of our unaffiliated stockholders.



     - Based on a number of factors, including the fairness and reasonableness opinions received from Lehman Brothers, which acted as financial advisor to the special committee, the special committee unanimously concluded that the merger agreement and the transactions contemplated by the merger agreement, including the merger and other transactions among the JQH Stockholders, Acquisition and their respective affiliates, are substantively and procedurally fair to and in the best interests of the unaffiliated stockholders.


     - The special committee recommended that our board of directors approve the merger agreement and the transactions contemplated thereby and recommended that our unaffiliated stockholders adopt the merger agreement.


DETERMINATION, APPROVAL AND RECOMMENDATION OF OUR BOARD OF DIRECTORS (24)



     - Except for Mr. Hammons, who recused himself from the board discussions and voting on the merger agreement, the members of our board of directors determined unanimously that the merger agreement and the related transactions, including the merger, are fair to, and in the best interests of the Company and the unaffiliated stockholders. This determination was based on a number of factors, including the opinions received from Lehman Brothers, the financial advisor to the special committee, and the special committee's recommendation to our board of directors.


     - Our board of directors has unanimously approved and adopted the merger agreement and unanimously recommends that you vote "FOR" the adoption of the merger agreement.

DETERMINATION OF EILIAN, ACQUISITION AND MERGER SUB (25)


     - Each of Eilian, Acquisition and Merger Sub believes that the merger is substantively and procedurally fair to unaffiliated stockholders. Eilian made such determination on behalf of Acquisition and Merger Sub. With respect to the fairness of the merger to unaffiliated stockholders, Eilian, Acquisition and Merger Sub have adopted the analyses and conclusions of the Company's board of directors and its special committee, based upon the reasonableness of those analyses and conclusions and Eilian's knowledge and analysis of available information regarding the Company as well as discussions with members of senior management regarding our business, as well as the factors considered by, and the findings of, the Company's board of directors and special committee with respect to the fairness of the merger to our unaffiliated stockholders.


DETERMINATION OF THE JQH STOCKHOLDERS (26)



     - The JQH Stockholders have not performed, or engaged a financial advisor to perform, any valuation or other analysis for the purposes of assessing the fairness of the merger to the unaffiliated stockholders; however, JQH Stockholders believe the merger is substantively and procedurally fair to the unaffiliated stockholders. Mr. Hammons made this determination on behalf of the other JQH Stockholders based primarily upon historical market prices of the Class A Common Stock, his general knowledge of hospitality property development costs and sales prices, his view of the going concern value of the Company, and the prior negotiations with Barcelo as discussed under "Special Factors -- Background of the Merger" below. While considered, current market prices for the Class A Common Stock, net book value and other indicia of substantive fairness were significantly less important factors in this determination.



     - The JQH Stockholders believe that the merger is procedurally fair in that the special committee acted solely on behalf of the unaffiliated stockholders for purposes of negotiating the terms of the merger agreement on an arms-length basis. The JQH Stockholders note that Mr. Hammons did not participate in the deliberations or vote on the merger and that all of the other directors of our board voted in favor of the merger agreement.



OPINIONS OF LEHMAN BROTHERS (27)


     - The special committee retained Lehman Brothers to act as its financial advisor in connection with the merger.

     - As part of this engagement, Lehman Brothers provided its opinions that, as of June 14, 2005, and based upon and subject to certain factors and assumptions set forth in its opinions,


      (i) the cash merger consideration of $24.00 per share offered to the unaffiliated stockholders by Acquisition in the merger was fair from a financial point of view to the unaffiliated stockholders, and



      (ii) the allocation of the consideration between the JQH Stockholders, on the one hand, and the unaffiliated stockholders, on the other hand, was reasonable from the point of view of the unaffiliated stockholders.


     - Copies of the Lehman Brothers opinions are attached as Appendices B-1 and B-2.


INTERESTS OF OUR DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER (38, 57)



     - In considering the recommendations of the special committee and our board of directors, you should be aware that we entered into the merger agreement in connection with a series of transactions agreed to by Mr. Hammons, Acquisition, and their respective affiliates, regarding a variety of ongoing arrangements, including the JQH Stockholders' continuing equity ownership in the business and a credit facility backed by iStar, secured by the JQH Stockholders' equity ownership in the business and certain other collateral.

     - Because each outstanding share of Class B Common Stock, all of which is owned by the JQH Stockholders, will remain outstanding as one share of common stock of the surviving corporation, the JQH Stockholders will continue to own equity interests in the Company following the merger.

     - Some other executive officers also have interests in the merger and the related transactions that are in addition to, and different from, your interest as a stockholder and that may present actual or potential conflicts of interest. Such additional and different interests include the following:

      - Following the merger, it is expected that many of the members of our current management will continue as management of a company to be formed by Mr. Hammons to manage the Company's properties.

      - Two of our executive officers have employment agreements with us that provide severance packages which will be triggered by the merger.

      - The merger agreement provides for indemnification and insurance arrangements for our current and former directors and officers that will continue for six years following the effective time of the merger.

      - Our directors and executive officers will receive cash bonus payments of $24.00 per share, less the per share exercise price, for their options that are terminated in connection with the merger (less any applicable withholding taxes).

     - Like all our unaffiliated stockholders, members of management and our board of directors, including Mr. Hammons, will receive $24.00 per share in cash for each of their shares of Class A Common Stock.

     - Both the special committee and the board of directors considered these interests when making their decisions to approve the merger agreement.


PROCEDURE FOR RECEIVING MERGER CONSIDERATION (41)


     - We have appointed Wachovia Bank, N.A. to act as paying and exchange agent under the merger agreement, and Acquisition will deposit with the paying agent cash to pay all of the merger consideration.

     - Within three business days after the merger, the paying agent will mail a letter of transmittal and instructions to you and the other stockholders, which will tell you how to surrender your stock certificates in exchange for the merger consideration. You will receive cash for your shares from the paying agent after you comply with these instructions.

     - If your shares of Class A Common Stock are held in "street name" by your broker, you will receive instructions from your broker as to how to effect the surrender of your "street name" shares and receive cash for those shares.

     - You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.


NO SOLICITATION OF TRANSACTIONS (47)


     - The merger agreement contains restrictions on our ability to solicit or engage in discussions or negotiations with a third party regarding specified transactions involving the Company.

     - Notwithstanding these restrictions, under certain circumstances, which may require us to pay a termination fee to Acquisition and reimburse it for its expenses incurred in connection with the merger agreement, as described in greater detail below, our board of directors may respond to an unsolicited written bona fide proposal or terminate the merger agreement and enter into an agreement with respect to a superior proposal.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES (54)


     - The merger will be treated as a taxable transaction to holders of our Class A Common Stock for U.S. federal income tax purposes.

     - A holder of Class A Common Stock will generally recognize gain or loss, for U.S. federal income tax purposes, in an amount equal to the difference between the amount of cash received by such holder in the merger and such holder's tax basis in the stock surrendered in the merger.

     - Stockholders should consult their tax advisors as to the tax consequences of the merger to them in light of their particular circumstances.


APPRAISAL RIGHTS (55)


     - You are entitled to appraisal rights under Delaware law if you follow the requirements specified in Section 262 of the Delaware General Corporation Law, which we refer to as the "DGCL". We attach a copy of Section 262 of the DGCL as Appendix C to this proxy statement.


CONDITIONS TO COMPLETING THE MERGER (49)


     - Before completion of the merger and the other transactions contemplated by the merger agreement, a number of closing conditions must be satisfied or waived.

     - These conditions include, among others, obtaining stockholder approvals, obtaining any required governmental authorizations and the absence of any law or governmental order prohibiting or enjoining the merger.

     - If these and other conditions are not satisfied or waived, the merger will not be completed, even if our stockholders adopt the merger agreement.


EXPECTED COMPLETION OF THE MERGER (49)


     - The parties are working to complete the merger as soon as practicable. If our stockholders adopt the merger agreement and the other conditions to the merger are satisfied or waived, the merger is expected to be completed promptly after the special meeting. Because the merger is subject to certain conditions, the exact timing of the merger cannot be determined.


IF THE MERGER IS NOT COMPLETED (6, 51)


     - If the merger is not completed, the board expects to continue to operate the Company substantially as presently operated, but would reassess strategic alternatives available to enhance stockholder value, including the possibility of another sale of the Company.

     - Failure to complete the merger, however, could have a negative impact on the market price of our Class A Common Stock, as the price of those shares may decline to the extent that the current market price reflects a market assumption that the merger will be completed. We will be required to pay significant costs incurred in connection with the merger, whether or not the merger is completed. In addition, we may be obligated to pay Acquisition its out-of-pocket expenses and/or a termination fee if the merger is not completed for certain reasons, as discussed below.


FEES AND EXPENSES; TERMINATION FEES (52, 54)


     - Generally, fees and expenses incurred in connection with the merger agreement will be paid by the party incurring such fees and expenses.

     - In specified circumstances, however, if the merger agreement is terminated, we must reimburse Acquisition for its expenses incurred in connection with the merger agreement. We may have to pay termination fees to Acquisition if, among other things, we enter into another merger or similar transaction. The maximum aggregate amount we must pay to Acquisition for fees and for reimbursement of its expenses under any circumstances is $20 million.

     - In other specified circumstances, if the merger agreement is terminated before the effective time of the merger, Acquisition may have to pay us a $3 million fee, which is our exclusive remedy for losses we may suffer if the merger is not completed.


ADDITIONAL INFORMATION (75)


     - If you would like additional copies, without charge, of this proxy statement or if you have questions about the merger agreement or the merger, including the procedures for voting your shares, you should contact The Proxy Advisory Group of Strategic Stock Surveillance, LLC, which we refer to as the proxy solicitor.

     - We have engaged the proxy solicitor to assist in the solicitation of proxies and provide related advice and informational support, for a services fee and the reimbursement of customary disbursements that are not expected to exceed $10,000 in the aggregate. The proxy solicitor is a professional soliciting organization, and you may reach them at the following address and telephone number:

           The Proxy Advisory Group of
           Strategic Stock Surveillance, LLC
           331 Madison Avenue -- 4th Floor
           New York, NY 10017
           Telephone: (212) 850-8151 or (866) 657-8728 (toll free)

                               TABLE OF CONTENTS


                                                                 PAGE
                                                                 ----
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING
  INFORMATION...............................................       1
INFORMATION ABOUT THE SPECIAL MEETING AND VOTING............       2
  GENERAL...................................................       2
  RECORD DATE...............................................       2
  QUORUM....................................................       3
  ABSTENTIONS AND BROKER NON-VOTES..........................       3
  PROXIES...................................................       3
  STOCKHOLDER APPROVALS REQUIRED............................       3
  HOW TO VOTE...............................................       3
  REVOKING YOUR PROXY.......................................       3
  VOTING IN PERSON..........................................       4
  SOLICITATION OF PROXIES...................................       4
  ADJOURNMENTS..............................................       4
SPECIAL FACTORS.............................................       4
  THE PARTIES...............................................       4
  CERTAIN EFFECTS OF THE MERGER.............................       5
  BACKGROUND OF THE MERGER..................................       7
  REASONS FOR THE SPECIAL COMMITTEE'S RECOMMENDATION;
     MATERIAL FACTORS CONSIDERED; PROCEDURAL SAFEGUARDS
     EMPLOYED...............................................      21
  REASONS FOR THE BOARD'S RECOMMENDATION; MATERIAL FACTORS
     CONSIDERED; PROCEDURAL SAFEGUARDS EMPLOYED.............      24
  POSITION OF EILIAN, ACQUISITION AND MERGER SUB............      25
  POSITION OF THE JQH STOCKHOLDERS AS TO THE FAIRNESS OF THE
     MERGER.................................................      26
  OPINIONS OF LEHMAN BROTHERS...............................      27
INTERESTS OF CERTAIN PERSONS IN THE MERGER..................      38
  INTERESTS OF COMPANY DIRECTORS AND EXECUTIVE OFFICERS IN
     THE MERGER.............................................      38
  INTERESTS OF THE JQH STOCKHOLDERS.........................      38
  INTERESTS OF COMPANY EXECUTIVE OFFICERS...................      38
  INTERESTS OF COMPANY DIRECTORS............................      39
THE MERGER..................................................      40
  EFFECTIVE TIME OF MERGER..................................      40
  STRUCTURE.................................................      40
  TREATMENT OF STOCK AND OPTIONS............................      40
  SOURCE OF FUNDS, MERGER FINANCING.........................      42
  LITIGATION CHALLENGING THE MERGER.........................      43
  PROVISIONS FOR UNAFFILIATED STOCKHOLDERS..................      44
THE MERGER AGREEMENT........................................      44
  GENERAL; THE MERGER.......................................      44
  CERTIFICATE OF INCORPORATION; BYLAWS; DIRECTORS AND
     OFFICERS...............................................      44
  TREATMENT OF COMPANY STOCK IN THE MERGER..................      44
  TREATMENT OF MERGER SUB STOCK IN THE MERGER...............      44
  TREATMENT OF COMPANY STOCK OPTIONS........................      45
  REPRESENTATION AND WARRANTIES.............................      45

                                                                 PAGE
                                                                 ----
  COVENANTS OF THE COMPANY..................................      46
  ADDITIONAL COVENANTS OF THE PARTIES.......................      49
  CONDITIONS TO THE COMPLETION OF THE MERGER................      49
  TERMINATION...............................................      51
  TERMINATION FEES..........................................      52
  ESCROW AGREEMENTS.........................................      53
  AMENDMENTS................................................      54
ESTIMATED FEES AND EXPENSES OF THE MERGER...................      54

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES...............      54
  CHARACTERIZATION OF THE MERGER............................      55
  INFORMATION REPORTING AND BACKUP WITHHOLDING..............      55
ANTICIPATED ACCOUNTING TREATMENT............................      55
APPRAISAL RIGHTS............................................      55
TRANSACTIONS RELATED TO THE MERGER..........................      57
  TRANSACTION AGREEMENT.....................................      57
  SHORT-TERM LINE OF CREDIT.................................      58
  BONUS PAYMENTS TO STOCK OPTION HOLDERS....................      58
  AMENDMENT OF EXISTING PARTNERSHIP AGREEMENT...............      58
  REAL ESTATE SALE AND NON-COMPETE AGREEMENT................      59
  CHATEAU DISTRIBUTION AGREEMENT............................      59
  MANAGEMENT ASSETS AND OBLIGATIONS DISTRIBUTION
     AGREEMENT..............................................      59
  THIRD AMENDED AND RESTATED PARTNERSHIP AGREEMENT..........      59
  REDEMPTION AGREEMENT......................................      60
  FOURTH AMENDED AND RESTATED PARTNERSHIP AGREEMENT.........      60
  TAX INDEMNITY AGREEMENT...................................      61
  SPONSOR ENTITY RIGHT OF FIRST REFUSAL.....................      61
  JQH RIGHT OF FIRST REFUSAL................................      61
  NON-SOLICITATION AGREEMENT................................      61
  CORPORATE OVERHEAD FEE AGREEMENT..........................      61
  DEVELOPMENT RESTRICTION AGREEMENT.........................      62
  LEASES TO SUBSIDIARIES....................................      62
  REVENUE SHARING AGREEMENT.................................      62
  MANAGEMENT SERVICES AGREEMENT.............................      62
  LONG-TERM LINE OF CREDIT AGREEMENT........................      63
  FUNDING AGREEMENT.........................................      64
ACQUISITION'S TENDER FOR PARTNERSHIP NOTES..................      64
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT................................................      64
  SECURITY OWNERSHIP OF MANAGEMENT..........................      64
  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS...........      66
MARKET PRICE AND DIVIDEND INFORMATION.......................      71
TRANSACTIONS IN SHARES OF CLASS A COMMON STOCK BY CERTAIN
  PERSONS...................................................      71
SELECTED HISTORICAL FINANCIAL INFORMATION...................      72
RATIO OF EARNINGS TO FIXED CHARGES..........................      74
DATE FOR SUBMISSION OF STOCKHOLDER PROPOSALS................      75

                                                                 PAGE
                                                                 ----
OTHER MATTERS...............................................      75
INCORPORATION BY REFERENCE..................................      75
WHERE YOU CAN FIND ADDITIONAL INFORMATION...................      75
APPENDIX A    AGREEMENT AND PLAN OF MERGER, DATED AS OF JUNE
              14, 2005, AMONG JOHN Q. HAMMONS HOTELS, INC.,
              JQH ACQUISITION LLC AND JQH MERGER
              CORPORATION...................................     A-1
APPENDIX B-1  OPINION OF LEHMAN BROTHERS DATED JUNE 14, 2005
              WITH RESPECT TO THE FAIRNESS OF THE CASH
              MERGER CONSIDERATION OF $24.00 PER SHARE......     B-1
APPENDIX B-2  OPINION OF LEHMAN BROTHERS DATED JUNE 14, 2005
              WITH RESPECT TO THE ALLOCATION OF THE
              CONSIDERATION.................................     B-3
APPENDIX C    SECTION 262 OF THE DELAWARE GENERAL
              CORPORATION LAW...............................     C-1

                        CAUTIONARY STATEMENT CONCERNING
                          FORWARD-LOOKING INFORMATION

     This proxy statement contains forward-looking statements that are based on our expectations, estimates, assumptions and beliefs about our business and the merger, taking into account information currently available to us. These forward-looking statements generally can be identified by the use of words such as "may," "expect," "intend," "estimate," "anticipate," "plan," "believe," or "continue" or the negative of these terms or similar terminology. Forward-looking statements include the information in this proxy statement regarding:

     - future economic performance;

     - conditions to the merger;

     - the timetable for the merger; and

     - plans of management, the JQH Stockholders, Acquisition or other parties.

     Although we believe that the expectations reflected in these forward-looking statements are reasonable, we can give no assurance that these expectations will prove to be correct. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement. In addition to other factors and matters contained or incorporated in this document, we believe the following factors could cause actual results to differ materially from those implied in forward-looking statements:

     - the possibility that the merger may adversely affect our results of operations, whether or not we complete the merger;

     - the possibility that the merger may not be completed in a timely manner or at all, which may adversely affect our business;

     - the timing of, and legal regulatory and other conditions associated with, the completion of the merger;

     - uncertainties relating to general economic conditions, and cyclical industry and business conditions;

     - intensified competitive pressures in the markets in which we compete;

     - other mergers, restructurings or changes in ownership in the lodging industry;

     - increasing competition in the overall lodging industry in areas such as access, location, quality of accommodations and room rate structures;

     - uncertainty as to the balance between supply of and demand for hotel rooms and accommodations;

     - uncertainty as to the level of rates and occupancy that can be achieved by our properties;

     - uncertainty as to changes in travel patterns;

     - the loss of key employees; and

     - volatile and unpredictable developments, including storms and catastrophes, such as acts of terrorism and war.

     All subsequent written or oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. The forward-looking statements are made only as of the date of this proxy statement, and we do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. In the event of any material change in any of the information previously disclosed, however, we will, where relevant and if required by applicable law, (i) update such information through a supplement to this proxy statement and (ii) amend the Schedule 13E-3 filed in connection with the merger, in each case, to the extent necessary.

     Information in this proxy statement concerning Acquisition, Merger Sub, the JQH Stockholders and their respective affiliates has been supplied by those parties and we have not independently verified that information.

                INFORMATION ABOUT THE SPECIAL MEETING AND VOTING


     We are sending this proxy statement to our stockholders as part of the solicitation of proxies by our board of directors for use at a special meeting of stockholders. We are first mailing this proxy statement, together with the
enclosed proxy card, to stockholders on or about August   , 2005.


GENERAL


Date, Time and Place:            9:00 a.m., local time, on September   , 2005,
                                 at the University Plaza Hotel, 333 John Q.
                                 Hammons Parkway, Springfield, Missouri.


Purpose of Meeting:              To vote on a proposal to adopt the merger
                                 agreement.


Record Date:                     The record date for shares entitled to vote is
                                 August 5, 2005.



Outstanding Shares on Record
Date: As of August 5, there were approximately 5,253,262 shares of our Class A Common Stock outstanding, and 294,100 shares of our Class B Common Stock outstanding.


Quorum Requirement:              A quorum of stockholders is necessary to hold a
                                 valid meeting.

                                 The presence in person or by proxy of a
                                 majority of the outstanding shares of our common stock entitled to vote at the meeting constitutes a quorum. Abstentions and broker "non-votes" count as present for establishing a quorum. Shares held by us in our treasury do not count toward a quorum.

                                 A broker non-vote occurs on an item when a broker is not permitted to vote on that item without instruction from the beneficial owner of the shares and no instruction is given.


Stockholder List:                We will have a list of stockholders of record
                                 entitled to vote at the special meeting
                                 available for inspection by any stockholder for any purpose germane to the meeting during ordinary business hours for 10 days prior to the meeting at our office at 300 John Q.
                                 Hammons Parkway, Suite 900, Springfield,
                                 Missouri 65806.


RECORD DATE


     You are entitled to vote at the special meeting if you owned shares of Class A Common Stock or Class B Common Stock at the close of business on August 5, 2005. On that date, 5,253,262 shares of Class A Common Stock and 294,100 shares of Class B Common Stock were outstanding and entitled to vote at the special meeting.



     Each share of Class A Common Stock has one vote and each share of Class B Common Stock has 50 votes. Based on the number of annual reports requested by banks and brokers, we estimate that we have approximately 878 beneficial owners of our Class A Common Stock. On the record date, we had approximately 232 holders of record of the 5,253,262 shares of Class A Common Stock outstanding. Mr. Hammons holds all 294,100 shares of Class B Common Stock outstanding.

QUORUM

     Holders of at least a majority of the total number of outstanding shares of common stock entitled to vote must be present (in person or by proxy) at the special meeting to constitute a quorum. Inspectors of election appointed by the board of directors will tabulate stockholders' votes.

ABSTENTIONS AND BROKER NON-VOTES

     Abstentions and broker non-votes will be treated as shares that are present and entitled to vote for purposes of determining a quorum at the special meeting, and will have the effect of a vote against the merger agreement in the vote of all stockholders, but will not be counted for purposes of the vote of the unaffiliated stockholders.

PROXIES


     If you properly execute and return the enclosed proxy in time to be voted at the special meeting, your shares will be voted in accordance with your instructions. Executed but unmarked proxies will be voted FOR adoption of the merger agreement. We do not know of any other matters that are to come before the special meeting. If any other matters are properly brought before the special meeting, the persons named in the proxy will vote the shares represented by such proxy as determined by a majority of the board of directors.


STOCKHOLDER APPROVALS REQUIRED

     The merger will be completed only if the merger agreement is adopted by the affirmative vote of:

     - a majority of the votes entitled to be cast by the holders of the outstanding shares of Class A Common Stock and the holder of the outstanding shares of Class B Common Stock, voting together as a single class; and

     - a majority of the votes cast by the unaffiliated stockholders.


     Although the special committee has the authority under the merger agreement to waive the second voting requirement, the special committee has no present intention of doing so, and would only take such action if, after deliberations and consultation with its legal advisors, it determined that waiving the requirement was in the best interest of the unaffiliated stockholders. In that event, we would issue a press release announcing the determination of the special committee and file a Current Report on Form 8-K with the Securities and Exchange Commission.


HOW TO VOTE

     You may vote in person at the meeting or by proxy. We recommend you vote by proxy even if you plan to attend the special meeting. You can always change your vote at the meeting.


     Voting instructions are included on your proxy card. You may vote by mail. If you properly give your proxy and submit it to us in time to vote, one of the individuals named as your proxy will vote your shares as you have directed. You may vote for or against the proposals or abstain from voting.


REVOKING YOUR PROXY

     You may revoke and change your vote at any time before it is voted at the special meeting. You can do this in one of three ways:


     - you can submit a later-dated proxy by mail;


     - you can send written notice to our secretary before the special meeting stating that you have revoked your proxy; or

     - if you hold your shares of record (in your name) you can attend the special meeting and vote in person, which will automatically cancel any previous proxies, or you may revoke your proxy in person.

     If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your instructions.

VOTING IN PERSON


     If you plan to attend the special meeting and wish to vote in person, we will give you a ballot at the meeting. However, if your shares are held in the name of your broker, bank or other nominee, you must bring an account statement or letter from the nominee indicating that you are the beneficial owner of the shares on August 5, 2005, the record date for voting.


SOLICITATION OF PROXIES

     Our directors, officers and employees may assist in the solicitation of proxies by mail, telephone, telegraph, facsimile and personal interview without additional compensation. We also will request persons, firms and companies holding shares in their names or in the name of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies or voting instructions from such beneficial owners. We will reimburse such persons for all reasonable expenses they incur.


     We have engaged the proxy solicitor to assist in the solicitation of proxies and provide related advice and informational support, for a services fee and the reimbursement of customary disbursements that are not expected to exceed $10,000 in the aggregate. The extent to which these proxy soliciting efforts will be necessary depends entirely upon how promptly proxies are submitted.


ADJOURNMENTS

     Our bylaws provide that the holders of a majority of the voting shares represented at a meeting of stockholders, whether or not a quorum is present, may adjourn such meeting from time to time. If a quorum is present or represented at such an adjourned meeting, any business may be transacted which might have been transacted at the meeting as originally noticed. If the adjournment is for more than 30 days, or if, after the adjournment, a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting must be given to each stockholder entitled to vote at the meeting.


     If a quorum is not present at the special meeting, or if the board of directors recommends an adjournment or postponement to permit further solicitation of proxies, any such adjournment or postponement will require the affirmative vote of a majority of the votes represented at the special meeting, in person or by proxy.


                                SPECIAL FACTORS

THE PARTIES

  THE COMPANY

     John Q. Hammons Hotels, Inc.
     300 John Q. Hammons Parkway
     Springfield, Missouri 65806
     (417) 864-4300

     We are a Delaware corporation that is a leading independent owner and manager of upscale, full service hotels located primarily in secondary markets. We own and manage forty-four (44) hotels located in twenty (20) states. We also manage fifteen (15) additional hotels located in nine (9) states.

  ACQUISITION AND EILIAN


     JQH Acquisition LLC

     Mr. Jonathan D. Eilian

     Carnegie Hall Tower
     152 West 57(th) Street, 56(th) Floor
     New York, New York 10019
     212-884-8800


     Acquisition is a Delaware limited liability company formed to acquire the outstanding Class A Common Stock through the merger of its wholly-owned subsidiary Merger Sub into the Company. Eilian directly or indirectly owns all of the equity interests of Acquisition.


  MERGER SUB

     Merger Sub is a Delaware corporation and a wholly-owned subsidiary of Acquisition formed for the purpose of merging into the Company to facilitate the acquisition of our outstanding Class A Common Stock by Acquisition. Merger Sub shares the address and phone information of Acquisition.

  MR. HAMMONS

     John Q. Hammons
     c/o John Q. Hammons Hotels, Inc.
     300 John Q. Hammons Parkway
     Springfield, Missouri 65806
     (417) 864-4300

     Mr. Hammons is our founder, chairman of the board and chief executive officer, and our controlling stockholder through his ownership of all of our Class B Common Stock, and 269,100 shares of our Class A Common Stock. Mr. Hammons also beneficially owns all of the limited partnership units of our Partnership, representing approximately 75% of the total outstanding Partnership units. He also has a number of other relationships and arrangements with us and our affiliates.

  JQH STOCKHOLDERS


     The JQH Stockholders are Mr. Hammons, the Revocable Trust of John Q. Hammons, dated December 28, 1989, as amended and restated, a trust which he formed and controls and to which we refer as the "JQH Trust", and Hammons, Inc., a Missouri corporation, whose sole stockholder is the JQH Trust. All of the JQH Stockholders share Mr. Hammons' address and telephone number. Hammons, Inc. and the JQH Trust own all of the limited partnership interests in the Partnership.


CERTAIN EFFECTS OF THE MERGER

  EFFECTS ON OUTSTANDING COMPANY STOCK AND STOCK OPTIONS

     If the merger is completed, each share of Class A Common Stock outstanding immediately before the merger will be converted into the right to receive $24.00 in cash per share (other than treasury shares and shares held by Acquisition or Merger Sub, which will be cancelled, and other than shares as to which stockholders demand appraisal rights). Shares of Class A Common Stock will no longer be outstanding after the merger.

     If the merger occurs, each share of Class B Common Stock outstanding immediately before the merger will remain outstanding as one share of common stock of the Company, as the surviving corporation, with the rights set forth in the certificate of incorporation of the surviving corporation.

     If the merger occurs, each option to purchase shares of Class A Common Stock outstanding immediately prior to the effective time of the merger, whether or not exercisable, will be cancelled. Each option holder will receive a cash bonus payment equal to the amount by which $24.00 exceeds the exercise price per share of the option, multiplied by the number of shares of Class A Common Stock underlying the option, less any income tax or employment tax.

  EFFECT ON OWNERSHIP STRUCTURE OF THE COMPANY


     Immediately after the merger, approximately 92% of our equity will be owned by Acquisition, and approximately 8% of our equity will be owned by the JQH Stockholders (current holders of our Class B Common Stock). Except for the JQH Stockholders, no current stockholder will have any ownership interest in, or will be a stockholder of, the Company. As a result, our unaffiliated stockholders will no longer benefit from any increases in the Company's value, nor will they bear the risk of any decreases in the Company's value. Following the merger, Acquisition and the JQH Stockholders will directly benefit from any increases in the value of the Company and also will bear the risk of any decreases in the value of the Company.


  EFFECTS ON LISTING, REGISTRATION AND STATUS OF COMMON STOCK

     Our Class A Common Stock is currently registered as a class of equity security with the Securities and Exchange Commission, or the SEC, under the Securities Exchange Act of 1934, as amended, which we refer to as the "Exchange Act." Registration of the Class A Common Stock under the Exchange Act may be terminated upon application by the Company to the SEC if the common stock is not listed on a national securities exchange or quoted on Nasdaq and there are fewer than 300 record holders of the outstanding shares. Termination of registration of the Class A Common Stock under the Exchange Act would substantially reduce the information required to be furnished by the Company to stockholders and the SEC, and would make certain provisions of the Exchange Act, such as the short-swing trading provisions of Section 16(b) of the Exchange Act and the requirement of furnishing a proxy statement in connection with a stockholders meeting pursuant to Section 14(a) of the Exchange Act, no longer applicable to the Company.

     Following the merger, all shares of Class A Common Stock will be cancelled and retired and shall cease to exist, and such shares will no longer be traded on the American Stock Exchange.

  OPERATIONS OF THE COMPANY FOLLOWING THE MERGER

     Under the terms of the various agreements to be entered into by the JQH Stockholders, Acquisition and their affiliates, after the merger, we will exchange our general partner interest in the Partnership for a preferred interest in a new entity, which new entity will replace us as the general partner of the Partnership.


     The merger will trigger the right of holders of the 8 7/8% First Mortgage Notes issued by the Partnership to tender the notes at a specified price equal to 101% of the principal balance, plus any accrued but unpaid interest. We discuss a proposed tender offer for the bonds by Eilian's affiliates below under "Acquisition's Tender for Partnership Notes."


  EFFECTS ON THE COMPANY IF THE MERGER IS NOT COMPLETED

     If we do not complete the merger for any reason, stockholders will not receive any payment for their shares in connection with the merger. Instead, we will remain an independent public company and our Class A Common Stock will continue to be listed on the American Stock Exchange. If we do not complete the merger, we expect to continue to operate the business in a similar manner as we operate it today. Your shares will continue to be subject to the current risks and opportunities, including the various factors we have described in our past filings with the SEC, such as the nature of the lodging industry and general industry, economic and market conditions. Our board of directors will continue to evaluate and review our business operations, properties and capitalization, and will make such changes as it deems appropriate, as well as continue to review opportunities to maximize stockholder value. There can be no assurance, however, that any other transaction acceptable to Mr. Hammons and the Company will be offered. If the merger agreement is terminated under certain circumstances, we will be obligated to reimburse Acquisition's expenses, and in certain cases, pay termination fees, of up to $20 million in the aggregate.

BACKGROUND OF THE MERGER

     In early 2004, we began to receive inquiries about whether or not we were for sale. In response, we issued a press release on January 24, 2004, that the Company was not presently seeking a sale. In March of 2004, Mr. Hammons notified our board of directors that he had engaged in some discussions with third parties regarding the sale of the Company or his interest in the Company. At that time, there were no letters of intent or term sheets or other offers, backed by credible financing, to purchase us or Mr. Hammons' interest in us. The board of directors determined, however, that it was willing to consider any proposals that might be submitted.

     Barcelo Crestline Corporation ("Barcelo") contacted us in March of 2004 regarding its interest in purchasing the Company, and after initial discussions, we and Barcelo entered into a confidentiality agreement on March 19, 2004, pursuant to which we agreed to furnish access to certain information, properties and personnel in exchange for Barcelo's agreement, among other things, not to use (for purposes other than gathering information) or disclose our confidential information.

     In May of 2004, we implemented a process with Mr. Hammons to handle inquiries, whether solicited or unsolicited, regarding the sale of Mr. Hammons' interest in the Company. This process included:

     - overseeing the use of our confidential information in connection with such inquiries;

     - receiving information from Mr. Hammons regarding any significant developments relating to such inquiries, particularly receiving reasonable notice from Mr. Hammons of his intention to execute a term sheet, a letter of intent or any agreement regarding a disposition of his interests in the Company;

     - immediate notice of his executing any such term sheet, letter of intent or agreement; and

     - directing our chief financial officer to prepare a standard package of financial information authorized by the chairman of our audit committee to be disclosed to persons with whom Mr. Hammons or his representatives wished to speak regarding the transfer of his interests in the Company (after execution of a confidentiality agreement with us).

     We stated in our quarterly report on Form 10-Q for the 2004 first fiscal quarter, filed on May 14, 2004, that Mr. Hammons might examine alternatives with respect to his interests in the Company, including both solicited and unsolicited inquiries regarding his interests, and that if Mr. Hammons sought to pursue a transaction affecting the Company, the board of directors would evaluate the opportunity based on the best interests of all of the stockholders.

     On October 15, 2004, the board of directors received a letter from Barcelo offering to acquire all of the outstanding shares of Class A Common Stock owned by unaffiliated stockholders for a cash purchase price of $13.00 per share. Barcelo indicated in its proposal that it had entered into an agreement with Mr. Hammons pursuant to which, among other things, Mr. Hammons had agreed to exchange all of his equity interests in the Company and the Partnership for a preferred interest in a newly formed subsidiary of Barcelo upon closing of the proposed merger transaction. Barcelo issued a press release on October 18, 2004 announcing that it had entered into an agreement with Mr. Hammons and that it had submitted a proposal to acquire all of the outstanding shares of Class A Common Stock held by unaffiliated stockholders for $13.00 per share.


     At an October 18, 2004 meeting, the board of directors considered the proposed Barcelo agreement, and discussed the representation of the interests of the unaffiliated stockholders. Because of the nature and structure of the proposed transaction, and in particular, the fact that Mr. Hammons' interests in the transaction were not identical to those of the unaffiliated stockholders, the board resolved to form a special committee of independent directors to evaluate and negotiate the terms of the transaction and make a recommendation to the board of directors on the Barcelo proposal. The board initially appointed Donald H. Dempsey, William J. Hart, John Lopez-Ona, James F. Moore and David C. Sullivan, none of whom is an employee of the Company, to serve on the special committee. The board empowered the special committee to evaluate and review, on behalf of the unaffiliated stockholders, the proposed merger with Barcelo, and to negotiate the terms of the proposed merger and recommend action to the full board, on behalf of our unaffiliated stockholders. The board also gave the special committee authority to engage legal counsel and other advisors as it, in its sole discretion, deemed necessary and appropriate, on terms it deemed reasonable.


     At its initial meeting on October 20, 2004, the special committee, along with its proposed legal advisors, discussed the purpose of the special committee and the scope of authority that had been granted to it by the board of directors in the resolutions establishing the special committee, namely to review, evaluate and negotiate the price and terms of the potential transaction with Barcelo on behalf of the unaffiliated stockholders, and to make a recommendation to the board of directors regarding that transaction, which could include a recommendation to reject the proposed transaction with Barcelo. The special committee had not been authorized by the board of directors to conduct an auction of the Company or to pursue other alternatives to the proposed Barcelo transaction. The board of directors also had granted the special committee the authority to retain, at our expense, independent legal and financial advisors. At this meeting, the special committee members also discussed their respective interests in the Company and relationships with Mr. Hammons and the other interested parties in the proposed transactions. After the discussion, Mr. Hart and Mr. Lopez-Ona then offered to withdraw from the special committee in light of potential questions that could be raised as to their independence, based on their relationships with the Company and Mr. Hammons they had each disclosed. The remaining members of the special committee, Mr. Dempsey, Mr. Moore and Mr. Sullivan, accepted the offer by Messrs. Hart and Lopez-Ona to withdraw, and agreed that the interests disclosed by each of the remaining special committee members should not impair their ability to act in an independent manner on the special committee. The special committee then unanimously agreed to retain Katten Muchin Rosenman LLP as its legal counsel and reviewed proposals from several investment banking firms that had been submitted for the special committee's consideration.



     At its meeting on October 21, 2004, the special committee decided to retain Lehman Brothers as its financial advisor, after concluding that Lehman Brothers is a leading investment bank that has substantial experience in evaluating and advising on transactions such as the Barcelo proposal, particularly in our industry, and was the best qualified candidate to represent the interests of the unaffiliated stockholders. The special committee then discussed several letters that the Company and the special committee had received from unaffiliated stockholders expressing disappointment with the Barcelo proposal of $13.00 per share and a lawsuit that had been filed in Delaware regarding the proposed transaction. The special committee then discussed that, after the public announcement of the Barcelo proposal, Mr. Eilian had contacted members of the special committee and its legal counsel. The special committee was advised that Mr. Eilian had been in discussions at various times with Mr. Hammons regarding a possible acquisition of the Company and/or Mr. Hammons' interest in the Company since March 2004. In these conversations with special committee members and the special committee legal counsel, Mr. Eilian indicated an interest in a transaction with the Company and Mr. Hammons different in structure from the proposed Barcelo transaction. Mr. Eilian indicated that Mr. Hammons had referred him to the special committee if he felt that he could offer a proposal superior to Barcelo's. Mr. Eilian initially proposed to invest capital in the Company, leave the Company's shares in the hands of public investors, and engage in a concurrent transaction with Mr. Hammons that would have provided Mr. Hammons with some liquidity to continue his hotel development activities. The special committee decided to direct its counsel to contact Mr. Eilian to inform him that Lehman Brothers had been retained as the special committee's financial advisor and to discuss the specifics of his proposed offer with Lehman Brothers.



     At the October 25, 2004 meeting of the special committee, Barcelo representatives outlined proposed terms and conditions of a merger, as well as proposed related transactions with Mr. Hammons and his affiliates. At the outset of the meeting, the special committee emphasized to the Barcelo representatives that the special committee was not prepared to negotiate a transaction with Barcelo at that point in time, pending Lehman Brothers' due diligence review of our operations, but that the special committee members wanted to meet with the Barcelo representatives in order to better understand the transactions that were being contemplated between Barcelo and Mr. Hammons. The Barcelo representatives then described their discussions with Mr. Hammons over the course of the preceding six months and noted that Mr. Hammons sought to engage in a transaction that would allow him to retain an interest in the Partnership and that would also provide him with capital for development of new hotel properties. Barcelo proposed that:


     - Barcelo would own 95% of the common equity of its affiliate, BHH Acquisition, LLC ("BHH") and Mr. Hammons would own 5% of the common equity, along with a preferred interest that would be redeemable at some point in the future;

     - Barcelo would offer the unaffiliated stockholders $13.00 per share for their shares of Class A Common Stock;


     - Mr. Hammons' preferred interest in BHH would not accrue or receive any dividends and would have a liquidation preference of $300 million paid, under various circumstances, between years seven and thirteen after closing;



     - Mr. Hammons would receive a line of credit ranging from $100 million initially to $250 million after three years after closing secured by his preferred interest in BHH and his personal guaranty, to be used solely for future hotel development;


     - Mr. Hammons would fund his 5% common interest in BHH by rolling over a number of shares of Class A Common Stock at a valuation of $13.00 per share;

     - Mr. Hammons' remaining shares would be cashed out at the same price as the unaffiliated stockholders;

     - Barcelo would have a right of first refusal on the sale of Mr. Hammons' hotels; and

     - the Chateau on the Lake Resort property in Branson, Missouri, would be distributed to Mr. Hammons with an assumption of a portion of its debt obligations.


     The special committee conveyed to the Barcelo representatives the level of disappointment that the special committee members had heard from various unaffiliated stockholders with the purchase price that Barcelo had offered the unaffiliated stockholders and the special committee's initial view that it did not believe it would be able to support a transaction in which the unaffiliated stockholders received $13.00 per share. The special committee determined, however, that they were not prepared to negotiate the proposed merger price without additional information and that Lehman Brothers, as financial advisor to the special committee, should be afforded enough time to conduct its due diligence review of the Company before meaningful negotiations regarding valuation and the price per share could occur. The special committee members and their advisors also discussed the need for establishing appropriate procedures to ensure that the special committee was able to execute its duties and responsibilities on behalf of the unaffiliated stockholders.


     On October 26, 2004, we announced the formation of the special committee to evaluate and review Barcelo's proposal to acquire all of the outstanding shares of Class A Common Stock for $13.00 per share, to negotiate the terms of the proposed transaction and to make a recommendation to the board of directors on behalf of our unaffiliated stockholders.


     We also announced that a complaint had been filed in the Court of Chancery of the State of Delaware against us and members of the board of directors, alleging, among other things, that the consideration offered by Barcelo was inadequate and that the members of our board of directors had breached their fiduciary duties in connection with the proposed transaction. The complaint, which purported to be filed by a stockholder of the Company, included a request for a declaration that the action be maintained as a class action and sought, among other things, to enjoin us from consummating the proposed transaction with Barcelo. We announced that we and our board of directors believed that the complaint against us and them was without merit and intended to vigorously contest the lawsuit. We stated our belief that the lawsuit was premature as the Company had not reached any definitive agreement with Barcelo. We explained that we were fully committed to ensuring that any transaction that occurred was the product of a fair process that resulted in a fair price to the holders of Class A Common Stock and we encouraged unaffiliated stockholders to allow us the opportunity to respond to the Barcelo proposal in an appropriate and measured manner.

     On October 27, 2004, the special committee was informed that conversations between Barcelo and Mr. Hammons continued regarding reworking the proposed agreement or terminating that agreement and submitting a new agreement to the special committee for its consideration and recommendation to the board of directors. The special committee and its advisors discussed whether the authority granted to the special committee by the board of directors was broad enough to consider any such request as well as to properly explore the expression of interest from Mr. Eilian. The special committee then discussed the various steps that had been taken on behalf of the Company to respond to the lawsuit that had been brought in Delaware and communications received from other unaffiliated stockholders regarding the proposed Barcelo transaction.


     On November 1, 2004, Barcelo informed the special committee by letter that its prior agreement with Mr. Hammons had been terminated, but that it remained interested in purchasing the Class A Common Stock. In that letter, however, Barcelo also reaffirmed its proposal to the special committee to acquire all of the outstanding shares of Class A Common Stock at a cash price of $13.00 per share, and proposed a new form of agreement it sought to enter into with respect to the proposed transactions with Mr. Hammons, upon approval by the board of directors. On November 2, 2004, Mr. Hammons notified the special committee by letter of his interest in entering into the proposed agreement with Barcelo upon approval by the board of directors.


     At its November 3, 2004 meeting, the special committee discussed the letters it received from Barcelo and Mr. Hammons, as well as the status of the stockholder litigation and the Company's responses to communication received from certain unaffiliated stockholders regarding the Barcelo proposal. The special committee and its advisors then discussed the next steps to ensure a fair process in which other parties that may have an interest in pursuing a transaction with Mr. Hammons are afforded an opportunity to gain access to information comparable to that made available to Barcelo. The members of the special committee then discussed attempting to negotiate the price being offered to the unaffiliated stockholders, and decided to advise Barcelo that the special committee did not intend to respond to Barcelo's revised proposal until Lehman Brothers had completed its financial review of the Company. The special committee next discussed the scope of the special committee's authority under the existing board resolutions and whether this authority needed to be expanded in light of the request from Barcelo to enter into the proposed agreement with Mr. Hammons detailed in Barcelo's November 1, 2004 letter. The special committee members agreed that it was appropriate for them to have such authority to help assure that a transaction was the result of a fair process. In the course of discussing the process for reviewing the Barcelo proposal and any other proposed transactions, the special committee also discussed requiring Mr. Hammons to waive his super-voting rights or otherwise require some level of approval by the unaffiliated stockholders, which the special committee concluded was an appropriate topic for consideration as they considered the terms of the revised Barcelo proposal.



     At this same meeting, the special committee was also informed by its legal counsel and financial advisors of further discussions earlier that day with Mr. Eilian. The special committee received a letter from Mr. Eilian, dated October 28, 2004, describing his interest in pursuing a possible transaction with the Company. After further discussion regarding the prospect of an alternative proposal being submitted, the special committee asked its legal counsel to prepare a resolution for recommendation to the board of directors seeking broader authority to consider, on behalf of the unaffiliated stockholders, Barcelo's proposed agreement with Mr. Hammons as well as inquiries from other interested parties and to prepare a set of procedural guidelines to govern the process by which the special committee would evaluate such proposals to ensure a fair price to the unaffiliated stockholders. Finally, the special committee and its legal advisors discussed expanding the scope of the special committee's engagement of Lehman Brothers to include, in addition to an evaluation of the fairness, from a financial perspective, of the price per share offered to unaffiliated stockholders, an evaluation of the reasonableness of the allocation of value in any proposed transaction between Mr. Hammons, on the one hand, and the unaffiliated stockholders, on the other hand.



     At its November 9, 2004 meeting, the special committee agreed to recommend to the board of directors that the special committee be granted expanded authority to respond to and act on behalf of the board of directors with respect to requests from additional interested parties, and requests for approval of transactions such as the revised Barcelo master agreement with Mr. Hammons. The special committee members also discussed the importance of these expanded powers to ensure that any transaction not only results in a fair price to the unaffiliated stockholders, but is the result of a fair process. In addition, the special committee agreed to broaden the scope of its engagement with Lehman Brothers, to include not only an evaluation of the fairness of the price per share, from a financial point of view, offered to the unaffiliated stockholders, but also an evaluation of the reasonableness of the allocation of value, from the point of view of the unaffiliated stockholders, between the unaffiliated stockholders and the JQH Stockholders. This expanded scope of work was set forth in a proposed engagement letter from Lehman Brothers dated October 26, 2004. The special committee also considered Mr. Eilian's continuing interest in the Company, and agreed that as part of a fair process it would be helpful to meet with Mr. Eilian to discuss his interest in pursuing a transaction with Mr. Hammons and the Company, and separately to meet with a group of unaffiliated stockholders calling themselves "JQH Shareholders for Fair Play" and representatives of the Jolly Roger Funds, the plaintiffs in the suit filed in the Delaware Court of Chancery, to hear their respective views.



     On November 15 and 16, 2004, the special committee met to discuss and adopt the procedural guidelines proposed by the special committee's legal counsel that would govern the process by which the special committee would review and consider the Barcelo proposal as well as any other viable alternatives submitted to the special committee by other interested parties. The special committee and its advisors also discussed the implications of Mr. Hammons' controlling interest and whether to require that any transaction be subject to the approval by a majority of the unaffiliated stockholders or some other level of disinterested stockholder approval. The special committee members considered that it had not been delegated the authority, nor did it possess the ability or legal duty, to broadly market the Company for sale in light of Mr. Hammons' controlling interest which gives him, in effect, the ability to reject any transaction, and that Mr. Hammons' interest in pursuing any transaction would be influenced, not only by its economic terms, but also by its tax implications personal to him, which would likely be very different than the tax implications to the unaffiliated stockholders. The special committee decided that its goal in this process would be to pursue the best price reasonably available to unaffiliated stockholders in any transaction that the special committee is authorized to consider and that, if the special committee concludes that it is not in the best interests of the unaffiliated stockholders to engage in a particular transaction, or that the price offered to the unaffiliated stockholders in any such transaction is not fair, from a financial perspective, to the unaffiliated stockholders, the special committee will have a duty to recommend against such a transaction to the board of directors. The special committee members stated their belief that the special committee's authority to negotiate any such transaction on behalf of unaffiliated stockholders and the special committee's right to reject a transaction will help ensure the only transaction that will occur with the special committee's recommendation will be one that results from a fair process and results in a fair price to the unaffiliated stockholders. The special committee also noted that as part of these procedural guidelines the special committee would reserve the right to impose any conditions on its approval of a transaction between any qualified party and Mr. Hammons as it deems necessary or appropriate in the best interests of the unaffiliated stockholders, which might include requiring any qualified party to agree not to engage in a "business combination," as defined under
Section 203 of the DGCL, with the Company nor to enter into, or amend, any agreement with the JQH Stockholders without first receiving the special committee's consent to do so, or to acknowledge that the special committee does not intend to recommend to the board of directors any definitive agreement between such qualified party and the Company that limits the board's ability to exercise its fiduciary duties with respect to the subject proposal or any other proposal. After a lengthy discussion regarding the procedural guidelines and the process, the special committee members unanimously agreed to proceed on the basis outlined in the procedural guidelines and directed special committee counsel to communicate these procedural guidelines to the Company, Mr. Hammons' counsel and counsel for Barcelo.



     The procedural guidelines adopted by the special committee were designed to help ensure that any transaction that occurred with respect to the Company was at a fair price to the unaffiliated stockholders and was the result of a fair process in which, among other things:



     - unaffiliated stockholders and other bona fide interested parties were provided a reasonable opportunity to communicate their views to the special committee with respect to any transaction properly considered by the special committee;

     - all interested parties willing to explore a transaction were afforded a level playing field, from the Company's perspective, on which to pursue a transaction in terms of timing, access to information from the Company and other reasonable conditions to completion, subject only to legitimate business and competitive constraints; and


     - the special committee and its advisors were fully informed as to the value, merits and probability of closing any transaction that there was a reasonable basis for believing could be consummated.


     On November 16, 2004, the board of directors expanded the authority of the special committee to review, evaluate and negotiate, on behalf of the unaffiliated stockholders, the terms of the transaction as proposed by Barcelo in its revised proposal with Mr. Hammons, and authorized the special committee to respond to, and act on behalf of the board of directors with respect to, any requests from other interested parties, including without limitation, requests for information regarding the Company and requests for approval of transactions such as that in the revised Barcelo master agreement with Mr. Hammons. Such expanded authority for the special committee also included the authority to impose such other conditions on any such approval that the special committee determines are necessary or appropriate to ensure a fair process for reviewing, evaluating and negotiating the terms of any merger transaction involving the unaffiliated stockholders.



     On November 18, 2004, the special committee met with Mr. Eilian, another experienced hotel executive recruited by Mr. Eilian to assist him, and representatives of two potential financing sources, iStar and GIC Real Estate, Inc. At the outset of that meeting, counsel for the special committee provided an overview to Mr. Eilian and his associates of the procedural guidelines that the special committee intended to follow in order to ensure that any transaction that occurred resulted from a fair process and in a fair price to the unaffiliated stockholders. Mr. Eilian then presented information regarding his experience in the real estate and hospitality industry and the background and experience of the other participants, as well as information regarding the potential financing sources. Mr. Eilian also presented an overview of the discussions that he had with Mr. Hammons at various times since March 2004. Mr. Eilian shared with the special committee some of his analysis with respect to the Company, the lodging industry and potential opportunities for growth. Mr. Eilian discussed with the special committee the roles he envisioned for the Company and its affiliates and the degree to which he and his group had committed to provide financing for such a transaction at that point.



     At that same meeting, the special committee also met separately with three of our unaffiliated stockholders, Jamie Clark, Scott Asen and Gifford Combs, who had formed JQH Shareholders for Fair Play, to discuss their concerns regarding the Barcelo proposal. The special committee was notified that a fourth stockholder had joined the group earlier that day bringing its collective holdings to approximately 21% of the outstanding Class A Common Stock. Counsel for the special committee informed the members of this group of the special committee's commitment to conducting a fair process and ensuring that any transaction that occurred was at a fair price to the unaffiliated stockholders, including the members of the JQH Stockholders for Fair Play, and then outlined the procedural guidelines that the special committee intended to use to achieve that goal. The group then expressed its concerns regarding the Barcelo proposal, including the absence of disclosure of the terms of the proposed agreement between Barcelo and the JQH Stockholders, the price per share offered, the need for a neutralized vote in the form of an approval by a majority of the unaffiliated stockholders, and an equitable allocation of value among all stockholders, including Mr. Hammons. The special committee also met with the legal counsel and the financial advisor to the Jolly Roger Funds, which owned a total of 175,000 shares of Class A Common Stock, to provide them an opportunity to express their concerns regarding the Barcelo proposal. The funds' financial advisor presented an assessment of the value of the Company and its assets as well as an evaluation of the proposed transaction with Barcelo. Counsel for the Jolly Roger Funds outlined their concerns with the transaction and their desire that the special committee ensure that any transaction be the result of a fair process, including the vote of a majority of the unaffiliated stockholders, and also expressed concerns regarding the lack of public disclosure about the terms of the proposed transaction between Barcelo and the JQH Stockholders. As with the other groups that the special committee had met with that day, the special committee's counsel reviewed for the counsel for the Jolly Roger Funds the special committee's commitment to conducting a fair process to ensure that any transaction that occurs is at a fair price to unaffiliated stockholders, including the Jolly Roger Funds.

     On November 19, 2004, JD Holdings, LLC, of which Mr. Eilian is the managing member ("JDH"), entered into a confidentiality agreement with us. Among other things, JDH agreed that it would not enter into any agreement, arrangement or understanding with Mr. Hammons relating to us that was not subject to the approval of our board of directors or an authorized committee of our board of directors.



     At meetings held on November 23 and 29, 2004, the special committee discussed the possibility of rejecting the revised agreement proposed to be entered into between Mr. Hammons and Barcelo, and Barcelo's related revised merger proposal, while continuing to entertain viable offers that were reasonably likely to result in a transaction that would be fair, in terms of both price and process, to the unaffiliated stockholders. The special committee unanimously agreed to continue to defer any action with respect to Barcelo until after Lehman Brothers presented the preliminary results of its financial review.


     On November 30, 2004, the special committee met to discuss a call that special committee member Mr. Sullivan had received from Mr. Hammons in which Mr. Hammons said he would not do a deal with Mr. Eilian under any circumstances. The special committee members discussed this development in conjunction with Mr. Eilian's pending diligence requests.


     At a special committee meeting on December 6, 2004, the special committee and its counsel reviewed the process that the special committee had undertaken in evaluating the Barcelo proposal and considering viable alternatives. Specifically, the special committee members then reviewed the steps that had been taken to ensure that, in addition to acting independently, they had created and maintained a level playing field for all interested parties. The special committee then discussed the steps that had been taken to expand the scope of their authority and the opportunity that had been afforded to various parties to meet with the special committee, noting that throughout this process the special committee had reserved the right to reject any transaction that it did not believe was fair to the unaffiliated stockholders. The special committee members also concluded that each of Barcelo and Mr. Eilian had been afforded reasonable access to information, management, the Company's properties and the Company's and special committee's advisors and that no other viable alternatives had emerged.



     Lehman Brothers then presented its preliminary evaluation of the revised Barcelo proposal and its assessment of the Company's valuation. Lehman Brothers provided an overview of our historical operating results, our current balance sheet and implied enterprise value and our historical stock price performance on a comparative basis to our peers. Lehman Brothers presented an overview of management projections provided by the Company. After reviewing the various methodologies used, Lehman Brothers noted that, based on its preliminary analysis, the $13.00 per share price offered by Barcelo was below a range of fair values, from a financial point of view, to the unaffiliated stockholders. The special committee also discussed with Lehman Brothers evaluating the benefits of the proposed transaction to Mr. Hammons compared to the price offered to the unaffiliated stockholders, from the point of view of the unaffiliated stockholders. The special committee then returned to a discussion of the scope of the authority that had been granted to them by the board of directors and their fiduciary duties as committee members, particularly in light of the ranges stated in the Lehman Brothers analysis.


     The special committee then met with Mr. Hammons regarding the progress of discussions with Mr. Eilian and with Barcelo. Mr. Hammons indicated that the transaction with Barcelo was further along, and that there were a number of issues, including significant tax issues, to be addressed with respect to the proposal made by Mr. Eilian. Mr. Hammons expressed reservations about the Company remaining publicly held under Mr. Eilian's proposal.


     The special committee then reviewed a proposal received on December 5, 2004, from JDH and iStar to form a new company to acquire a controlling interest in the Company through a tender offer to unaffiliated stockholders at a price to be determined, but in no event to be less than the total present value of compensation to Mr. Hammons on a fully-diluted per share equivalent basis, as determined by Lehman Brothers. In addition, at our election, the new company would purchase, at the tender price, additional shares of Class A Common Stock, up to an amount equal to 19.9% of the then current outstanding shares of such stock. Mr. Hammons, JDH, iStar and other investors would form a company to acquire from Mr. Hammons the Partnership's limited partnership interests and the Class B Common Stock in the Company.

Mr. Hammons would receive preferred interests in the new company equal to $400 million, to be liquidated no earlier than after seven years (but with earlier taxable distributions of $25 million after year five). Mr. Hammons also would have received an interim line of credit in the amount of $25 million, and a ten year line of credit funded by the new limited liability company ranging from $100 million to $250 million.


     The special committee compared the JDH proposal with the Barcelo proposal from the point of view of the unaffiliated stockholders and discussed the due diligence and negotiations conducted by JDH over the prior weeks, as well as the due diligence review and negotiations by Barcelo to date, including Barcelo's indication of its willingness to increase its offer price. The special committee unanimously agreed to advise Barcelo that the special committee could not support a transaction at $13.00 per share, and to recommend to the board of directors that it reject the revised Barcelo master agreement with Mr. Hammons, but also agreed to advise Barcelo that the special committee was prepared to continue negotiations.



     At its regular meeting held on December 7, 2004, the special committee informed the board of directors of the JDH proposal, and that the special committee had determined that Barcelo's proposed $13.00 per share was not a fair price for the shares of Class A Common Stock owned by the unaffiliated stockholders. The special committee presented the differences between the revised Barcelo proposal and the JDH and iStar proposal and indicated, at the present time, it believed the JDH and iStar proposal to be the better proposal, subject to due diligence issues. The special committee also informed the board of directors that it had instructed Lehman Brothers to continue to meet with Barcelo and with JDH to work on the structural portion of a proposed deal, and that the special committee planned to make a recommendation to the board of directors before the end of 2004.



     Later that day, we issued a press release announcing that the special committee would not support the Barcelo proposal based on the offered price of $13.00 per share and on deficiencies in the proposed agreement with Mr. Hammons. We indicated that we were still open to negotiations with Barcelo but that we had also received a proposal which would not require unaffiliated stockholders to sell their shares. We announced that the special committee had established a process to provide a reasonable opportunity for interested parties to present bona fide offers to the special committee and that the only transaction that would occur with the special committee's recommendation would be one that was the result of a fair process with a fair price to the unaffiliated stockholders.



     On December 14, 2004, Barcelo entered into an amended and restated confidentiality agreement with us. This agreement modified our earlier confidentiality agreement with Barcelo to conform to the procedural guidelines established by the special committee, including the requirement that any agreement, arrangement or understanding between Barcelo and Mr. Hammons relating to any equity interest in the Company, or a subsidiary, would first require the approval of the special committee.



     At its December 16, 2004 meeting, the special committee was informed that Barcelo remained interested in pursuing a transaction and that a future proposal would include a higher per share price for the shares of Class A Common Stock held by the unaffiliated stockholders. Barcelo stated that it would be looking for a meaningful exclusivity period and a termination fee if it were to proceed with the transaction. The special committee also discussed communications with Mr. Eilian in which he indicated that he was prepared to modify his offer to include a private placement in which JDH or an affiliated entity would invest in the Company at $24.00 per share, followed by a tender offer to acquire the outstanding shares of Class A Common Stock held by the public at a price to be agreed upon. The special committee discussed how such a transaction might compare to the cash-out merger proposed by Barcelo. After reviewing the degree to which each of the two interested parties had conducted due diligence and had the opportunity to negotiate with Mr. Hammons, the special committee directed its financial and legal advisors to prepare a counter-proposal to that submitted by Mr. Eilian to narrow some of the conditions, and more clearly spell out the economic terms to the unaffiliated stockholders, and to encourage Barcelo to provide the special committee with its best price for the unaffiliated stockholders.


     Also at the same meeting, the special committee discussed a request by Lehman Brothers to increase its fee, because the original engagement contemplated advice with respect to a single transaction (the offer from Barcelo). Lehman Brothers was now being asked to provide services with respect to two possible transactions.

The special committee discussed the expanded role that Lehman Brothers would play as well as the increased time commitment it would involve, and unanimously agreed to increase Lehman Brothers' fee by $500,000, with the increased amount payable only upon the closing of a transaction.



     At a December 23, 2004 special committee meeting, Lehman Brothers outlined a new revised proposal received from Barcelo on December 22, 2004. Barcelo increased its offer to purchase the shares of unaffiliated stockholders to $20.00 per share, but continued to insist that the transaction be subject to a simple majority vote of all stockholders, including Mr. Hammons' shares. Under the revised proposal, Mr. Hammons would receive redeemable preferred stock in the surviving corporation as part of the transaction and, based on Lehman Brothers' preliminary analysis, the per share consideration to be received by Mr. Hammons under the new revised Barcelo proposal would be significantly less, on a pre-tax basis, than what was being offered to the unaffiliated stockholders. Under the new revised proposal, Barcelo also sought exclusivity through January 31, 2005, but no breakup fee or expense reimbursement.



     The special committee also discussed a new JDH proposal. The new transaction proposed by JDH included a newly formed entity that would make a tender offer to the unaffiliated stockholders for up to 100% of their Class A Common Stock, at a price equal to the greater of $20.50 per share or the price per share proposed by any bona fide third party written offer delivered to the Company prior to this meeting. In addition, this newly formed entity would make a significant cash investment in the Company at a price per share equal to the tender offer price plus $5.00. This JDH proposal contemplated the tender offer only if requested by the special committee and, provided that if no such tender offer was requested, the number of shares purchased in the private placement would be doubled. This proposal also contemplated a public offering of shares of Class A Common Stock following the closing of the tender offer and private placement. This proposal also contemplated the redemption of up to 35% of outstanding mortgage notes issued by the Partnership, assuming the transaction occurred by May 15, 2005 and additional covenants that we would remain a reporting company and satisfy applicable exchange listing requirements. The special committee noted that, while the transaction might afford some benefits to unaffiliated stockholders who would prefer to remain investors, it was not as straightforward as previous proposals, with additional execution risk as a result. It also was not clear that Mr. Hammons would be willing to participate in a transaction in which we remained public. Lehman Brothers noted that it believed that JDH's proposal also would represent a value to Mr. Hammons, on a pre-tax basis, below that being offered to the unaffiliated stockholders. JDH also sought an exclusivity period until January 31, 2005.



     At the same meeting, the special committee was informed that a broker-dealer contacted a member of the special committee and a representative of Lehman Brothers about a possible transaction on behalf of another potential bidder, a publicly-traded company. Lehman Brothers pointed out that this potential bidder would need to raise significant capital to be able to pursue any such transaction, as it then owned a small number of hotels and that any such transaction would involve significant strategic and financial risks. For these reasons, and because the special committee believed that Mr. Hammons did not have an interest in pursuing a transaction with that party because of the party's apparent lack of sufficient financial resources, the special committee agreed that this did not appear to be an inquiry worth pursuing on behalf of the unaffiliated stockholders at that point in time.



     The special committee discussed the merits of the most recent proposals from Barcelo and JDH at length, including the differences between the transactions being offered to Mr. Hammons and the reasonableness of the allocation, from the point of view of the unaffiliated stockholders, of the consideration to be provided to Mr. Hammons, on the one hand, and the unaffiliated stockholders, on the other hand. The special committee also discussed the merits of a tender offer versus a cash-out merger, the degree to which the alternatives might influence their view as to whether a vote of unaffiliated stockholders might be appropriate in connection with a merger transaction and the effect an agreement to negotiate exclusively might have on the interest of other parties. The special committee directed Lehman Brothers to communicate with each of the interested parties to attempt to address weaknesses in their respective offers and to communicate to Barcelo that the special committee was not prepared to support a transaction without the majority vote of the unaffiliated stockholders unless the offer was $22.00 per share. The special committee also directed its advisors to communicate to Mr. Eilian that until definitive agreements were reached with the Company and with Mr. Hammons, the special committee would be unwilling to support any termination fee or reimbursement of expenses. The special committee directed its advisors to communicate to each of the parties that they should be prepared to submit their final proposals by December 28, 2004.


     At its December 28, 2004 meeting, the special committee considered revised proposals from each of Barcelo and JDH. With respect to the JDH proposal, Lehman Brothers described negotiations with Mr. Eilian regarding a possible expense reimbursement, JDH's willingness to offer a cash-out merger if necessary and the need for Mr. Eilian to demonstrate Mr. Hammons' support for the transaction with JDH. The special committee also considered the fact that Mr. Hammons had reiterated his preference that the surviving company be privately held and that, at this point in time, he was more comfortable moving forward with Barcelo. The special committee members concluded that, at this point, the Barcelo proposal appeared to be more complete and fully negotiated and to stand a better chance of being completed.



     Barcelo's revised proposal included two alternatives: (1) $20.00 per share for each share of Class A Common Stock if a majority vote of unaffiliated stockholders was required; or (2) $21.00 per share if the only stockholder vote required was a majority of the holders of the Class A and Class B Common Stock voting as a single class. The special committee then discussed whether the benefits of a neutralized vote by a majority of the unaffiliated stockholders would outweigh the extra dollar per share offered as an alternative by Barcelo. The discussion then turned to whether the authority granted to the special committee was broad enough to allow it to require a majority vote of the unaffiliated stockholders as a condition to it making a recommendation in support of the proposed offer by Barcelo. The special committee concluded that it did have the authority to require such a neutralized vote. The special committee agreed that the Barcelo proposal appeared to be more complete and fully negotiated and stood a far greater chance of being consummated, but that the proposed consideration to unaffiliated stockholders of $20.00 per share was unacceptable. The special committee's advisers contacted Barcelo after the meeting to convey the special committee's position.



     At a December 29, 2004 meeting, the special committee was informed that Barcelo was willing to increase its offer to $21.00 per share with a majority vote of unaffiliated stockholders on the transaction, and the special committee agreed that, in light of the preliminary analysis provided by Lehman Brothers, this offer appeared to represent a fair price, from a financial point of view, to the unaffiliated stockholders. Lehman Brothers presented to the special committee an update of its analysis from its prior presentation. Lehman Brothers gave its preliminary conclusion that the offer of $21.00 per share to the holders of Class A Common Stock represented a fair price, from a financial point of view, to the unaffiliated stockholders and that the allocation of consideration between the unaffiliated stockholders, on the one hand, and the JQH Stockholders, on the other hand, was reasonable from the point of view of the unaffiliated stockholders.



     The special committee unanimously recommended to the board of directors that it grant Barcelo the exclusive right to negotiate its proposed transaction with the Company, based on: (1) the consideration of alternative transactions; and (2) the opinions of the special committee's financial advisor, Lehman Brothers, as to (a) the fairness from a financial point of view to the unaffiliated stockholders of the consideration to be received for their shares of Class A Common Stock pursuant to the Barcelo proposal, and (b) the reasonableness of the allocation of consideration, from the point of view of the unaffiliated stockholders, between the JQH Stockholders, on the one hand, and the unaffiliated stockholders, on the other hand.



     At a special meeting of the board of directors held later that day, the board was informed of the two proposals, and that the special committee had a number of issues with the JDH proposal and had asked Lehman Brothers to negotiate with the parties to clear up points of concern. The special committee recommended to the board of directors that it agree to negotiate exclusively with Barcelo through January 31, 2005 in light of Barcelo's increased offer to acquire our Class A Common Stock from $13.00 per share to $21.00 per share and its agreement to a majority vote by unaffiliated stockholders, if requested by the special committee. The special committee indicated it believed the Barcelo proposal represented a fair price to the unaffiliated stockholders that had resulted from a fair process conducted by the special committee.



     Lehman Brothers presented to the board of directors a verbal fairness opinion, from a financial point of view, to the unaffiliated stockholders of the consideration to be received by them for their shares of Class A Common Stock pursuant to the Barcelo offer, and a reasonableness opinion, from the point of view of the unaffiliated stockholders, of the allocation of the consideration between the JQH Stockholders, on the one hand, and the unaffiliated stockholders, on the other hand. The board of directors accepted the special committee's recommendation and agreed to execute the revised proposal letter from Barcelo, granting Barcelo exclusivity through January 31, 2005.


     We issued a press release that evening announcing that we had agreed to negotiate exclusively with Barcelo through January 31, 2005 with regard to a possible merger transaction, and that Mr. Hammons also had agreed to negotiate exclusively with Barcelo through that date.

     At meetings on January 27 and 28, 2005, the special committee was informed that Mr. Hammons had expressed reluctance to continue to pursue the Barcelo transaction based primarily on his concerns regarding the certainty that the proposed line of credit to him would remain available for a sufficient period of time. The special committee also was informed that Barcelo believed that it could alleviate Mr. Hammons' concerns regarding the line of credit.

     At a January 31, 2005 meeting, the special committee was informed that, in a meeting earlier in the day among Barcelo, Mr. Hammons, the Company's general counsel, and Mr. Hammons' legal counsel, the parties discussed the equity that Barcelo would commit to the new venture, the three-year guaranty that Barcelo would provide for a $175 million line of credit to Mr. Hammons, and the assertion that Barcelo was prepared to move forward but was looking to extend the exclusivity period until February 7, 2005. Mr. Hammons indicated that he was unwilling to extend the exclusivity period with Barcelo.


     The special committee also considered a letter it had received that morning from an investor group led by Mr. Eilian proposing to acquire our Class A Common Stock through a merger transaction in which the unaffiliated stockholders of our Class A Common Stock would receive $24.00 per share. This proposal was accompanied by a letter asserting that the offer was not contingent on third-party financing and that Mr. Eilian had entered into agreements with certain unaffiliated stockholders holding approximately 25% of the outstanding Class A Common Stock, in which such unaffiliated stockholders agreed to support this proposal. Mr. Eilian had received a letter from iStar in January 2005, indicating iStar's support of the proposal and its expectations (subject to its formal board approval) that iStar, together with Mr. Eilian, would provide the capital necessary to complete the transactions contemplated in the proposal.



     The special committee discussed the status of the two pending proposals and the likelihood of completing a transaction with either group. Members of the special committee noted that they were not comfortable extending the exclusivity period with Barcelo in light of Mr. Eilian's new offer, and agreed to recommend to the board of directors that the exclusivity period with Barcelo be allowed to lapse, but to reaffirm the special committee's authority to negotiate, on behalf of the unaffiliated stockholders, the terms of any transaction that might arise with Barcelo, Mr. Eilian, or any other viable alternative.



     At a January 31, 2005 special meeting of the board of directors, Mr. Hammons indicated that, after extensive meetings earlier in the day with representatives of Barcelo, he was unable to reach an agreement to proceed with merger negotiations with Barcelo and that he did not want to renew the exclusivity period with Barcelo. The special committee informed the board of directors that it had received a proposal from Mr. Eilian to negotiate a transaction with Mr. Hammons that would take the Company private with an offer to unaffiliated stockholders of $24.00 per share. The board of directors determined to keep the special committee in place. The board of directors reaffirmed the special committee's authority to act on behalf of the unaffiliated stockholders, with respect to any further proposal by Barcelo, the Mr. Eilian proposal and any other viable alternative. In doing so, the board of directors also relied upon Mr. Hammons' indication that he intended to continue to pursue a possible transaction.



     On February 1, 2005, we issued a press release announcing the expiration of our prior agreement to negotiate exclusively with Barcelo and the expiration of Mr. Hammons' agreement to negotiate exclusively with Barcelo. We also announced that the board of directors had reaffirmed the authority of the special committee to negotiate viable proposals.


     At meetings on February 2 and 3, 2005, the special committee considered a proposed agreement between Acquisition and the Company for a period of exclusivity through February 28, 2005 in connection with

Acquisition's proposal to acquire the unaffiliated stockholders' Class A Common Stock for $24.00 per share, and, on February 3, 2005, the special committee unanimously recommended that the board of directors authorize the Company to enter into the proposed exclusivity agreement.



     At a February 3, 2005 meeting of the board of directors, the special committee recommended that we grant exclusivity to Acquisition through February 28, 2005. Mr. Hammons informed the board of directors that he had met with Mr. Eilian and other representatives of Acquisition and that he also intended to negotiate exclusively with Acquisition through February 28, 2005. The board of directors also was advised that Lehman Brothers had received an inquiry from another potential bidder indicating interest in the Company, but that the group did not make an offer or otherwise pursue due diligence or negotiations. After discussion, the board concluded that because this group did not come forward soon after the exclusivity with Barcelo had expired, among other factors, the board of directors did not view this potential bidder as a serious candidate, and would not pursue a transaction with it. The board of directors agreed to proceed to negotiate a potential transaction with Acquisition, as outlined by Mr. Hammons and the special committee, and authorized the Company to enter into an exclusivity agreement through February 28, 2005 with Acquisition.



     On February 4, 2005, we announced in a press release that we and Mr. Hammons had agreed to negotiate exclusively through February 28, 2005 with Acquisition with respect to a possible merger transaction. We stated that the proposal contemplated a merger transaction in which the Class A Common Stock held by the unaffiliated stockholders would be purchased for a cash price of $24.00 per share. Our announcement noted that, according to filings made with the SEC, some of the unaffiliated stockholders had entered into an agreement with Acquisition under which such unaffiliated stockholders agreed, under certain circumstances, to vote their shares in favor of Acquisition's proposal and against any other proposals that were inconsistent with, or detrimental to, Acquisition's proposal.


     Mr. Hammons and Acquisition continued their discussions, and on February 24, 2005, the special committee met for the purpose of considering Acquisition's request to extend the term of the exclusivity agreements. The special committee recommended that we enter into a proposed amendment to the exclusivity agreement with Acquisition and approved the proposed amendment to the exclusivity agreement between Mr. Hammons and Acquisition.

     At a February 25, 2005 special meeting of the board of directors, the special committee informed the board that it believed that the parties had accomplished a great deal during the period of exclusivity but that the deal was complex and that it would take more time to fully document the transaction. On the special committee's recommendation, the board of directors agreed to extend the exclusivity period with Acquisition through March 10, 2005, and we issued a press release announcing the extension.

     Representatives of the various parties continued negotiations with respect to the terms of the proposed merger and related transactions. On March 8, 2005, Acquisition requested an extension of its exclusivity agreements with Mr. Hammons and the Company to allow for continued negotiations. At a special committee meeting that day, the special committee's legal counsel provided an update on the progress of negotiations, stating that the complexity of the transaction and the number of issues justified the request for the extension. After considering the time frame necessary for the parties to complete the merger negotiations, the special committee recommended board approval of the extension.

     At its March 8, 2005 meeting, the board of directors agreed to extend the exclusivity period through April 30, 2005, and we issued a press release announcing the further extension of the exclusivity period with Acquisition.


     At its March 28 and 31, 2005 meetings, the special committee received updates from its legal and financial advisors on the status of negotiations with Acquisition, as well as the status of negotiations between Acquisition and Mr. Hammons. One issue in the proposed merger agreement that the special committee discussed was the ability of Acquisition to waive the requirement of approval of the merger by a majority vote of the unaffiliated stockholders. The special committee reaffirmed its position on this issue and directed its advisors to communicate to Mr. Eilian and his advisors that the special committee would not agree to permit this voting requirement to be waived by Acquisition. Throughout April of 2005, representatives of the various parties continued negotiating the terms of the proposed merger and related transactions.



     At meetings on April 28 and 29, 2005, the special committee received updates from its legal and financial advisors on the status of negotiations, and discussed a further extension of Acquisition's exclusivity agreements. The special committee reviewed information regarding Acquisition's agreements with various stockholder groups (reflected in Acquisition's Schedule 13D filing with the SEC), set to expire on April 30, 2005, but which Acquisition could unilaterally extend through October 31, 2005, as long as it continued to engage in good faith, bona fide negotiations. The special committee recommended that the board of directors authorize extensions to the exclusivity agreements until May 24, 2005. Later that day, at a meeting of the board of directors, the board agreed to extend the exclusivity period, and we issued a press release announcing the extension.



     At its May 4, 2005 meeting, the special committee considered a request by Mr. Eilian, citing the length of time during which negotiations were taking place, that we agree to reimburse Acquisition for its expenses incurred after May 1, 2005, if Acquisition continued to negotiate in good faith but was unable to complete a transaction with Mr. Hammons. The special committee discussed Mr. Eilian's request, but determined not to recommend approval to the board of directors.


     At its May 19, 2005 meeting, the special committee reviewed the progress of negotiations and the process by which documents for proposed transactions would be submitted to the special committee for its review.


     On May 24, 2005, the special committee reviewed a proposed form of transaction agreement to be entered into by Mr. Hammons and Acquisition and their respective affiliates. Although the Company was not a party to this agreement, Mr. Eilian previously had agreed that any such agreement with Mr. Hammons would require the prior approval of the special committee. The special committee discussed the manner in which the proposed transaction agreement addressed the exclusive dealings between the parties, the ability of either to terminate negotiations if definitive documents had not been agreed upon by June 2, 2005, and the feasibility of completion of the agreements by that date. The special committee also reviewed a letter agreement presented by Acquisition reconfirming Acquisition's merger proposal, including the proposed price of $24.00 per share for all shares of Class A Common Stock held by the unaffiliated stockholders.



     The special committee determined, after considering the advice of its legal and financial advisors, that it was in the best interests of the unaffiliated stockholders to allow Mr. Hammons and Acquisition additional time to complete the merger-related transaction documents contemplated by the transaction agreement. The special committee also (1) reaffirmed its intention to recommend that the board of directors recommend the merger proposed by Acquisition for approval by a majority of the votes cast by the unaffiliated stockholders, (2) recommended that the board of directors authorize the Company to enter into the letter agreement with Acquisition, and (3) approved the transaction agreement between Mr. Hammons and Acquisition.



     On May 25, 2005, we announced that the special committee had approved a transaction agreement between Acquisition and Mr. Hammons. The Company was not a party to the transaction agreement, which contemplated various arrangements proposed to be entered into between the parties in connection with Acquisition's proposed acquisition of our Class A Common Stock held by the unaffiliated stockholders. Either Acquisition or Mr. Hammons could terminate the agreement if, on or before June 2, 2005, the parties had not signed definitive agreements for each of the arrangements described in the transaction agreement. We also announced that our board of directors had allowed the parties until the earlier of June 30, 2005 or the termination of the transaction agreement to finalize these agreements. Representatives of the parties continued negotiating the terms of the proposed merger and related transactions.


     At its June 3, 2005 meeting, the special committee was informed that the proposed transaction agreement among Mr. Hammons and Acquisition and their affiliates, with its accompanying agreements, appeared to be in nearly final form. The special committee's counsel had received the latest draft of the proposed merger agreement, and Acquisition had tendered a form of amended and restated transaction agreement and forms of the other agreements with Mr. Hammons for the special committee's approval. In the letter, Acquisition stated that it was prepared to enter into these agreements with Mr. Hammons and certain related entities.

Acquisition confirmed that it would not terminate the transaction agreement with Mr. Hammons before June 14, 2005 and reaffirmed its previous proposal to purchase all of the outstanding shares of Class A Common Stock held by the unaffiliated stockholders at a cash purchase price of $24.00 per share.


     Mr. Hammons submitted a letter to the special committee stating that he was prepared to enter into the proposed agreements tendered by Acquisition and iStar, and that he would not terminate the transaction agreement with Acquisition prior to June 14, 2005.

     The special committee considered the process that would be undertaken by its legal and financial advisors in response to these submissions and determined to proceed as follows:

     - the special committee's counsel would review the proposed agreements and prepare a summary of the salient economic terms of each of those agreements and the merger agreement to provide the special committee with a better understanding of the overall transaction between Acquisition and Mr. Hammons;


     - this summary, along with copies of the merger agreement and each of the proposed agreements, would be transmitted to the special committee members for their review;



     - the special committee's financial advisor would review the merger agreement, the proposed agreements with Mr. Hammons, and the special committee counsel's summary in connection with preparing its opinion on the fairness, from a financial perspective, of the proposed merger consideration to the unaffiliated stockholders and its opinion on the reasonableness of the allocation of the merger consideration between the unaffiliated stockholders, on the one hand, and the JQH Stockholders, on the other hand; and


     - the special committee would meet on June 14, 2005 to review and consider the proposed merger agreement and the amended and restated transaction agreement and make a recommendation to the board of directors with respect to these agreements.


     On June 3, 2005, we issued a press release in which we announced the receipt of the letters from Acquisition and Mr. Hammons requesting approval of several agreements among Acquisition, iStar and Mr. Hammons. We also stated the special committee was scheduled to meet on June 14, 2005 to respond to the request from Acquisition and to make a recommendation to the board of directors with respect to the proposed merger at a meeting of the board of directors scheduled later that day.



     On June 14, 2005, the special committee met with its counsel, Company counsel and representatives of Lehman Brothers to consider the merger agreement and the proposed transactions with Mr. Hammons. Counsel for the special committee reviewed in detail the terms of the merger agreement and the proposed transactions between Acquisition and its affiliates and the JQH Stockholders and their affiliates. Counsel for the special committee also reviewed the process the special committee had conducted in accordance with the guidelines adopted in November 2004 in an effort to ensure that any transaction it approved resulted from a fair process and in a fair price to the unaffiliated stockholders. Lehman Brothers provided a presentation on its analysis and methodology in reaching its determination that the consideration to be received by the unaffiliated stockholders is fair, from a financial point of view, to such holders, and that from a financial point of view and from the point of view of the unaffiliated stockholders, the allocation of the consideration offered by Acquisition to the JQH Stockholders and their affiliates on the one hand, and the unaffiliated stockholders, on the other hand, is reasonable.


     The special committee, after considering the presentations by its counsel and Lehman Brothers, and after further discussion of the merits of the proposed transactions, approved the agreements among Mr. Hammons, Acquisition and iStar, subject to the condition that those parties and their affiliates not enter into further or amended agreements or understandings prior to the merger without receiving the prior approval of the special committee. The special committee also approved the form of merger agreement and recommended that the board of directors approve the merger agreement and recommend that the unaffiliated stockholders adopt the merger agreement.

     The board of directors met immediately following the special committee meeting. Mr. Hammons expressed his support for the proposed merger agreement and the various agreements with Acquisition and iStar. He then recused himself from the remainder of the meeting. The remaining board members met with counsel for the special committee, Company counsel and representatives of Lehman Brothers. Counsel for the special committee reviewed the board's fiduciary duties under Delaware law, and summarized the terms of the merger agreement and related transaction agreements. The representatives of Lehman Brothers reviewed its financial analysis with respect to the proposed merger, and delivered its opinions that that the consideration to be received by the unaffiliated stockholders is fair, from a financial point of view, to such holders, and that from a financial point of view and from the point of view of the unaffiliated stockholders, the allocation of the consideration offered by Acquisition to the JQH Stockholders, on the one hand, and the unaffiliated stockholders, on the other hand, is reasonable. The members of the board of directors (other than Mr. Hammons) unanimously approved the merger agreement, the merger and the other transaction documents.

     The parties executed the merger agreement and the transaction agreement, and, on June 15, 2005, we announced the merger.


REASONS FOR THE SPECIAL COMMITTEE'S RECOMMENDATION; MATERIAL FACTORS CONSIDERED; PROCEDURAL SAFEGUARDS EMPLOYED



     The special committee was formed to consider and protect the interests of the unaffiliated stockholders. The special committee recommended that we enter into the merger agreement to provide unaffiliated stockholders an opportunity to receive an immediate cash payment for their shares at a fair price, significantly above the historical trading levels of the Company's stock. Prior to the events described above, Mr. Hammons had not indicated to the board of directors a desire or willingness to sell his interests in the Company. Because of Mr. Hammons' majority equity ownership of the Partnership and his voting control of the Company, a transaction could not have been structured without his participation and support.



     At its June 14, 2005 meeting, the special committee, which is composed solely of independent directors, unanimously approved the merger agreement and the various agreements to be executed by the JQH Stockholders and Acquisition and their respective affiliates, and determined that the terms and conditions of the merger and other transactions contemplated by the merger agreement are the result of a fair process and represent a fair price to the unaffiliated stockholders. In addition, the special committee recommended that the board of directors (1) approve the merger agreement and (2) recommend that the unaffiliated stockholders adopt the merger agreement.



  MATERIAL FACTORS CONSIDERED



     In reaching its conclusions, the special committee considered several material factors. Most importantly, the special committee considered the analyses of Lehman Brothers and in particular the opinions of Lehman Brothers rendered at the request of the special committee on behalf of the unaffiliated stockholders. Lehman Brothers provided its opinions that, as of June 14, 2005, and based upon and subject to certain factors and assumptions set forth in its opinions, (i) the cash merger consideration of $24.00 per share consideration offered to the unaffiliated stockholders by Acquisition in the merger is fair from a financial point of view, and (ii) the allocation of the consideration between the JQH Stockholders, on the one hand, and the unaffiliated stockholders, on the other hand, is reasonable. The full text of the written opinions of Lehman Brothers, dated June 14, 2005, which set forth certain assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinions, are attached as Appendices B-1 and B-2 to this proxy statement and are incorporated herein by reference.



     In its review of the analyses performed by Lehman Brothers, the special committee considered that Lehman Brothers is a leading investment bank that has substantial experience in evaluating and advising on transactions of this kind, particularly in our industry, and that the special committee had retained Lehman Brothers after having interviewed several other investment banking firms and deciding that Lehman Brothers was best qualified to represent the interests of the unaffiliated stockholders. The special committee then considered all of the analyses prepared by Lehman Brothers as a whole, and did not weigh any analysis separately or consider any individual analysis to be determinative. The special committee reviewed the revised financial projections, historical financial statements and other historical financial and operating data provided to Lehman Brothers by our management, and found Lehman Brother's reliance upon this information to be reasonable. The special committee noted that Lehman Brothers relied on our officers and employees as to the accuracy and completeness of this information, and did not independently review or audit the projections and other financial information for accuracy and completeness but instead relied upon the preparation of these statements and data by our officers and employees whom the special committee reasonably believed to be reliable and competent in matters related to the preparation of such information.



     The special committee noted that the Lehman Brothers analyses also included a comparison of the current market price of the Company's stock to the proposed acquisition price of $24.00 per share in cash and, in particular, of how the current market price compared to the historical market prices of the Company's stock, both before and after the announcement of the $13.00 per share offer from Barcelo in October 2004, as well as a comparison to the performance of the stocks of other publicly-held lodging companies over the same time period. The special committee recognized that certain other valuation metrics were not applicable to the present transaction and, thus, were not considered by Lehman Brothers in its analysis and the rendering of its opinions. In particular, given the nature of the sizable depreciation charges associated with the Company's hotel properties, the net book value of the Company was not considered. Instead, Lehman Brothers conducted an extensive analysis of the Company's enterprise value as a multiple of revenue and earnings before interest, taxes, depreciation and amortization ("EBITDA"), as well as a comparison of industry specific valuation tools such as the rate of growth of revenue per available room ("RevPAR"). In addition, Lehman Brothers did not perform a liquidation analysis to determine the value of the Company were it to be liquidated and the Company's assets were sold piecemeal. Such an analysis was not considered necessary as Mr. Hammons had indicated no willingness to engage in a liquidation or asset sale transaction due to adverse tax implications to Mr. Hammons and the proposed merger consideration was clearly in excess of the stockholders' equity reflected on the Company's balance sheet. Further, as the Company had not tendered or repurchased any of its stock in the past two years, the special committee could not consider this as a factor in its determination of the fairness of the proposed merger consideration.



     The special committee also noted that, as early as May 2004, the Company had publicly disclosed that Mr. Hammons might examine alternatives with respect to his interests in the Company, the Barcelo proposal had been publicly announced in October 2004 and the Eilian proposal had been publicly announced in February 2005. The special committee concluded that anyone who might be interested in pursuing a viable alternative with the Company and Mr. Hammons had been afforded ample opportunity to do so. Furthermore, the special committee considered that the highest competing offer that had been made for the acquisition of the stock held by the unaffiliated stockholders, other than by Acquisition in this proposed merger, was by Barcelo at $21.00 per share. However, despite having had an exclusive period of time in which to negotiate the definitive terms of the various agreements between Barcelo and the JQH Stockholders, Barcelo was unable to reach a deal that Mr. Hammons would support. Consequently, the proposed merger consideration of $24.00 per share in cash was not only materially higher than the highest offer made by Barcelo, but was also the only transaction that is supported by Mr. Hammons and, thus, can be consummated.



     The special committee also noted that $24.00 per share price offered by Acquisition fell either above or within the range of high and low per share valuations calculated by Lehman Brothers in each of its valuation methods.


     The special committee also considered a variety of risks and other potentially negative factors concerning the merger. These factors include the following:


     - the possibility that Acquisition will be unable to obtain the financing necessary to complete the merger, and the resulting effects on us and our unaffiliated stockholders;



     - the cash consideration to be received by our unaffiliated stockholders will be taxable to them;

     - following the merger, the unaffiliated stockholders will cease to participate in any future earnings growth of the Company or benefit from any increase in the value of the Company;

     - the interests that certain of our executive officers may have with respect to the merger that are different from, or in addition to, their interests as stockholders generally; and

     - that if the merger does not close, we will have (1) expended extensive efforts attempting to complete the transaction, (2) experienced significant distraction from our work during the pendency of the transaction and (3) incurred substantial transaction costs that could negatively impact our operating results.


     The special committee determined that the loss of opportunity to participate in any future earnings growth of the Company was adequately reflected in the merger consideration of $24.00 per share in cash. The special committee also considered the fact that the unaffiliated stockholders, upon completion of the merger, will not be exposed to the disadvantages of relatively illiquid stock and the outlined compliance costs associated with public company reporting obligations.


     The foregoing discussion includes the material factors considered by the special committee in reaching its conclusions and recommendations but is not meant to be exhaustive. In view of the variety of factors considered in reaching its determination, the special committee did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its conclusions and recommendations. In addition, individual members of the special committee may have given different weights to different factors. The determination of the special committee was made after consideration of all of the factors together.


  Procedural Safeguards Employed



     In reaching its conclusions to recommend adoption of the merger agreement by the board of directors and the unaffiliated stockholders, the special committee also considered the procedural safeguards that it had employed in furtherance of the interests of the unaffiliated stockholders. First, the special committee considered the fact that the merger agreement and the merger are the result of extensive negotiations between Acquisition and its legal advisors, on the one hand, and the Company through the special committee and its independent financial and legal advisors, on the other hand. The special committee engaged both independent legal and financial advisors to assist in the negotiation process, and the negotiation process took place over several months. Furthermore, the special committee considered the comparative terms of the Barcelo proposal, which itself was the result of an extensive negotiation process, but which was also at a materially lower price for the unaffiliated stockholders and was a transaction that Mr. Hammons was not willing to pursue further.



     Based on these negotiations with Acquisition, the analyses of Lehman Brothers and the lack of any superior alternative acquisition proposals, in addition to the other procedural safeguards described below, the special committee unanimously determined that the $24.00 per share price was a fair price that was the result of a fair process conducted by the special committee. The special committee believes that the terms of the merger agreement, including the parties' representations, warranties and covenants, and the conditions to their respective obligations, are reasonable in the context of the transactions.



     The special committee believes that sufficient procedural safeguards were and are present to ensure the fairness of the merger and to permit the special committee to represent effectively the interests of the unaffiliated stockholders including:



     - the composition of the special committee, consisting solely of directors who are not our employees, and who have no financial interest in the proposed merger different from our unaffiliated stockholders generally;



     - the ability of the special committee to terminate the merger agreement if a superior proposal is received from a third party and not matched by Acquisition;

     - the fact that the special committee retained and received advice from its own legal counsel and financial advisor in evaluating, negotiating and recommending the terms of the merger agreement;



     - the fact that the merger must be approved by a majority of the unaffiliated stockholders voting on the merger agreement, unless otherwise waived by the special committee; and



     - the special committee's extensive negotiations and deliberations in evaluating the merger and the merger consideration.



     The special committee, as noted above, is composed solely of independent directors. The special committee members were informed by the special committee's counsel of their fiduciary duties to both the Company and the unaffiliated stockholders, and took action to retain independent legal and financial advice in connection with their consideration of the fairness of the merger. The special committee also adopted guidelines that it used to govern the process by which the special committee reviewed and considered the Barcelo proposal and the proposal submitted to the special committee by Acquisition. These guidelines were designed to help ensure a level playing field and that any transaction that occurred would be at a fair price for the Company's unaffiliated stockholders and would be the result of a fair process. The special committee determined that its members would be able to fulfill their fiduciary duties to the unaffiliated stockholders by virtue of their careful consideration of the terms of the transaction. To date, the special committee has met 34 times.



     The special committee also considered that the merger requires the approval of a majority of the unaffiliated stockholders voting on the merger (unless waived by the special committee) to provide further protection to the unaffiliated stockholders. The special committee noted that this approval by a majority of the unaffiliated stockholders voting on the merger was not required under the DGCL or by the relevant case law under the DGCL. However, the special committee felt strongly that this additional procedural safeguard should be employed and this voting requirement was a condition for which the special committee negotiated vigorously. Notwithstanding that, the special committee did determine in the course of negotiations with Acquisition over this provision that it was a reasonable compromise to Acquisition's reluctance to include this voting condition that only the votes of those unaffiliated stockholders who participated, either in person or by proxy at the special meeting of the Company's stockholders called to consider adoption of the merger agreement, be considered, and that this compromise did not vitiate this additional procedural safeguard that the special committee had chosen to employ to protect the interests of the unaffiliated stockholders since any unaffiliated stockholders who object to the terms of the transaction will have been afforded the opportunity to express their objection to the merger.



REASONS FOR THE BOARD'S RECOMMENDATION; MATERIAL FACTORS CONSIDERED; PROCEDURAL SAFEGUARDS EMPLOYED



     Our board of directors consists of eight directors, three of whom served on the special committee. Mr. Hammons recused himself from the June 14, 2005 meeting of the board of directors and thus did not participate in the board's deliberations or vote on the merger agreement. In reporting to our board of directors regarding its determination and recommendation, the special committee advised the other members of our board of directors of the process the special committee undertook and the guidelines that it followed in the course of reaching its determination to approve the merger agreement and the transactions involving the JQH Stockholders.



     Prior to the events described above as leading up to the merger agreement, Mr. Hammons had not indicated a desire or willingness to sell his interests in the Company. Until Mr. Hammons began preliminary discussions with potential acquirors about a possible transaction, our board of directors had not been contacted regarding a possible sale of the Company, and did not believe a transaction for the unaffiliated stockholders at a fair price was feasible without Mr. Hammons' involvement and approval.



     At its June 14, 2005 meeting, the board of directors considered all of the material factors that the special committee considered, as discussed above. In view of the wide variety of factors considered in connection with our board's evaluation and approval of the merger agreement and the complexity of those matters, the board of directors did not find it useful or practical to, and did not, quantify or otherwise assign relative or specific weights to the specific factors considered in reaching its determination. In addition, individual members of the board of directors may have assigned different weights to different factors. The board of directors determined, however, that overall, the positive consequences of the merger to us and the unaffiliated stockholders outweighed the negative factors and risks of the merger.



     The members of our board of directors, other than Mr. Hammons who had recused himself, based upon the determination and recommendation of the special committee, unanimously determined that the terms of the merger agreement and the merger are advisable and in the best interests of the unaffiliated stockholders and that the merger agreement and the merger are substantively and procedurally fair to the unaffiliated stockholders. In considering the procedural fairness to the unaffiliated stockholders, the board of directors noted that the merger agreement went beyond the stockholder vote requirement under Delaware law to require the approval of a majority of the unaffiliated stockholders voting on the merger agreement (unless waived by the special committee after determining that such waiver is in the best interest of the unaffiliated stockholders). The board of directors determined that this additional voting requirement, together with the appointment of the special committee of independent directors to act on behalf of the unaffiliated stockholders, the process engaged in by the special committee, and the other procedural safeguards described above, provided further protection to unaffiliated stockholders and that the result was a fair process that had resulted in a fair price for the Company's stock owned by the unaffiliated stockholders.



     The board of directors recommends that you vote FOR the adoption of the merger agreement. Except to the extent a recommendation is made in a person's capacity as a director, none of our executive officers has made any recommendation with respect to the merger or any other transaction contemplated by the merger agreement.



POSITION OF EILIAN, ACQUISITION AND MERGER SUB



     In this transaction, the merger agreement resulted from a vigorous arms' length negotiation between Eilian, Acquisition, Merger Sub and their counsel on one side, and the special committee and its counsel on the other side. Nevertheless, under a potential interpretation of the rules governing "going private" transactions, Eilian, Acquisition and Merger Sub may be deemed affiliates of the Company and required to express their beliefs as to the fairness of the merger to our unaffiliated stockholders. Each of Eilian, Acquisition and Merger Sub is making the statements included in this sub-section solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. Eilian, personally, and on behalf of each of Acquisition and Merger Sub, believes that the merger is substantively and procedurally fair to unaffiliated stockholders on the basis of the factors described below.



     Eilian, Acquisition and Merger Sub did not participate in the deliberations of the board of directors regarding, or receive advice from the special committee's legal or financial advisors as to, the fairness of the merger to unaffiliated stockholders. Eilian did not undertake a formal evaluation of the fairness of the merger or engage a financial advisor for such purposes. However, Eilian personally and on behalf of Acquisition and Merger Sub has adopted the analyses and conclusions of the Company's board of directors and its special committee based upon the reasonableness of those analyses and conclusions and Acquisition's and Merger Sub's knowledge and analysis of available information regarding the Company as well as discussions with members of senior management regarding our business, as well as the factors considered by, and the findings of, the Company's board of directors and special committee with respect to the fairness of the merger to our unaffiliated stockholders (see "Reasons for the Special Committee's Recommendation; Factors Considered" and "Reasons for the Board's Recommendation; Factors Considered"). Based on the foregoing, Eilian, Acquisition and Merger Sub believe that the merger is substantively and procedurally fair to unaffiliated stockholders.



     The foregoing discussion of the information and factors considered and given the weight by Eilian, Acquisition and Merger Sub in connection with the fairness of the merger agreement and the merger is not intended to be exhaustive, but is believed to include all material factors considered by Eilian. Eilian did not find it practicable to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching a position as to the fairness of the merger agreement and the merger. Eilian, Acquisition and Merger Sub believe that these factors provide a reasonable basis for their belief that the merger is substantively and procedurally fair to unaffiliated stockholders. This belief should not, however, be construed as a recommendation to any stockholder to vote to adopt the merger agreement. Acquisition and Merger Sub do not make any recommendation as to how unaffiliated stockholders should vote their shares relating to the merger or any related transaction.


POSITION OF THE JQH STOCKHOLDERS AS TO THE FAIRNESS OF THE MERGER


     The structure of the merger and related transactions provides the JQH Stockholders with the liquidity necessary to enable the Mr. Hammons to continue to develop, acquire, and manage hospitality properties while retaining an interest in the Partnership, and to free him of the burden of managing a publicly held company. Completing the merger and related transactions at this time will allow the JQH Stockholders to continue pursuing a number of development opportunities that they otherwise would not have been able to pursue. The Company's board of directors did not believe acquisition, development or management of additional hospitality properties was in the best interest of the unaffiliated stockholders because of the length of time involved in recouping the associated expenses. In addition to negotiating a potential transaction with Barcelo, as discussed under "Special Factors -- Background of the Merger," the JQH Stockholders also briefly considered selling their interests in the Company and the Partnership in order to achieve this objective, however such a transaction was determined to be significantly less attractive. Following completion of the merger and related transactions, the JQH Stockholders will have fixed interests in the Company that are not directly affected by its net book value and net earnings.



     Under the rules governing going private transactions, the JQH Stockholders are required to express their beliefs as to the substantive and procedural fairness of the merger to unaffiliated stockholders. The JQH Stockholders are making the statements included in this sub-section solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. Mr. Hammons has made the determination discussed below on behalf of the JQH Stockholders and believes that the merger is substantively and procedurally fair to the unaffiliated stockholders on the basis of the factors described below. Mr. Hammons formed and controls the JQH Trust. The sole stockholder of Hammons, Inc. is the JQH Trust. The JQH Trust and Hammons, Inc. own all of the limited partnership interests in the Partnership.



     The JQH Stockholders have not performed, or engaged a financial advisor to perform, any valuation or other analysis for the purposes of assessing the fairness of the merger to the unaffiliated stockholders; however, JQH Stockholders believe the merger is substantively fair to the unaffiliated stockholders. This determination was based primarily upon historical market prices of the Class A Common Stock, Mr. Hammons' general knowledge of hospitality property development costs and sales prices, his view of the going concern value of the Company, and the prior negotiations with Barcelo as discussed in "Special Factors -- Background of the Merger." While considered, current market prices for the Class A Common Stock, net book value and other indicia of substantive fairness were less important factors in this determination.



     The JQH Stockholders believe that the merger is procedurally fair in that the special committee acted solely on behalf of the unaffiliated stockholders for purposes of negotiating the terms of the merger agreement on an arms' length basis. In this regard, the JQH Stockholders note that the use of a special committee of independent directors, with independent advisors, is a mechanism recognized to facilitate the fairness of transactions of this type. The JQH Stockholders also note that Mr. Hammons did not participate in the deliberations or vote on the merger and that all of the other Company directors voted in favor of the merger agreement.


     The JQH Stockholders believe that these factors provide a reasonable basis for their belief that the merger is substantively and procedurally fair to the unaffiliated stockholders. This belief should not, however, be construed as a recommendation to any stockholder to vote to adopt the merger agreement.

OPINIONS OF LEHMAN BROTHERS

     Pursuant to an engagement letter, dated October 26, 2004, the special committee retained Lehman Brothers to act as its financial advisor in connection with the merger. As part of this engagement letter, Lehman Brothers delivered opinions to the special committee dated June 14, 2005 that, as of the date of the opinions, the $24.00 per share cash merger consideration was fair, from a financial point of view, to the unaffiliated stockholders and the allocation of consideration between the unaffiliated stockholders, on the one hand, and the JQH Stockholders, on the other hand, was reasonable from the point of view of the unaffiliated stockholders. The following describes the background of the special committee's engagement of Lehman Brothers and the opinions provided by Lehman Brothers.

     On October 26, 2004, the special committee retained the investment banking firm of Lehman Brothers to provide financial advisory services in relation to the special committee's review, evaluation and negotiation of a merger transaction proposed by Barcelo. Lehman Brothers was selected after the special committee had reviewed presentations and proposals made by several investment banking candidates. In reaching its decision, the special committee considered the merits of the various firms, the potential impact of prior relationships with the Company, the proposed fees, and the firms' relative experience in the lodging industry.

     Several of the candidates, including Lehman Brothers, had prior relationships with the Company. Lehman Brothers previously served as the underwriter for our outstanding Series A and Series B first mortgage notes, issued in connection with our 2002 bond offering. The special committee examined Lehman Brothers' involvement in the 2002 bond offering and concluded that it would not impair Lehman Brothers' ability to act in an independent manner on behalf of the special committee. In fact, the special committee concluded that we and the unaffiliated stockholders would likely benefit from Lehman Brothers' familiarity with the Company. After initial considerations, the special committee narrowed the candidates to Lehman Brothers and Smith Barney.

     In further weighing these two financial advisor candidates, the special committee considered the fact that, historically, Lehman Brothers had a very positive business relationship with Company. The special committee agreed that the historical treatment of the Company was not the primary issue upon which an evaluation of the firm should be made, but determined that, with two well-qualified firms to choose from, it was important to select a firm which they were confident would be an advocate for our unaffiliated stockholders. The special committee concluded that retaining a well-qualified firm that had demonstrated a positive attitude toward the Company in the past would be welcomed by our unaffiliated stockholders.

     On June 14, 2005, as part of its role as financial advisor to the special committee, Lehman Brothers rendered its oral fairness and reasonableness opinions (subsequently confirmed in writing) to the special committee that as of such date and, based upon and subject to certain matters stated therein, from a financial point of view, (i) the cash consideration to be received by the holders of the Class A Common Stock (other than the JQH Stockholders and their affiliates) pursuant to the merger agreement is fair to such unaffiliated stockholders, and (ii) the allocation of the consideration offered by Acquisition in the proposed transaction between the JQH Stockholders, on the one hand, and the unaffiliated stockholders, on the other hand, is reasonable from the point of view of the unaffiliated stockholders.


     THE FULL TEXT OF LEHMAN BROTHERS' WRITTEN FAIRNESS AND REASONABLENESS OPINIONS, DATED JUNE 14, 2005, ARE ATTACHED AS APPENDICES B-1 AND B-2 TO THIS PROXY STATEMENT. YOU SHOULD READ THE LEHMAN BROTHERS OPINIONS FOR A DISCUSSION OF THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, FACTORS CONSIDERED AND LIMITATIONS UPON THE REVIEW UNDERTAKEN BY LEHMAN BROTHERS IN RENDERING ITS OPINIONS.



     Lehman Brothers' opinions were provided to the special committee in connection with its evaluation of the proposed transactions and do not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to any matters relating to the proposed transactions. Lehman Brothers has consented to the inclusion of and references to its opinions in this proxy statement.


     The special committee imposed no limitations on the scope of Lehman Brothers' investigation or the procedures to be followed by Lehman Brothers in rendering its opinions, except that the special committee did not authorize Lehman Brothers to solicit, and Lehman Brothers did not solicit, proposals from third parties with respect to the purchase of the Company's business or Class A Common Stock. The form and amount of the total consideration to be received by the unaffiliated stockholders and the JQH Stockholders were determined through negotiations among Acquisition, the special committee and the JQH Stockholders. In arriving at its opinions, Lehman Brothers did not ascribe a single specific range of value to the Company or to the assets and other interests of the JQH Stockholders and their affiliates to be purchased by Acquisition under the various related agreements, but rather made its determination as to the fairness, from a financial point of view, of the consideration to be received by the unaffiliated stockholders and as to the reasonableness of the allocation of the total consideration, from a financial point of view and from the point of view of the unaffiliated stockholders, as between the unaffiliated stockholders and the JQH Stockholders and their affiliates on the basis of the multiple financial and comparative analyses described below. Lehman Brothers' advisory services and opinions were provided for the information and assistance of the special committee in connection with its consideration of the merger. The Lehman Brothers opinions are not intended to be and do not constitute a recommendation to any holder as to whether such holder should vote for or against the merger. Lehman Brothers was not requested to opine as to, and the Lehman Brothers opinions do not address, the Company's underlying business decision to proceed with or effect the merger.

     In arriving at its fairness and reasonableness opinions, Lehman Brothers reviewed and analyzed:

     - the merger agreement and the transaction agreement and the principal proposed terms of the proposed transactions as set forth therein and in annexes and exhibits thereto;


     - publicly available information concerning the Company and the JQH Stockholders and their affiliates, including the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2004, and the Company's Quarterly Reports on Form 10-Q for the quarters ended April 1, 2005 and July 1, 2005;


     - the Second Amended and Restated Agreement of Limited Partnership of John
       Q. Hammons Hotels, L.P.;


     - financial and operating information with respect to the business, operations and prospects of the Company furnished by the Company, including, without limitation, the projections described in "Discounted Cash Flow Analysis" below, prepared by management of the Company, including all material assumptions underlying the projections;


     - the trading history of the Company's Class A Common Stock from the date of the Company's initial public offering on November 16, 1994 to the date of Lehman Brothers' opinions and a comparison of that trading history with those of other companies that Lehman Brothers deemed relevant;

     - a comparison of the historical financial results and present financial condition of the Company with those of other companies that Lehman Brothers deemed relevant;

     - a comparison of the financial terms of the proposed transaction with the financial terms of certain other transactions that Lehman Brothers deemed relevant;

     - the results of the efforts by the JQH Stockholders and their affiliates, with the assistance of certain third party financial advisors, to solicit indications of interest from interested parties with respect to a sale of, or business combination with, the Company; and

     - the financial terms of an alternative proposal received from another potential buyer with respect to an acquisition of the Company.

     In arriving at its reasonableness opinion, Lehman Brothers also considered:

     - a comparison of the financial terms of the lines of credit to be provided to Mr. Hammons by Acquisition with the financial terms of certain other lines of credit we deemed relevant; and

     - the actuarial assumptions regarding male death probability that underlie the Social Security Administration's Period Life Table, updated November 19, 2004, as it pertained to Mr. Hammons.

     In addition, Lehman Brothers had discussions with the management of the Company concerning the businesses, operations, assets, financial conditions and prospects of the Company and have undertaken such other studies, analyses and investigations as Lehman Brothers deemed appropriate.

     In arriving at its fairness and reasonableness opinions, Lehman Brothers assumed and relied upon the accuracy and completeness of the financial and other information used by Lehman Brothers without assuming any responsibility for independent verification of such information and further relied upon the assurances of management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of the Company, upon advice of the Company, Lehman Brothers assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and that the Company will perform substantially in accordance with such projections. In arriving at its fairness and reasonableness opinions, Lehman Brothers did not conduct a physical inspection of the properties and facilities of the Company and did not make or obtain any evaluations or appraisals of the assets or liabilities of the Company. The Lehman Brothers opinions were necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of such opinions.

     In connection with the preparation and delivery of its fairness and reasonableness opinions, Lehman Brothers performed certain financial, comparative and other analyses as described below. The preparation of a fairness or reasonableness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances, and therefore, such opinions are not readily susceptible to summary description. Furthermore, in arriving at its fairness and reasonableness opinions, Lehman Brothers did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Lehman Brothers believes that its analyses must be considered as a whole and that considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinions.

     In arriving at its fairness and reasonableness opinions, Lehman Brothers considered the fairness from a financial point of view of the consideration that the unaffiliated stockholders are to receive in the merger. Lehman Brothers also performed various financial analyses, described more fully below, to arrive at a range of values for the interest of the JQH Stockholders and their affiliates in the Company and compared those values to the consideration to be received by the JQH Stockholders and their affiliates under the merger agreement and the transaction agreement and related agreements. Lehman Brothers compared the allocation of total consideration to be paid by Acquisition under the merger agreement and the related transaction agreements as between the unaffiliated stockholders, on the one hand, and the JQH Stockholders and their affiliates, on the other hand, with the allocation of total consideration in certain other transactions that Lehman Brothers believe are comparable. On the basis of the foregoing analyses and other factors, Lehman Brothers concluded that the allocation of the total consideration to be paid by Acquisition in the merger and the related transactions as between the JQH Stockholders and their affiliates, on the one hand, and the unaffiliated stockholders, on the other hand, is reasonable, from a financial standpoint and from the point of view of the unaffiliated stockholders, to the unaffiliated stockholders.

     In its analyses, Lehman Brothers made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company. Neither the Company, Lehman Brothers nor any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses were not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of the Company's assets do not purport to be appraisals or to reflect the prices at which the Company's assets actually may be sold.

     The following is a summary of the material financial analyses used by Lehman Brothers in connection with providing its fairness and reasonableness opinions to the special committee. Certain of the summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Lehman Brothers, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Rather, the analyses listed in the tables and described below must be considered as a whole. Considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the Lehman Brothers' fairness and reasonableness opinions.

  ANALYSES USED TO DERIVE THE VALUATION RANGES OF THE COMPANY'S CLASS A COMMON STOCK

     In determining the ranges of value of the Company's Class A Common Stock held by unaffiliated stockholders, Lehman Brothers used methodologies assuming the Company would (1) continue to operate as a "going concern", or (2) be sold as a result of a conventional marketing process, under non-hostile circumstances. Going concern valuation methodologies included comparable company analysis and discounted cash flow analysis. The sale valuation methodologies utilized a comparable transaction analysis, leveraged buyout analysis, and premiums paid analyses. Each of these methodologies was used to generate a reference equity value range on a per share basis. In such analyses where an aggregate dollar figure was calculated, the equity value range (in aggregate dollars) was divided by the number of fully diluted shares of the Company that are outstanding to derive an equity value per share range. The number of outstanding fully diluted shares was calculated on the basis of outstanding shares of Class A Common Stock and the dilutive effect of (i) outstanding options to purchase Class A Common Stock and (ii) full conversion of all the Class B Common Stock of the JQH Stockholders and their affiliates to Class A Common Stock and full redemption of all the limited partnership units of the JQH Stockholders and their affiliates in the Partnership for Class A Common Stock. All of the equity value per share ranges were derived using the various valuation methodologies described above support Lehman Brothers' fairness opinion.

     The various valuation methodologies noted above and the implied equity value per share ranges derived from these methodologies are included in the following table. This table should be read together with the more detailed descriptions set forth below. In particular, in applying the various valuation methodologies to the particular businesses, operations and prospects of the Company, and the particular circumstances of the merger, Lehman Brothers made qualitative judgments as to the significance and relevance of each analysis. In addition, Lehman Brothers made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company. Accordingly, the methodologies and the implied equity value per share ranges derived from these methodologies set forth in the table must be considered as a whole and in the context of the narrative description of the financial analyses, including the assumptions underlying these analyses. Considering the implied equity value per share ranges set forth in the table without considering the full narrative description of the financial analyses, including the assumptions underlying these analyses, could create a misleading or incomplete view of the process underlying, and conclusions represented by, Lehman Brothers' fairness and reasonableness opinions.

                                                              IMPLIED EQUITY
VALUATION METHODOLOGY                                         VALUE RANGE (1)
---------------------                                         ---------------
Comparable Company Analysis.................................  $20.28 - $25.69
Comparable Transaction Analysis.............................  $22.75 - $27.86
Discounted Cash Flow Analysis...............................  $20.00 - $24.00
Leveraged Buyout Analysis...................................  $16.00 - $20.00
Premiums Paid...............................................  $14.31 - $15.13
Premiums Paid--Cash Minority Squeeze-Out Transactions.......  $14.17 - $15.92

---------------

(1) Per share basis.

     Lehman Brothers did not attempt to combine these six analyses into one composite valuation range, nor did Lehman Brothers assign any particular absolute or relative quantitative weight to any of the analyses or other factors considered. To the contrary, Lehman Brothers arrived at its opinion by considering these analyses and such other factors as a whole and making qualitative judgments as to the significance and relevance of the various analyses and factors in light of one another. Lehman Brothers believes that its analyses must be considered as a whole and that considering any single analysis, without considering all analyses, could create a misleading or incomplete view of the process underlying, and conclusions represented by, Lehman Brothers' fairness opinion.

     Each of Lehman Brothers' analyses is described in more detail below.

  COMPARABLE COMPANY ANALYSIS


     In order to assess how the public market values shares of similar publicly traded companies, Lehman Brothers reviewed and compared specific financial and operating data relating to the Company with selected companies that Lehman Brothers deemed generally comparable to the Company. Lehman Brothers considered a number of criteria in selecting a universe of public lodging companies which it deemed to be generally comparable to the Company. Lehman Brothers' primary selection criteria used to select comparable companies included business model (owners of third party branded hotels), company size (enterprise values between approximately $500 million and $3.0 billion), asset type (owners of predominantly upscale, upper upscale and midscale full service hotels with revenue per available room levels comparable to the Company), asset geography (strong presence in secondary markets and smaller cities with lower concentrations in major urban or resort markets) and availability of public financial information with sufficient detail to accurately evaluate and compare financial performance and public market valuations. Lehman Brothers did not exclude any public lodging companies which it deemed met a majority of the criteria outlined above from its comparable public company analysis. These companies comprised a universe of six lodging companies (the "Lodging Peer Group").


     No company used in this analysis is directly comparable to the Company in terms of a number of important factors such as asset location, asset type, business model, size, corporate structure, dividend yield or tax situation. The Lodging Peer Group consists of:

     - FelCor Lodging Trust, Inc.

     - MeriStar Hospitality Corp.

     - Sunstone Hotel Investors, Inc.

     - Equity Inns, Inc.

     - Lodgian, Inc.

     - Winston Hotels, Inc.


     Using publicly available information, Lehman Brothers calculated and analyzed the ratio of each company's enterprise value to EBITDA. The enterprise value of each company was obtained by adding its short- and long-term debt to the sum of the market value of its common equity, the value of any preferred equity (at liquidation value), the book value of any minority interest, and subtracting its cash and cash equivalents. As of June 10, 2005, the Lodging Peer Group range of the ratio of enterprise value to projected 2005 EBITDA was 10.4x to 11.9x.



     Using publicly available information, Lehman Brothers calculated and analyzed the most recent quarterly RevPAR growth rate for the Lodging Peer Group and the Company. As of June 10, 2005, the Lodging Peer Group range of most recent RevPAR growth rates was 4.3% to 11.1%, compared to 2.3% for the Company. In addition, the projected 2005 EBITDA margins of the Lodging Peer Group remain significantly below historical levels, with variances ranging from 3.1% to 5.6% (as compared with actual 2000 EBITDA margins). However, the Company's projected 2005 EBITDA margin is only 0.9% lower than its actual 2000 EBITDA margin.


     Based upon the Company's recent RevPAR growth and less potential for margin improvement, Lehman Brothers believes the appropriate valuation multiple for the Company is lower than the public valuation multiples for the Lodging Peer Group. The comparable company valuation methodology yielded an implied equity value range for the Company's Class A Common Stock of $20.28 to $25.69, based upon a multiple range of 9.0x and 10.0x projected 2005 EBITDA. Lehman Brothers noted that the $24.00 per share offered in the merger falls within this range.

     However, because of the inherent differences between the business, operations, financial conditions and prospects of the Company and the business, operations, financial conditions and prospects of the Lodging Peer Group, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the comparable company analysis and accordingly also made qualitative judgments concerning differences between the financial and operating characteristics and prospects of the Company and the Lodging Peer Group that would affect the public trading values of each.

  COMPARABLE TRANSACTION ANALYSIS


     Lehman Brothers conducted a comparable transaction analysis to assess how other transactions were valued within the lodging sector. Lehman Brothers reviewed certain publicly available information related to these transactions to calculate the mean and median multiples of the last twelve months' ("LTM") EBITDA. Lehman Brothers considered a number of criteria in selecting transactions involving companies in the lodging industry which Lehman Brothers deemed generally comparable to the Company and the merger. Lehman Brothers' primary selection criteria used to select comparable transactions included business model (companies with significant owned real estate and lower contributions from franchise or management operations), company size (enterprise values between approximately $200 million and $3.0 billion), asset geography (strong presence in secondary markets and smaller cities with lower concentrations in major urban or resort markets) and availability of public financial information with sufficient detail to accurately evaluate and compare financial performance and transaction valuations. Lehman Brothers did not exclude any transactions which it deemed met a majority of the criteria outlined above from its comparable transaction analysis. Lehman Brothers selected and analyzed the following nine transactions (the "Comparable Transactions") within the lodging sector which were announced from April 1999 to March 2005:


COMPARABLE TRANSACTIONS

ACQUIRER                                                     TARGET
--------                                                     ------
Ashford Hospitality Trust, Inc. .........   Portfolio of 21 Hotels from affiliates of
                                            the Fisher Brothers, the Gordon Getty
                                            Trust and George Soros

The Blackstone Group.....................   Prime Hospitality Corp.

La Quinta Corporation....................   Limited Service Lodging Division of the
                                            Marcus Corporation

The Blackstone Group.....................   Extended Stay America, Inc.

CNL Hospitality Properties, Inc. ........   RFS Hotel Investors, Inc.

InTown Suites Management, Inc. ..........   Suburban Lodges of America, Inc.

The Blackstone Group.....................   Homestead Village, Inc.

Accor S.A. ..............................   Red Roof Inns, Inc.
SHP Acquisition, LLC.....................   Sunstone Hotel Investors Inc.

     The LTM EBITDA multiples for the Comparable Transactions ranged from 8.3x to 13.8x, with a mean of 10.6x and a median of 10.4x. Based on these comparable transactions, Lehman Brothers selected a range of LTM EBITDA multiples of 10.0x and 11.0x, implying an equity value per share range for the Company's Class A Common Stock of $22.75 to $27.86. Lehman Brothers noted that the $24.00 per share offered in the merger falls within this range.

     However, because the market conditions, rationale and circumstances surrounding each of the transactions analyzed were specific to each transaction and because of the inherent differences between the businesses, operations, financial condition and prospects of the Company, on the one hand, and the business, operations, financial condition and prospects of the companies included in the Comparable Transactions on the other hand, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis and, accordingly, also made qualitative judgments concerning differences between the characteristics of these transactions and the merger that would affect the acquisition values of the Company and such acquired companies.

  DISCOUNTED CASH FLOW ANALYSIS


     As part of its analysis, Lehman Brothers prepared a discounted cash flow model utilizing financial operating projections prepared by the management of the Company. In its discounted cash flow analysis, Lehman Brothers utilized a weighted average cost of capital range of 8.5% to 9.5% and a terminal valuation range of 8.5x to 9.5x 2010 EBITDA. Lehman Brothers based its weighted average cost of capital estimates on a calculation of the Company's cost of equity capital calculated utilizing the capital asset pricing model, estimates for the current market rate for the Company's debt and a target capital structure with between 60% to 80% debt to capital ratio. Lehman Brothers estimated a range of terminal value multiples based on the historical EBITDA trading multiple range of the Company. These selected terminal value multiples implied perpetuity growth rates ranging from 1.8% to 3.5%.


     The financial operating projections based on the Company management's best estimates as of June 9, 2005, reflected these assumptions:

     - net sales of $456.8 million for 2005, which included 2.3% RevPAR growth, an average daily rate of $103.95 and occupancy rate of 66.5%;

     - increases in net sales of 6.0%, 4.0%, 3.6%, 3.5%, 3.1%, and 3.1% in 2005,
       2006, 2007, 2008 2009, and 2010, respectively;

     - target EBITDA margins of 27.6%, 27.8%, 28.1%, 28.4%, 28.7%, and 28.9% in
       2005, 2006, 2007, 2008, 2009 and 2010, respectively;

     - an operational tax rate of approximately 34 percent each year; and

     - capital expenditures of $43.5, $30.0, $30.9, $31.8, $32.8 and $33.8 million in 2005, 2006, 2007, 2008, 2009 and 2010, respectively.

     The discounted cash flow valuation methodology yielded implied equity value ranges for the Company's Class A Common Stock of $20.00 to $24.00. Lehman Brothers noted that the $24.00 per share offered in the merger falls within this range.

  LEVERAGED BUYOUT ANALYSIS

     Lehman Brothers performed a second discounted cash flow analysis for the Company assuming a purchase of the Company by a private buyer in a leveraged buyout. Lehman Brothers utilized the financial projections provided by the management of the Company in performing its leveraged buyout analysis. Lehman Brothers calculated cash flows through 2009, defined as EBITDA less capital expenditures. Then, to arrive at cash flows to equity, Lehman Brothers subtracted from unlevered free cash flows an interest expense calculated assuming the cost of new debt at 6.5%. Transaction costs of $62.9 million were also assumed, which includes an estimated cost to tender for the Company's public bonds.

     In conducting this analysis, Lehman Brothers assumed terminal EBITDA multiples of 8.5x, 9.0x and 9.5x and assumed that acquisition financing could be obtained in the high yield market and bank finance markets in an amount not in excess of 7.0x estimated LTM EBITDA. Lehman Brothers assumed that a minimum internal rate of return ranging from the high teens to mid twenties on equity invested during a five-year period would be required by a financial acquirer.

     The leveraged buyout valuation methodology yielded an implied equity value per share range for the Company's Class A Common Stock of $16.00 to $20.00. Lehman Brothers noted that the $24.00 per share offered in the merger falls above this range.

  PREMIUMS PAID ANALYSIS

     Lehman Brothers conducted a comparable transactions analysis to assess how similar transactions were valued. Lehman Brothers reviewed certain publicly available information related to comparable transactions to calculate the amount of the premiums paid by acquirers to the acquired companies' stockholders. Lehman Brothers selected and analyzed the following corporate level transactions (the "Comparable Transactions -- Premiums Paid") which were valued between $1.0 billion and $1.5 billion and announced over the last twelve months.

PREMIUMS PAID

ACQUIRER                                                            TARGET
--------                                                            ------
UPS...................................................   Overnite Corp.

3M Corp. .............................................   Cuno Inc.

Shire Pharmaceuticals Group PLC.......................   Transkaryotic Therapies Inc.

Goldner Hawn Johnson..................................   ShopKo Stores Inc.

Centro Watt America REIT III..........................   Kramont Realty Trust

Investor Group........................................   Sola International Inc.

GE Infrastructure.....................................   Ionics Inc.

Movie Gallery Inc. ...................................   Hollywood Entertainment Corp.

Valero LP.............................................   Kaneb Services LLC

Blackstone Real Estate................................   Boca Resorts Inc.

Constellation Brands Inc. ............................   Robert Mondavi Corp.

Cendant Corp. ........................................   Orbitz Inc.

PL Retail LLC.........................................   Price Legacy Corp.

Marquee Holdings Inc. ................................   AMC Entertainment Inc.

     For each of the transactions included in the previous table, Lehman Brothers calculated the premiums paid by the acquirer by comparing the per share purchase price in each transaction to the historical stock price of the acquired company as of one day, one week and one calendar month prior to the announcement date. The premiums paid valuation methodology yielded an implied equity value per share range for the Company's Class A Common Stock of $14.31 to $15.13, based upon the range of premiums of 26.5% to 38.1% applied to the closing stock price on the trading day prior to the October 18, 2004 public announcement by Barcelo of its offer. Lehman Brothers noted that the $24.00 per share offered in the merger falls above this range.

     Because the market conditions, rationale and circumstances surrounding each of the transactions analyzed were specific to each transaction and because of the inherent differences between the businesses, operations, financial condition and prospects of the Company and the acquired businesses analyzed, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis and, accordingly, also made qualitative judgments concerning differences between the characteristics of these transactions and the merger that would affect the acquisition values of the Company and such acquired companies.

PREMIUMS PAID ANALYSIS -- CASH MINORITY SQUEEZE-OUT TRANSACTIONS

     Lehman Brothers conducted a comparable transaction analysis to assess how similar transactions were valued in a minority squeeze-out setting. Lehman Brothers reviewed certain publicly available information related to comparable transactions to calculate the amount of the premiums paid by acquirers of minority interests. Lehman Brothers selected and analyzed the following corporate level transactions with a minimum acquired equity value of $100 million. This analysis included completed or pending transactions since 1998 where an acquirer owned over 50% of the target before the transaction.

PREMIUMS PAID -- CASH MINORITY SQUEEZE-OUT TRANSACTIONS

ACQUIRER                                                       TARGET
--------                                                       ------
France Telecom SA..............................  Equant NV

Danisco A/S....................................  Genencor International Inc.

Telecom Italia S.p.A. .........................  Telecom Italia Mobile S.p.A.

Cox Enterprises Inc. ..........................  Cox Communications

ICN Pharmaceuticals, Inc. .....................  Ribapharm Inc.

Samuel J. Heyman...............................  International Specialty Products

Lennar Corp. ..................................  Fortress Group Inc.

Sabre Holdings Corp. ..........................  Travelocity.com Inc.

Toronto-Dominion Bank..........................  TD Waterhouse Group Inc.

Electronic Data Systems Corp. .................  Unigraphics Solutions Inc.

Westfield America Trust........................  Westfield America

Credit Suisse First Boston.....................  CSFBdirect

News Corp. Ltd. ...............................  BHC Communications Inc.

Enron Corp. ...................................  Azurix Corp.

Ford Motor Co. ................................  Hertz Corp.

Phoenix Home Life Mutual.......................  Phoenix Investment Partners

Telecom Corp. of New Zealand...................  AAPT Ltd.

BP Amoco PLC...................................  Vastar Resources Inc.

Peter B. Cherry................................  Cherry Corp.

Hartford Financial Services Group Inc. ........  Hartford Life Inc.

Alcoa Inc. ....................................  Howmet International

Security Capital Group Inc. ...................  Homestead Village Inc.

Thermo Instrument Systems Inc. ................  Thermo BioAnalysis Corp.

Citigroup Inc. ................................  Travelers Property Casualty Corp.

Boise Cascade Corp. ...........................  Boise Cascade Office Products Corp.

Israel Chemicals Ltd. .........................  Dead Sea Works

Elyo...........................................  Trigen Energy Corp.

Vivendi SA.....................................  Aqua Alliance Inc.

McDermott International Inc. ..................  J Ray McDermott SA

Viacom Inc. ...................................  Spelling Entertainment Group Inc.

Tech Data Corp. ...............................  Computer 2000 AG

Allmerica Financial Corp. .....................  Citizens Corp.

     For each of the transactions included in the previous table, Lehman Brothers calculated the premiums paid by the acquirer by comparing the per share purchase price in each transaction to the historical stock price of the acquired company as of one day, seven days, thirty days and ninety days prior to the announcement date. The premiums paid valuation methodology yielded an implied equity value per share range for the Company's Class A Common Stock of $14.17 to $15.92, based upon the range of premiums of 25.3% to 40.7% applied to the closing stock price on the trading day prior to the October 18, 2004 public announcement by Barcelo of its offer. Lehman Brothers noted that the $24.00 per share offered in the merger falls above this range.

     Because the market conditions, rationale and circumstances surrounding each of the transactions analyzed were specific to each transaction and because of the inherent differences between the businesses, operations, financial conditions and prospects of the Company and the acquired businesses analyzed, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis and, accordingly, also made qualitative judgments concerning differences between the characteristics of these transactions and the merger that would affect the acquisition values of the Company and such acquired companies.

  ANALYSES USED TO DERIVE THE REASONABLENESS OF THE ALLOCATION OF THE CONSIDERATION

     In determining the reasonableness of the allocation of the consideration, from the point of view of the unaffiliated stockholders, between the JQH Stockholders, on the one hand, and the unaffiliated stockholders, on the other hand, Lehman Brothers compared the ratio of the aggregate consideration provided to the JQH Stockholders relative to the aggregate consideration provided to the unaffiliated stockholders with the ratio of the fully diluted economic interest of the JQH Stockholders in the Company relative to the unaffiliated stockholders' fully diluted economic interest in the Company. Lehman Brothers also compared the ratio of the aggregate consideration provided to the JQH Stockholders relative to the aggregate consideration provided to the unaffiliated stockholders with the ratio of the voting interest of the JQH Stockholders in the Company to the unaffiliated stockholders' voting interest in the Company.

     In analyzing the financial consideration provided to the JQH Stockholders, Lehman Brothers reviewed the terms and conditions of the transactions set forth in the Amended and Restated Transaction Agreement, dated June 14, 2005, by and among John Q. Hammons, Revocable Trust of John Q. Hammons, Hammons, Inc., JD Holdings, LLC and Acquisition and the exhibits and schedules, referred to as the "transaction agreement." Based on representations and warranties in the merger agreement and other assurances provided, Lehman Brothers understood, and had assumed, that these agreements are all of the agreements, commitments and understandings between the JQH Stockholders and their affiliates, on the one hand, and Acquisition and its affiliates, on the other hand, and that there have been and will be no material modifications to these documents and no other agreements or arrangements between them.

     A number of the terms in the transaction agreements may either add to or subtract from the net value realized by the JQH Stockholders in the transactions. In addition, a number of these terms have a quantifiable value from a financial point of view; however, certain other terms presently do not have a quantifiable value from a financial point of view. Lehman Brothers considered both the quantifiable and non-quantifiable terms in its determination of the reasonableness of the allocation.

  QUANTIFIABLE TERMS

     Given that the quantifiable terms of the transaction agreements contain provisions whose value is dependent on the survival of Mr. Hammons, who is 86 years old, Lehman Brothers examined the consideration value provide to the JQH Stockholders under three scenarios:

     - a scenario assuming the immediate demise of Mr. Hammons upon closing;

     - a scenario assuming Mr. Hammons lives beyond the term of the transaction agreements; and

     - a probability weighted scenario, based on mortality rates provided by the U.S. Social Security Administration's Period Life Table (updated November
       2004).


     Under each of these three scenarios, Lehman Brothers analyzed the value of the following quantifiable terms of the transactions:



     - the present value of the $335 million preferred interest to the JQH Stockholders using a discount rate range of 6.0% to 8.0%;



     - the after-tax interest expense savings on the line-of-credit to be provided to Mr. Hammons versus the estimated financial terms of certain other lines-of-credit at market interest rates ranging from London InterBank Offered Rate ("LIBOR") plus 400 basis points to LIBOR plus 600 basis points;



     - the value of the 269,100 shares of Class A Common Stock owned by the JQH Stockholders;



     - the value of the 335,000 Class A Common Stock options owned by the JQH Stockholders;

     - the estimated equity value of the Chateau Lake Hotel;



     - the estimated value of Mr. Hammons' management company distribution; and



     - the estimated value of the JQH Stockholders' equity interests in the surviving corporation.


     The implied valuation of the interest of the JQH Stockholders based upon these scenarios yields a total range of $201 million to $248 million, or $11.95 to $14.74 per share.

     At the midpoint of the above valuation range, the allocation of the aggregate consideration provided to the JQH Stockholders relative to the aggregate consideration provided to the unaffiliated stockholders is 60.6% to the JQH Stockholders and 39.4% to the unaffiliated stockholders. Lehman Brothers compared that allocation with the 72.5% fully diluted economic interest of the JQH Stockholders in the Company relative to the unaffiliated stockholders' 27.5% fully diluted economic interest in the Company. Lehman Brothers also compared the allocation with the 70.4% voting interest of the JQH Stockholders in the Company relative to the unaffiliated stockholders' 29.6% voting interest in the Company. Lehman Brothers noted that the allocation of the consideration is within a reasonable range, from a financial point of view and from the point of view of the unaffiliated stockholders, relative to the economic and voting interests of the JQH Stockholders, on the one hand, and the unaffiliated stockholders, on the other hand.


  NON-QUANTIFIABLE TERMS AND REASONABLENESS OF ALLOCATION CONSIDERATION


     Lehman Brothers considered and made inquiries regarding these certain non-quantifiable terms and had no information to believe the net effect of these terms would be material to the valuation of the consideration, from a financial point of view and from the point of view of the unaffiliated stockholders, to the JQH Stockholders or to an assessment of the reasonableness of that consideration relative to the consideration being paid for the unaffiliated stockholders. The non-quantifiable terms of the transaction agreements include, among other things, tax indemnity, rights of first refusal for both the JQH Stockholders and Acquisition, non-competition agreements, and the availability of a line-of-credit provided to the JQH Stockholders in the context of the proposed transaction relative to an "arms-length" line-of-credit.


LEHMAN BROTHERS' ACTIVITIES AND ARRANGEMENTS WITH THE COMPANY


     Lehman Brothers is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The special committee selected Lehman Brothers because of its expertise and reputation and because its investment banking professionals have substantial experience in transactions comparable to the merger.

     In the ordinary course of its business, Lehman Brothers may actively trade in the debt or equity securities of the Company for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.


     Pursuant to a letter agreement, the Company agreed to pay Lehman Brothers an opinion fee equal to $1,000,000 which was payable upon earlier of (i) Lehman Brothers' delivery of its initial opinion to the special committee, (ii) January 31, 2005, or (iii) following the public announcement by a potential acquirer of a tender offer for the Company, provided that Lehman Brothers is prepared to deliver its final written analysis of the offer or its initial opinion. The Company also agreed to pay Lehman Brothers an additional fee of $500,000 payable upon the consummation of a transaction, provided that an opinion has been delivered to the special committee in connection with such transaction. In addition, Lehman Brothers' engagement letter entitles it to reimbursement of its expenses and to indemnification by the Company for certain liabilities that may arise out of Lehman Brothers' engagement and its rendering of the fairness and reasonableness opinions.

                   INTERESTS OF CERTAIN PERSONS IN THE MERGER

INTERESTS OF COMPANY DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER


     In considering the recommendation of the board of directors with respect to the merger agreement, you should be aware that certain of our executive officers and directors have interests in the transactions contemplated by the merger agreement that may be different from, or in addition to, the interests of our unaffiliated stockholders generally. Our board of directors was aware of these interests and considered them, among other matters, in making its recommendations.


INTERESTS OF THE JQH STOCKHOLDERS

     Mr. Hammons, our founder, chairman of the board and chief executive officer, and his affiliates have entered into agreements with Acquisition and Merger Sub and their affiliates that contemplate a number of arrangements, some of which have begun and others that will take place at the time of or after the merger, including the following:

     - Acquisition has secured an interim $25 million line of credit from iStar to Mr. Hammons and the JQH Trust from June 14, 2005 through the effective date of the merger;

     - After the merger, Acquisition will provide a $275 million line of credit, backed by iStar, to a to-be-formed entity owned by Mr. Hammons and the JQH Trust to finance his ongoing hotel development business;

     - The JQH Stockholders will contribute to Acquisition substantially all of their partnership interests in the Partnership in exchange for 100% of a class of preferred interests in the Partnership;

     - The Chateau on the Lake Resort and Convention Center and certain management related assets will be distributed to the JQH Trust in redemption of a portion of its partnership interest in the Partnership; and

     - An entity to be formed by the JQH Stockholders will provide management services to the surviving corporation after the merger.


     The various arrangements between the JQH Stockholders and Acquisition and its affiliates are discussed in more detail below in the Section entitled "Transactions Related to the Merger" beginning on Page 57.


INTERESTS OF COMPANY EXECUTIVE OFFICERS

  SEVERANCE OR CHANGE IN CONTROL PAYMENTS.

     Debra M. Shantz and Paul E. Muellner each have an employment agreement with us that provides that, in the event there is a change-in-control of the Company, such officer may terminate the agreement, and we will pay him or her 12 times his or her monthly salary and an amount equal to his or her bonus for the prior fiscal year.

  EMPLOYMENT AFTER THE MERGER

     Following the merger, our executive officers will be employed by an affiliate that Mr. Hammons will form to manage and develop hotel properties, including the Company's hotels, and to carry out the various agreements and transactions related to the merger.

  STOCK OPTIONS

     At the time of the merger, all stock options for shares of Class A Common Stock, whether or not vested, held by our directors, officers and employees under our equity compensation plans will be cancelled. In exchange for any rights associated with those options, each holder of a stock option will receive a cash bonus payment equal to the product of (1) the excess, if any, of $24.00 over the applicable per share exercise price of such option, and (2) the number of shares subject to the cancelled option (less any applicable withholding taxes).


     Based on options outstanding as of August 5, 2005, the payment by the Company related to unexercised options held by executive officers will be approximately $18,650,000.


  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Pursuant to the merger agreement, Acquisition and the surviving corporation will provide indemnification, for six years from the effective time of the merger, to any officer or director of the Company or any of its subsidiaries equivalent to the indemnification and advancement of expenses provided for in our certificate of incorporation. For six years after the merger, Acquisition and the surviving corporation will also, to the fullest extent not prohibited by applicable law, indemnify and hold harmless those persons against all reasonable expenses, losses or amounts paid in settlement in respect of any threatened, pending or completed claim or proceeding arising out of the fact that he or she is or was a director or officer, or arising out of acts or omissions occurring before the merger, including actions related to the approval of the merger agreement and the merger.

     The merger agreement also requires us to maintain a "tail" policy under our existing directors and officers liability insurance policy for six years after the merger.

     In the event of any consolidation, merger or transfer of all or substantially all of the assets of Acquisition or the surviving corporation, Acquisition and the surviving corporation will be required to make proper provision so that any successor of Acquisition or the surviving corporation will assume these indemnification obligations.

INTERESTS OF COMPANY DIRECTORS

  COMPENSATION OF MEMBERS OF SPECIAL COMMITTEE

     Each member of the special committee received as consideration for his service on the special committee payments of $1,000 per meeting. Receipt of such payments was not contingent on the special committee's approval of the merger agreement. Members of the special committee also received their regular compensation as non-employee members of the board of directors.

  STOCK OPTIONS


     As noted above, at the time of the merger, all stock options for shares of Class A Common Stock, whether or not vested, held by our directors, officers and employees under our equity compensation plans will be cancelled. In exchange for any rights associated with those options, each holder of a stock option will receive a cash bonus payment equal to the product of (1) the excess, if any, of $24.00 over the applicable per share exercise price of such option, and (2) the number of shares subject to the cancelled option (less any applicable withholding taxes). Based on options outstanding as of August 5, 2005, the payment by the Company related to unexercised options held by directors will be approximately $6,322,125.


  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     As discussed above, Acquisition and the surviving corporation will provide certain indemnification and related protections to officers and directors equivalent to protections currently provided to those individuals.


AGREEMENTS BETWEEN ACQUISITION AND CERTAIN UNAFFILIATED STOCKHOLDERS



     On January 31, 2005, Acquisition entered into Stockholders Agreements with certain of our unaffiliated stockholders in which those unaffiliated stockholders agreed to support an offer by Acquisition to purchase our shares of Class A Common Stock at a price of not less than $24.00 per share, if Acquisition made such an offer. Those Stockholders Agreements were later extended through the earlier of the closing of the merger or October 31, 2005. The unaffiliated stockholders signing the agreements also agreed to support and vote in favor of Acquisition's proposal and against any other competitive proposal or other proposal that is inconsistent with or detrimental to the consummation of Acquisition's proposal. Acquisition agreed that, in the event any of the unaffiliated stockholders signing the Stockholders Agreement sell (or are eligible to sell) shares of our common stock under an offer made during the term of the Stockholders Agreements at a price above $24.00 per share, each of those unaffiliated stockholders will pay Acquisition an amount equal to 20% of such stockholder's sale price (or available sale price) above $24.00 per share.


                                   THE MERGER


     This section of the proxy statement describes significant aspects of the proposed merger. Although we believe that the description covers the material terms of the merger, this summary may not contain all of the information that is important to you. You are encouraged to carefully read this entire proxy statement and the other documents we refer you to for a more complete understanding of the merger. In addition, we incorporate important business and financial information into this proxy statement by reference. You may obtain the information incorporated by reference into this proxy statement without charge by following the instructions in this section entitled "Where You Can Find Additional Information" that begins on Page 75 of this proxy statement.


EFFECTIVE TIME OF MERGER

     If the merger agreement is adopted by the requisite votes of stockholders and the other conditions to the merger are satisfied, or waived to the extent permitted pursuant to the merger agreement, the merger will become effective at the time the certificate of merger is filed with the Delaware Secretary of State or at such later time as the parties agree and specify in the certificate of merger. If stockholders adopt the merger agreement, the parties intend to complete the merger as soon as practicable thereafter. The closing will take place on the date on which the last of the conditions to the closing set forth in the merger agreement have been satisfied or waived or such other date as the parties to the merger agreement agree upon. Because the merger is subject to certain conditions, the exact timing of the merger cannot be determined.

     We or Acquisition may terminate the merger agreement before it is effective under specified circumstances, before or after adoption of the merger agreement by stockholders. We describe additional details on the termination of the merger agreement in "The Merger Agreement - Termination" below.

STRUCTURE

     At the time of the merger, Merger Sub will merge into the Company. The Company will continue to exist after the merger as the surviving corporation and will be a subsidiary of Acquisition, and will hold all of the property, rights, privileges, powers and franchises of the Company and of Merger Sub, as well as all of the debts, liabilities, obligations, restrictions, disabilities and duties of the Company and of Merger Sub. Following the merger, our Class A Common Stock will be delisted from the American Stock Exchange, deregistered under the Exchange Act and will no longer be publicly traded.

TREATMENT OF STOCK AND OPTIONS

  CLASS A COMMON STOCK

     At the effective time of the merger, each share of our Class A Common Stock issued and outstanding immediately prior to the effective time of the merger will automatically be cancelled and will cease to exist and will be converted into the right to receive $24.00 in cash, without interest, other than treasury shares or shares of Class A Common Stock held by Acquisition, Merger Sub or us, and shares of Class A Common Stock as to which our stockholders demand appraisal rights in compliance with Delaware law.

  CLASS B COMMON STOCK

     At the effective time of the merger, each share of our Class B Common Stock issued and outstanding immediately prior to the effective time of the merger will remain outstanding as one share of common stock of the surviving corporation with the rights set forth in the Certificate of Incorporation of the surviving corporation, as amended at the effective time of the merger.

  COMPANY STOCK OPTIONS

     At the effective time of the merger, all stock options exercisable into shares of our Class A Common Stock, whether or not vested, will be cancelled. In exchange for any rights associated with those options, each holder of a stock option will receive a cash bonus payment equal to the product of (1) the excess, if any, of $24.00 over the applicable per share exercise price of such option, and (2) the number of shares subject to the cancelled option (less any applicable withholding taxes). We have agreed to take all actions necessary prior to the effective time of the merger to cause all stock options to be terminated prior to the effective time of the merger.

  NO FURTHER OWNERSHIP RIGHTS

     After the effective time of the merger, each of our outstanding certificates representing shares of our Class A Common Stock, other than shares held by stockholders who exercise appraisal rights, will represent only the right to receive the merger consideration, and each of our outstanding certificates representing shares of our Class B Common Stock will represent only the right to receive shares of common stock of the surviving corporation. The merger consideration paid upon surrender of each certificate representing shares of Class A Common Stock will be paid in full satisfaction of all rights pertaining to the shares of our Class A Common Stock represented by that certificate.

     We have appointed Wachovia Bank, N.A., to act as paying and exchange agent under the merger agreement, and will deposit with the paying agent cash in an amount necessary to pay all of the merger consideration (i.e., $24.00 for each share of Class A Common Stock outstanding immediately prior to the effective time of the merger).


     Within three business days after the effective time of the merger, the paying agent will mail a letter of transmittal and instructions to you and the other unaffiliated stockholders which will tell you how to surrender your stock certificates in exchange for the merger consideration. You should not return your stock certificates with the enclosed proxy and you should not send your stock certificates to the paying agent without a letter of transmittal.


     The paying agent will pay your merger consideration after you have (i) surrendered your certificates to the paying agent, together with such letter of transmittal and (ii) provided to the paying agent any other items specified by the letter of transmittal. If you do not comply with these requirements within 180 days after the merger, the portion of the merger consideration held by the paying agent will be delivered to Acquisition upon its request, and you must thereafter look solely to Acquisition for merger consideration payable upon due surrender of your certificates. Interest will not be paid or accrue on cash payments of merger consideration. The paying agent is entitled to reduce the amount of any merger consideration paid to you by any applicable deductions and withholding taxes.

     YOU SHOULD NOT RETURN YOUR STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD AND YOU SHOULD NOT FORWARD YOUR STOCK CERTIFICATES TO THE PAYING AGENT WITHOUT A LETTER OF TRANSMITTAL.

     You will not be entitled to receive the merger consideration until you surrender your Class A Common Stock certificate or certificates to the paying agent, together with a duly completed and executed letter of transmittal and any other documents the paying agent may reasonably require. The merger consideration may be paid to a person other than the person in whose name the corresponding stock certificate is registered if the stock certificate is properly endorsed or is otherwise in the proper form for transfer. In addition, the person requesting payment must either pay any applicable stock transfer taxes or establish to the reasonable satisfaction of the paying agent that such stock transfer taxes have been paid or are not applicable.

     Neither Acquisition nor the Company will be liable to any holder or former holder of Class A Common Stock or to any other person with respect to any portion of the merger consideration (or dividends or distributions with respect thereto), or for any cash amounts, properly delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar law.

     If any certificate has been lost, stolen or destroyed, the person claiming such certificate to be lost, stolen or destroyed may provide an affidavit and deliver a bond, in such reasonable amount as Acquisition may require as indemnity against any claim that may be made against the paying agent, Acquisition or the Company with respect to such certificate, prior to the paying agent issuing the merger consideration in exchange for such lost, stolen or destroyed certificate.

     At the effective time of the merger, we will close our stock transfer books. After that time, if you present Class A Common Stock certificates to us, we will exchange them for cash as described in this section.

     After the merger, you will cease to have any rights as a stockholder of the Company, other than the right to surrender your certificate in exchange for payment of the merger consideration or to exercise your appraisal rights under the DGCL.

SOURCE OF FUNDS, MERGER FINANCING

     The total amount of funds necessary to complete the merger and the related transactions is anticipated to be approximately $180,428,010, consisting of

     - approximately $158,366,370 to pay our Class A Common Stock holders and option holders the amounts due to them under the merger agreement, assuming no exercise of appraisal rights, and

     - approximately $22,061,640 to pay fees and expenses in connection with the merger, the financing arrangements and the various financing transactions with the JQH Stockholders.

     These funds are anticipated to come from the following sources:

     - up to approximately $21 million of equity financing to be provided primarily by Mr. Eilian to Acquisition, evidenced by a commitment letter from Mr. Eilian dated June 23, 2005;

     - up to $165 million acquisition debt facility provided by iStar to Acquisition, evidenced by a commitment letter from iStar to Acquisition dated June 14, 2005; and

     - the Company's excess cash on hand (which may be used only to pay certain expenses).

     The commitment letter from Mr. Eilian terminates on the earlier of the consummation of the merger or the termination of the merger agreement and requires that all conditions to the closing of the merger in the merger agreement be satisfied.

     The iStar commitment letter imposes certain terms and conditions on the acquisition debt facility from iStar to Acquisition (in an amount up to $165 million) including:

     - Mr. Eilian must contribute to Acquisition up to approximately $25 million in cash equity; to the extent that the aggregate cash costs of the merger and related transactions are less than $190 million, Mr. Eilian will contribute 13.15% of such costs and the amount of the acquisition debt facility will be 86.85% of such costs;

     - all proceeds of the acquisition debt facility, along with cash to be contributed by Mr. Eilian, must be used to finance the acquisition of the Class A Common Stock, payments related to stock options and transaction costs, including the origination fee with respect to iStar's lines of credit to Acquisition and, indirectly, the JQH Stockholders;

     - the acquisition debt facility will run for six months after the merger, except the portion representing an advance for the payment of the origination fees which will have a five-year term;

     - an origination fee of 10% of the amount of the acquisition debt facility based on the amount of the acquisition debt facility minus the amount of the origination fee on both the JQH Stockholders' long-term line of credit and this acquisition debt facility;

     - interest will be 10% per year, accruing monthly;

     - iStar will receive an ongoing participation or equity interest, so long as Acquisition or Mr. Eilian or any of their respective affiliates own a direct or indirect interest in the Partnership or the assets owned by the Partnership, in the amount of 10% of all distributions from or with respect to the Partnership or consideration from the sale, transfer or other conveyance of the Partnership or its assets received by Mr. Eilian and/or his affiliates in excess of a return of his contribution to Acquisition plus a yield of 10% per year, compounded monthly, on the outstanding amount of such contribution from time to time;

     - as collateral, iStar will receive a senior perfected security interest in all of Acquisition's and our equity in the ultimate general partner of the Partnership;

     - iStar will have the right to provide to Acquisition, Mr. Eilian and the Partnership any third-party financing incurred in connection with (i) the acquisition of any hotel or other properties, (ii) any refinancings, and
       (iii) the exercise of any right of first refusal by Mr. Eilian or his affiliates with regard to any properties owned by the JQH Stockholders or their affiliates; and

     - in the event that Mr. Eilian, Acquisition or any of their affiliates closes any one or more other transactions substantially similar to the merger and the related transactions, and Acquisition does not close on this acquisition debt facility, iStar will be paid a termination fee in the amount of 10% of the amount of this acquisition debt facility, payable upon closing of such other transactions, and iStar will be granted the participation or equity interest discussed above.


     In addition to the financing of the merger, the JQH Stockholders executed a separate short-term line of credit with iStar, providing Mr. Hammons and JQH Trust with a $25 million line of credit available until the earlier of one year or the closing of the merger. iStar's commitment letter for up to $165 million of funding for the merger also provides for a $275 million line of credit to an affiliate to be formed by the JQH Stockholders identified as "Project Holdco," through back-to-back credit agreements between iStar and a limited liability company affiliated with Acquisition and controlled by Mr. Eilian (referred to as "Lendco"). Under those credit agreements, Lendco will provide the $275 million line of credit to Project Holdco, with Lendco's obligation to loan those funds backed by iStar. We describe these arrangements with the JQH Stockholders in more detail in "Transactions Related to the Merger" beginning on Page 57.


LITIGATION CHALLENGING THE MERGER

     Two class action lawsuits were filed against us in the fall of 2004 in the Court of Chancery of the State of Delaware in and for New Castle County:

     - Jolly Roger Fund L.P. and Jolly Roger Offshore Fund, Ltd. vs. John Q. Hammons Hotels Inc., et al, filed October 19, 2004, and

     - Garco Investments LLP v. John Q. Hammons Hotels, Inc., et al., filed October 20, 2004.


Both actions originally sought injunctive relief to prevent any merger transaction and asserted that the original price offered to the unaffiliated stockholders was not equivalent to the "sweetheart deal" offered to Mr. Hammons. These lawsuits have been consolidated into one action and the complaint has been amended to seek compensation, attorney fees and costs of the action for plaintiffs' efforts because they allegedly added value for the unaffiliated stockholders as evidenced by the fact the proposed stock acquisition price has risen from the initial $13.00 a share to the current proposal of $24.00 per share. On May 6, 2005, we filed a motion to dismiss.


     Two of the plaintiffs in these actions have commenced an additional action pursuant to 8 Delaware Code Section 220 seeking to obtain our documents concerning the negotiations between the special committee and Acquisition and concerning negotiations between Mr. Hammons and Acquisition. At the present time, we are in discussions with the plaintiffs' counsel to determine whether this matter may be resolved by allowing plaintiffs' counsel to review certain of our documents, the substance of which we discuss in this proxy statement.

PROVISIONS FOR UNAFFILIATED STOCKHOLDERS

     At this time, we have not made any provision to grant unaffiliated stockholders access to our files or to obtain counsel or appraisal services at our expense, although we may make some such arrangements in connection with pending litigation.

                              THE MERGER AGREEMENT


     THIS SECTION OF THE PROXY STATEMENT SUMMARIZES THE MATERIAL PROVISIONS OF THE MERGER AGREEMENT, A COPY OF WHICH IS ATTACHED AS APPENDIX A TO THIS PROXY STATEMENT AND IS INCORPORATED INTO THIS PROXY STATEMENT BY REFERENCE. WE ENCOURAGE YOU TO READ THE MERGER AGREEMENT CAREFULLY AND IN ITS ENTIRETY.


GENERAL; THE MERGER

     At the effective time of the merger, upon the terms and subject to the conditions of the merger agreement and the DGCL, Merger Sub will be merged into the Company, the separate corporate existence of Merger Sub will cease and the Company will continue as the surviving corporation, wholly-owned by Acquisition and the JQH Stockholders.

CERTIFICATE OF INCORPORATION; BYLAWS; DIRECTORS AND OFFICERS

     At the effective time of the merger, our certificate of incorporation will be amended to read as the certificate of incorporation attached as Exhibit 2.2 to the merger agreement. The bylaws of Merger Sub, as in effect immediately before the effective time of the merger, will be the bylaws of the Company as the surviving corporation, until amended.

     The directors of Merger Sub at the effective time of the merger will be the initial directors of the surviving corporation and the officers of Merger Sub at the effective time of the merger will be the initial officers of the surviving corporation.

TREATMENT OF COMPANY STOCK IN THE MERGER

     At the time of the merger, without any additional action on the part of Acquisition, Merger Sub, the Company or any stockholder:

     - each issued and outstanding share of Class A Common Stock will be converted into the right to receive $24.00 in cash, without interest (other than shares as to which our stockholders demand appraisal rights in compliance with the DGCL, and other than treasury shares or shares held by Acquisition or Merger Sub, which will be cancelled);

     - each issued and outstanding share of Class B Common Stock will remain outstanding as one share of common stock, par value $0.01 per share, of the surviving corporation with the rights set forth in the certificate of incorporation of the surviving corporation; and

     - each share of Class A Common Stock, if any, held by Acquisition or Merger Sub will be retired and cancelled and cease to exist, and no payment of merger consideration will be made with respect to such share.

     At the effective time of the merger, all shares of Class A Common Stock will no longer be outstanding and shall be cancelled, retired and will cease to exist. Each certificate previously representing any such shares shall thereafter represent only the right to receive the cash consideration described above.

TREATMENT OF MERGER SUB STOCK IN THE MERGER

     Each share of common stock of Merger Sub issued and outstanding at the effective time of the merger will be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the surviving corporation.

TREATMENT OF COMPANY STOCK OPTIONS

     The merger agreement and the terms of the various stock option plans provide that as of the effective time of the merger, each option to purchase shares of Class A Common Stock whether or not vested will be cancelled. Each option holder will cease to have any rights with respect thereto, although option holders will receive a cash bonus equal to the product of (i) the amount by which $24.00 exceeds the applicable per share exercise price of such option, and (ii) the number of shares subject to the cancelled option (less any applicable withholding taxes).

REPRESENTATION AND WARRANTIES

     We have made customary representations and warranties to Acquisition and Merger Sub, which will not survive the effective time of the merger, with respect to, among other matters:

     - due organization, valid existence and good standing;

     - our subsidiaries;

     - requisite corporate power and authorization to enter into, and the enforceability of, the merger agreement;

     - the absence of conflicts with our organizational documents or resolutions of our board of directors, or with certain laws, governmental authorizations and contracts;

     - capital structure;

     - our SEC filings, including our financial statements;

     - title to material properties;

     - accounts receivable;

     - equipment, real property and leases;

     - our intellectual property;

     - our undisclosed liabilities;

     - tax matters;

     - employee benefits we offer;

     - our compliance with laws;

     - environmental matters;

     - litigation matters;

     - absence of certain material changes or events since December 31, 2004;

     - contracts and debt instruments;

     - insurance;

     - labor and employment matters;

     - interests of officers and directors;

     - stockholder rights plans and antitakeover laws;

     - certain payments;

     - fairness and reasonableness opinions of Lehman Brothers and recommendation of our board of directors;

     - broker fees;

     - this proxy statement and our related Schedule 13E-3 filing with the SEC; and

     - an escrow for $8 million for the possible payment of certain fees and expenses resulting from the termination of the merger agreement under certain circumstances.

     Acquisition and Merger Sub have also made customary representations and warranties to us which will not survive the effective time of the merger, with respect to, among other matters:

     - their corporate existence, power and authority;

     - absence of conflicts with law, organizational documents, contracts and permits;

     - information supplied by them for inclusion in this proxy statement or our related Schedule 13E-3;

     - undisclosed agreements or arrangements with the JQH Stockholders and their affiliates;

     - financing;

     - an escrow for $3 million for the possible payment of certain fees resulting from the termination of the merger agreement under certain circumstances; and

     - the correctness, validity and enforceability of the agreements with the JQH Stockholders and their affiliates.

COVENANTS OF THE COMPANY

     We have undertaken certain obligations under the merger agreement including the covenants described below.

  CONDUCT OF BUSINESS PENDING THE MERGER

     We and our subsidiaries must, between the date of the merger agreement and the effective time of the merger:

     - conduct our respective businesses only in the ordinary and usual course consistent with past practice;

     - use reasonable efforts to preserve our business organizations and goodwill and keep available the services of our officers and maintain our relationships with third parties;

     - maintain our insurance coverage;

     - notify Acquisition of any notice from any person alleging consent of such person is required in connection with the merger; and

     - notify Acquisition of any legal proceeding commenced or threatened against us.

     The merger agreement also provides specific covenants relating to certain of our activities from the date of the merger agreement until the effective time of the merger. These covenants provide that neither we nor any of our subsidiaries will, without the prior written consent of Acquisition, subject to certain exceptions:

     - amend our certificate of incorporation or bylaws or become party to any business combination;

     - amend, classify or re-classify any unissued shares of stock or modify any debt security;

     - issue, sell, pledge, or encumber any of our capital stock or securities convertible into any such securities;

     - grant any options or other rights to acquire equity securities or securities convertible into equity securities;

     - declare, set aside or pay any dividend or other distribution in respect of our capital stock;

     - redeem, purchase or otherwise acquire any of our capital stock or other securities;

     - acquire a substantial interest in any business;

     - form any subsidiary;

     - enter into, change or terminate any lease or sublease;

     - sell, mortgage, encumber or otherwise dispose of any of our real properties or other assets other than in the ordinary course of business consistent with past practice;

     - make any loans, advances or capital contributions to any other person;

     - pay or discharge any material claims, liabilities or obligations other than in the ordinary course of business consistent with past practice;

     - make payments on our existing debt other than scheduled interest and principal, or incur any other debt;

     - enter into or terminate any material contract or agreement, other than in the ordinary course of business;

     - increase certain compensation, award or pay any bonus or enter into or amend certain employment, severance or other arrangement with our officers, directors or employees;

     - hire certain employees, promote employees, or engage consultants;

     - effectuate a plant closing or mass layoff under the Worker Adjustment and Retraining Notification Act;

     - make or change a material tax election, change a material tax accounting period or settle or surrender any material tax claim; or

     - change or terminate any contract or waive, release or assign any rights or claims thereunder;

     - acquire, lease or license any right or other asset other than in the ordinary course of business;

     - change any personnel policies in any material respect, or any method of accounting or accounting policies in any respect except as may be required;

     - adopt or enter into any collective bargaining agreement or other labor union contract or terminate the employment of any employee that has an employment, severance or similar agreement or arrangement providing for the payment of any severance in excess of amounts generally provided to employees;

     - commence any legal proceeding;

     - make any material expenditure in connection with any advertising or marketing, or adopt, renew, terminate, change or increase the liability or other material obligations under any operating standards, loyalty programs or amenity packages, other than in the ordinary course of business consistent with past practice;

     - make any expenditure at identified real property.

  NO SOLICITATION OF OTHER OFFERS

     The merger agreement provides that we will not, and will not authorize or permit our subsidiaries and our respective officers, directors, attorneys, accountants, advisors, representatives and agents (collectively referred to as "representatives" in this section of this proxy statement), to directly or indirectly:

     - solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any acquisition proposal (as defined below);

     - furnish any non-public information in connection with or in response to an acquisition proposal;

     - engage in discussions or negotiations with respect to an acquisition proposal;

     - approve or recommend any acquisition proposal; or

     - enter into any letter of intent or similar document relating to any acquisition proposal or acquisition transaction (as defined below).

     Prior to the adoption of the merger agreement by the stockholders, however, we may enter into discussions or negotiations with, or disclose non-public information to, any third party that has made a superior proposal, but only if:

     - neither we nor our representatives violate the restrictions set forth immediately above;


     - our board of directors has concluded in good faith, after consultation with outside legal counsel, that the failure to take any such action would be inconsistent with the fiduciary duties of our board to our unaffiliated stockholders under applicable law;


     - prior to entering into discussions with or furnishing any such non-public information to a third party, we provide the proposal and identify the third party to Acquisition; and

     - such third party has entered into a confidentiality agreement with us on customary terms.

     The merger agreement further provides that we must promptly advise Acquisition of our receipt of any acquisition proposal, any inquiry or request that the special committee reasonably believes likely to lead to an acquisition proposal, or a request for non-public information, and that we must keep Acquisition informed with respect to the status of these matters.

     As used in this proxy statement and in the merger agreement, the following terms have the meanings set forth below:

     - An "acquisition proposal" means any offer, proposal, inquiry or indication of interest (other than an offer, proposal, inquiry or indication of interest by Acquisition) contemplating or otherwise relating to any acquisition transaction.

     - An "acquisition transaction" means any transaction or series of transactions involving any (i) reorganization, dissolution, liquidation or recapitalization of the Company or its subsidiaries, (ii) merger, consolidation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar acquisition of the Company or its subsidiaries, (iii) sale, lease, exchange, transfer, license, acquisition or disposition of any material amount of the assets of the Company or its subsidiaries, (iv) direct or indirect acquisition or purchase of any shares of capital stock, partnership interests or other equity interests of the Company or its subsidiaries beneficially owned by Mr. Hammons and any of his affiliates, including, without limitation, the JQH Trust, (v) similar transaction or business combination involving the Company or its subsidiaries or any of their respective businesses, shares of capital stock, partnership interests, other equity interests or assets or (vi) other transaction, the consummation of which would prevent, impede or delay the consummation of the transactions contemplated in the merger agreement or related transaction agreements.


     - A "superior proposal" means an unsolicited, bona fide written offer made by a third party for an acquisition transaction on terms that our board of directors determines to be more favorable to the Company's unaffiliated stockholders than the merger contemplated by the merger agreement.


  FINANCING

     The merger agreement provides that we will provide assistance to Acquisition in arranging financing when reasonably requested by Acquisition in connection with the transactions contemplated by the merger agreement. This includes payment of certain reasonable and necessary costs and expenses, of up to $1 million, in connection with any efforts to refinance existing debt after the effective time of the merger.

  AGREEMENTS AMONG ACQUISITION, MERGER SUB, THE JQH STOCKHOLDERS AND THEIR AFFILIATES

     The merger agreement provides that Acquisition, Merger Sub and their affiliates will not enter into any agreements, arrangements or understandings with any of the JQH Stockholders or their affiliates before the merger, or amend, modify or otherwise alter any of the agreements without the prior approval of the special committee.

ADDITIONAL COVENANTS OF THE PARTIES

     In addition to our covenants described above, the parties have also undertaken certain additional obligations and responsibilities under the merger agreement including the covenants described below:

     - we will prepare and file this proxy statement and a Schedule 13E-3 with the SEC and the parties will notify one another, and work together to respond to, any comments from the SEC;

     - we will take all action necessary to call, give notice of and hold a meeting of stockholders to vote on the merger agreement;

     - we and Acquisition will take all appropriate action, and do all things necessary, proper or advisable to complete the merger and the transactions contemplated by the merger agreement;

     - we and Acquisition will make all necessary filings under applicable laws;

     - we and Acquisition will obtain any governmental and third party consents and approvals necessary for consummation of the merger;

     - any employee who continues employment with Acquisition, the surviving corporation or any subsidiary after the merger begins participating in certain employee benefit plans, each such employee will be credited with periods of service with us before the merger for purposes of participation, vesting and benefits levels;

     - for six years after the effective time of the merger, Acquisition and the surviving corporation will indemnify past and present directors and officers of the Company or any of its subsidiaries against all losses in connection with any event arising out of their positions as such officers or directors;

     - except as otherwise prohibited by applicable law, Acquisition and the Company will consult with each other before issuing any press release or otherwise making any public statement with respect to the merger or any related transaction;

     - we will use reasonable efforts to obtain and deliver to Acquisition the resignation of each of our officers and directors and those of our subsidiaries requested by Acquisition (as of the effective time of the merger);

     - we will be reimbursed by Mr. Hammons for, and receive from Mr. Hammons a waiver and release relating to, all expenditures made before the effective time of the merger with respect to the refinancing of the real property known as Chateau on the Lake Resort and Convention Center located in Branson, Missouri; and

     - after the effective time of the merger, the surviving corporation will reimburse Acquisition and Merger Sub for all of their expenses incurred in connection with the merger and the related transactions.

CONDITIONS TO THE COMPLETION OF THE MERGER

  CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY

     The obligation of each party to the merger agreement to effect the merger is subject first to the satisfaction of the following conditions:

     - the merger agreement shall have been duly adopted by a majority of the votes of Class A and Class B Common Stock outstanding, voting as one class, and a majority of the shares voted by unaffiliated stockholders. (As discussed above, although it has no present intention of doing so, the special committee may waive the second vote requirement);

     - the waiting period applicable to the consummation of the merger under any applicable law shall have expired or been terminated; and

     - no judicial order or governmental action preventing the consummation of the merger, and no legal requirement enacted, adopted or deemed applicable to the merger that makes consummation of the merger illegal, will be in effect.

  CONDITIONS PRECEDENT TO OBLIGATIONS OF ACQUISITION AND MERGER SUB

     The obligations of Acquisition and Merger Sub to effect the merger are subject first to the satisfaction of certain conditions, including the following:

     - our representations and warranties in the merger agreement shall be true and correct as of the date of the merger agreement and as of the effective time of the merger, as though made at such time, except to the extent expressly made as of an earlier date (in which case, such will be true and correct as of such date), and except where the failure of such representations and warranties to be true and correct would not reasonably be expected to have a material adverse effect on the Company;

     - we shall have complied with or performed in all material respects all of our obligations under the merger agreement required to be performed as of or prior to the closing of the merger;

     - since the date of the merger agreement, there shall not have occurred any material adverse effect on the Company or its subsidiaries, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, is reasonably likely to have such a material adverse effect;

     - all necessary consents shall have been obtained, made or given and shall be in full force and effect;

     - there shall not be any pending legal proceeding instituted or threatened by a governmental body (a) challenging or seeking to restrain or prohibit the consummation of the merger or certain related transactions; (b) relating to the merger and seeking to obtain from Acquisition or its subsidiaries any damages material to Acquisition; (c) seeking to prohibit or limit in any material respect, after the effective time of the merger, Acquisition's rights with respect to the stock of the surviving corporation or its subsidiaries; (d) which would materially and adversely affect the right of the surviving corporation to own the assets or operate the business of the Company and its subsidiaries; (e) seeking to compel Acquisition or the Company or any of their subsidiaries to dispose of or hold separate any material assets, as a result of the merger or certain related transactions; or (f) which would have a material adverse effect on the Company and its subsidiaries or Acquisition;

     - the transactions described under "Transactions Related to the Merger" will have closed contemporaneously with the closing of the merger, except for the transactions to be consummated following the effective time of the merger which are reasonably expected to be so consummated;

     - certain existing management agreements to which we or our subsidiaries is a party will have been terminated;

     - we will have performed all of our obligations with respect to providing certain notice to the holders of our stock options;

     - certain liens will have been released and we will have delivered to Acquisition certain real estate documents, none of which will be violated by the transactions contemplated by the merger agreement; and

     - we will have placed $8 million in escrow for the purpose of paying fees and expenses to Acquisition related to the termination of the merger agreement under certain circumstances;

  CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY

     Our obligation to effect the merger is subject to the satisfaction of certain conditions, including the following:

     - the representations and warranties of Acquisition and Merger Sub contained in the merger agreement shall be true and correct as of the date of the merger agreement and as of the effective time of the merger, as though made at such time, except to the extent expressly made as of an earlier date (in which case, such will be true and correct as of such date), and except where the failure of such representations and warranties to be true and correct would not reasonably be expected to have a material adverse effect on Acquisition or its subsidiaries;

     - Acquisition and Merger Sub shall have complied with or performed in all material respects all of their obligations under the merger agreement required to be performed as of or prior to the closing of the merger;

     - there will not be any pending legal proceeding instituted or threatened by a governmental body seeking a remedy against any officers or directors of the Company or its subsidiaries in connection with a legal proceeding challenging or seeking to restrain or prohibit the consummation of the merger or certain related transactions; and

     - Acquisition will have placed $3 million in escrow securing Acquisition's obligations to pay certain amounts to us pursuant to certain events of termination specified in the merger agreement.

TERMINATION

     The merger agreement may be terminated prior to the effective time of the merger by any of the following methods:

     - by mutual written consent of Acquisition and us;

     - by either Acquisition or us if the merger has not been consummated by (i) December 31, 2005 or (ii) February 28, 2006 if, on December 31, 2005, there is a pending or threatened legal proceeding instituted by a governmental body challenging or seeking to restrain or prohibit the consummation of the merger, subject to further extensions under certain circumstances described in the merger agreement;

     - by either Acquisition or us if a court of competent jurisdiction or other governmental body has taken final action permanently prohibiting the merger;

     - by either Acquisition or us if the merger agreement is not adopted by stockholders at the special meeting, provided that the parties to the merger agreement have performed their obligations under the merger agreement;

     - by Acquisition at any time prior to the adoption of the merger agreement by stockholders if a "triggering event" occurs, including the following events:

      - failure of our board of directors to continue to support the merger;

      - endorsement by our board of directors of an acquisition proposal (as defined above); or

      - our solicitation or failure to notify Acquisition of an acquisition proposal (as defined above), our failure to cease discussions with any person that relate to an acquisition proposal, or our failure to obtain a confidentiality agreement no less favorable to us than our confidentiality agreement with Acquisition from any person which proposes the competing acquisition proposal;

     - by us at any time before stockholder adoption of the merger agreement if our board of directors has authorized us to enter into an acquisition transaction, in accordance with and as permitted under the merger agreement, and Acquisition does not match the offer;

     - by Acquisition if any of our representations and warranties in the merger agreement are not accurate, or become inaccurate to a certain extent, or if we breach our covenants contained in the merger agreement and do not cure such breaches;

     - by us if any of Acquisition's representations and warranties as provided in the merger agreement are not accurate, or become inaccurate to a certain extent, or if Acquisition breaches the covenants contained in the merger agreement and it does not cure such breaches;

     - by us if Acquisition has not timely delivered to us a letter of commitment from a financing source with respect to funds to be paid by Acquisition for the merger;

     - by either Acquisition or us if Mr. Hammons dies and the agreements with him and Acquisition have been terminated prior to consummation other than by reason of a voluntary termination by Acquisition; or

     - by either Acquisition or us if the transaction agreement (as defined below) has been terminated for Mr. Hammons' incapacity.

TERMINATION FEES

     Fees incurred in connection with the merger agreement and related transactions generally will be paid by the party incurring such fees, whether or not the merger is consummated. If the merger does not occur, the merger agreement provides for certain exceptions, and, under certain circumstances, also provides that one party must pay termination fees to the other party.

     The maximum aggregate amount we must pay to Acquisition for fees and for reimbursement of its expenses under any circumstances is $20 million. The following table summarizes the events that trigger payment of expenses and/or termination fees.

EVENT                                                              PAYMENT
-----                                                              -------
The merger agreement is not adopted by the      We pay Acquisition's expenses (up to $8
required votes of our stockholders              million). If we have not received another
                                                acquisition proposal from another party or
                                                have received another acquisition proposal
                                                and rejected it, we pay a $4 million
                                                termination fee to Acquisition.
                                                If we have received another acquisition
                                                proposal and have not rejected it, or within
                                                18 months we announce an acquisition proposal
                                                with the party that made the original
                                                acquisition proposal, we pay a $15 million
                                                termination fee (less the $4 million payment,
                                                if any).
                                                The total of the expenses and termination
                                                fees we pay to Acquisition will not exceed
                                                $20 million.
Certain "triggering events" described above     We pay Acquisition's expenses (up to $8
occur                                           million) plus a termination fee of $15
                                                million (but not to exceed $20 million in the
                                                aggregate).
Uncured inaccuracy/breach of any of our         We pay Acquisition's expenses (up to $8
representations and warranties or covenants     million).
The merger has not been consummated by          We pay Acquisition's expenses (up to $8
December 31, 2005 (as that date may be          million).
extended under the merger agreement) and we
receive an acquisition proposal from a third    If we have received another acquisition
party                                           proposal and have not rejected it, or within
                                                18 months, we announce an acquisition
                                                proposal with the party that made the
                                                original acquisition proposal, we pay a $15
                                                million termination fee.

EVENT                                                              PAYMENT
-----                                                              -------
                                                The total of the expenses and termination fee
                                                we pay to Acquisition will not exceed $20
                                                million.
Mr. Hammons dies and his estate terminates      We pay Acquisition's expenses (up to $8
the transaction agreement with Acquisition      million) plus a $4 million termination fee
and its affiliates                              plus, if within 18 months of the date of
                                                termination of the merger agreement we
                                                announce another acquisition proposal, an
                                                additional $11 million termination fee at the
                                                later closing (but not to exceed $20 million
                                                in the aggregate).
The JQH Stockholders fail to close on the       Acquisition gets an automatic extension of
various agreements with Acquisition and its     the December 31, 2005 deadline until the
affiliates, and Acquisition is prepared to      earliest of (i) 6 months, (ii) the date
close                                           Acquisition stops pursuing remedies against
                                                the JQH Stockholders, and (iii) Acquisition
                                                no longer has the financial ability to close
                                                the merger. After that time, we can terminate
                                                and, if we announce another acquisition
                                                proposal, we will pay Acquisition its
                                                expenses (up to $8 million).
                                                If, within 18 months of the date of
                                                termination of the merger agreement we
                                                announce another acquisition proposal, then
                                                we pay an additional $11 million termination
                                                fee at the later closing (but not to exceed
                                                $20 million in the aggregate).
Mr. Hammons is incapacitated and the            We pay Acquisition its expenses (up to $8
Transaction Agreement with Acquisition is       million) plus, if within 18 months of the
terminated                                      date of termination of the merger agreement
                                                we announce another acquisition proposal, we
                                                pay an additional $11 million termination fee
                                                at the later closing
Our board of directors has authorized us to     We pay Acquisition's expenses (up to $8
enter into an acquisition transaction, as       million) plus a termination fee of $15
permitted under the merger agreement, and       million (but not to exceed $20 million in the
Acquisition does not match the offer            aggregate)
Uncured inaccuracy/breach of Acquisition's      Acquisition pays us $3 million
representations and warranties or covenants
or failure of Acquisition to timely deliver
to us a letter of commitment

Our right to receive a $3 million termination fee from Acquisition applies only when the merger agreement is terminated for specific reasons described in the chart above, and is our exclusive remedy for losses we may suffer if the merger does not close.

ESCROW AGREEMENTS

     As contemplated by the merger agreement, we entered into two separate escrow agreements, each with Acquisition, Merger Sub, and Wells Fargo Bank, National Association, as the escrow agent.

     Acquisition deposited $3 million under one escrow agreement to secure its obligations to make payments in the event that the merger is not consummated under those circumstances discussed above. If the merger is consummated, the escrow funds will be released to Acquisition. If the merger agreement is terminated under those certain circumstances discussed above, the escrow funds will be disbursed to us and the earnings on the escrow funds will be released to Acquisition.

     To secure our obligations to pay certain amounts under the merger agreement, we deposited $8 million into a separate escrow account. If the merger is consummated, an amount equal to fees and expenses paid by Acquisition in connection with the merger agreement and related transactions will be released to Acquisition, and the remainder, if any, will be released to us. If the merger agreement is terminated under certain circumstances discussed above, an amount equal to the fees and expenses paid by Acquisition in relation to the merger agreement and related transactions will be disbursed to Acquisition with the remainder, if any, to be released to us.

AMENDMENTS

     The merger agreement may be amended only with the consent of all parties, but after stockholders adopt the merger agreement, no amendment or waiver may be made which by law requires further stockholder approval without obtaining such approval.

                   ESTIMATED FEES AND EXPENSES OF THE MERGER


     Whether or not the merger is completed, in general, all out-of-pocket expenses incurred by the parties will be borne solely by the party incurring the expense (except as discussed above). If the merger agreement is terminated, we will, in certain circumstances, be responsible for certain fees and expenses of Acquisition. We describe these provisions in more detail under the section "The Merger Agreement -- Termination Fees" beginning on Page 52.


     Fees and expenses we have incurred or estimate we will incur in connection with the merger are as follows:

Financial advisor fees and expenses.........................  $ 1,505,000
Financing fees and expenses.................................  $16,750,000
Legal, accounting and other professional fees...............  $ 3,730,000
SEC filing fees.............................................  $    18,640
Proxy solicitation, printing and mailing costs..............  $    55,000
                                                              -----------
Total.......................................................  $22,061,640


     These expenses will not reduce the merger consideration to be received by our unaffiliated stockholders.


                 MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

     The following discussion of the material U.S. federal income tax consequences of the merger to holders of Class A Common Stock is based on the Internal Revenue Code of 1986, as amended (the "tax code"), the related Treasury Regulations, and judicial and administrative rulings and decisions in effect on the date hereof. These authorities may change at any time, possibly retroactively, and any such change could affect the continuing validity of this discussion. No ruling from the Internal Revenue Service (the "IRS") has been requested with respect to the U.S. federal income tax consequences described and accordingly, there can be no assurance that the IRS will agree with this discussion. This discussion does not address any tax consequences arising under the laws of any state, locality or foreign jurisdiction, and accordingly, is not a comprehensive description of all of the tax consequences that may be relevant to any particular stockholder.

     This discussion assumes that holders hold their shares of Class A Common Stock as capital assets and does not address the tax consequences relevant to a particular stockholder subject to special treatment under U.S. federal income tax law, including but not limited to:

     - foreign persons;

     - financial institutions;

     - tax-exempt organizations;

     - insurance companies;

     - traders in securities that elect mark-to-market;

     - dealer in securities or foreign currencies;

     - persons who received their stock of the Company through the exercise of employee stock options or otherwise as compensation;

     - persons who hold shares of our stock as part of a hedge, straddle or conversation transaction; and

     - persons who exercise their appraisal rights in compliance with Delaware law.

CHARACTERIZATION OF THE MERGER

     For U.S. federal income tax purposes, the merger of Merger Sub into the Company will be treated as a taxable transaction to holders of our Class A Common Stock but will not be treated as a taxable transaction to the Company.

     A stockholder will recognize capital gain or loss equal to the difference between the amount of cash received in the merger and such stockholder's adjusted tax basis in such stock. Such gain or loss will be long-term capital gain or loss if at the time of the merger the stockholder had a holding period in the stock of more than one year. Gain or loss must be determined separately for each block of stock (i.e., stock acquired at the same cost in a single transaction).

INFORMATION REPORTING AND BACKUP WITHHOLDING

     Certain noncorporate holders of our stock may be subject to information reporting and backup withholding at applicable rates (currently 28%), on cash payments received in the merger. Backup withholding will not apply, however, to a holder who furnishes a correct taxpayer identification number and certifies that the holder is not subject to backup withholding on IRS Form W-9 or a substantially similar form or is otherwise exempt from backup withholding. If a holder does not provide its correct taxpayer identification number or fails to provide the certification described above, the IRS may impose a penalty on the holder, and amounts received by the holder pursuant to the merger may be subject to backup withholding. Amounts withheld, if any, are generally not an additional tax and may be refunded or credited against the holder's U.S. federal income tax liability, provided that the holder furnishes the required information to the IRS.

     ALTHOUGH THE FOREGOING ARE THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES GENERALLY APPLICABLE TO THE MERGER, THE DISCUSSION DOES NOT ADDRESS EVERY U.S. FEDERAL INCOME TAX ISSUE WHICH MAY BE APPLICABLE TO A PARTICULAR STOCKHOLDER. YOU ARE ENCOURAGED TO CONSULT YOUR OWN TAX ADVISOR TO DETERMINE THE TAX CONSEQUENCES TO YOU, IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES, OF THE DISPOSITION OF STOCK IN THE MERGER.

                        ANTICIPATED ACCOUNTING TREATMENT

     The merger is intended to be accounted for by Acquisition as a purchase under generally accepted accounting principles in the United States of America. Accordingly, it is expected that Acquisition's basis in our assets and liabilities will be adjusted to fair market value upon completion of the merger, including the establishment of additional goodwill.

                                APPRAISAL RIGHTS

     Under Delaware law, you are entitled to appraisal rights in connection with the merger.

     If the merger is consummated, stockholders who have not voted in favor of or consented to the merger who follow the procedures set forth in the DGCL and described below within the appropriate time periods will be entitled to have their shares of stock appraised by a court and to receive the "fair value" of such shares in cash as determined by the Delaware Court of Chancery, together with a fair rate of interest, if any, as determined by the court, in lieu of the consideration that such stockholder would otherwise be entitled to receive pursuant to the merger agreement. These rights are known as appraisal rights.

     The discussion below is a summary regarding your appraisal rights under
Section 262 of the DGCL, attached to this proxy statement as Appendix C. If you intend to exercise appraisal rights, you should carefully review Appendix C. Failure to follow precisely any of the statutory procedures set forth in Appendix C may result in a termination or waiver of these rights. This proxy statement constitutes notice to stockholders concerning the availability of appraisal rights under the DGCL.


     If you wish to exercise appraisal rights in connection with the merger, you must not vote in favor of the merger agreement, must continually be the holder of record of such shares through the effective time of the merger and must meet the conditions described below.


     Stockholders who desire to exercise their appraisal rights must satisfy all of the conditions of Section 262 of the DGCL. A written demand for appraisal of shares must be filed with the Company before the special meeting on September
  , 2005. This written demand for appraisal of shares must be in addition to and separate from a vote against the merger. Stockholders electing to exercise their appraisal rights must not vote for the merger, but any proxy or vote against the merger, abstention from voting or failure to vote on the merger will not in and of itself constitute a demand for appraisal within the meaning of the DGCL.


     You must execute a demand for appraisal, fully and correctly, as your name appears on your stock certificate. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, this demand must be executed by or for the fiduciary. If the shares are owned by or for more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner. A person having a beneficial interest in stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below and in a timely manner to perfect whatever appraisal rights the beneficial owners may have.

     A stockholder who elects to exercise appraisal rights should mail or deliver the written demand to us at our address at 300 John Q. Hammons Parkway, Springfield, Missouri 65806, Attention: Secretary. The written demand for appraisal should specify the stockholder's name and mailing address, and that the stockholder is demanding appraisal of his or her stock. Within ten days after the effective time of the merger, we must provide notice of the effective time of the merger to all stockholders who have complied with Section 262 of the DGCL and have not voted in favor of the merger.

     Within 120 days after the effective time of the merger, any stockholder who has satisfied the requirements of the DGCL may deliver a written demand for a statement listing the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares.

     Within 120 days after the effective time of the merger (but not thereafter), either the Company or any stockholder who has complied with the required conditions of the DGCL and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the stockholder's shares. We have no present intention to file such a petition if a demand for appraisal is made.

     Upon the filing of any petition by a stockholder in accordance with the DGCL, service of a copy must be made upon the Company, which must, within 20 days after service, file in the office of the Register in Chancery in which the petition was filed, a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the Company. If a petition is filed by the Company, the petition must be accompanied by the verified list. The Register in Chancery, if so ordered by the court, will give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the Company and to the stockholders shown on the list at the addresses therein stated, and notice will also be given by publishing a notice at least one week before the day of the hearing in a newspaper of general circulation published in the

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City of Wilmington, Delaware, or such publication as the court deems advisable.
The forms of the notices by mail and by publication must be approved by the court, and the costs will be borne by the Company.

     If a petition for an appraisal is filed in a timely fashion, after a hearing on the petition, the court will determine which stockholders are entitled to appraisal rights and will appraise the shares owned by these stockholders, determining the fair value of such shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value.

     Stockholders considering seeking appraisal of their shares should note that the fair value of their shares determined under the DGCL could be more, the same as or less than the consideration they would receive under the merger agreement if they did not seek appraisal of their shares. The costs of the appraisal proceeding may be determined by the court and taxed against the parties as the court deems equitable under the circumstances. Upon application of a dissenting stockholder, the court may order that all or a portion of the expenses incurred by a dissenting stockholder in connection with the appraisal proceeding, including reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of a determination or assessment, each party bears his, her or its own expenses.

     Any stockholder who has duly demanded appraisal in compliance with the DGCL will not, after the effective time of the merger, be entitled to vote for any purpose the shares subject to demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the effective time of the merger.

     At any time within 60 days after the effective date of the merger, any stockholder will have the right to withdraw his demand for appraisal and accept the terms offered in the merger agreement. After this period, a stockholder may withdraw his demand for appraisal and receive payment for his shares as provided in the merger agreement only with the consent of the Company and Acquisition. If no petition for appraisal is filed with the court within 120 days after the effective time of the merger, stockholders' rights to appraisal (if available) will cease. Since we have no obligation to file such a petition, any stockholder who desires a petition to be filed is advised to file it on a timely basis. No petition timely filed in the court demanding appraisal may be dismissed as to any stockholder without the approval of the court, which approval may be conditioned upon such terms as the court deems just.

     FAILURE BY ANY STOCKHOLDER TO COMPLY WITH THE PROCEDURES DESCRIBED ABOVE AND SET FORTH IN APPENDIX C TO THIS PROXY STATEMENT MAY RESULT IN TERMINATION OF THE STOCKHOLDER'S APPRAISAL RIGHTS.

                       TRANSACTIONS RELATED TO THE MERGER


     This section of the proxy statement summarizes arrangements and various agreements contemplated among the JQH Stockholders and Acquisition and their affiliates in connection with the merger. When we refer to the Company in this section, we mean the Company as the surviving corporation in the merger. We and the other parties to the merger agreement entered into the merger agreement based upon the understanding that these arrangements and related transactions would occur. Many of these transactions are to be consummated for the benefit and to the advantage, both direct and indirect, of Mr. Hammons and his affiliates. Both the special committee and the board of directors considered the terms of these related transactions in making their recommendations in favor of the merger. Copies of the entire agreements described below are filed as exhibits to our Current Report on Form 8-K, filed with the SEC on June 20, 2005, and incorporated by reference into this proxy statement.


TRANSACTION AGREEMENT

     On June 14, 2005, the JQH Stockholders, Acquisition and JDH entered into an Amended and Restated Transaction Agreement, which we refer to as the "Transaction Agreement," to set forth the general structure of these related transactions. Under the Transaction Agreement, the parties agree to consummate, immediately after the merger, a number of related transactions, each of which is conditioned upon the occurrence of

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

the others. The Transaction Agreement describes each of these related transactions and, where applicable, the agreements governing such related transactions (the "other transaction agreements"). In addition, under the Transaction Agreement, JDH and Acquisition can seek specific performance if the JQH Stockholders fail to consummate the Transaction Agreement or the other transaction agreements.

     In addition to agreeing to consummate a number of related transactions, the parties to the Transaction Agreement agreed to the following provisions:

     Support of the Merger. The JQH Stockholders agreed to vote in favor of the merger and perform under the other transaction agreements and, without regard to any recommendations by us, to vote against any competing proposal or other action or agreement that would prevent or hinder the completion of the merger and the related transactions.

     No Sale of Equity Interests. The JQH Stockholders agreed not to transfer their equity interests in us or any of our affiliated companies, grant proxies or enter into any voting agreements with respect to their equity interests, deposit any equity interest into a voting trust, convert or allow conversion of their shares of Class B Common Stock into Class A Common Stock, or cause to be declared or paid any dividends or distributions with respect to their equity interests of the Company or the Partnership.

     No Solicitation. The JQH Stockholders agreed to discontinue any solicitation or discussions begun before entering into the Transaction Agreement, to not commence any solicitation or discussion with any person, and to not authorize or approve of, any proposed or potential transaction other than the merger and related transactions.

     Indenture Compliance Plan. The parties set forth generally their understanding of the actions necessary to comply with the terms and conditions of the Indenture, dated as of May 21, 2002, among the Partnership, John Q. Hammons Hotels Finance Corporation III and Wachovia Bank, National Association, as trustee, relating to the First Mortgage Notes due 2012.

SHORT-TERM LINE OF CREDIT

     As of June 14, 2005, Mr. Hammons and JQH Trust executed a short-term line of credit with iStar, providing Mr. Hammons and the JQH Trust a $25 million line of credit until the first to occur of (i) one year, (ii) the closing of the merger. The line of credit is recourse to Mr. Hammons and JQH Trust.

BONUS PAYMENTS TO STOCK OPTION HOLDERS

     Acquisition will provide funds to us to make the bonus payments to holders of our stock options. As described above, all outstanding stock options will terminate at the time of the merger. Each former holder of a terminated option will receive a cash bonus payment for his or her unexercised options (whether or not vested) equal to (i) the excess of $24.00 over the exercise price per share provided for in such stock option, multiplied by (ii) the number of shares of Class A Common Stock subject to such stock option (less applicable tax withholding amounts).

AMENDMENT OF EXISTING PARTNERSHIP AGREEMENT

     Immediately after the merger, the Company, as general partner, and JQH Trust and Hammons, Inc., as limited partners, will amend the Second Amended and Restated Agreement of Limited Partnership of the Partnership by adopting Amendment No. 4. As a result of the merger, the Partnership will be entitled to Federal income tax deductions related to $11.7 million of the amounts paid as bonuses to the holders of stock options for shares of the Class A Common Stock discussed above, and with the remainder of the deduction allocated to the general partner. Pursuant to this Amendment No. 4, the partnership agreement will be amended to allocate such Federal income tax deductions as follows: 68.6% to JQH Trust, 6.8% to Hammons, Inc., and 24.6% to the Company.

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REAL ESTATE SALE AND NON-COMPETE AGREEMENT

     Pursuant to an agreement among John Q. Hammons Hotels Two, L.P. ("Hotels Two"), JQH Trust and Mr. Hammons, Hotels Two will sell JQH Trust an undeveloped parcel of property located in Omaha, Nebraska for a price based on its fair market value at the time the option is exercised (unless the fair market value exceeds $2 million, in which case JQH Trust can elect not to purchase the property), and Hotels Two will grant JQH Trust an exclusive option to purchase an undeveloped parcel of property located in Cary, North Carolina for a price based on its fair market value as determined at the time of exercise of the option. This option may be exercised within one (1) year from the date of closing of the sale of the Omaha parcel on the effective date of the merger. In addition, Mr. Hammons and JQH Trust also agree that they will not develop on either the Omaha parcel or the Cary parcel any hotel, motel, "condo" hotel, rental time-share or nightly rental hospitality project, until such time as events specified in this agreement occur.

CHATEAU DISTRIBUTION AGREEMENT

     Acquisition, Merger Sub, Atrium Hotels, LLC, a Delaware limited liability company whose sole member is Acquisition ("Atrium"), the Partnership, JQH Trust, Hotels Two and Chateau Lake, LLC, a Delaware limited liability company ("Chateau Lake") will enter into the Chateau Distribution Agreement. Currently, Hotels Two owns 100% of the limited liability company interests in Chateau Lake, and Chateau Lake is the owner of the Chateau on the Lake Resort, which is encumbered by a secured loan from Bear Stearns Commercial Mortgage Inc. Under the Chateau Distribution Agreement, in consideration for (a) the transfer of all of the limited liability company interests in Chateau Lake by Hotels Two to JQH Trust, and (b) the distribution of certain assets and related liabilities by us and the Partnership to JQH Hotels Management, LLC, an entity to be formed by the JQH Stockholders ("JQHHM") pursuant to the Management Assets and Obligations Distribution Agreement discussed below, JQH Trust will transfer a portion (determined by an agreed-upon formula) of its limited partnership interests in the Partnership to the Partnership for cancellation. In addition, JQH Trust will assume Chateau Lake's existing debt obligations. Shortly after the closing of the merger, if Chateau Lake's then current liabilities exceed its then current assets, Acquisition will pay the difference to JQH Trust; however, if Chateau Lake's then current assets exceed its then current liabilities, JQH Trust will pay the difference to Acquisition.

MANAGEMENT ASSETS AND OBLIGATIONS DISTRIBUTION AGREEMENT

     Acquisition, the Company, the Partnership and JQHHM will enter into the Management Assets and Obligations Distribution Agreement. In conjunction with the transfer of all of the limited liability company interests in Chateau Lake by the Partnership to JQH Trust (in accordance with the Chateau Distribution Agreement discussed above), we will distribute certain assets to the Partnership, and the Partnership will distribute to JQHHM certain assets and contracts and related liabilities used in the provision of hotel management services for hotel properties and associated banquet and convention facilities owned, leased and/or managed by Acquisition, the Company, the Partnership and their affiliates. Under no circumstances will assets be distributed with a fair market value (net of associated liabilities), that, when taken together with the fair market value of the distribution made under the Chateau Distribution Agreement, exceeds $19.99 million. In addition, immediately following the merger, Acquisition, the Company, and the Partnership will terminate the employment of all active employees as of the effective time of the merger. JQHHM has agreed to offer employment to all employees of the Company and the Partnership on the same terms and conditions as prior to the merger.

THIRD AMENDED AND RESTATED PARTNERSHIP AGREEMENT

     Upon the distributions contemplated by the Chateau Distribution Agreement and the Management Assets and Obligations Distribution Agreement, the Company, as general partner, and JQH Trust and Hammons, Inc., as limited partners, will adopt the Third Amended and Restated Agreement of Limited Partnership to recapitalize the Partnership. The interests of JQH Trust and Hammons, Inc. in the Partnership will be converted to a preferred interest in the Partnership. In addition, a portion of our general partner interest in the Partnership will be converted into a $7 million preferred interest in the Partnership with the same rights

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

as the preferred interest distributed to JQH Trust and Hammons, Inc. At this point, Mr. Hammons (by way of his control of JQH Trust and Hammons, Inc.) will have a preferred interest in the Partnership with a capital account equal to a liquidation preference of $328 million, and we will have a common interest in the Partnership and a preferred interest in the Partnership with a capital account of $7 million.

     The Third Amended and Restated Agreement of Limited Partnership will include the following additional provisions:

     - we, as general partner, cannot create or issue certain obligations of and interests in the Partnership without the consent of JQH Trust and Hammons, Inc., as limited partners;

     - in connection with the event of a default or certain deficiencies under the indenture relating to the First Mortgage Notes due 2012, Mr. Hammons or Hammons, Inc. will be obligated to make a capital contribution of up to $180 million to the Partnership, and Hammons, Inc. will be obligated to make a capital contribution of up to $15 million to the Partnership to be used to pay for or cure such defaults or deficiencies;

     - we will have the right to cause the Partnership to make certain cash distributions subject to satisfaction of certain net worth thresholds;

     - the Partnership is required to make distributions to JQH Trust or Hammons, Inc. if they incur certain income tax obligations as the result of certain dispositions of certain hotel properties not covered by the Tax Indemnity Agreement described below;

     - prior to liquidation of the Partnership, certain allocations will be made to holders of preferred units, and after notice of liquidation has been given, certain additional gain and loss allocations will be made to certain holders of preferred units and to holders of common units;

     - during certain periods of time, JQH Trust and Hammons, Inc. will have the right to require the liquidation of the Partnership;

     - upon the death of Mr. Hammons, the Partnership will have the right to redeem all of the outstanding preferred units for an amount certain after a certain time period has elapsed; and

     - under certain conditions, JQH Trust will have the right to require the Partnership to purchase a certain portion of its preferred units.

REDEMPTION AGREEMENT

     JQH Trust owns 294,100 shares of Class B Common Stock that, as part of the merger, will remain outstanding as shares of common stock of the Company. Under the Redemption Agreement between the Company and JQH Trust, the Company will redeem these shares of common stock for $7 million in preferred interests in the Partnership. Upon redemption, JQH Trust may request that the Partnership make an election under the tax code which would be beneficial to JQH Trust with respect to the basis of the preferred interests received in such exchange. At this point, Mr. Hammons (by way of his control of JQH Trust and Hammons, Inc.) will have a capital account in the Partnership equal to $335 million.

FOURTH AMENDED AND RESTATED PARTNERSHIP AGREEMENT

     The Company will exchange its general partner interest in the Partnership for a preferred interest in Atrium. Thereafter, we, as general partner, and JQH Trust and Hammons, Inc., as limited partners, will adopt the Fourth Amended and Restated Agreement of Limited Partnership whereby the Partnership will be renamed "Atrium Hotels, L.P." (subject to any restrictions under the Indenture governing the notes issued by the Partnership and any related security agreements) and Atrium will replace us as general partner of the Partnership.

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

TAX INDEMNITY AGREEMENT

     The Partnership and Hotels Two currently own 36 properties; the income tax burden from a sale of these properties during Mr. Hammons' lifetime may fall disproportionately on Mr. Hammons. Pursuant to the Tax Indemnity Agreement, the Partnership will indemnify the JQH Stockholders from the assumed tax burden resulting from a sale of any of these properties during Mr. Hammons' lifetime, and will agree to refrain from any voluntary sale of the properties unless the Partnership's net worth after any such tax indemnity payment would be greater than $425 million. In addition, the JQH Stockholders will receive thirty days advance notice of any contemplated or possible refinancing of $195 million of the Partnership's 8 7/8% First Mortgage Notes due 2012 or approximately $250 million of other debt, to enable them to determine whether they desire to continue, reduce or eliminate their guarantee of or any contributory obligation with respect to any such refinancing.

SPONSOR ENTITY RIGHT OF FIRST REFUSAL

     Pursuant to the Sponsor Entity Right of First Refusal Agreement to be entered into by Mr. Hammons, JQH Trust, twelve entities controlled by Mr. Hammons (which own certain hotels controlled by Mr. Hammons), and JDH, JDH will receive a right of first refusal to purchase any of the hotels owned by, or subsequently acquired or developed, by the JQH Stockholders or any of their affiliates if an agreement to sell the hotel has been executed. To the extent that a partial interest in any such hotel is being sold, JDH will have the right to purchase the entire hotel for a price calculated in proportion to the purchase price of the third-party buyer for such partial interest. The right of first refusal continues until all of the hotels owned by Mr. Hammons or his affiliates have been sold, but in the event of an uncured material funding default by Lendco or iStar under the Long-Term Line of Credit Agreement (discussed below), Mr. Hammons will have the right to suspend the right of first refusal. Upon Mr. Hammons' death, subject to this right of first refusal, JQH Trust will sell for cash all of the hotels within the later of (a) two years after his death, and (b) full redemption of the Hammons preferred units in the Partnership. Finally, Mr. Hammons and his controlled companies agree not to transfer, by means of gift or donation to a charitable organization, any of Mr. Hammons' hotels, other than the Chateau on the Lake Resort; and any subsequent sale of the Chateau on the Lake Resort for consideration will be subject to this right of first refusal.

JQH RIGHT OF FIRST REFUSAL

     The Partnership, Hotels Two, Mr. Hammons and JQH Trust will enter into the JQH Right of First Refusal Agreement under which Mr. Hammons will receive a right of first refusal on the purchase or lease of certain hotels owned by the Partnership and Hotels Two, if an agreement to sell that hotel has been signed. The right of first refusal continues until the earlier of full redemption or permitted disposition by Mr. Hammons and his affiliates of their preferred interest in the Partnership, or Mr. Hammons' death. In the event of an uncured material default by the borrower under the Long-Term Line of Credit Agreement, this right of first refusal may be suspended.

NON-SOLICITATION AGREEMENT

     Acquisition, Atrium, the Partnership, the Company, Mr. Hammons, JQH Trust and JQHHM will enter into the Non-Solicitation Agreement. As noted above, JQHHM has agreed to hire all employees of the Company and the Partnership. Under this Non-Solicitation Agreement, JQHHM receives certain non-solicitation protections from the other parties with respect to these management-level employees. This agreement expires on the earlier of the disposition of all of the preferred interests in the Partnership held by the JQH Stockholders, or Mr. Hammons' death.

CORPORATE OVERHEAD FEE AGREEMENT

     Under this agreement between the Partnership and Acquisition, Acquisition will provide, on a non-exclusive basis, certain financial services, strategic planning, management consulting and other management

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services for which the Partnership will pay an annual fee of $1 million. The engagement expires on completion of a liquidation of the Partnership.

DEVELOPMENT RESTRICTION AGREEMENT

     The Partnership, Hotels Two, a wholly-owned subsidiary to be formed by the Partnership, Mr. Eilian, Mr. Hammons, JQH Trust, and their affiliates which develop hotels, including Atrium, will enter into the Development Restriction Agreement under which the parties agree to procedures governing the development and construction of any new hotel that could affect any of their respective existing or new hotels. At the option of the owner of an existing hotel, an impact study will be performed as to any existing hotel, excluding four hotels currently under development by Mr. Hammons and his affiliates, to determine the effect of a new hotel being built in the market area of any pre-existing hotel. To the extent that the negative impact would be 2% or greater of annual gross revenues on such pre-existing hotel, the relevant parties will enter into a joint venture with respect to the new facility, or the new hotel will not be built. This Development Restriction Agreement will continue until the earlier of Mr. Hammons' death or the liquidation of all of the preferred interests in the Partnership held by the JQH Stockholders.

LEASES TO SUBSIDIARIES

     The Partnership will form one or more subsidiaries (collectively "Tenant") to lease all hotel properties from the Partnership and Hotels Two, on an "as is" basis pursuant to a lease agreement agreed to by the parties. The Tenant will also lease on the same basis or otherwise acquire the furniture, fixtures and equipment related to the operation of such properties. The Tenant will be required to elect with iStar to be a "taxable REIT subsidiary" with respect to iStar.

REVENUE SHARING AGREEMENT

     JQHHM, the Partnership, Hotels Two and certain other entities will enter into a Revenue Sharing Agreement. Under that agreement, Mr. Hammons and his affiliates will pay the Partnership (i) two percent (2%) of the revenues of any hotels not subject to the Indenture and of any future hotels developed by Mr. Hammons and his affiliates, and (ii) the amounts of management fees payable to the Partnership under the existing management agreements for eight hotels subject to the Indenture. In addition, after the merger, JQHHM will manage the hotel properties leased to the Tenant, pursuant to a management agreement agreed to by the parties (as discussed below in "Management Services Agreement"), and existing and future hotels owned by Mr. Hammons and his affiliates. Under the Revenue Sharing Agreement, the Partnership will pay JQHHM any amount by which JQHHM's management fee payable under the Management Services Agreement (based on its actual operating costs for all properties it manages) exceeds what the Tenant would have to pay under an arms-length management agreement. The term of the Revenue Sharing Agreement will run concurrently with the Management Services Agreement. The obligation of Mr. Hammons and his affiliates to make revenue sharing payments terminates (i) if the Management Services Agreement is terminated by the Tenant, (ii) if the Partnership defaults in its obligation to pay the preferred redemption price or to liquidate the Partnership and distribute the liquidation proceeds or (iii) if the preferred redemption price is paid in full or the proceeds of liquidation of the Partnership have been fully distributed.

MANAGEMENT SERVICES AGREEMENT

     Under a Management Services Agreement between the Tenant and JQHHM, the Tenant will appoint JQHHM as its exclusive manager to manage and operate the hotel properties and associated convention and banquet facilities leased to the Tenant from the Partnership and Hotels Two. The Tenant will pay as a management fee the actual operating costs incurred by JQHHM for managing all of the hotels, including hotels owned by Mr. Hammons and his affiliates, including an annual salary of $200,000 plus benefits to Mr. Hammons. However, the Tenant will not be obligated to pay any fee in excess of the amount for which the Tenant could receive comparable management services for the hotel properties it leases in an arms-length transaction. The Management Services Agreement expires on the earlier of the redemption of the Hammons

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Preferred Units or liquidation of the Partnership, and may be terminated as to individual hotels or in its entirety under certain other circumstances described in the Agreement.

LONG-TERM LINE OF CREDIT AGREEMENT

     Project Holdco will enter into a Long-Term Line of Credit Agreement with Lendco for the extension of credit to Project Holdco in the form of a revolving loan of up to $275 million, the proceeds of which may be used to repay the $25 million short term line of credit discussed above, to fund new hotel development activities, or to pay interest on the Long-Term Line of Credit. Terms of the Long-Term Line of Credit Agreement include the following items:

     - on a cumulative basis, Project Holdco may borrow an aggregate amount not to exceed at any time $75 million during the first year, $175 million during the second year, $225 million during the third year, $250 million during the fourth year, and $275 million thereafter.

     - conditions to the extension of this line of credit include, among other things, the following:

      - the $25 million short-term line of credit extended by iStar to Mr. Hammons and JQH Trust must have been paid, or it will be paid from the funds of the initial loan made under this long term line of credit;

      - the merger must have been consummated; and

     - as collateral, the JQH Stockholders must pledge all of the preferred interests in the Partnership and ownership interests in various other entities (including in entities developing new hotels and in the Chateau on the Lake Resort);

     - conditions to the extension of individual loans under the Long-Term Line of Credit Agreement include, among other things, the following:

      - the number of hotel projects undertaken by Mr. Hammons, JQH Trust or subsidiaries of Project Holdco is limited and additional hotel projects must be approved by Lendco; and

      - with limited exceptions, loans for land acquisition must be repaid within 24 months if development has not begun;

     - upon an event of default (as defined in the agreement) by Project Holdco, Lendco may declare all obligations of Project Holdco immediately due and payable, and may terminate all of Lendco's obligations under this agreement.

     iStar has provided a commitment letter to Lendco to fund the Long-Term Line of Credit from iStar to Lendco describing the terms and conditions of the iStar credit, including the following items:

     - up to $275 million may be drawn in amounts subject to applicable restrictions and limitations and at such times as Project Holdco may make draws, as discussed below;

     - certain obligations of Lendco will be guaranteed by Acquisition, subject to certain limitations;

     - the term of this line of credit will be concurrent with the line of credit extended by Lendco to Project Holdco;

     - all interest payments payable to Lendco from Project Holdco will be used by Lendco to pay interest on Lendco's line of credit from iStar;

     - Acquisition will be obligated to make distributions of cash to Lendco sufficient to pay the excess of the interest owed by Lendco to iStar over the interest owed by Project Holdco to Lendco, if any;

     - there will be an origination fee of 1.0% of the total maximum amount of the line of credit to Lendco;

     - upon default, the regular interest rate described above will be increased by 5.0% in the event that a default under the line of credit extended to Lendco is a result of a default under the line of credit extended by Lendco to Project Holdco; and

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

     - as collateral, Lendco will assign to iStar all of its rights and interests in the line of credit extended to Project Holdco, including the collateral pledged therefor, as discussed below.

FUNDING AGREEMENT

     The Funding Agreement between Lendco, Project Holdco and iStar provides that, for administrative and security purposes, all disbursements under the Long-Term Line of Credit Agreement will be made directly by iStar to Project Holdco and all payments by Project Holdco will be made directly to iStar. iStar will have the right to unilaterally enforce all of Lendco's rights and remedies under, and to delegate the servicing of, the Long-Term Line of Credit Agreement. In addition, should Lendco fail to satisfy its funding obligations under the Long-Term Line of Credit Agreement without a default by Project Holdco, iStar will fund amounts due to Project Holdco.


                   ACQUISITION'S TENDER FOR PARTNERSHIP NOTES



     Acquisition may refinance some or all of the Company's mortgage indebtedness after closing. Acquisition has informed us that, at or near the date of this Proxy Statement, Acquisition intends to cause the Partnership or an affiliate of Acquisition to make an offer to purchase all of the $499 million in principal amount of the Series B 8 7/8% First Mortgage Notes due 2012 of the Partnership and John Q. Hammons Hotels Finance Corporation III. The offer to purchase will be made at a premium to the principal amount of the First Mortgage Notes, which premium has not yet been determined. The consummation of the tender offer for the First Mortgage Notes would be subject to a number of conditions, including the closing of the merger, receipt of certain consents, the execution of a supplemental indenture effectuating the amendments, the participation of the holders of a sufficient amount of the First Mortgage Notes, and the receipt of the financing described below. There can be no assurance that such conditions will be satisfied.



     Acquisition has obtained a commitment from Goldman Sachs Mortgage Company (the "Lender"), pursuant to which, subject to the conditions set forth in the commitment letter (including, without limitation, the consummation of the merger), the Lender agreed to provide first mortgage loans in an aggregate principal amount of up to $685 million to one or more entities owned by Acquisition. Such mortgage loans will be secured by up to 34 properties owned directly or indirectly by the Company. The loans will have a 10-year term and will bear interest at a rate per annum equal to (i) the mid market 10-year swap rate at closing or rate lock, if a rate lock agreement is entered into, plus
(ii) 0.77%. The net proceeds of such mortgage loans, after the costs and expenses of completing the financing (including any note purchase premium), will be used by the Partnership to complete the purchase of the Notes and otherwise satisfy its obligations thereunder. All or a portion of the remaining proceeds, if any, would be used for a number of other purposes, including, without limitation, to refinance certain other mortgages, to make certain capital expenditures as required under franchise agreements, to meet working capital needs, and to pay certain transaction costs and expenses.


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF MANAGEMENT


     The following table sets forth certain information as of July 15, 2005, with respect to our Class A Common Stock and Class B Common Stock owned by (1) each director, (2) the named executive officers listed in the Summary Compensation Table provided in our Form 10-K for fiscal year 2004 and (3) all of our directors and such named executive officers as a group. In accordance with the rules promulgated by the SEC, such ownership includes shares presently owned, as well as shares that the named person has the right to acquire within 60 days of July 15, 2005, including shares that the named person has the right to acquire through the exercise of any option.


     The number of shares of Class A Common Stock shown in the table gives effect to the conversion of all 294,100 shares of Class B Common Stock into an equal number of shares of Class A Common Stock and also gives effect to the redemption of all 16,043,900 limited partnership units of the Partnership for shares of Class A Common Stock on a one-for-one basis.

     Except as indicated in the footnotes, all shares set forth in the table are owned directly, and the indicated person has sole voting and investment power with respect to all shares shown as beneficially owned by such person. THE NUMBERS OF SHARES SET FORTH IN THE TABLE BELOW REFER TO BENEFICIAL OWNERSHIP AND ARE NOT INDICATIVE OF THE VOTING POWER WITH RESPECT TO SUCH SHARES.

                                          SHARES OF CLASS A COMMON STOCK    SHARES OF CLASS B COMMON STOCK
                                          -------------------------------   ------------------------------
NAME AND ADDRESS OF BENEFICIAL OWNER (A)  NUMBER OF SHARES     PERCENTAGE   NUMBER OF SHARES    PERCENTAGE
----------------------------------------  ----------------     ----------   ----------------    ----------
John Q. Hammons........................      16,924,600(b)       78.4%          294,100           100%
Jacqueline A. Dowdy....................         104,212(c)           *
Donald H. Dempsey......................          45,465(d)           *
Daniel L. Earley.......................          47,000(e)           *
William J. Hart........................          56,545(e)           *
John E. Lopez-Ona......................          62,645(e)           *
Debra M. Shantz........................         108,000(g)           *
William A. Mead........................          67,500(f)           *
James F. Moore.........................          57,345(e)           *
Paul E. Muellner.......................          52,500(f)           *
David C. Sullivan......................          57,045(e)           *
Louis Weckstein........................          85,700(h)           *
All executive officers and directors, as  17,668,557(b)(c)       81.8%          294,100           100%
  a group (12) persons.................   (d)(e)(f)(g)(h)

---------------

 * Less than 1%

(a) The address of each of our executive officers and directors is 300 John Q. Hammons Parkway, Suite 900, Springfield, Missouri 65806.


(b) Includes 269,100 outstanding shares of Class A Common Stock. Also includes 294,100 shares of Class B Common Stock which, prior to the merger, are convertible into Class A Common Stock on a share-for-share basis at any time and which, prior to the merger, may be automatically converted into Class A Common Stock upon the occurrence of certain events. Prior to conversion of the Class B Common Stock and without giving effect to the redemption of the limited partnership units, the Class B Common Stock (which has 50 votes per share) represents 73.7% of the combined voting power of both classes of our outstanding common stock. Also includes 16,043,900 limited partnership units of the Partnership redeemable prior to the merger, at our sole option, by payment of the then cash equivalent of such limited partnership units or by the issuance of shares of Class A Common Stock on a one-for-one basis, including limited partnership units owned for Mr. Hammons' benefit through Hammons, Inc., of which the John Q. Hammons Revocable Trust dated December 28, 1989, as amended and restated, is the sole stockholder. Also includes exercisable options to purchase 317,500 shares. According to a Schedule 13D filed with the SEC and dated April 12, 2005, as amended by Amendment No. 1 to Schedule 13D filed with the SEC and dated July 22, 2005, JQH Trust has shared voting and sole dispositive power as to 16,607,100 shares; Mr. Hammons has shared voting and sole dispositive power as to 16,942,100 shares; and Hammons, Inc. has shared voting and sole dispositive power as to 1,446,194 shares. According to the Schedule 13D, by virtue of the Transaction Agreement: the JQH Stockholders in the aggregate may be deemed to share voting power with Acquisition with respect to 16,942,100 shares; JQH Trust may be deemed to share voting power with Acquisition with respect to 16,607,100 shares; Mr. Hammons may be deemed to share voting power with Acquisition with respect to 16,942,100 shares; and Hammons, Inc. may be deemed to share voting power with Acquisition with respect to 1,446,194 shares.


(c) Includes approximately 1,712 shares allocated to 401(k) Plan account as of the end of 2004, and exercisable options to purchase 72,500 shares.

(d)  Includes exercisable options to purchase 35,000 shares.

(e)  Includes exercisable options to purchase 45,000 shares.

(f)  Exercisable options.

(g)  Includes exercisable options to purchase 107,500 shares.

(h)  Includes exercisable options to purchase 85,000 shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS


     We list below information, as of August 5, 2005, with respect to each person we believe to be the beneficial owner of more than 5% of our outstanding Class A Common Stock, other than the JQH Stockholders. This information is based solely on beneficial ownership information contained in the most recent Schedule 13D or 13G filed on behalf of such person with the SEC. The percentages shown are based on the outstanding shares of Class A Common Stock as of August 5, 2005 (and do not give effect to the conversion of any of the 294,100 shares of Class B Common Stock into an equal number of shares of Class A Common Stock or to the redemption of any of the 16,043,900 limited partnership units for shares of Class A Common Stock).



                                                          AMOUNT AND NATURE        PERCENT OF CLASS A
                                                            OF BENEFICIAL             COMMON STOCK
NAME AND ADDRESS OF BENEFICIAL OWNER                          OWNERSHIP                OUTSTANDING
------------------------------------                      -----------------       ---------------------
James M. Clark, Jr. ....................................      1,017,923(a)(e)(f)          19.4%
  350 Park Avenue,
  New York, NY 10022
First Manhattan Co. ....................................        605,319(b)                11.5%
  437 Madison Avenue
  New York, NY 10022
Pirate Capital LLC......................................        475,100(c)                   9%
  200 Connecticut Avenue
  4(th) Floor
  Norwalk, CT 06854
Thomas R. Hudson, Jr. ..................................        475,100(c)                   9%
  200 Connecticut Avenue
  4th Floor
  Norwalk, CT 06854
Gabrielle Katz Hudson...................................        475,100(c)                   9%
  200 Connecticut Avenue
  4th Floor
  Norwalk, CT 06854
R. Scott Asen...........................................      1,017,923(d)(e)             19.4%
  Asen and Co.
  224 East 49(th) Street
  New York, NY 10017
JQH Shareholders for Fair Play..........................      1,017,923(e)(f)             19.4%
  c/o James M. Clark, Jr.
  350 Park Avenue
  New York, NY 10022
Jonathan D. Eilian......................................      1,734,323(e)(f)               33%
  152 West 57th Street, 56(th) Floor
  New York, NY 10019
JQH Acquisition LLC.....................................      1,734,323(e)(f)               33%
  152 West 57(th) Street, 56(th) Floor
  New York, NY 10019

                                                          AMOUNT AND NATURE        PERCENT OF CLASS A
                                                            OF BENEFICIAL             COMMON STOCK
NAME AND ADDRESS OF BENEFICIAL OWNER                          OWNERSHIP                OUTSTANDING
------------------------------------                      -----------------       ---------------------
Washburne Capital Management, LLC.......................        346,100(g)                 6.6%
  230 Park Avenue
  Suite 925
  New York, NY 10169
Severn River Capital Management, LLC....................        294,400(h)                 5.6%
  Eight Greenwich Office Park
  Greenwich, CT 06831
Severn River Master Fund, Ltd. .........................        294,400(h)                 5.6%
  c/o GlobeOp Financial Services (Cayman) Ltd.
  P.O. Box 10201 APO
  Walker House, Mary Street
  George Town, Grand Cayman, Cayman Islands
  British West Indies
S. Scott Roth...........................................        294,400(h)                 5.6%
  c/o Severn River Capital Management, LLC
  Eight Greenwich Office Park
  Greenwich, CT 06831
Mercury Real Estate Advisors LLC........................        269,400(i)                 5.1%
  100 Field Point Road
  Greenwich, CT 06830
David R. Jarvis.........................................        269,400(i)                 5.1%
  100 Field Point Road
  Greenwich, CT 06830
Malcolm F. MacLean IV...................................        269,400(i)                 5.1%
  100 Field Point Road
  Greenwich, CT 06830
Stephen J. Clearman.....................................      1,017,923(e)(j)             19.4%
  c/o Kinderhook Partners, LP
  1 Executive Drive, Suite 160
  Fort Lee, NJ 07024
Gifford Combs...........................................      1,017,923(e)(k)             19.4%
  Dalton Investments, LLC
  12424 Wilshire Blvd., Suite 1130
  Los Angeles, CA 90025


---------------

(a) Based on a Schedule 13D dated March 25, 1998 (filed with the SEC on April 7, 1998), as amended by Amendment No. 1 to Schedule 13D dated April 15, 1998 (filed with the SEC on April 16, 1998), Amendment No. 2 to Schedule 13D dated June 1, 1999 (filed with the SEC on the same day), and Amendment No. 3 to Schedule 13D dated October 28, 2004 (filed with the SEC on the same date). According to the Schedule 13D, Mr. Clark has sole voting power as to 507,815 shares, sole dispositive power as to 507,185 shares and shared voting and dispositive power as to 30,400 shares (held in family trust, owned by spouse and held in a charitable foundation). The filing was also made on behalf of Susanna L. Porter. Ms. Porter has sole voting and dispositive power as to 7,500 shares and shared voting and dispositive power as to 500 shares (held in a custodial account for a non-related minor for which Ms. Porter has custodial powers). Mr. Clark is a member of the group JQH Shareholders for Fair Play, the members of which together have filed a Schedule 13D, dated October 26, 2004, as amended (as discussed in note (e) below), which provides that the members of this group, in the aggregate, may be deemed to beneficially own, directly and indirectly, 1,017,923 shares (which include the 538,215 shares beneficially owned by Mr. Clark). We included this aggregate number (1,017,923 shares) in the table above, but were not able to reconcile this number with the information provided in the Schedule 13D, dated October 26, 2004, as amended, with respect to the shares reported as beneficially owned by each of the reporting persons in such Schedule 13D, including Mr. Clark.

(b) Based on a Schedule 13G, as amended, dated February 8, 2005 (filed with the SEC on the same date). According to the Schedule 13G First Manhattan Co. ("FMC") has sole voting and dispositive power as to 7,200 shares, shared voting power as to 580,169 shares and shared dispositive power as to 598,119 shares. According to the Schedule 13G, as amended, 54,885 shares are owned by family members of Senior Managing Directors of FMC. FMC disclaims dispositive power as to 9,200 of such shares and beneficial ownership as to 45,685 of such shares.


(c) Based on a Schedule 13D, as amended, dated January 7, 2005 (filed with the SEC on January 10, 2005). According to the Schedule 13D, by virtue of its position as general partner of Jolly Roger Fund LP and an agreement between it and the sole owner of Mint Master Fund, Ltd., Pirate Capital LLC has sole power to vote or direct the voting, and to dispose or direct the disposition of, the 475,100 shares owned by Jolly Roger Fund LP and Mint Master Fund Ltd. By virtue of an agreement between it and Jolly Roger Offshore Fund, Ltd. Pirate Capital LLC has sole disposition power with respect to all of the shares owned by Jolly Roger Offshore Fund Ltd. By virtue of his position as sole Managing Director of Jolly Roger Offshore Fund Ltd, Thomas R. Hudson Jr. has sole voting power with respect to the Shares owned by Jolly Roger Offshore Fund Ltd. By virtue of their shared control of Pirate Capital LLC, each of Thomas R. Hudson Jr. and Gabrielle Katz Hudson is deemed to have shared voting power and shared disposition power with respect to all Shares as to which Pirate Capital, LLC has voting power or disposition power. Based on the foregoing, Pirate Capital LLC has sole voting power with respect to 171,900 of the Shares and sole disposition power with respect to 475,100 of the Shares; Thomas R. Hudson Jr. has sole voting power with respect to 303,200 of the Shares and shared voting power with respect to 171,900 of the Shares and shared disposition power with respect to 475,100 of the Shares; and Gabrielle Katz Hudson has shared voting power with respect to 171,900 of the Shares and shared disposition power with respect to 475,100 of the Shares.


(d) Based on a Schedule 13D dated October 27, 2004 (filed with the SEC on the same date). According to the Schedule 13D, Mr. Asen has sole voting and dispositive power as to 228,508 shares and shared voting and dispositive power as to 30,000 shares. Mr. Asen disclaims beneficial ownership as to 30,000 shares (which consist of shares held in and owned by certain managed accounts managed by Asen and Co.). In the Schedule 13D, Mr. Asen reports that he is the beneficial owner of 5.3% of Class A Common Stock outstanding, based on 4,886,175 shares outstanding pursuant to our Quarterly Report on Form 10-Q for the quarterly period ended July 2, 2004. Mr. Asen is a member of the group JQH Shareholders for Fair Play, the members of which together have filed a Schedule 13D, dated October 26, 2004, as amended (as discussed in note (e) below), which provides that the members of this group, in the aggregate, may be deemed to beneficially own, directly and indirectly, 1,017,923 shares (which includes the 258,508 shares beneficially owned by Mr. Asen). We included this aggregate number (1,017,923 shares) in the table above, but were not able to reconcile this number with the information provided in the Schedule 13D, dated October 26, 2004, as amended, with respect to the shares reported as beneficially owned by each of the reporting persons in such Schedule 13D, including Mr. Asen.

(e) Based on a Schedule 13D dated October 26, 2004 (filed with the SEC on the same date), as amended by Amendment No. 1 to Schedule 13D dated November 17, 2004 (filed with the SEC on November 18, 2004), Amendment No. 2 to
     Schedule 13D dated February 2, 2005 (filed with the SEC on the same date), and Amendment No. 3 to Schedule 13D dated May 2, 2005 (filed with the SEC on May 4, 2005, and further revised by Amendment No. 3 to Schedule 13D dated May 12, 2005 (filed with the SEC on May 13, 2005)). According to the
     Schedule 13D, the group JQH Shareholders for Fair Play consists of James M. Clark, Jr., R. Scott Asen, Gifford Combs and Stephen J. Clearman (described as the "reporting persons"). This group may be deemed to beneficially own, directly and indirectly, 982,923 shares, consisting of (i) 538,215 shares beneficially owned by Mr. Clark as described in note (a), above, (ii) 258,508 shares beneficially owned by Mr. Asen as described in note (d), above, (iii) 60,000 shares beneficially owned by Mr. Clearman as described in note (j), below, and (iv) 126,200 shares beneficially owned by Mr. Combs as described in note (k), below. In the Schedule 13D, as amended, the reporting persons report that, in the aggregate, they may be deemed to beneficially own, directly and indirectly, 1,017,923 shares. We included this aggregate number (1,017,923 shares) in the table above, but were not able to reconcile this number with the information provided in the Schedule 13D, as amended, with respect to the shares reported as beneficially owned by each of the reporting persons in that Schedule 13D. The members of JQH Shareholders for Fair Play have entered into a Stockholders Agreement with Acquisition which provides that the members of JQH Shareholders for Fair Play will support an offer by Acquisition to purchase all or any and all of the shares of the Company (see note (f) below).

(f) Based on a Schedule 13D dated February 9, 2005 (filed with the SEC on the same date) as amended by Amendment No. 1 to Schedule 13D dated March 1, 2005 (filed with the SEC on the same day), Amendment No. 2 to Schedule 13D dated March 14, 2005 (filed with the SEC on the same day), Amendment No. 3 to Schedule 13D dated May 6, 2005 (filed with the SEC on the same day), Amendment No. 4 to Schedule 13D dated June 7, 2005 (filed with the SEC on the same day), and Amendment No. 5 to Schedule 13D dated June 27, 2005 (filed with the SEC on June 28, 2005). According to the Schedule 13D, Acquisition has shared voting power as to 18,089,823 shares based on a Transaction Agreement with the JQH Stockholders, and based on Stockholders Agreements between Acquisition and members of the group JQH Shareholders for Fair Play (including James M. Clark, Jr., R. Scott Asen, Gifford Combs, and Stephen J. Clearman) and between Acquisition and Raffles Associates, L.P., a stockholder of the Company. Pursuant to the Transaction Agreement, the JQH Stockholders agreed to vote all of their shares of Class A Common Stock and Class B Common Stock and all of the limited partnership interests they hold in the Partnership in favor of the merger and related transactions, and against any competing proposal. According to the Schedule 13D, Acquisition may be deemed to share voting power with: JQH Trust with respect to 15,570,343 shares beneficially owned by the JQH Trust; with Hammons, Inc. with respect to 1,036,757 shares beneficially owned by Hammons, Inc.; and with Mr. Hammons with respect to 335,000 shares (including options for 17,500 shares not currently exercisable) beneficially owned by Mr. Hammons. As stated in the introductory paragraph to the table above, the information in the table does not give effect to the conversion of the 294,100 shares of Class B Common Stock (beneficially owned by the JQH Trust) into an equal number of shares of Class A Common Stock or to the redemption of any of the 16,043,900 limited partnership units for shares of Class A Common Stock. Therefore, the aggregate number of shares deemed to be beneficially owned by Acquisition shown in the table above is the aggregate number of shares that Acquisition may be deemed to beneficially own, less the 17,500 shares subject to options not yet exercisable, 294,100 shares of Class B Common Stock and 16,043,900 limited partnership units owned by the JQH Trust. Each of the stockholder parties to the Stockholders Agreements agreed to support an offer by Acquisition to purchase any or all of the shares of the Company. According to the Schedule 13D, as amended, Acquisition may be deemed to have shared voting power as to 538,215 shares with Mr. Clark, shared voting power as to 258,508 shares with Mr. Asen, shared voting power as to 161,200 shares with Mr. Combs, shared voting power as to 60,000 shares with Mr. Clearman and shared voting power as to 129,800 shares with Raffles Associates, L.P. None of Acquisition, Merger Sub or Mr. Eilian owns of record any shares of our common stock.

(g) Based on a Schedule 13G dated March 11, 2005 (filed with the SEC on the same date). According to the Schedule 13G, Washburne Capital Management, LLC ("Washburne") has sole voting power as to 96,908 shares and sole dispositive power as to 346,100 shares. Washburne serves as investment manager to certain funds and separate accounts ("Funds"). In its role as an investment manager, Washburne possesses the investment and/or voting power over shares owned by the Funds, and may be deemed to be the beneficial owner of shares held by the Funds. All shares reported in the Schedule 13G are owned by the Funds, and Washburne disclaims ownership of such shares.

(h) Based on a Schedule 13G dated March 10, 2005 (filed with the SEC on the same date). According to the Schedule 13G, Severn River Capital Management, LLC has shared voting power as to 294,400 shares and shared dispositive power as to 294,400 shares. The filing is also made on behalf of Severn River Master Fund, Ltd. and S. Scott Roth, each of which has shared voting power as to 294,400 shares and shared dispositive power as to 294,400 shares. Each of Severn River Capital Management, LLC, Severn

     River Master Fund, Ltd. and S. Scott Roth disclaim beneficial ownership of the shares reported in the Schedule 13G except to the extent of their pecuniary interest therein.

(i) Based on a Schedule 13G dated June 16, 2005 (filed with the SEC on the same date). According to the Schedule 13G, each of Mercury Real Estate Advisors LLC, David R. Jarvis and Malcolm F. MacLean IV has sole voting power as to 269,400 shares and has sole dispositive power as to 269,400 shares. The filing is made jointly among Mercury Real Estate Advisors LLC, Mr. Jarvis and Mr. MacLean. Mercury Real Estate Advisors LLC is a Delaware limited liability company and registered investment adviser and made this filing with respect to the shares of Company common stock held by Mercury Special Situations Fund LP, Mercury Special Situations Offshore Fund, Ltd., Silvercrest Real Estate Fund, Silvercrest Real Estate Fund (International), Mercury Real Estate Securities Fund LP, Mercury Real Estate Securities Offshore Fund, Ltd. and Silvercreek SAV LLC, of which funds Mercury Real Estate Advisors LLC is the investment adviser. Mercury Real Estate Advisors LLC has investment discretion with respect to the shares of Company common stock held by these funds. Messrs. Jarvis and MacLean are Managing Members of Mercury Real Estate Advisors LLC, with respect to the shares of Company common stock held by these funds. Pursuant to a joint filing agreement, Mercury Real Estate Advisors LLC, Mr. Jarvis and Mr. MacLean have agreed to file a single statement on Schedule 13G (and any amendments thereto) on behalf of each of them, and further agreed to file such joint filing agreement as an exhibit to the Schedule 13G.

(j) Based on a Schedule 13D dated October 26, 2004 (filed with the SEC on the same date), as amended by Amendment No. 1 to Schedule 13D dated November 17, 2004 (filed with the SEC on November 18, 2004), Amendment No. 2 to
     Schedule 13D dated February 2, 2005 (filed with the SEC on the same date), and Amendment No. 3 to Schedule 13D dated May 2, 2005 (filed with the SEC on May 4, 2005, and further revised by Amendment No. 3 to Schedule 13D dated May 12, 2005 (filed with the SEC on May 13, 2005)). According to the
     Schedule 13D, Mr. Clearman has shared voting and shared dispositive power as to 60,000 shares in his position as managing member of Kinderhook GP, LLC, which is the general partner of Kinderhook Partners, LP, which directly beneficially owns the 60,000 shares. Mr. Clearman is a member of the group JQH Shareholders for Fair Play, the members of which filed the
     Schedule 13D together (as discussed in note (e) above). The Schedule 13D provides that the members of this group, in the aggregate, may be deemed to beneficially own, directly and indirectly, 1,017,923 shares (which includes the 60,000 shares beneficially owned by Mr. Clearman). We included the aggregate number (1,017,923 shares) in the table above, but were not able to reconcile this number with the information provided in the Schedule 13D, as amended, with respect to the shares reported as beneficially owned by each of the reporting persons in that Schedule 13D, including Mr. Clearman.

(k) Based on a Schedule 13D dated October 26, 2004 (filed with the SEC on the same date), as amended by Amendment No. 1 to Schedule 13D dated November 17, 2004 (filed with the SEC on November 18, 2004), Amendment No. 2 to
     Schedule 13D dated February 2, 2005 (filed with the SEC on the same date), and Amendment No. 3 to Schedule 13D dated May 2, 2005 (filed with the SEC on May 4, 2005, and further revised by Amendment No. 3 to Schedule 13D dated May 12, 2005 (filed with the SEC on May 13, 2005)). According to the
     Schedule 13D, Mr. Combs has sole voting and sole dispositive power as to 116,200 shares in his position as managing director of Dalton Investments, LLC, which has investment authority to act on behalf of Pacific and General Investments, Inc., which beneficially owns 116,200 shares, and Mr. Combs has shared voting and shared dispositive power as to 10,000 shares in his position as a member of the board of directors of Kings Bay Investment Company Ltd., which owns 10,000 shares. Mr. Combs is a member of the group JQH Shareholders for Fair Play, the members of which filed the Schedule 13D together (as discussed in note (e) above). The Schedule 13D provides that the members of this group, in the aggregate, may be deemed to beneficially own, directly and indirectly, 1,017,923 shares (which includes the 126,200 shares beneficially owned by Mr. Combs). We included the aggregate number (1,017,923 shares) in the table above, but were not able to reconcile this number with the information provided in the Schedule 13D, as amended, with respect to the shares reported as beneficially owned by each of the reporting persons in that Schedule 13D, including Mr. Combs.

                     MARKET PRICE AND DIVIDEND INFORMATION

     The following table sets forth the high and low sale prices for our Class A Common Stock as reported on the American Stock Exchange for the fiscal periods indicated.


                                                              STOCK PRICE PER SHARE
                                                              ---------------------
                                                                HIGH         LOW
                                                              --------     --------
2005
First Quarter...............................................   $23.40       $19.90
Second Quarter..............................................   $23.67       $21.11
Third Quarter (through August 8, 2005)......................   $23.65       $23.53
2004
First Quarter...............................................   $ 9.90       $ 7.02
Second Quarter..............................................   $ 9.71       $ 8.91
Third Quarter...............................................   $11.45       $ 9.55
Fourth Quarter..............................................   $20.25       $10.88
2003
First Quarter...............................................   $ 5.80       $ 4.84
Second Quarter..............................................   $ 6.18       $ 4.60
Third Quarter...............................................   $ 6.95       $ 5.67
Fourth Quarter..............................................   $ 7.15       $ 6.50


DIVIDENDS

     We have never paid cash dividends on our capital stock; if the merger does not occur, we do not intend to pay cash dividends in the future, as we intend to continue to use earnings to fund the continued growth of our operations and the repayment of debt.

       TRANSACTIONS IN SHARES OF CLASS A COMMON STOCK BY CERTAIN PERSONS

     There were no transactions in shares of Class A Common Stock during the past 60 days by the Company, the JQH Stockholders, Acquisition, Merger Sub or any of their respective subsidiaries, directors, executive officers, controlling persons or affiliates. None of such persons had transactions in shares of Class A Common Stock during the past two years, except that, in accordance with the terms of our 1999 Non-Employee Director Stock and Stock Option Plan, on May 12, 2004, each non-employee director received shares of Class A Common Stock with a fair market value of $10,000 and stock options to acquire 10,000 shares of Class A Common Stock for an exercise price of $9.20 per share, vesting in four equal annual installments, beginning on May 12, 2005.

                   SELECTED HISTORICAL FINANCIAL INFORMATION

     The following table sets forth selected historical consolidated financial data as of and for each of our last two fiscal years. No separate financial information is provided for Acquisition or Merger Sub because each of those organizations is a special purpose entity formed in connection with the merger and has no independent operations. No pro forma data giving effect to the merger have been provided because we do not believe that such information is material to stockholders evaluating the proposed merger and merger agreement because the proposed merger consideration is all cash and if the merger is completed, our unaffiliated stockholders will not retain a continuing equity interest in the Company.


     The selected historical data set forth below has been derived from and should be read in conjunction with our consolidated financial statements, accompanying notes and other financial information included in our annual report on Form 10-K for the year ended December 31, 2004, and the quarterly report on Form 10-Q for the six months ended July 1, 2005, which are incorporated herein by reference. The unaudited consolidated financial statements reflect, in the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations and financial condition for those periods.


                  SELECTED CONSOLIDATED FINANCIAL INFORMATION


                                               SIX MONTHS ENDED                      YEAR ENDED
                                         -----------------------------   -----------------------------------
                                         JULY 1, 2005    JULY 2, 2004    DECEMBER 31, 2004   JANUARY 2, 2004
                                         -------------   -------------   -----------------   ---------------
                                                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
REVENUES:
Rooms(a)...............................   $  142,335      $  135,827        $  266,800         $  256,564
Food and beverage......................       58,986          56,751           112,389            108,315
Meeting room rental, related party
  management fee and other(b)..........       27,583          26,588            51,591             48,596
                                          ----------      ----------        ----------         ----------
  Total revenues.......................      228,904         219,166           430,780            413,475
                                          ----------      ----------        ----------         ----------
OPERATING EXPENSES:
Direct operating costs and expenses:
  Rooms................................       35,001          33,088            66,712             64,096
  Food and beverage....................       44,574          42,710            84,178             82,524
  Other................................          922           1,133             2,145              2,584
General, administrative, sales, and
  management service expenses (d,e)....       72,112          70,678           139,902            130,980
Repairs and maintenance................        9,725           9,212            18,193             17,430
Asset impairment(f)....................           --              --                --              9,700
Depreciation and amortization..........       23,575          23,125            49,519             49,783
                                          ----------      ----------        ----------         ----------
  Total operating expenses.............      185,909         179,946           360,649            357,097
                                          ----------      ----------        ----------         ----------
INCOME FROM OPERATIONS.................       42,995          39,220            70,131             56,378
OTHER INCOME (EXPENSE):
Other income...........................          785             276               193                175
Interest expense and amortization of
  deferred financing fees, net of
  interest income......................       32,470          33,255            65,498             67,522
Extinguishment of debt costs(g)........         (234)             --               144                774

                                               SIX MONTHS ENDED                      YEAR ENDED
                                         -----------------------------   -----------------------------------
                                         JULY 1, 2005    JULY 2, 2004    DECEMBER 31, 2004   JANUARY 2, 2004
                                         -------------   -------------   -----------------   ---------------
                                                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
                                          ----------      ----------        ----------         ----------
INCOME (LOSS) FROM CONTINUING
  OPERATIONS BEFORE MINORITY INTEREST
  AND PROVISION FOR INCOME TAXES.......       11,076           6,241             4,682            (11,743)
Minority interest in (income) losses of
  partnership..........................       (5,153)             --                --              5,859
                                          ----------      ----------        ----------         ----------
INCOME (LOSS) FROM CONTINUING
  OPERATIONS BEFORE PROVISION FOR
  INCOME TAXES.........................        5,923           6,241             4,682             (5,884)
Provision for income taxes(h)..........          (99)           (111)             (177)              (150)
                                          ----------      ----------        ----------         ----------
INCOME (LOSS) FROM CONTINUING
  OPERATIONS...........................        5,824           6,130             4,505             (6,034)
Income (loss) from discontinued
  operations, net of minority
  interest(i)..........................        2,721          (4,403)           (5,150)            (1,027)
                                          ----------      ----------        ----------         ----------
NET INCOME (LOSS) ALLOCABLE TO THE
  COMPANY..............................   $    8,545      $    1,727        $     (645)        $   (7,061)
                                          ==========      ==========        ==========         ==========
BASIC EARNINGS (LOSS) PER SHARE:
  Continuing operations................   $     1.06      $     1.20        $     0.87         $    (1.19)
  Discontinued operations..............         0.50           (0.86)            (0.99)             (0.20)
                                          ==========      ==========        ==========         ==========
     Net income (loss) allocable to the
       Company.........................   $     1.56      $     0.34        $    (0.12)        $    (1.39)
                                          ==========      ==========        ==========         ==========
DILUTED EARNINGS (LOSS) PER SHARE
  Continuing operations................   $     0.86      $     1.04        $     0.87         $    (1.19)
  Discontinued operations..............         0.40           (0.75)            (0.99)             (0.20)
                                          ----------      ----------        ----------         ----------
     Net earnings allocable to
       Company.........................   $     1.26      $     0.29        $    (0.12)        $    (1.39)
                                          ==========      ==========        ==========         ==========
DILUTED WEIGHTED AVERAGE SHARES
  OUTSTANDING..........................    5,485,765       5,127,195         5,173,705          5,092,829
BOOK VALUE PER SHARE:(J)...............   $     1.48      $       --        $       --         $       --



                                         JULY 1, 2005    JULY 2, 2004    DECEMBER 31, 2004   JANUARY 2, 2004
                                         -------------   -------------   -----------------   ---------------
BALANCE SHEET DATA:
Total Assets...........................    $814,158        $821,680          $816,499           $822,183
Total debt, including current
  portion..............................     743,926         777,106           765,204            781,072
Minority interest of holders of the
  Partnership units....................       4,691              --                --                 --
Refundable equity......................         975              --               655                 --
Equity (deficit).......................       8,945            (376)           (1,525)            (2,462)


---------------

(a)  Includes revenues derived from rooms from continuing operations.

(b) Includes meeting room rental, related party management fees for providing management services to the hotels owned by Mr. Hammons and other from continuing operations.

(c) Includes expenses incurred in connection with rooms, food and beverage and telephones from continuing operations.

(d) Includes expenses incurred in connection with franchise fees, administrative, marketing and advertising, utilities, insurance, property taxes, rent and other from continuing operations.

(e) Includes expenses incurred providing management services to the hotels owned by Mr. Hammons.

(f) We recognized impairment charges of $9.7 million related to our World Golf Village Hotel during 2003. The resulting impairment reserve was based on fair market values derived from independent third party valuations.

(g) We adopted a new accounting pronouncement in 2003 which requires the loss on extinguishment of debt that was classified as an extraordinary item in prior periods to be reclassified to other expenses.

(h) We have been taxed as a C corporation on our portion of the Partnership's earnings.

(i) We sold two properties during 2004 and one during January 2005. The operating results of the three sold properties have been reclassified to discontinued operations.


(j) Total stockholders' equity of $8,945 at July 1, 2005, divided by the 6,042,000 Class A Common shares issued for this period. There was a stockholders' deficit for the six months ended July 2, 2004 and the years ended December 31, 2004, and January 2, 2004.


                       RATIO OF EARNINGS TO FIXED CHARGES

                                (000'S OMITTED)

     In computing the ratio of earnings to fixed charges, earnings have been based on income from operations before income taxes and fixed charges (exclusive of interest capitalized) and fixed charges consist of interest and amortization of deferred financing fees (including amounts capitalized) and the estimated interest portion of rents (deemed to be one-third of rental expense).


                                                                        YEAR ENDED
                                         SIX MONTHS ENDED   -----------------------------------
                                           JULY 1, 2005     DECEMBER 31, 2004   JANUARY 2, 2004
                                         ----------------   -----------------   ---------------
HISTORICAL EARNINGS:
  Income (loss) from continuing
     operations before minority
     interest and provision for income
     taxes.............................      $11,076             $ 4,682           $(11,743)
  Add:
  Interest, amortization or deferred
     financing fees and other fixed
     charges (excluding capitalized
     interest, net of interest
     income)(a)........................       33,323              67,115             68,989
                                             -------             -------           --------
     Historical earnings...............       43,399              71,797             57,246
                                             =======             =======           ========
FIXED CHARGES:
  Interest expense and amortization of
     deferred financing fees, net of
     interest income...................       31,615              65,498             67,522
  Interest capitalized.................           --                  --                 --
  Interest element of rentals..........          708               1,617              1,467
                                             -------             -------           --------
                                              32,323              67,115             68,989
                                             =======             =======           ========
RATIO OF EARNINGS TO FIXED CHARGES.....         1.34                1.07                N/A
                                             =======             =======           ========
Fixed charges in excess of earnings....          N/A                 N/A             11,743

                  DATE FOR SUBMISSION OF STOCKHOLDER PROPOSALS


     If the merger is completed, there will be no public participation in any future meetings of our stockholders. If the merger is not completed before December 20, 2005, we plan to hold our 2005 annual meeting on that date. In order for a stockholder proposal to be considered for inclusion in our Proxy Statement for the 2005 annual meeting, under SEC rules, we must receive the written proposal at our principal executive offices a reasonable time before we begin to print and mail our proxy materials for that meeting (which we estimate to be in late November of 2005). Such proposals also must comply with other SEC regulations regarding the inclusion of stockholder proposals in Company-sponsored proxy materials. Similarly, under our Bylaws, in order for a stockholder proposal to be raised from the floor during the 2005 annual meeting, we must receive written notice no later than August 25, 2005, and the proposal must contain the information required under our Bylaws.


     You may contact our Corporate Secretary at our headquarters for a copy of the relevant Bylaw provisions regarding the requirements for making stockholder proposals.

                                 OTHER MATTERS


     As of the date of this proxy statement, we do not expect any other matters to be presented for action at the special meeting. If you grant a proxy, the persons named as proxy holders will have the discretion to vote your shares on any additional matters (not known a reasonable time before the solicitation of your proxy) properly presented for a vote at the meeting. If any other matters not known a reasonable time before the solicitation of your proxy are properly brought before the meeting, the persons named in the accompanying proxy will vote such proxy in accordance with the determination of a majority of the board of directors.


                           INCORPORATION BY REFERENCE

     The SEC allows us to "incorporate by reference" information into this proxy statement. This means that we can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. We incorporate by reference into this proxy statement the following documents that we filed under the Exchange Act:

     - our annual report on Form 10-K for the year ended December 31, 2004;


     - our quarterly reports on Form 10-Q for the quarterly periods ended April 1, 2005, and July 1, 2005; and


     - our current reports on Form 8-K dated February 15, 2005; May 11, 2005; June 15, 2005 and June 20, 2005.

     We also incorporate by reference into this proxy statement all reports we file with the SEC after the date of this proxy statement, but before the date of the special meeting, under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. In addition, because the merger is a going private transaction, we have filed a Transaction Statement on Schedule 13E-3 with respect to the merger. The Schedule 13E-3, the exhibits to the Schedule 13E-3 and these reports, proxy statements and other information contain additional information about us and will be made available for inspection and copying at our executive offices during regular business hours by any stockholder or a representative of a stockholder as so designated in writing.

     We make available on our website (www.jqhhotels.com) under "Investor Relations -- SEC Filings" our annual reports on Form 10-K, quarterly reports on 10-Q, current reports on 8-K and amendments to those reports as soon as reasonably practicable after we file such material with the SEC.

     Company stockholders may also read and copy the Schedule 13E-3 and any reports, statements and other information filed by the Company at the SEC public reference room at 100 F Street, N.E., Room 1580,

Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our filings with the SEC are also available to the public from commercial document retrieval services and at the website maintained by the SEC located at: www.sec.gov.

     We will provide without charge to each person to whom a copy of this proxy statement has been delivered, upon request, by first class mail or other equally prompt means, within one business day of receipt of such report, a copy of any or all of the documents incorporated by reference into this proxy statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement incorporates. Requests for copies should be directed to: John Q. Hammons Hotels, Inc., 300 John Q. Hammons Parkway, Springfield, Missouri 65806, Attention:
General Counsel (telephone number 417-864-4300)


     STOCKHOLDERS SHOULD NOT RELY ON INFORMATION THAT IS NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE INFORMATION THAT IS DIFFERENT FROM THAT CONTAINED IN THIS PROXY
STATEMENT. THIS PROXY STATEMENT IS DATED AUGUST   , 2005. NO ASSUMPTION SHOULD
BE MADE THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT WILL NOT CREATE ANY IMPLICATION TO THE CONTRARY. NOTWITHSTANDING THE FOREGOING, IN THE EVENT OF ANY MATERIAL CHANGE IN ANY OF THE INFORMATION PREVIOUSLY DISCLOSED, WE WILL, WHERE RELEVANT AND IF REQUIRED BY APPLICABLE LAW, (I) UPDATE SUCH INFORMATION THROUGH A SUPPLEMENT TO THIS PROXY STATEMENT AND (II) AMEND THE TRANSACTION STATEMENT ON SCHEDULE 13E-3 FILED IN CONNECTION WITH THE MERGER, IN EACH CASE, TO THE EXTENT NECESSARY.

                                                                      APPENDIX A

--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                              JQH ACQUISITION LLC,

                             JQH MERGER CORPORATION

                                      AND

                          JOHN Q. HAMMONS HOTELS, INC.

                           DATED AS OF JUNE 14, 2005
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

SECTION 1.    Definitions.................................................   A-5
SECTION 2.    The Merger..................................................  A-13
  2.1         General.....................................................  A-13
  2.2         Certificate of Incorporation................................  A-14
  2.3         By-Laws.....................................................  A-14
  2.4         Directors and Officers......................................  A-14
  2.5         Effect on Company Capital Stock.............................  A-14
  2.6         Company Stock Options.......................................  A-15
  2.7         Adjustment of the Merger Consideration......................  A-15
  2.8         Exchange Procedures; Stock Transfer Books...................  A-15
  2.9         Further Assurances..........................................  A-17
SECTION 3.    Representations and Warranties of the Company...............  A-17
  3.1         Organization and Good Standing..............................  A-17
  3.2         Authority; No Conflict......................................  A-17
  3.3         Capitalization..............................................  A-18
  3.4         SEC Reports.................................................  A-19
  3.5         Financial Statements........................................  A-20
  3.6         Property; Sufficiency of Assets.............................  A-21
  3.7         Receivables.................................................  A-21
  3.8         Equipment; Real Property; Leaseholds........................  A-21
  3.9         Intellectual Property.......................................  A-23
  3.10        No Undisclosed Liabilities..................................  A-23
  3.11        Taxes.......................................................  A-23
  3.12        Employee Benefits...........................................  A-25
  3.13        Compliance with Legal Requirements; Governmental
              Authorizations..............................................  A-27
  3.14        Environmental Matters.......................................  A-27
  3.15        Legal Proceedings...........................................  A-29
  3.16        Absence of Certain Changes and Events.......................  A-29
  3.17        Contracts; No Defaults......................................  A-30
  3.18        Insurance...................................................  A-32
  3.19        Labor Matters...............................................  A-32
  3.20        Interests of Officers and Directors.........................  A-33
  3.21        Rights Plan; State Antitakeover Laws; DGCL..................  A-33
  3.22        Certain Payments............................................  A-33
  3.23        Opinion of Financial Advisor................................  A-33
  3.24        Brokers.....................................................  A-33
  3.25        Board Recommendation........................................  A-34
  3.26        Proxy Statement and Schedule 13E-3..........................  A-34
  3.27        Expense Amount Escrow Agreement.............................  A-34
SECTION 4.    Representations and Warranties of Parent and Merger Sub.....  A-34
  4.1         Organization and Good Standing..............................  A-34
  4.2         Authority; No Conflict......................................  A-34
  4.3         Information Supplied for Proxy Statement and Schedule
              13E-3.......................................................  A-35

  4.4         No Undisclosed Agreements or Arrangements with any Hammons Affiliate........................       A-35
  4.5         Fee Amount Escrow Agreement.................................................................       A-35
  4.6         Financing...................................................................................       A-35
  4.7         Hammons Agreements..........................................................................       A-36
SECTION 5.    Certain Pre-Closing Covenants...............................................................       A-36
  5.1         Access and Investigation....................................................................       A-36
  5.2         Operation of the Business; Certain Notices; Tax Returns.....................................       A-37
  5.3         No Solicitation.............................................................................       A-40
  5.4         Financing...................................................................................       A-41
  5.5         Company Stock Options.......................................................................       A-41
  5.6         Mailing Notice..............................................................................       A-41
  5.7         Agreements Among Parent, Merger Sub and Hammons Affiliates..................................       A-41
SECTION 6.    Additional Covenants of the Parties.........................................................       A-42
  6.1         Proxy Statement; Schedule 13E-3.............................................................       A-42
  6.2         Company Stockholders' Meeting...............................................................       A-42
  6.3         Regulatory Approvals; Consents..............................................................       A-43
  6.4         Employee Benefits...........................................................................       A-44
  6.5         Indemnification of Officers and Directors...................................................       A-44
  6.6         Disclosure..................................................................................       A-45
  6.7         Resignation of Officers and Directors.......................................................       A-45
  6.8         Waiver and Release..........................................................................       A-45
  6.9         Expense Reimbursement.......................................................................       A-45
  6.10        Financing...................................................................................       A-45
SECTION 7.    Conditions Precedent to Obligations of Each Party...........................................       A-46
  7.1         Stockholder Approval........................................................................       A-46
  7.2         HSR Act.....................................................................................       A-46
  7.3         No Restraints...............................................................................       A-46
SECTION 8.    Conditions Precedent to Obligations of Parent and Merger Sub................................       A-46
  8.1         Accuracy of Representations.................................................................       A-46
  8.2         Performance of Covenants....................................................................       A-46
  8.3         No Material Adverse Effect..................................................................       A-46
  8.4         Consents....................................................................................       A-46
  8.5         Agreements and Documents....................................................................       A-46
  8.6         No Litigation...............................................................................       A-46
  8.7         Hammons Transactions........................................................................       A-47
  8.8         Management Agreements.......................................................................       A-47
  8.9         Management Documents........................................................................       A-47
  8.10        Company Stock Options.......................................................................       A-47
  8.11        Real Estate Documents.......................................................................       A-47
  8.12        Expense Amount..............................................................................       A-47
SECTION 9.    Conditions Precedent to Obligation of the Company...........................................       A-47
  9.1         Accuracy of Representations.................................................................       A-47
  9.2         Performance of Covenants....................................................................       A-48
  9.3         Agreements and Documents....................................................................       A-48

  9.4         No Litigation...............................................  A-48
  9.5         Fee Amount..................................................  A-48
SECTION 10.   Termination.................................................  A-48
  10.1        Termination.................................................  A-48
  10.2        Effect of Termination.......................................  A-50
  10.3        Expenses; Termination Fees..................................  A-50
SECTION 11.   Miscellaneous Provisions....................................  A-52
  11.1        Amendment...................................................  A-52
  11.2        Waiver......................................................  A-52
  11.3        No Survival.................................................  A-52
  11.4        Entire Agreement............................................  A-52
  11.5        Execution of Agreement; Counterparts; Electronic
              Signatures..................................................  A-52
  11.6        Governing Law...............................................  A-53
  11.7        Jurisdiction; Service of Process............................  A-53
  11.8        WAIVER OF JURY TRIAL........................................  A-53
  11.9        Schedules...................................................  A-53
  11.10       Assignments and Successors..................................  A-53
  11.11       No Third Party Rights.......................................  A-53
  11.12       Notices.....................................................  A-54
  11.13       Cooperation.................................................  A-55
  11.14       Legal Representation of the Parties.........................  A-55
  11.15       Headings....................................................  A-55
  11.16       Remedies; Specific Performance..............................  A-55
  11.17       Severability................................................  A-55
  11.18       Time of Essence.............................................  A-55

                          AGREEMENT AND PLAN OF MERGER

     This AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of June 14, 2005, by and among JQH Acquisition LLC, a Delaware limited liability company ("Parent"), JQH Merger Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and John Q. Hammons Hotels, Inc., a Delaware corporation (the "Company").

                                    RECITALS

     Parent, Merger Sub and the Company intend to effect a merger (the "Merger") of Merger Sub with and into the Company in accordance with this Agreement and the General Corporation Law of the State of Delaware (the "DGCL"). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly-owned subsidiary of Parent.

     The respective boards of directors of Parent, Merger Sub and the Company have declared the advisability of and approved this Agreement and approved the Merger.

     The board of directors of the Company (the "Board"), based on the unanimous recommendation of a special committee (the "Special Committee") of the Board formed for the purpose of evaluating and negotiating the transactions contemplated hereby on behalf of the holders of the Company Class A Common Stock (as defined below) (other than the Hammons Affiliates, as defined below) and making a recommendation to the Board with respect thereto, has approved and deemed it advisable and in the best interests of the Company's stockholders to consummate the Merger upon the terms and subject to the conditions set forth herein.

     Concurrently with the execution and delivery of this Agreement, Parent and Merger Sub have entered into certain agreements with the Hammons Affiliates providing for the Hammons Transactions (as defined below).

                                   AGREEMENT

     The parties to this Agreement, intending to be legally bound, agree as follows:

     SECTION 1. Definitions. For purposes of this Agreement, the following terms and variations thereof have the meanings specified or referred to in this
Section 1:

     "Acquired Corporation" refers to each of the Company and each Subsidiary of the Company, and "Acquired Corporations" means the Company and the Subsidiaries of the Company, collectively.

     "Acquisition Proposal" means any offer, proposal, inquiry or indication of interest (other than an offer, proposal, inquiry or indication of interest by Parent) contemplating or otherwise relating to any Acquisition Transaction.

     "Acquisition Transaction" means any transaction or series of transactions involving any (i) reorganization, dissolution, liquidation or recapitalization of any of the Acquired Corporations, (ii) merger, consolidation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar acquisition of any of the Acquired Corporations, (iii) sale, lease, exchange, transfer, license, acquisition or disposition of any material amount of the assets of any of the Acquired Corporations, (iv) direct or indirect acquisition or purchase of any shares of capital stock, partnership interests or other equity interests of any Acquired Corporation beneficially owned by any Hammons Affiliate, (v) similar transaction or business combination involving any Acquired Corporation or any of their respective businesses, shares of capital stock, partnership interests, other equity interests or assets or (vi) other transaction, the consummation of which would prevent, impede or delay the consummation of the Contemplated Transactions or the Hammons Transactions.

     "Affiliate" means, as to any specified Person, (i) any trust, shareholder, equity owner, officer or director of such Person and their family members or
(ii) any other Person which, directly or indirectly, through one or more intermediaries, controls, is controlled by, employed by or is under common control with, the specified Person. For the purposes of this definition, "control" means the possession of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

     "Agreement" has the meaning set forth in the opening paragraph of this Agreement.

     "Balance Sheet" has the meaning set forth in Section 3.5.

     "Board" has the meaning set forth in the recitals to this Agreement.

     "CERCLA" means the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq., as amended.

     "Certificate" has the meaning set forth in Section 2.5(d).

     "Certificate of Merger" has the meaning set forth in Section 2.1(b).

     "Certifications" has the meaning set forth in Section 3.4.

     "Cleanup" has the meaning ascribed to it in clause (c) of the definition of the term Environmental Health and Safety Liability.

     "Closing" has the meaning set forth in Section 2.1(b).

     "Closing Date" has the meaning set forth in Section 2.1(b).

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Commitment Letter" means a written commitment or commitments containing conditions to closing that are no less favorable to the Company than the conditions to Closing set forth in this Agreement, from a financing source or sources to provide, in the aggregate, at least $160 million to Parent for the purpose of consummating the transactions contemplated by this Agreement.

     "Company" has the meaning set forth in the opening paragraph of this Agreement.

     "Company Board Recommendation" has the meaning set forth in Section 6.2(b).

     "Company Capital Stock" means the Company Class A Common Stock and the Company Class B Common Stock.

     "Company Class A Common Stock" means the class A common stock, par value $0.01 per share, of the Company.

     "Company Class B Common Stock" means the class B common stock, par value $0.01 per share, of the Company.

     "Company Preferred Stock" means the preferred stock, par value $0.01 per share, of the Company.

     "Company SEC Reports" has the meaning set forth in Section 3.4.

     "Company Stock Option" means each outstanding option to purchase shares of Company Class A Common Stock under any Company Plan.

     "Company Stockholders' Meeting" has the meaning set forth in Section
6.2(a).

     "Company Triggering Event" means (i) (x) the failure of the Board of the Company to recommend that the Company's stockholders vote to adopt this Agreement, or (y) the withdrawal or modification of the Company Board Recommendation in a manner adverse to Parent, or (z) the Board of the Company or the Company, in any written material filed with the SEC, mailed to Company stockholders or otherwise made publicly available, or in any stockholder or analyst call, press conference or similar public forum, shall have made any statements which can reasonably be interpreted to indicate that the Board of the Company does not believe that the Merger is in the best interests of the Company's stockholders; (ii) the Company shall have failed to include in the Proxy Statement the Company Board Recommendation or a statement to the effect that the Board of the Company has determined and believes that the Merger is in the best interests of the Company's stockholders; (iii) the Board of the Company fails to reaffirm, without qualification, the Company Board Recommendation following the Company's receipt of an Acquisition Proposal, or fails to publicly state, without qualification, that the Merger is in the best interests of the Company's stockholders following a public statement by a Person questioning the advisability of the Merger for Company stockholders, within ten calendar days after Parent reasonably requests in writing that such action be taken; (iv) the Board of the Company shall have approved, endorsed or recommended any Acquisition Proposal; (v) the Company shall have failed to comply with Section 5.3(a) or 5.3(b); (vi) a tender or exchange offer relating to securities of the Company shall have been commenced by someone other than Parent or its Affiliates and the Company shall not have sent to its securityholders, within ten business days after the commencement of such tender or exchange offer, a statement disclosing that the Board recommends rejection of such tender or exchange offer; or (vii) any of the Acquired Corporations or any Representative of any of the Acquired Corporations shall have breached Section 5.3 and such breach results in, or is a significant contributing factor to the occurrence of, a Company Triggering Event. Notwithstanding the foregoing, no event or action otherwise within the scope of clause (i), (ii) or (iii) shall be deemed to be a Company Triggering Event if, at the time of such event or action (x) any representation or warranty of Parent or Merger Sub in this Agreement (tested as if made on and as of such time) shall be inaccurate in any material respect, (y) Parent or Merger Sub shall be in breach in any material respect of any of their respective covenants, agreements or obligations under this Agreement or (z) this Agreement is subject to termination by the Company pursuant to Section 10.1(i).

     "Confidentiality Agreement" means the Confidentiality Agreement, dated as of November 19, 2004, between JD Holdings, LLC and the Company.

     "Consent" means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

     "Contemplated Transactions" has the meaning set forth in Section 3.2(a).

     "Continuing Employees" has the meaning set forth in Section 6.4.

     "Contract" means any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

     "Covered Parties" has the meaning set forth in Section 6.5(a).

     "Debt" means, as to any Person, at a particular time, (i) indebtedness for borrowed money or for the deferred purchase price of property (which shall not include accounts payable incurred in the ordinary course of business) in respect of which such Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which such Person otherwise assures a creditor against loss, (ii) obligations under leases which shall have been or should be, in accordance with GAAP, recorded as capital leases in respect of which obligations such Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person assures a creditor against loss, (iii) obligations of such Person to purchase or repurchase accounts receivable, chattel paper or other payment rights sold or assigned by such Person, (iv) indebtedness or obligations of such Person under or with respect to letters of credit, notes, bonds or other debt instruments and
(v) all obligations of such Person under any interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in interest rates, in each case whether contingent or matured.

     "Dissenting Shares" has the meaning set forth in Section 2.5(f).

     "DGCL" has the meaning set forth in the recitals to this Agreement.

     "EDGAR" has the meaning set forth in Section 3.4.

     "Effective Time" has the meaning set forth in Section 2.1(b).

     "Encumbrance" means any lien, pledge, hypothecation, charge, mortgage, easement, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

     "Environment" means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins and wetlands), groundwaters, drinking water supply, stream sediments, ambient air, plant and animal life and any other environmental medium or natural resource.

     "Environmental Health and Safety Liabilities" means any cost, damages, expense, liability, obligation or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

          (a) any environmental, health or safety matters or conditions (including on-site or off-site contamination, occupational safety and health and regulation of chemical substances or products);

          (b) fines, penalties, judgments, awards, settlements, legal or administrative Legal Proceedings, damages, losses, claims, demands and response, investigative, remedial or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;

          (c) financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment or other remediation or response actions ("Cleanup") required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

          (d) any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law.

The terms "removal," "remedial" and "response action" include the types of activities covered by CERCLA.

     "Environmental Law" means any Legal Requirement that requires or relates to:

          (a) advising appropriate authorities, employees and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

          (b) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;

          (c) reducing the quantities, preventing the release or minimizing the hazardous characteristics of wastes;

          (d) assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

          (e) protecting natural resources, species or ecological amenities;

          (f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil or other potentially harmful substances;

          (g) cleaning up pollutants that have been released into the Environment, preventing the threat of any such release, or paying the costs of such clean up or prevention; or

          (h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

     "ERISA" has the meaning set forth in Section 3.12(c).

     "ERISA Affiliate" means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same "controlled group" as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

     "Escrow Agent" has the meaning set forth in Section 4.5.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

     "Exchange Fund" has the meaning set forth in Section 2.8(a).

     "Expense Amount" has the meaning set forth in Section 3.27.

     "Expense Amount Escrow Account" has the meaning set forth in Section 3.27.

     "Expense Amount Escrow Agreement" has the meaning set forth in Section
3.27.

     "Extended Outside Date" has the meaning set forth in Section 10.1(b).

     "Facilities" means any real property, including, without limitation, the Properties, leaseholds or other interests currently or formerly owned in fee simple or pursuant to a ground leasehold interest or operated by any Acquired Corporation, together with any buildings, plants, structures or equipment located thereon, including, but not limited to, hotels, parking lots and structures, convention centers, meeting facilities, restaurant, bar and lounge facilities, and all furnishings, fixtures and equipment located therein or thereon.

     "Fee Amount" has the meaning set forth in Section 4.5.

     "Fee Amount Escrow Account" has the meaning set forth in Section 4.5.

     "Fee Amount Escrow Agreement" has the meaning set forth in Section 4.5.

     "Filed Company SEC Reports" has the meaning set forth in Section 3.4.

     "Franchise Agreements" has the meaning set forth in Section 3.8(h).

     "GAAP" means the generally accepted accounting principles in the United States of America.

     "Governmental Authorization" means any: (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

     "Governmental Body" means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature;
(b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or other Person and any court or other tribunal).

     "Ground Leased Properties" has the meaning set forth in Section 3.8(b).

     "Ground Leases" has the meaning set forth in Section 3.8(b).

     "Hammons Affiliate" means Mr. John Q. Hammons and any Affiliate thereof, including, without limitation, the Revocable Trust of John Q. Hammons dated December 28, 1989, as amended and restated.

     "Hammons Agreements" has the meaning set forth in Section 4.7(a).

     "Hammons Transactions" means the transactions contemplated by the agreements set forth on Schedule 1.

     "Hazardous Activity" means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, release, storage, transfer, transportation, treatment or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about or from the Facilities or any part thereof into the Environment, and any other act, business, operation or thing relating to Hazardous Materials that increases the danger, or risk of danger, or poses an unreasonable risk of harm, to persons or property on or off the Facilities, or would reasonably be likely to adversely affect the value of the Facilities or the Acquired Corporations.

     "Hazardous Materials" means any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic, or a pollutant or contaminant, under or pursuant to any Environmental Law, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "Indemnification Event" has the meaning set forth in Section 6.5(a).

     "Initial Expiration Date" has the meaning set forth in Section 10.1(b).

     "Intellectual Property Rights" has the meaning set forth in Section 3.9.

     "knowledge": An individual will be deemed to have "knowledge" of a particular fact or other matter if such individual is actually aware of such fact or other matter, after reasonable investigation.

     A Person (other than an individual) will be deemed to have "knowledge" of a particular fact or other matter if any individual who is serving as a director or officer of such Person (or in any substantially similar capacity) is actually aware of such fact or other matter, after reasonable investigation.

     "Legal Proceeding" means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

     "Legal Requirement" means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of The American Stock Exchange or any other stock exchange, if applicable).

     "Mailing Notice" has the meaning set forth in Section 5.6.

     "Management Agreements" has the meaning set forth in Section 3.8(i).

     "Material Adverse Effect": An event, violation, inaccuracy, circumstance or other matter will be deemed to have a "Material Adverse Effect" on the Acquired Corporations if such event, violation, inaccuracy, circumstance or other matter has had or could reasonably be expected to have a material adverse effect on (i) the business, condition, capitalization, assets, liabilities, operations or financial performance of the Acquired Corporations taken as a whole, (ii) the ability of the Company to consummate the Merger or any of the Contemplated Transactions or Hammons Transactions or to perform any of its obligations under this Agreement or (iii) Parent's ability, after the Effective Time, to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation. A "Material Adverse Effect" on the Acquired Corporations, taken together as a whole, will also be deemed to have occurred if there is a disruption of or adverse change in the financial credit or real estate markets, or other change in general economic conditions, or an outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war, or the occurrence of any act of terrorism and any action or reaction thereto that has a material adverse effect on Parent's ability to finance the transactions contemplated by this Agreement, but without regard to the cost of, or conditions that may be imposed on, such financing. An event, violation, inaccuracy, circumstance or other matter will be deemed to have a "Material Adverse Effect" on Parent if such event, violation, inaccuracy, circumstance or other matter has had or would reasonably be expected to have a material adverse effect on (i) the business, condition, capitalization, assets, liabilities, operations or financial performance of Parent and its Subsidiaries taken as a whole, or (ii) the ability of Parent to consummate the Merger or any of the Contemplated Transactions or

Hammons Transactions or to perform any of its obligations under this Agreement. For purposes of clarification, no circumstance, event, violation, inaccuracy, occurrence, change, effect or other matter attributable to any of the following shall be deemed in itself, or in any combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect on the Acquired Corporations: (a) the negotiation, execution, announcement, performance, pendency or consummation of any of the transactions contemplated by this Agreement or any of the other agreements contemplated by this Agreement or the Hammons Transactions, or (b) compliance with the terms of, or the taking of any action required by, this Agreement or any of the other agreements contemplated by this Agreement or the Hammons Transactions.

     "Material Contract" has the meaning set forth in Section 3.17(a).

     "Merger" has the meaning set forth in the recitals to this Agreement.

     "Merger Consideration" has the meaning set forth in Section 2.5(d).

     "Merger Sub" has the meaning set forth in the opening paragraph of this Agreement.

     "Minimum Required Vote" has the meaning set forth in Section 3.2(a).

     "Minority Approval" has the meaning set forth in Section 3.2(a).

     "Multiemployer Plan" has the meaning set forth in Section 3.12(h).

     "New Plans" has the meaning set forth in Section 6.4.

     "Occupational Safety and Health Law" means any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards and designed to provide safe and healthful working conditions.

     "Off-Balance Sheet Arrangement" means with respect to any Person, any securitization transaction to which that Person or its Subsidiaries is party and any other transaction, agreement or other contractual arrangement to which an entity unconsolidated with that Person is a party, under which that Person or its Subsidiaries, whether or not a party to the arrangement has, or in the future may have: (a) any obligation under a direct or indirect guarantee or similar arrangement; (b) a retained or contingent interest in assets transferred to an unconsolidated entity or similar arrangement; (c) derivatives to the extent that the fair value thereof is not fully reflected as a liability or asset in the financial statements; or (d) any obligation or liability, including a contingent obligation or liability, to the extent that it is not fully reflected in the financial statements (excluding the footnotes thereto) (for this purpose, obligations or liabilities that are not fully reflected in the financial statements (excluding the footnotes thereto) include, without limitation: obligations that are not classified as a liability according to GAAP; contingent liabilities as to which, as of the date of the financial statements, it is not probable that a loss has been incurred or, if probable, is not reasonably estimable; or liabilities as to which the amount recognized in the financial statements is less than the reasonably possible maximum exposure to loss under the obligation as of the date of the financial statements, but exclude contingent liabilities arising out of litigation, arbitration or regulatory actions (not otherwise related to off-balance sheet arrangements)).

     "Option Consideration" has the meaning set forth in Section 2.6(a).

     "Option Holder Notice" has the meaning set forth in Section 2.6.

     "Options" has the meaning set forth in Section 3.3.

     "Organizational Documents" has the meaning set forth in Section 3.1(b).

     "Owned Real Properties" has the meaning set forth in Section 3.8(b).

     "Parent" has the meaning set forth in the opening paragraph of this Agreement.

     "Parent Affiliates" has the meaning set forth in Section 4.7(b).

     "Parent Expenses" has the meaning set forth in Section 10.3(a)(ii).

     "Paying Agent" has the meaning set forth in Section 2.8(a).

     "Permitted Encumbrances" means (i) Encumbrances identified on Schedule 1.1,
(ii) Encumbrances for Taxes, assessments, governmental charges or levies or mechanics' and other statutory liens which are not material in amount relative to the property affected or which are not yet delinquent or are being contested in good faith and by appropriate proceedings in respect thereof or for which an appropriate reserve has been established in accordance with GAAP and (iii) restrictions on transfer generally arising under federal and state securities laws.

     "Person" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or Governmental Body.

     "Plans" has the meaning set forth in Section 3.12(a).

     "Pre-Closing Period" has the meaning set forth in Section 5.1.

     "Properties" has the meaning set forth in Section 3.8(b).

     "Proxy Statement" has the meaning set forth in Section 3.26.

     "Qualified Plans" has the meaning set forth in Section 3.12(d).

     "Replacement Commitment Letter" has the meaning set forth in Section 6.10.

     "Representatives" means officers, directors, agents, attorneys, accountants, advisors and representatives.

     "Required Company Stockholder Vote" has the meaning set forth in Section 3.2(a).

     "Schedule 13E-3" has the meaning set forth in Section 3.26.

     "SEC" means the United States Securities and Exchange Commission.

     "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

     "Space Leases" has the meaning set forth in Section 3.8(c).

     "Special Committee" has the meaning set forth in the recitals to this Agreement.

     "Subsidiary" means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which
(i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association or other business entity (other than a corporation), (x) a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof, and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity's gains or losses or (y) that Person shall be or control any managing director or general partner of such business entity (other than a corporation). The term "Subsidiary" shall include all Subsidiaries of such Subsidiary, and, when used with respect to the Company, shall include John Q. Hammons Hotels, L.P.

     "Superior Proposal" means an unsolicited, bona fide written offer made by a third party for an Acquisition Transaction involving the Company on terms that the Board of the Company determines, in its good faith judgment, after consultation with an independent financial advisor of nationally recognized reputation, to be more favorable to the Company's stockholders than the terms of the Merger and is reasonably capable of being consummated; provided, however, that any such offer shall not be deemed to be a "Superior Proposal" if any financing required to consummate the transaction contemplated by such offer is not reasonably likely to be obtained.

     "Surviving Corporation" has the meaning set forth in Section 2.1(a).

     "Tax" means (i) any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), (ii) any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Taxing Authority and (iii) any liability pursuant to any statute or agreement for an amount described in (i) or (ii) above owed by another party.

     "Tax Return" means any return (including any information return), report, statement, estimate, schedule, notice, notification, form, election, certificate or other document filed with, or required to be filed with, any Taxing Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

     "Taxing Authority" means a Governmental Body responsible for the imposition, administration or collection of any Tax.

     "Title Policies" has the meaning set forth in Section 3.8(f).

     "Transaction Agreement" means the Amended and Restated Transaction Agreement, dated as of the date hereof, among JD Holdings, LLC, Parent, Mr. John
Q. Hammons, John Q. Hammons, as Trustee of the Revocable Trust of John Q. Hammons, dated December 28, 1989, as amended and restated, and Hammons, Inc.

     "Treasury Regulations" means the income tax regulations promulgated under the Code, as such regulations may be amended from time to time. References to specific provisions of the Treasury Regulations shall be deemed to include the corresponding provisions of succeeding provisions of the Treasury Regulations.

     "USRPHC" has the meaning set forth in Section 3.11(t).

     SECTION 2.  The Merger.

     2.1  General.

     (a) Upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, at the Effective Time, (i) Merger Sub shall be merged with and into the Company, (ii) the separate corporate existence of Merger Sub shall cease and (iii) the Company shall be the surviving corporation (the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of Delaware.

     (b) The Merger shall become effective at the time of filing of a certificate of merger substantially in the form of Exhibit 2.1(b) attached hereto (the "Certificate of Merger"), with the Secretary of State of the State of Delaware in accordance with the provisions of Section 251 of the DGCL, or at such later date as the parties may mutually agree (the "Effective Time"). Subject to the terms and conditions of this Agreement, the Company and the Merger Sub shall duly execute and file the Certificate of Merger with the Secretary of State of the State of Delaware at the time of the closing of the Merger (the "Closing"). The Closing shall take place at the offices of Kaye Scholer LLP, 425 Park Avenue, New York, New York 10022, on the date on which the last of the conditions set forth in Sections 7, 8 and 9 have been satisfied or waived or such other date as the parties hereto may mutually agree upon (the "Closing Date").

     (c) At the Effective Time, the effects of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and the Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

     (d) On the Closing Date, the Escrow Agent shall release the Fee Amount to Parent. On the Closing Date, the Escrow Agent shall release (i) to Parent, from the Expense Amount Escrow Account, an aggregate amount equal to the Parent Expenses, and (ii) the excess of the Expense Amount over such aggregate amount of the Parent Expenses to the Surviving Corporation.

     2.2 Certificate of Incorporation. At the Effective Time, the Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended as set forth in Exhibit 2.2 and, as so amended, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable law.

     2.3 By-Laws. The by-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter amended as provided therein or by applicable law.

     2.4 Directors and Officers. From and after the Effective Time, (a) the directors of Merger Sub at the Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and by-laws of the Surviving Corporation, and (b) the officers of Merger Sub at the Effective Time shall be the initial officers of the Surviving Corporation, in each case, until their respective successors are duly elected or appointed and qualified.

     2.5 Effect on Company Capital Stock. At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:

          (a) each issued and outstanding share of common stock, par value $0.01 per share, of Merger Sub shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation;

          (b) each share of Company Capital Stock then held by the Company or any wholly-owned Subsidiary of the Company (or held in the Company's treasury) shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

          (c) each share of Company Capital Stock then held by Parent or Merger Sub shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

          (d) subject to the provisions of Section 2.8, each share of Company Class A Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Class A Common Stock canceled and retired in accordance with Sections 2.5(b) and (c) and any Dissenting Shares) shall be converted into the right to receive $24.00 in cash per share, without interest (the "Merger Consideration"). As of the Effective Time, each share of Company Class A Common Stock shall no longer be outstanding and shall automatically be canceled and retired, and each holder of record of a certificate representing any such shares (a "Certificate") shall cease to have any rights with respect thereto, other than the right to receive the Merger Consideration, in accordance with
     Section 2.8;

          (e) each share of Company Class B Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Class B Common Stock canceled and retired in accordance with Sections 2.5(b) and
     (c) and any Dissenting Shares) shall remain outstanding as one share of common stock, par value $0.01 per share, of the Surviving Corporation with the rights set forth in the Certificate of Incorporation of the Surviving Corporation, as amended pursuant to Section 2.2;

          (f) Notwithstanding any provision of this Agreement to the contrary, if required by the DGCL, but only to the extent required thereby, shares of Company Capital Stock that are issued and outstanding immediately prior to the Effective Time and that are held by holders of such shares of Company Capital Stock who have properly exercised appraisal rights with respect thereto in accordance with Section 262 of the DGCL (the "Dissenting Shares") will not be converted into the right to receive the Merger Consideration, and the holders of such Dissenting Shares will be entitled to receive payment of the appraised value of such shares of Company Capital Stock in accordance with the provisions of such Section 262 of the DGCL unless and until such holders fail to perfect or effectively withdraw or lose their rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such shares of Company Capital Stock will thereupon be treated as if they had been converted into and become exchangeable for, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon. The Company shall (i) give

     Parent prompt notice of any demands received by the Company for appraisals of shares of Company Capital Stock and (ii) consult with and keep Parent informed, on an on-going basis, regarding the status and negotiation of such demands. The Company shall not make any payment or settlement offer, or agree to or effect any settlement, prior to the Effective Time with respect to any such demand unless Parent shall have consented in writing to such payment or settlement offer, which consent shall not be unreasonably withheld.

     2.6 Company Stock Options. Not later than the earlier of the time at which the Company gives notice of the transactions contemplated hereby to its stockholders and the date that is 30 days prior to the Effective Time, the Company shall notify each holder of a Company Stock Option, in writing, of the transactions contemplated hereby in accordance with each Company Plan (the "Option Holder Notice"). Such Option Holder Notice shall (a) apprise the holders of outstanding Company Stock Options of their ability to exercise the Company Stock Options in accordance with the applicable Company Plan prior to the Effective Time, (b) disclose that, if not exercised, such Company Stock Options will terminate at the Effective Time and (c) disclose that if any Company Stock Options are not exercised prior to the Effective Time and terminate as contemplated in clause (b), the holders of such Company Stock Options will be entitled to receive the Option Consideration (as defined below) in respect of such Company Stock Options. As of the Effective Time, each outstanding Company Stock Option shall be terminated by virtue of the Merger and each holder of a Company Stock Option shall cease to have any rights with respect thereto, other than the right to receive, in respect of each such terminated Company Stock Option, a special bonus per Company Stock Option (without interest and subject to the deduction and withholding of such amounts as the Surviving Corporation is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law) in cash equal to $24 minus the exercise price for such Company Stock Option (the "Option Consideration"). Payment of the Option Consideration to each of the holders of Company Stock Options entitled thereto shall be made by the Surviving Corporation, subject to the terms and conditions of this Agreement, as soon as practicable after the Effective Time. Any amounts withheld and paid over to the appropriate taxing authority by the Surviving Corporation will be treated for all purposes of this Agreement as having been paid to the holder of the Company Stock Option in respect of whom such deduction and withholding was made. The Company shall take all actions required under each Company Plan under which such Company Stock Options were granted to cause such Company Plan and all Company Stock Options granted thereunder to terminate at the Effective Time.

     2.7 Adjustment of the Merger Consideration. In the event that, prior to the Effective Date, any stock split, combination, reclassification or stock dividend with respect to the Company Capital Stock, any change or conversion of Company Capital Stock into other securities or any other dividend or distribution with respect to the Company Capital Stock (other than regular quarterly dividends) should occur or, if a record date with respect to any of the foregoing should occur, appropriate and proportionate adjustments shall be made to the Merger Consideration, and thereafter all references to the Merger Consideration shall be deemed to be to the Merger Consideration as so adjusted.

     2.8  Exchange Procedures; Stock Transfer Books.

     (a) Prior to the Effective Time, Parent shall appoint a bank or trust company reasonably acceptable to the Company to act as paying and exchange agent hereunder (the "Paying Agent"). Prior to the Effective Time, Parent shall deposit with the Paying Agent cash in an amount necessary to pay all of the Merger Consideration. Such amount shall hereinafter be referred to as the "Exchange Fund."

     (b) As soon as reasonably practicable (and in no event more than three business days) after the Effective Time, the Paying Agent shall send to each Person who was, at the Effective Time, a holder of record of Certificates (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify (including (A) a provision confirming that delivery of Certificates shall be effected, and risk of loss and title to Certificates shall pass, only upon delivery of such Certificates to the Paying Agent, and (B) a form of certification by the Person executing such letter of transmittal to the effect that either (1) such Person is not "foreign" for purposes of Sections 897 and 1445 of the Code or (2) such Person has not owned, directly or indirectly, more than 5% of the outstanding Company Capital Stock at any time during the five years preceding the Effective Time), and (ii) instructions for use in effecting the surrender of Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate to the Paying Agent, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Paying Agent or Parent, (A) the holder of such Certificate shall be entitled to receive in exchange therefor the applicable Merger Consideration, and (B) the Certificates so surrendered shall be canceled. Until surrendered as contemplated by this Section 2.8, each Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive the Merger Consideration as contemplated by this Section 2. If any Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the payment of any portion of the Merger Consideration, require the owner of such lost, stolen or destroyed Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claims that may be made against the Paying Agent, Parent or the Surviving Corporation with respect to such Certificate.

     (c) If any Merger Consideration is to be paid to any Person other than the registered holder of the Certificate surrendered in exchange therefor, it shall be a condition to such exchange that such surrendered Certificate shall be properly endorsed and otherwise in proper form for transfer and such Person either (i) shall pay to the Paying Agent any transfer or other taxes required as a result of the distribution of such cash payment to such Person, or (ii) shall establish to the reasonable satisfaction of the Paying Agent that such tax has been paid or is not applicable. Parent or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Class A Common Stock such amounts as Parent or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Class A Common Stock in respect of which such deduction and withholding was made by Parent or the Paying Agent. All amounts in respect of taxes received or withheld by Parent shall be disposed of by Parent in accordance with the Code or such state, local or foreign tax law, as applicable.

     (d) As of the Effective Time, all shares of Company Class A Common Stock (other than shares of Company Class A Common Stock to be canceled and retired in accordance with Sections 2.5(b) and (c) and any Dissenting Shares) issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon surrender of the Certificate representing such shares in accordance with this
Section 2.8. The Merger Consideration paid upon the surrender of Certificates in accordance with the terms of this Section 2.8 shall be deemed to have been delivered (and paid) in full satisfaction of all rights pertaining to the Company Class A Common Stock previously represented by such Certificates.

     (e) At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of the Company's capital stock on the records of the Company.

     (f) The Paying Agent shall invest any cash included in the Exchange Fund in liquid debt securities rated AA or higher by at least two nationally-recognized rating agencies; provided, that no such investment or loss thereon shall affect the amounts payable to the Company's stockholders pursuant to this Section 2. Any interest and other income resulting from such investments shall promptly be paid to Parent.

     (g) Any portion of the Exchange Fund that remains undistributed to holders of Certificates as of the date 180 days after the Effective Time shall be delivered to Parent upon demand, and any holders of Certificates who have not theretofore surrendered their Certificates in accordance with this Section 2.8 shall thereafter look only to Parent for satisfaction of their claims for any portion of the Merger Consideration.

     (h) Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of Company Class A Common Stock or to any other Person with respect to any portion of the Merger Consideration (or dividends or distributions with respect thereto), or for any cash amounts, properly delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement.

     2.9 Further Assurances. If at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either the Company or Merger Sub, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of the Company or Merger Sub, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of the Company or Merger Sub, as applicable, and otherwise to carry out the purposes of this Agreement.

     SECTION 3. Representations and Warranties of the Company. The Company represents and warrants to Parent and Merger Sub as follows:

          3.1  Organization and Good Standing.

          (a) Each Acquired Corporation is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, with all requisite corporate power and authority to conduct its business as now being conducted, to own or use the respective properties and assets that it purports to own or use, and to perform all of its obligations under all Material Contracts to which it is a party. Each Acquired Corporation is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified would not be reasonably likely to, individually or in the aggregate, have a Material Adverse Effect on the Acquired Corporations.

          (b) Schedule 3.1(b) lists all Acquired Corporations and indicates as to each its jurisdiction of organization and, except in the case of the Company, its stockholders. The Company has delivered to Parent copies of the certificate or articles of incorporation, by-laws and other organizational documents (collectively, "Organizational Documents") of each of the Acquired Corporations, as currently in effect.

          (c) The Company has delivered to Parent copies of the charters of each committee of the Company's Board and any code of conduct or similar policy adopted by the Company.

          3.2  Authority; No Conflict.

          (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and the other agreements referred to in this Agreement to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Merger and the other transactions that it is required to consummate hereby and thereby (the "Contemplated Transactions"). The execution and delivery of this Agreement by the Company and the consummation by the Company of the Contemplated Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Contemplated Transactions (other than, with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the then outstanding shares of Company Capital Stock (the "Minimum Required Vote") and, unless waived by the Special Committee pursuant to Section 7.1, holders of a majority of the Company Class A Common Stock not held by a Hammons Affiliate who vote with respect to the matter (the "Minority Approval" and, collectively with the Minimum Required Vote, the "Required Company Stockholder Vote")) and the filing of appropriate merger documents as required by the DGCL). The Board of the Company has approved this Agreement, declared it to be advisable and resolved to recommend to stockholders of the Company that they vote in favor of the adoption of this Agreement in accordance with the DGCL. This Agreement has been duly and validly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

          (b) Except as set forth in Schedule 3.2(b), neither the execution and delivery of this Agreement nor the consummation of any of the Contemplated Transactions do or will, directly or indirectly (with or without notice or lapse of time or both), (i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of any of the Acquired Corporations, or (B) any resolution adopted by the Board or the stockholders of any of the Acquired Corporations; (ii) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction or decree to which any of the Acquired Corporations, or any of the assets owned or used by any of the Acquired Corporations, is or may be subject; (iii) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any of the Acquired Corporations, or that otherwise relates to the business of, or any of the assets owned or used by, any of the Acquired Corporations; (iv) cause any of the Acquired Corporations to become subject to, or to become liable for the payment of, any Tax; (v) cause any of the assets owned by any of the Acquired Corporations to be reassessed or revalued by any Taxing Authority or other Governmental Body; (vi) contravene, conflict with or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Material Contract; (vii) require a Consent from any Person; or (viii) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by any of the Acquired Corporations, except, in the case of clauses (ii), (iii), (iv), (v), (vi),
     (vii) and (viii), for any such contraventions, conflicts, violations, breaches, defaults or other occurrences that would not prevent or materially delay consummation of the Merger or have a Material Adverse Effect on the Acquired Corporations.

          (c) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement and the consummation of the Contemplated Transactions by the Company will not, require any Consent of, or filing with or notification to, any Governmental Body, except (i) for
     (A) applicable requirements, if any, of the Exchange Act, the Securities Act and state securities or "blue sky" laws, (B) the pre-merger notification requirements of the HSR Act and (C) filing of a certificate of merger as required by the DGCL and appropriate corresponding documents with the appropriate authorities in other states in which the Company is qualified as a foreign corporation to transact business and (ii) where failure to obtain such Consents, or to make such filings or notifications, would not prevent or delay consummation of the Merger or otherwise have a Material Adverse Effect on the Acquired Corporations.

          3.3 Capitalization. The authorized capital stock of the Company consists of 40,000,000 shares of Company Class A Common Stock, 1,000,000 shares of Company Class B Common Stock and 2,000,000 shares of Company Preferred Stock. As of the date hereof: (a) 5,245,212 shares of Company Class A Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable; (b) 294,100 shares of Company Class B Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable;
     (c) no shares of Company Preferred Stock are issued and outstanding; (d) 1,754,588 shares of Company Class A Common Stock are reserved for issuance upon the exercise of outstanding Company Stock Options granted to the Company's officers, directors and employees pursuant to the Plans; (e) no shares of Company Class A Common Stock are reserved for issuance upon the exercise of outstanding warrants; 796,788 shares of Company Class A Common Stock and no shares of Company Class B Common Stock are held in the treasury of the Company; and (f) 1,852,213 shares of Company Class A Common Stock are reserved for issuance under the Plans. The foregoing representation and warranty and each other representation and warranty of the Company related to the Company Class B Common Stock assume that no shares of Company Class B Common Stock have been, or will be, prior to the Effective Time, converted into shares of Company Class A Common Stock. There are no bonds, debentures, notes or other Debt or, other than the capital stock and options described in this
     Section 3.3, securities of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Schedule 3.3 sets forth the ownership of the capital stock or other equity interests of each Acquired Corporation other than the Company that is not wholly owned, directly or indirectly, by the Company. Except as set forth in the preceding sentences of this Section 3.3 or in Schedule 3.3, as of the date hereof, no shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding and no shares of capital stock or other voting securities of the Company will be issued or become outstanding after the date hereof other than upon exercise of the Company Stock Options outstanding as of the date hereof. No warrants related to securities of the Company are outstanding. Except as set forth in this Section 3.3 or in Schedule 3.3, there are no options, stock appreciation rights, warrants or other rights, Contracts, arrangements or commitments of any character (collectively, "Options") relating to the issued or unissued capital stock of any of the Acquired Corporations, or obligating any of the Acquired Corporations to issue, grant or sell any shares of capital stock of, or other equity interests in, or securities convertible into equity interests in, the Company or any of its Subsidiaries. Since December 31, 2004, the Company has not issued any shares of its capital stock or Options in respect thereof, except (x) upon the conversion of the securities or the exercise of the options referred to above and (y) with respect to issuances of shares of capital stock pursuant to the Company's 1999 Non-Employee Director Stock and Stock Option Plan, as set forth on Schedule 3.3. The Company has delivered to Parent, with respect to each Option granted by any Acquired Corporation, as of the date of this Agreement, information regarding the identity of the grantee, the number of Options subject to the grant, the exercise/conversion price and expiration date and, if applicable, the stock option plan under which it was issued. All shares of Company Capital Stock subject to issuance as described above will, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, be duly authorized, validly issued, fully paid and nonassessable. The provisions of Section 2.6(a) are effective and do not conflict with the Company Plans and, as of the Effective Time, all outstanding Company Stock Options will be terminated by virtue of the Merger and each holder of a Company Stock Option shall cease to have any rights with respect thereto, other than the right to receive, in respect of each such terminated Company Stock Option, the Option Consideration. Except as set forth in Schedule 3.3, none of the Acquired Corporations has any Contract or other obligation to repurchase, redeem or otherwise acquire any shares of Company Capital Stock or other stock of the Company or any capital stock of any of the Company's Subsidiaries, or to make any investment (in the form of a loan, capital contribution or otherwise) in any of the Company's Subsidiaries or any other Person. Each outstanding share of capital stock of each of the Company's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and each such share owned by any of the Acquired Corporations is free and clear of all Encumbrances other than Permitted Encumbrances. None of the outstanding equity securities or other securities of any of the Acquired Corporations was issued in violation of the Securities Act or any other Legal Requirement. Except as set forth on Schedule 3.3, none of the Acquired Corporations owns, or has any Contract or other obligation to acquire, any equity securities or other securities of any Person (other than Subsidiaries of the Company) or any direct or indirect equity or ownership interest in any other business. Except as set forth on Schedule 3.3, none of the Acquired Corporations is or has ever been a general partner of any general or limited partnership.

          3.4 SEC Reports. The Acquired Companies have on a timely basis filed all forms, reports and documents required to be filed by them with the SEC since January 1, 2003. Schedule 3.4 lists, and the Company has, except to the extent available in full without redaction on the SEC's website through the Electronic Data Gathering, Analysis and Retrieval System ("EDGAR") two days prior to the date of this Agreement, delivered to Parent copies in the form filed with the SEC of, all of the following: (i) the Acquired Corporations' Annual Reports on Form 10-K for each fiscal year of the Acquired Corporations beginning since January 1, 2003, (ii) their Quarterly Reports on Form 10-Q for each of the first three fiscal quarters in each of the fiscal years of the Acquired Corporations referred to in clause (i) above, (iii) all proxy statements relating to the Company's meetings of stockholders (whether annual or special) held, and all information statements relating to stockholder consents, since the beginning of the first fiscal year referred to in clause (i) above, (iv) the Acquired Corporations' Current Reports on Form 8-K filed since the beginning of the first fiscal year referred to in clause (i) above, (v) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to Parent pursuant to this Section 3.4) filed by the Acquired Corporations with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, reports, registration statements and other documents referred to in clauses (i), (ii), (iii), (iv) and (v) above, whether or not available through EDGAR, are, collectively, the "Company SEC Reports" and, to the extent available in full without redaction on the SEC's website through EDGAR two days prior to the date of this Agreement, are, collectively, the "Filed Company SEC Reports"), (vi) all certifications and statements required by (x) the SEC's Order dated June 27, 2002 pursuant to Section 21(a)(1) of the Exchange Act (File No. 4-460),
     (y) Rule 13a-14 or 15d-14 under the Exchange Act, or (z) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any report referred to in clause (i) or (ii) above (collectively, the "Certifications"), and (vii) all comment letters received by the Acquired Corporations from the Staff of the SEC since January 1, 2003 and all responses to such comment letters by or on behalf of the Acquired Corporations. The Company SEC Reports (x) were or will be prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not at the time they were filed with the SEC, or will not at the time they are filed with the SEC, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Certifications are each true and correct. Except as set forth on Schedule 3.4, no Subsidiary of the Company is or has been required to file any form, report, registration statement or other document with the SEC. The Acquired Corporations maintain disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act; such controls and procedures are designed to ensure that all material information concerning the Acquired Corporations is made known on a timely basis to the individuals responsible for the preparation of the Company's filings with the SEC and other public disclosure documents. The Company has delivered to Parent copies of all written descriptions of, and all policies, manuals and other documents promulgating, such disclosure controls and procedures. The Company is in compliance with the applicable listing rules of The American Stock Exchange and has not since January 1, 2003 received any notice from The American Stock Exchange asserting any non-compliance with such rules. To the Company's knowledge, each director and executive officer of the Company has filed with the SEC on a timely basis all statements required by
     Section 16(a) of the Exchange Act and the rules and regulations thereunder since January 1, 2003. As used in this Section 2.4, the term "file" shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC (regardless of whether public or confidential).

          3.5 Financial Statements. The financial statements and notes contained or incorporated by reference in the Company SEC Reports fairly present the financial condition and the results of operations, changes in stockholders' equity and cash flow of the Acquired Corporations as at the respective dates of and for the periods referred to in such financial statements; all of such statements and notes have been prepared in accordance with GAAP and Regulation S-X of the SEC, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the omission of notes to the extent permitted by Regulation S-X of the SEC (that, if presented, would not differ materially from notes to the financial statements included in the most recent Annual Report on Form 10-K included in the Filed Company SEC Reports (the consolidated balance sheet included in such Annual Report is the "Balance Sheet")); the financial statements referred to in this Section 3.5 reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements. No financial statements of any Person other than the Acquired Corporations are required by GAAP to be included in the consolidated financial statements of the Company. Schedule 3.5 contains a description of all non-audit services performed by the Company's auditors for the Acquired Corporations since the beginning of the immediately preceding fiscal year of the Company and the fees paid for such services; all such non-audit services were approved as required by Section 202 of the Sarbanes-Oxley Act of 2002. The Acquired Corporations maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Schedule 3.5 lists, and the Company has delivered to Parent copies of, the documents creating or governing all of the Acquired Corporations' Off-Balance Sheet Arrangements. The corporate records and minute books of the Acquired Corporations have been maintained in accordance with all applicable Legal Requirements and are complete and accurate in all material respects. Financial books and records and accounts of the Acquired Corporations used in preparation of the Acquired Corporations' financial statements: (x) have been maintained in accordance with good business practices on a basis consistent with prior years, (y) are stated in reasonable detail and reflect the transactions of the Acquired Corporations in all material respects and (z) reflect the basis for the Company's consolidated financial statements in all material respects.

          3.6 Property; Sufficiency of Assets. The Acquired Corporations have good and valid title to all property material to the business of the Acquired Corporations and reflected in the latest audited financial statements included in the Filed Company SEC Reports as being owned by the Acquired Corporations or acquired after the date thereof (except for hotels sold as disclosed in subsequent Filed Company SEC Reports and property sold or otherwise disposed of in the ordinary course of business since the date thereof), free and clear of all Encumbrances except Permitted Encumbrances.

          3.7 Receivables. All existing accounts receivable of the Acquired Corporations represent valid obligations of customers of the Acquired Corporations arising from bona fide transactions entered into in the ordinary course of business.

          3.8  Equipment; Real Property; Leaseholds.

          (a) To the knowledge of the Company, all material items of equipment and other tangible assets owned by or leased to the Acquired Corporations are adequate for the uses to which they are being put, are in good and safe condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the business of the Acquired Corporations in the manner in which such business is currently being conducted.

          (b) Schedule 3.8(b) lists each parcel of real property currently owned by any Acquired Corporation and sets forth the Acquired Corporation owning such properties (collectively, the "Owned Real Properties"). Schedule 3.8(b) lists each parcel of real property currently ground leased by any Acquired Corporation (collectively, the "Ground Leased Properties" and, together with the Owned Real Properties, the "Properties"), and sets forth the Acquired Corporation holding such leasehold interest, with the name of the lessor and the date of the lease, any subleases and assignments, any guarantees given and each amendment to any of the foregoing (collectively, the "Ground Leases"). The Acquired Corporation set forth on Schedule 3.8(b) owns fee simple title to the Owned Real Properties and the Acquired Corporation set forth on Schedule 3.8(b) owns leasehold title to the Ground Leased Properties, in each case, free and clear of all Encumbrances, except for Permitted Encumbrances. None of the Properties is subject to any decree or order of any Governmental Body to be sold nor is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the knowledge of the Company, has any such condemnation, expropriation or taking been proposed. No Acquired Corporation has violated in any material respect any covenants, conditions or restrictions affecting any Properties.

          (c) Schedule 3.8(c) lists each real property lease or sublease (other than the Ground Leases) to which any Acquired Corporation is a party or subject, as either a tenant, landlord, lessee, lessor, sublandlord or subtenant, and sets forth the Acquired Corporation holding such interest, the name of the other party or parties thereto and the date and term of the lease, any sublease or assignment, any guaranty given or leasing commissions remaining payable by any Acquired Corporation in connection therewith and each amendment to any of the foregoing (collectively, the "Space Leases").

          (d) Each of the Ground Leases and the Space Leases is valid, binding and in full force and effect as against the Acquired Corporations and, to the Company's knowledge, as against the other parties thereto. No Acquired Corporation has received notice under any of the Ground Leases or the Space Leases of any default, and, to the Company's knowledge, no event has occurred which, with notice or lapse of time or both, would constitute a material default by any Acquired Corporation thereunder.

          (e) Except as set forth on Schedule 3.8(e), the improvements on the Properties (including, but not limited to, the mechanical systems, plumbing, electrical, wiring, appliances, fixtures, heating, air conditioning and ventilating equipment, elevators, boilers, equipment, roofs, structural members and furnaces) are in good operating repair and condition, ordinary wear and tear excepted, and there are no material patent or latent defects or adverse physical conditions materially and adversely affecting any of the Properties or any such improvements.

          (f) No Acquired Corporation has received any written notice and is not otherwise aware that valid policies of title insurance or title commitments for which premiums have been paid (collectively, the "Title Policies") insuring the Acquired Corporations' fee simple or leasehold title to the Properties owned or ground leased by any Acquired Corporation are not in full force and effect. No claim has been made by any Acquired Corporation against any Title Policies within the last ten years.

          (g) There are no Properties under construction as of the date hereof.

          (h) Schedule 3.8(h) lists each parcel of real property in respect of which an Acquired Corporation has the right, pursuant to a franchise, license, satellite agreement, franchise development agreement, area development agreement, development incentive agreement or other Contract (together with any amendment, guarantees and any ancillary documents and agreements related thereto, the "Franchise Agreements") to utilize a brand name or other rights of a hotel chain or system from any Person. Schedule 3.8(h) also identifies the applicable brand of such property and the Franchise Agreement related thereto. Each Franchise Agreement is valid, binding and in full force and effect as against the Acquired Corporations and, to the Company's knowledge, as against the other parties thereto. No Acquired Corporation has received or delivered written notice under any of the Franchise Agreements of any material default including, without limitation, any failure to meet any inspection under any Franchise Agreement and, to the Company's knowledge, no event has occurred which, with notice or lapse of time or both, would constitute a material default by any Acquired Corporation or the other party thereto. Except as set forth on Schedule 3.8(h), there are no required repairs for any Property, whether pursuant to a property improvement plan or any other renovation plan necessary or required to bring any Property into compliance with applicable standards.

          (i) Schedule 3.8(i) lists each management agreement relating to any parcel of real property to which any Acquired Corporation is a party (the "Management Agreements"). Each Management Agreement is valid, binding and in full force and effect as against the Acquired Corporations and as against the other parties thereto. No Acquired Corporation has received or delivered written notice under any of the Management Agreements of any default and, to the Company's knowledge, no event has occurred which, with notice or lapse of time or both, would constitute a material default by any Acquired Corporation or the other parties thereto.

          (j) Schedule 3.8(j) lists each parcel of real property or leasehold interest in any ground lease conveyed, transferred, assigned or otherwise disposed of by any Acquired Corporation since January 1, 2003.

          (k) Except as set forth on Schedule 3.8(k), the Acquired Corporations own all furniture, fixtures, equipment, operating supplies and other personal property necessary for the operation of each Property, free and clear of all Encumbrances except Permitted Encumbrances.

          (l) None of the Properties, nor any portion thereof, is located within any designated historical district or area in which the permitted uses of land located therein are restricted by Legal Requirements other than those specified under local generally applicable ordinances.

          (m) To the Company's knowledge, all utilities required for the operation of each of the Properties either enters the Properties through adjoining public streets or roads, or if they pass through adjoining land, they do so in accordance with valid public easements or irrevocable private easements, and all of said utilities are installed and operating and all installation and connection charges therefor have been paid in full.

          (n) No commitments have been made by any Acquired Corporation to any Governmental Body, utility company, school board, church or other religious body or any homeowners' association or any other Person relating to any of the Properties which would impose an obligation upon Parent to make any contribution or dedication of a material amount of money or land or to construct, install or maintain, at a material cost to the Acquired Corporations, any improvements of a public or private nature on or off the real estate comprising any of the Properties.

          3.9  Intellectual Property.

          (a) The Acquired Corporations own, or are validly licensed or otherwise have the right to use, all patents, patent rights, inventions, discoveries, ideas, processes, formulae, designs, models, industrial designs, know-how, confidential information, proprietary information, trademarks, trade secrets, trade names, service marks, brand names, trade dress, slogans, logos, domain names, copyrights, writing and other copyrightable works and works in progress, databases, website content, registrations and application for registration of any of the foregoing; renewals, extensions, continuations, divisionals, reexaminations or reissues or equivalents or counterparts of any of the foregoing in any jurisdiction throughout the world, computer programs, goodwill and other proprietary intellectual property rights (the "Intellectual Property Rights"), in each case, which are material to the conduct of the business of the Acquired Corporations as currently conducted. Schedule 3.9 sets forth a listing of each Intellectual Property Right held by the Acquired Corporations, in each case, which is material to the conduct of the business of the Acquired Corporations as currently conducted.

          (b) To the Company's knowledge, the conduct by the Acquired Corporations of their respective businesses has not and does not infringe upon, misappropriate or conflict with any Intellectual Property Right of any Person, and there are no pending or, to the Company's knowledge, threatened claims alleging that any Acquired Corporation infringes, misappropriates or conflicts in any material respect to the Intellectual Property Rights of any Person.

          3.10 No Undisclosed Liabilities. Except as set forth on Schedule 3.10, the Acquired Corporations have no liabilities or obligations of any nature (whether absolute, accrued, contingent, choate or inchoate or otherwise), except for liabilities or obligations adequately reflected or reserved against in the Balance Sheet in accordance with GAAP, consistently applied, or disclosed in the notes thereto, current liabilities incurred since the date of the Balance Sheet in the ordinary course of business, consistent with past practices, and contingent or inchoate liabilities that would not reasonably be likely to, individually or in the aggregate, have a Material Adverse Effect on the Acquired Corporations.

          3.11  Taxes.

          (a) Timely Filing of Tax Returns. The Acquired Corporations have filed or caused to be filed all material Tax Returns that are or were required to be filed by or with respect to any of them, either separately or as a member of a group of corporations, pursuant to applicable Legal Requirements. All material Tax Returns filed by (or that include on a consolidated basis) any of the Acquired Corporations were in all respects true, complete and correct in all material respects and filed on a timely basis. To the extent required in connection with the filing of any Tax Return or under any other Legal Requirement, including Treasury Regulation
     Section 1.6662-6(d)(3), the Acquired Corporations have materially satisfied any contemporaneous documentation requirements. No Taxing Authority in any jurisdiction in which any Acquired Corporation does not file Tax Returns has asserted in writing that such Acquired Corporation is, or may be, subject to any Tax (or required to file any Tax Return) in that jurisdiction.

          (b) Payment of Taxes. The Acquired Corporations have, within the time and in the manner prescribed by any applicable Legal Requirement, paid all material Taxes that are due and payable.

          (c) Withholding Taxes. Each of the Acquired Corporations has complied with all material applicable Legal Requirements relating to the withholding of Taxes (including withholding and reporting requirements under Code Sections 1441 through 1464, 3401 through 3406, 6041 and 6049 and similar provisions under any other applicable Legal Requirement) and has, within the times and in the manner prescribed by any applicable Legal Requirement, paid over such withheld amounts to the proper Taxing Authorities.

          (d) Audits. No Tax Return of any of the Acquired Corporations is under audit or examination by any Taxing Authority, no written or, to the Company's knowledge, unwritten notice of such an audit or examination has been received by any of the Acquired Corporations, the Acquired Corporations have no knowledge of any threatened audits, investigations or claims for or relating to Taxes, and, to the Company's knowledge, there are no material matters under discussion with any Taxing Authority with respect to Taxes of any of the Acquired Corporations (excluding any discussion in which the identity of the taxpayer has not been revealed to the Taxing Authority). No material issues relating to Taxes were raised in writing by the relevant Taxing Authority during any presently pending audit or examination, and no material issues relating to Taxes were raised in writing by the relevant Taxing Authority in any completed audit or examination that can reasonably be expected to recur in a later taxable period. The Company has made available to Parent copies of all examiner's or auditor's reports, notices of any material proposed adjustments or similar commissions received by any of the Acquired Corporations from any Taxing Authority. The United States federal income Tax Returns of the Acquired Corporations have never been audited by the Internal Revenue Service.

          (e) Tax Reserves. To the Company's knowledge, there exists no material proposed assessment of Taxes against any of the Acquired Corporations except as disclosed in Schedule 3.11(e). The financial statements contained in the Company's most recently Filed Company SEC Reports reflect an adequate reserve for all Taxes payable by the Company for all taxable periods and portions thereof through the date of the most recent balance sheet included in such financial statements.

          (f) Tax Sharing Agreements. The Company has made available to Parent copies of any Tax sharing agreement, Tax allocation agreement, Tax indemnity obligation or, to the Company's knowledge, any similar material written or unwritten agreement or arrangement with respect to Taxes to which any of the Acquired Corporations is a party or by which any of the Acquired Corporations is bound.

          (g) Waiver of Statutes of Limitations. None of the Acquired Corporations has executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to a material amount of Taxes or any material Tax Return.

          (h) Powers of Attorney. No power of attorney currently in force has been granted by any of the Acquired Corporations concerning a material amount of Taxes or any material Tax Return.

          (i) Tax Rulings. Except as disclosed on Schedule 3.11(i), (i) none of the Acquired Corporations has received or been the subject of a material Tax Ruling (as defined below) or a request for a material Tax Ruling, and
     (ii) none of the Acquired Corporations has entered into a material Closing Agreement (as defined below) with any Taxing Authority that would have a continuing effect after the Closing Date. "Tax Ruling" means a written ruling of a Taxing Authority relating to Taxes. "Closing Agreement" means a written and legally binding agreement with a Taxing Authority relating to Taxes (including any advance pricing agreement).

          (j) Availability of Tax Returns. The Company has made available to Parent copies of all material Tax Returns, and any amendments thereto, filed by or on behalf of, or which include, any of the Acquired Corporations, for all taxable periods ending on or after January 1, 2003 and prior to the Closing Date.

          (k) Availability of Books and Records. The Acquired Corporations have maintained all information, workpapers, schedules or any other documentation necessary for filing any required material Tax Return that has not been filed for any tax year that includes any period prior to or including the Closing Date.

          (l) Opinions of Counsel. The Company has made available to Parent copies of all material memoranda and material written opinions of Tax counsel, whether inside or outside Tax counsel, and other Tax advisors, which have been received by any of the Acquired Corporations with respect to material matters relating to Taxes within the last three taxable years.

          (m) Section 481 Adjustments. None of the Acquired Corporations is required to include in income any material amount in any taxable period ending after the Closing Date pursuant to an adjustment required under Code
     Section 481 by reason of a voluntary change in accounting method initiated by any of the Acquired Corporations, and the Internal Revenue Service has not proposed any such change in accounting method.

          (n) Net Operating Loss Carryovers and Tax Credit Carryovers. As of January 1, 2004, the Acquired Corporations, in the aggregate, had net operating loss carryovers available to offset United States federal income of not less than $42,000,000. Except as a result of the Contemplated Transactions, none of the Acquired Corporations has experienced an ownership change within the meaning of Sections 382 and 383 of the Code after January 1, 1995. None of the Acquired Corporations is subject to the separate return limitation year provisions of Treasury Regulation Section 1.1502.

          (o) Section 338 Election. No election under Section 338 has been made by or with respect to any of the Acquired Corporations or any of their respective assets or properties within the last three taxable years.

          (p) Intercompany Transactions. None of the Acquired Corporations has engaged in any transactions with Affiliates which would require the recognition of income by any of the Acquired Corporations with respect to such transaction for any period ending on or after the Closing Date.

          (q) Section 280(G). None of the Acquired Corporations is a party to any agreement, contract or arrangement that could result, separately or in the aggregate, in the payment of an "excess parachute payment" within the meaning of Section 280G of the Code.

          (r) Section 355. None of the Acquired Corporations has constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock intended to qualify for tax-free treatment under
     Section 355 of the Code (i) at any time during the two-year period ending immediately prior to the date of this Agreement or (ii) that could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Contemplated Transactions.

          (s) Other Interests. None of the Acquired Corporations owns an interest in any (i) domestic international sales corporation, (ii) foreign sales corporation or (iii) passive foreign investment company.

          (t) USRPHC. The Company is not a "United States real property holding corporation" ("USRPHC") within the meaning of Section 897 of the Code and was not a USRPHC on any "determination date" (as defined in Section 1.897-2(c) of the Treasury Regulations under the Code) that occurred in the five-year period preceding the Closing.

          (u) Section 1504. None of the Acquired Corporations has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code, other than an affiliated group of which the Company is the common parent corporation for purposes of Section 1504 of the Code.

          3.12  Employee Benefits.

          (a) Schedule 3.12 lists, and the Company has made available to Parent a copy of (or if there is no written document, a written summary of), all employee benefit plans, programs, policies, practices and other arrangements currently providing benefits to any current or former employee, officer or director of any of the Acquired Corporations or beneficiary or dependent thereof, whether or not written, and whether covering one person or more than one person, sponsored or maintained by any such Acquired Corporation or to which any such Acquired Corporation contributes or is obligated to contribute ("Plans"). Without limiting the generality of the foregoing, the term "Plans" includes all employee welfare benefit plans within the meaning of Section 3(1) of ERISA, all employee pension benefit plans within the meaning of Section 3(2) of ERISA, and all other employee bonus, incentive, deferred compensation, stock purchase, stock option, severance, change of control and material fringe benefit plans, programs or agreements, and the related option agreements of the Company.

          (b) Except as required under this Agreement or set forth in Schedule 3.12(b), since January 1, 2003, there has not been (i) any adoption or material amendment by any of the Acquired Corporations of any Plans (whether or not legally binding) or any employment agreement providing compensation or benefits to any current or former employee, officer, director or independent contractor of the Company or any of its Subsidiaries or any beneficiary thereof, or entered into, maintained or contributed to, as the case may be, by any of the Acquired Corporations which would provide for a modification of benefits or consideration due thereunder which would exceed $1,000,000 in the aggregate under all Plans (excluding any employment agreements or amendments thereto listed in Schedule 3.12(b)), or (ii) any adoption of, or amendment to, or change in employee participation or coverage under, any Plan which would, in either case, increase materially the expense of maintaining such Plan above the level of the expense incurred in respect thereof for the fiscal year ended on January 1, 2003. Except as expressly contemplated hereby, neither the execution and delivery of this Agreement nor the consummation of the Contemplated Transactions will (either alone or in conjunction with any other event) result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any employee of the Acquired Corporations.

          (c) With respect to each Plan, the Company has delivered or otherwise made available to Parent a copy of: (i) each writing constituting a part of such Plan, including all plan documents, benefit schedules, trust agreements and insurance contracts and other funding vehicles; (ii) the three most recent Annual Reports (Form 5500 Series) and accompanying schedules, if any; (iii) the current summary plan description and any material modifications thereto, if any; (iv) the most recent annual financial report, if any; (v) the most recent actuarial report, if any; and
     (vi) the most recent determination letter from the Internal Revenue Service, if any.

          (d) Schedule 3.12(d) identifies each Plan that is intended to be a "qualified plan" within the meaning of Section 401(a) of the Code ("Qualified Plans"). The Internal Revenue Service has issued a favorable determination letter with respect to each Qualified Plan that has not been revoked, and, to the knowledge of the Company, there are no existing circumstances nor any events that have occurred that could adversely affect the qualified status of any Qualified Plan or the related trust.

          (e) All contributions required to be made to any Plan by applicable Legal Requirements or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Plan, for any period through the date hereof have been made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the financial statements contained in the Company SEC Reports to the extent required by GAAP.

          (f) The Company has complied, and is now in compliance, in all material respects with all provisions of ERISA, the Code and all Legal Requirements applicable to the Plans. There is not now, nor do any circumstances exist that, to the Company's knowledge, would reasonably be expected to give rise to, any requirement for the posting of security with respect to a Plan or the imposition of any Encumbrance on the assets of the Company under ERISA or the Code. No prohibited transaction has occurred with respect to any Plan which could result in material liability to the Company.

          (g) The Company does not now maintain, and has at no time maintained,
     (i) a Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (ii) a "multiemployer pension plan", as defined in
     Section 3(37) of ERISA (a "Multiemployer Plan") or (iii) a funded welfare benefit plan as defined in Section 419 of the Code.

          (h) All group health plans maintained by the Company or any ERISA Affiliate have been operated in material compliance with the requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA, the provisions of law enacted by the Health Insurance Portability and Accountability Act of 1996, and any similar law.

          (i) Schedule 3.12(i) identifies any liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by
     Section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA or other applicable Legal Requirement and at no expense to any Acquired Corporation.

          (j) To the Company's knowledge, no labor organization or group of employees of the Acquired Corporations has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending, or threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. Each of the Acquired Corporations has complied and will comply with the Worker Adjustment and Retraining Notification Act and all Legal Requirements relating to the employment of all personnel, including, but not limited to, employment discrimination.

          (k) There are no material pending or, to the Company's knowledge, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against the Plans, any fiduciaries thereof with respect to their duties to the Plans or the assets of any of the trusts under any of the Plans which could reasonably be expected to result in any material liability of any Acquired Corporation.

          (l) Schedule 3.12(l) contains an accurate and complete list as of the date of this Agreement of all material loans and advances made by any of the Acquired Corporations to any employee, director, consultant or independent contract, other than routine travel and expense advances made to employees in the ordinary course of business. The Acquired Corporations have not, since July 30, 2002, extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company. Schedule 3.12(o) identifies any extension of credit maintained by the Acquired Corporations to which the second sentence of Section 13(k)(1) of the Exchange Act applies.

          3.13  Compliance with Legal Requirements; Governmental
     Authorizations. The Acquired Corporations are, and since January 1, 2003 have been, in compliance in all material respects with each Legal Requirement that is or was applicable to any of them or to the conduct or operation of their business or the ownership or use of any of their assets, including, without limitation, liquor licenses and restaurant permits or licenses, and no event has occurred or circumstance exists that (with or without notice or lapse of time or both) (i) may constitute or result in a violation by any of the Acquired Corporations of, or a failure on the part of any of the Acquired Corporations to comply with, any Legal Requirement, or (ii) may give rise to any obligation on the part of any of the Acquired Corporations to undertake, or to bear all or any portion of the cost of, any remedial action of any nature. Since January 1, 2003, none of the Acquired Corporations has received, at any time, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (x) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement, or (y) any actual, alleged, possible or potential obligation on the part of any of the Acquired Corporations to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

          3.14  Environmental Matters.

          (a) Each Acquired Corporation is, and at all times has been, in material compliance with, and has not been and is not in material violation of or have any material liability under, any Environmental Law. No Acquired Corporation or any other Person for whose conduct they are or may be held to be responsible has received any actual or threatened order, notice, or other communication from (i) any Governmental Body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any Facilities, of any actual or potential material violation or failure to comply with any

     Environmental Law, or of any actual or threatened obligation to undertake or bear material costs for any Environmental, Health and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which any Acquired Corporation had had an interest and for which any Acquired Corporation may be held responsible, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by any Acquired Corporation, or any other Person for whose conduct they are or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed of, recycled, or received.

          (b) There are no pending or, to the knowledge of the Company, threatened claims, Encumbrances, or other restrictions of any nature, resulting from any material Environmental, Health and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which any Acquired Corporation had had an interest and for which any Acquired Corporation may be held responsible.

          (c) No Acquired Corporation has any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held responsible, received, any written or, to the Company's knowledge, other material citation, directive, inquiry, notice, order, summons, warning or other communication that relates to Hazardous Activities or Hazardous Materials, or any alleged, actual or potential material violation or failure to comply with any Environmental Law, or of any alleged, actual or potential obligation to undertake or bear material costs for any Environmental, Health and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which any Acquired Corporation had an interest and for which any Acquired Corporation may be held responsible, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used or processed by any Acquired Corporation, or any other Person for whose conduct they are or may be held responsible, have been transported, treated, stored, handled, transferred, disposed of, recycled or received.

          (d) No Acquired Corporation, or any other Person for whose conduct they are or may be held responsible, has any material Environmental, Health and Safety Liabilities with respect to the Facilities or with respect to any other properties and assets (whether real, personal, or mixed) in which any Acquired Corporation (or any predecessor) has or had an interest, or, to the knowledge of the Company, at any property geologically or hydrologically adjoining the Facilities.

          (e) There are no Hazardous Materials present on or in the Environment at the Facilities or, which originated at the Facility when any Acquired Corporation owned or operated such Facility and were transported to an off-site location, or are, to the knowledge of the Company, now at any geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps or any other part of the Facilities or such adjoining property, or incorporated into any structure therein or thereon in a condition, volume or concentration reasonably likely to result in a material Environmental Health and Safety Liability. No Acquired Corporation, any other Person for whose conduct they are or may be held responsible, or to the knowledge of the Company, any other Person, has permitted or conducted or is aware of, any Hazardous Activity conducted with respect to the Facilities or any other properties or assets (whether real, personal, or mixed) in which any Acquired Corporation has or had an interest except for instances which would not be reasonably likely to result in a material Environmental Health and Safety Liability.

          (f) There has been no release or, to the knowledge of the Company, threat of release, by any Person of any Hazardous Materials at or from the Facilities or at any other locations where any Hazardous Materials were generated, used, manufactured, refined, transferred, disposed of, produced, imported, used or processed from or by the Facilities, or from or by any other properties and assets (whether real, personal, or mixed) in which any Acquired Corporation has or had an interest, or to the knowledge of the

     Company, any geologically or hydrologically adjoining property, except for releases that are not reasonably likely to result in a material Environmental Health and Safety Liability.

          (g) The Company has delivered to Parent copies and results of any reports, studies, analyses, tests, correspondence or monitoring possessed or initiated by any Acquired Corporation pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance by any Acquired Corporation, or any other Person for whose conduct they are or may be held responsible, with Environmental Laws.

          3.15  Legal Proceedings.

          (a) Except as set forth in Schedule 3.15(a), there is no pending Legal Proceeding (i) that has been commenced by or against any of the Acquired Corporations or that otherwise relates to or may affect the business of, or any of the assets owned or used by, any of the Acquired Corporations, except for such Legal Proceedings as are normally incident to the business carried on by the Acquired Corporations and would not reasonably be likely to, individually or in the aggregate, result in a Material Adverse Effect on the Acquired Corporations, (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions or (iii) against any director or officer of any of the Acquired Corporations pursuant to Section 8A or 20(b) of the Securities Act or Section 21(d) or 21C of the Exchange Act.

          (b) To the knowledge of the Company, (i) no Legal Proceeding that if pending would be required to be disclosed under Section 3.15(a) has been threatened, and (ii) no event has occurred or circumstance exists that would reasonably be likely to give rise to or serve as a basis for the commencement of any such Legal Proceeding.

          (c) No Acquired Corporation is subject to any outstanding order, writ, injunction or decree which has had or is likely to have a Material Adverse Effect on the Acquired Corporations.

          3.16  Absence of Certain Changes and Events.  Except as set forth in
     Schedule 3.16, since the date of the Balance Sheet, (a) the Acquired Corporations have conducted their businesses only in the ordinary course of business consistent with past practice and there has not been any Material Adverse Effect on the Acquired Corporations, and (b) no event has occurred or circumstance exists that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect on the Acquired Corporations, and there has not been:

          (a) any material loss, damage or destruction to, or any interruption in the use of, any of the assets of any of the Acquired Corporations (whether or not covered by insurance);

          (b) (i) any declaration, accrual, set aside or payment of any dividend or any other distribution in respect of any shares of capital stock of any Acquired Corporation, or (ii) any repurchase, redemption or other acquisition by any Acquired Corporation of any shares of capital stock or other securities;

          (c) assuming no shares of Company Class B Common Stock have been converted into shares of Company Class A Common Stock, any sale, issuance or grant, or authorization of the issuance of, (i) any capital stock or other security of any Acquired Corporation (except for Company Class A Common Stock issued upon the valid exercise of outstanding Company Stock Options), (ii) any option, warrant or right to acquire any capital stock or any other security of any Acquired Corporation (except for Company Stock Options) or (iii) any instrument convertible into or exchangeable for any capital stock or other security of any Acquired Corporation;

          (d) any amendment or waiver of any of the rights of any Acquired Corporation under, or acceleration of vesting under, (i) any provision of any of the Company's stock option plans, (ii) any provision of any Contract evidencing any outstanding Company Stock Option (other than pursuant to the Option Termination Agreements), or (iii) any restricted stock purchase agreement;

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

          (e) any amendment to any Organizational Document of any of the Acquired Corporations, any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction involving any Acquired Corporation;

          (f) any receipt by the Acquired Corporations of any Acquisition Proposal;

          (g) any creation of any Subsidiary of an Acquired Corporation or acquisition by any Acquired Corporation of any equity interest or other interest in any other Person;

          (h) any capital expenditure by any Acquired Corporation which, when added to all other capital expenditures made on behalf of the Acquired Corporations since the date of the Balance Sheet, exceeds $30,000,000 in the aggregate;

          (i) except in the ordinary course of business and consistent with past practice, any action by the Acquired Corporations to (i) enter into or cause any of the assets owned or used by it to become bound by any Material Contract, or (ii) amend or terminate, or waive any material right or remedy under, any Material Contract;

          (j) any (i) acquisition, lease or license by any Acquired Corporation of any right or other asset from any other Person, (ii) sale or other disposal or lease or license by any Acquired Corporation of any right or other asset to any other Person or (iii) waiver or relinquishment by any Acquired Corporation of any right, except for rights or other assets acquired, leased, licensed or disposed of in the ordinary course of business and consistent with past practices;

          (k) any write-off as uncollectible, or establishment of any extraordinary reserve with respect to, any material account receivable or other Debt of an Acquired Corporation;

          (l) any pledge of any assets of, or sufferance of any of the assets of, an Acquired Corporation to become subject to any Encumbrance, except for pledges of immaterial assets made in the ordinary course of business and consistent with past practices;

          (m) any (i) loan by an Acquired Corporation to any Person, (ii) guarantee by an Acquired Corporation of any Debt, (iii) payments made in respect of Debt of any Acquired Corporation other than scheduled interest and amortization payments, if any, required to be made under the agreements evidencing Debt of the Acquired Companies or (iv) acceleration or prepayment of any portion of any Debt;

          (n) any (i) adoption, establishment, entry into or amendment by an Acquired Corporation of any Plan or (ii) payment of any bonus or any profit sharing or similar payment to, or material increase in the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of the directors, officers or employees of any Acquired Corporation;

          (o) any change of the methods of accounting or accounting policies of any Acquired Corporation in any material respect, except as may be required by the SEC, applicable law or GAAP;

          (p) any material Tax election by any Acquired Corporation;

          (q) any commencement or settlement of any material Legal Proceeding by any Acquired Corporation; or

          (r) any agreement or commitment to take any of the actions referred to in clauses (c) through (q) above.

          3.17  Contracts; No Defaults.

          (a) Schedule 3.17(a) lists, and, except to the extent filed in full without redaction as an exhibit to a Filed Company SEC Report, the Company has delivered to Parent copies of, each of the following instruments and documents to which any Acquired Corporation is a party (including any amendment to any of the foregoing):

             (i) described in paragraphs (b)(3), (b)(4), (b)(9) or (b)(10) of
        Item 601 of Regulation S-K of the SEC;

             (ii) with any director or officer or Affiliate of the Company;

             (iii) evidencing, governing or relating to Debt or any guarantee by any Acquired Corporation of Debt of any other Person in excess of $500,000;

             (iv) not entered into in the ordinary course of business that involves expenditures or receipts in excess of $200,000;

             (v) that in any way purports to restrict the business activity of any Acquired Corporation or any of their Affiliates or to limit the freedom of any Acquired Corporation or any of their Affiliates to engage in any line of business or to compete with any Person or in any geographic area or to hire or retain any Person;

             (vi) relating to the acquisition, transfer, development, sharing or license of any Intellectual Property Rights that are material to the conduct of the business of any of the Acquired Corporations (except for any Contract pursuant to which any Intellectual Property Right is licensed to the Acquired Corporations under any third-party software license generally available to the public);

             (vii) providing for indemnification of any officer, director, employee or agent;

             (viii) (A) relating to the acquisition, issuance, voting, registration, sale or transfer of any securities, (B) providing any Person with any preemptive right, right of participation, right of maintenance or any similar right with respect to any securities or (C) providing any of the Acquired Corporations with any right of first refusal with respect to, or right to repurchase or redeem, any securities, except for Contracts evidencing Company Stock Options;

             (ix) providing for or relating to any guaranty, any warranty or any indemnity or similar obligation;

             (x) relating to any currency hedging;

             (xi) (A) imposing any confidentiality obligation on any of the Acquired Corporations or any other Person, or (B) containing "standstill" or similar provisions;

             (xii) (A) to which any Governmental Body is a party or under which any Governmental Body has any rights or obligations, or (B) directly or indirectly benefiting any Governmental Body, except for those instruments or documents entered into by the Acquired Corporations in the ordinary course of their respective businesses, the absence of which, individually or in the aggregate, would not have a Material Adverse Effect on the Acquired Corporations;

             (xiii) requiring that any of the Acquired Corporations give any notice or provide any information to any Person prior to considering or accepting any Acquisition Proposal or similar proposal, or prior to entering into any discussions, agreement, arrangement or understanding relating to any Acquisition Transaction or similar transaction;

             (xiv) contemplating or involving the payment or delivery of cash or other consideration in an amount or having a value in excess of $200,000 in the aggregate, or contemplating or involving the performance of services having a value in excess of $200,000 in the aggregate;

             (xv) relating to collective bargaining or other agreement or understanding with a labor union or labor organization;

             (xvi) that could reasonably be expected to have a Material Adverse Effect on the Acquired Corporations;

             (xvii) relating to the future sale or exchange of, or option to sell or exchange, any real property, or to the purchase or exchange of, or option to purchase or exchange, any real property, including, without limitation, current title policies, title reports, environmental reports, insurance policies, surveys and engineering and maintenance reports;

             (xviii) relating to the future development or construction of, or additions or expansions to, any real property, including, without limitation, final plans and specifications, architects agreements, construction contracts and current operating manuals, other than Contracts for ordinary repair and maintenance;

             (xix) relating to the operations of the Properties, including, without limitation, the Franchise Agreements, all material advertising and marketing agreements, credit card agreements and the Management Agreements;

             (xx) any other Contract, if a breach of such Contract could reasonably be expected to have a Material Adverse Effect on the Acquired Corporations.

          Each of the foregoing is a "Material Contract."

          (b) Each Material Contract is valid and in full force and effect, and is enforceable in accordance with its terms.

          (c) Except as set forth in Schedule 3.17(c): (i) none of the Acquired Corporations has violated or breached, in any material respect, or committed any material default under, any Material Contract; and, to the knowledge of the Company, no other Person has violated or breached, in any material respect, or committed any material default under, any Material Contract; (ii) to the knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will or would reasonably be likely to, (A) result in a material violation or breach of any of the provisions of any Material Contract, (B) give any Person the right to declare a default or exercise any remedy under any Material Contract, (C) give any Person the right to receive or require a rebate, chargeback, penalty or change in delivery schedule under any Material Contract, (D) give any Person the right to accelerate the maturity or performance of any Material Contract or (E) give any Person the right to cancel, terminate or modify any Material Contract; and (iii) none of the Acquired Corporations has received any written notice of any actual or alleged violation or breach of, or default under, any Material Contract.

          3.18 Insurance. Schedule 3.18 sets forth a list of each material insurance policy maintained by the Acquired Corporations. All such policies are in full force and effect, all premiums due thereon have been paid, and the Acquired Corporations have complied in all material respects with the provisions of such policies and, except as set forth in Schedule 3.18, will remain in full force and effect after consummation of the Contemplated Transactions. The Acquired Corporations have not been advised of any defense to coverage in connection with any claim to coverage asserted or noticed by the Acquired Corporations under or in connection with any of their extant insurance policies. The Acquired Corporations have not received any written notice from or on behalf of any insurance carrier issuing policies or binders relating to or covering any of the Acquired Corporations that there will be a cancellation or non-renewal of existing policies or binders, or that alteration of any equipment or any improvements to real estate occupied by or leased to or by the Acquired Corporations, purchase of additional equipment, or material modification of any of the methods of doing business, will be required.

          3.19 Labor Matters. Except as set forth in Schedule 3.19: (a) none of the Acquired Corporations is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization; nor is any application for certification with respect to a union-organizing campaign outstanding; nor has any request for recognition by a labor union or labor organization been made to any of the Acquired Corporations; (b) none of the Acquired Corporations is the subject of any Legal Proceeding asserting that any of the Acquired Corporations has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment; (c) there is no strike, work stoppage or other labor dispute involving any of the Acquired Corporations pending or, to the Company's knowledge, threatened; (d) no complaint, charge or

     Legal Proceeding by or before any Governmental Body brought by or on behalf of any employee, prospective employee, former employee, retiree, labor organization or other representative of its employees is pending or threatened against any of the Acquired Corporations; (e) no grievance is pending or, to the Company's knowledge, threatened against any of the Acquired Corporations; and (f) none of the Acquired Corporations is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Body relating to employees or employment practices. Except as set forth in Schedule 3.19, there are no grants or subsidies from any Governmental Body to any Acquired Corporation related to employment, employee training and/or employment practices that are subject to any repayment obligation on the part of any Acquired Corporation.

          3.20  Interests of Officers and Directors.  Except as set forth in
     Schedule 3.20 or disclosed in the Filed Company SEC Reports and other than the normal rights of a stockholder and rights under the Plans and the Company Stock Options, none of the officers or directors of any of the Acquired Corporations has any interest in any property, real or personal, tangible or intangible, used in the business of the Acquired Corporations or in any supplier, distributor or customer of the Acquired Corporations (but excluding ownership of publicly-traded securities), or any relationship, contract, agreement, arrangement or understanding with the Acquired Corporations that would be required to be disclosed in a Company SEC Report.

          3.21 Rights Plan; State Antitakeover Laws; DGCL. The Company has not entered into, and its Board has not adopted or authorized the adoption of, a stockholder rights plan or similar arrangement. Other than Section 203 of the DGCL, no state takeover statute or similar statute or regulation of the State of Delaware (and, to the knowledge of the Company, of any other state or jurisdiction) applies or purports to apply to this Agreement or the Contemplated Transactions and no provision of the certificate of incorporation, by-laws or other Organizational Documents of the Company or any of its Subsidiaries or the terms of any plan or agreement of the Company would, directly or indirectly, restrict or impair the ability of Parent to vote, or otherwise to exercise the rights of a stockholder with respect to, securities of the Company and its Subsidiaries that may be acquired or controlled by Parent or permit any stockholder to acquire securities of the Company or of Parent or any of their respective Subsidiaries on a basis not available to Parent in the event that Parent were to acquire securities of the Company. The Company has taken all appropriate actions so that the restrictions on business combinations contained in Section 203 of the DGCL will not apply to Parent or Merger Sub with respect to or as a result of any of the Contemplated Transactions.

          3.22 Certain Payments. Since January 1, 2003, none of the Company or any of its Subsidiaries, nor any director, officer, designated agent or employee of the Company or any of its Subsidiaries, or to the Company's knowledge, any other Person acting for or on behalf of the Company or any of its Subsidiaries, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured or (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any of its Subsidiaries, in each case which is in violation of any Legal Requirement or order or decree of any Governmental Body or (b) established or maintained any fund or asset that is required by the Exchange Act to be recorded in the books and records of the Company which has not been so recorded.

          3.23 Opinion of Financial Advisor. The Special Committee has received the opinion of Lehman Brothers (a copy of whose engagement letter has been provided to Parent) dated June 14, 2005, to the effect that, as of such date, the consideration to be received by the stockholders of the Company's Class A Common Stock (other than the Hammons Affiliates) pursuant to the Merger is fair to such stockholders from a financial point of view. A copy of that opinion has been delivered to Parent.

          3.24 Brokers. No broker, finder, investment banker or other Person is entitled to any brokerage, finder's or other fee or commission in connection with the Merger and the Contemplated Transactions based upon arrangements made by or on behalf of any Acquired Corporation. The Company has heretofore furnished to Parent a copy of all Material Contracts between the Company and Lehman Brothers Inc. pursuant to which such firm would be entitled to any payment relating to the Contemplated Transactions.

          3.25 Board Recommendation. The Board of the Company, at a meeting duly called and held, has by vote of all of the directors then in office (other than Mr. John Q. Hammons, who abstained) (a) determined that this Agreement and the Contemplated Transactions, including the Merger, are advisable and are fair to and in the best interests of the stockholders of the Company, and (b) resolved to recommend that the holders of shares of capital stock of the Company adopt this Agreement.

          3.26 Proxy Statement and Schedule 13E-3. The definitive proxy statement of the Company (the "Proxy Statement") and the Transaction Statement on Schedule 13E-3 (the "Schedule 13E-3") to be filed with the SEC in connection with the Contemplated Transactions, including, without limitation, the Merger, and any amendments or supplements thereto will, when filed, comply in all material respects with the applicable requirements of the Exchange Act. At the time of the filing of the Proxy Statement and the Schedule 13E-3, at the time the Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company, at the time such stockholders vote on the adoption of this Agreement and approval of the Merger, and at the Effective Time, the Proxy Statement and the Schedule 13E-3, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

          3.27 Expense Amount Escrow Agreement. Within two business days of the date hereof, the Company will have deposited $8 million (the "Expense Amount") in escrow (the "Expense Amount Escrow Account") with the Escrow Agent, pursuant to an Escrow Agreement, dated as of the date hereof, among the Company, Parent and the Escrow Agent (the "Escrow Amount Escrow Agreement").

     SECTION 4.  Representations and Warranties of Parent and Merger
Sub.  Parent and Merger Sub represent and warrant to the Company as follows:

          4.1 Organization and Good Standing. Parent and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, with all requisite corporate or limited liability company, as the case may be, power and authority to conduct its business as now being conducted, to own or use the respective properties and assets that it purports to own or use, and to perform all of its obligations under material Contracts to which Parent or any of its Subsidiaries is party or by which Parent or any of its Subsidiaries or any of their respective assets are bound. Parent and each of its Subsidiaries are duly qualified to do business as foreign corporations or limited liability companies, as the case may be, and are in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by them, or the nature of the activities conducted by them, requires such qualification, except where the failure to be so qualified would not be reasonably likely to, individually or in the aggregate, adversely affect Parent and its Subsidiaries, taken as a whole, in any material respect.

          4.2  Authority; No Conflict.

          (a) Parent has all necessary limited liability company power and authority to execute and deliver this Agreement and the other agreements referred to in this Agreement, to perform its obligations hereunder and thereunder and to consummate the Contemplated Transactions. The execution and delivery of this Agreement by Parent and the consummation by Parent of the Contemplated Transactions have been duly and validly authorized by all necessary limited liability company and member action and no other limited liability company or member proceedings on the part of Parent or its members are necessary to authorize this Agreement or to consummate the Contemplated Transactions (other than, with respect to the Merger, the filing of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by Parent and constitutes the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms.

          (b) Neither the execution and delivery of this Agreement nor the consummation of any of the Contemplated Transactions do or will, directly or indirectly (with or without notice or lapse of time or both), (i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of Parent or any of its Subsidiaries, or (B) any resolution adopted by manager or the members of Parent or any of its Subsidiaries; (ii) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction or decree to which Parent or any of its Subsidiaries, or any of the assets owned or used by Parent or any of its Subsidiaries, is or may be subject; (iii) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Parent or any of its Subsidiaries, or that otherwise relates to the business of, or any of the assets owned or used by, Parent or any of its Subsidiaries; (iv) cause Parent or any of its Subsidiaries to become subject to, or to become liable for the payment of, any Tax; (v) cause any of the assets owned by Parent or any of its Subsidiaries to be reassessed or revalued by any Taxing Authority or other Governmental Body; (vi) contravene, conflict with or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Contract to which Parent or any of its Subsidiaries is party or by which Parent or any of its Subsidiaries or any of their respective assets are bound; (vii) require a Consent from any Person; or (viii) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by Parent or any of its Subsidiaries, except, in the case of clauses (ii), (iii), (iv), (v), (vi), (vii) and (viii), for any such contraventions, conflicts, violations, breaches, defaults or other occurrences that would not prevent or materially delay consummation of the Merger or otherwise prevent Parent from performing any of its obligations under this Agreement, and could not reasonably be expected to, individually or in the aggregate, adversely affect Parent and its Subsidiaries, taken as a whole, in any material respect.

          4.3  Information Supplied for Proxy Statement and Schedule
     13E-3.  None of the information included in the Proxy Statement and
     Schedule 13E-3 will, as of the date the Proxy Statement is mailed to the Company's stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein, or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, that the foregoing representation and warranty is only made to the extent that such untrue statement or alleged untrue statement or omission or alleged omission was made in the Proxy Statement or the Schedule 13E-3 in reliance upon and in conformity with written information furnished to the Company by or on behalf of Parent expressly for use therein.

          4.4 No Undisclosed Agreements or Arrangements with any Hammons Affiliate. Neither Parent nor Merger Sub, nor any of their respective Affiliates, has entered into, or will enter into at any time prior to the Effective Time, any agreement, arrangement or understanding with any Hammons Affiliate for the acquisition of, or relating to, any equity interest in the Company, or any equity interest in any Company Subsidiary or providing for any payment or benefit to any Hammons Affiliate, other than the Hammons Agreements or as expressly provided for in, or contemplated by, the Transaction Agreement as of the date hereof. Parent is not a party to any other undisclosed agreements with any Hammons Affiliates.

          4.5 Fee Amount Escrow Agreement. Within two business days of the date hereof, Parent will have deposited $3 million (the "Fee Amount") in escrow (the "Fee Amount Escrow Account") with Wells Fargo, National Association, as escrow agent (the "Escrow Agent"), pursuant to an Escrow Agreement, dated as of the date hereof, among the Company, Parent and the Escrow Agent (the "Fee Amount Escrow Agreement").

          4.6 Financing. At the Effective Time, Parent will have sufficient funds, in cash, to pay the Merger Consideration, Option Consideration and any other amounts payable by Parent under this Agreement, together with all fees and expenses of Parent incurred in connection with the transactions contemplated by this Agreement, and to effect the transactions contemplated by this Agreement.

     4.7  Hammons Agreements.

          (a) Parent has delivered to the Special Committee true and correct copies of the Transaction Agreement, together with the Exhibits thereto (none of which has been executed as of the date hereof), each of which is set forth on Schedule 1, pertaining to the Hammons Transactions (the "Hammons Agreements") (including any amendment to any of the Hammons Agreements). As of the date hereof, there are not, and as of the Closing Date, there will not be, any agreements, commitments or understandings, whether written or oral, among the Parent Affiliates (as defined below), on the one hand, and any of the Hammons Affiliates, on the other hand, other than (i) the Hammons Agreements listed on Schedule 1, and (ii) any amendments, modifications or alterations to any of the Hammons Agreements that have been consented to by the Special Committee pursuant to Section 5.7.

          (b) The Transaction Agreement is valid and in full force and effect, and is enforceable against Parent, Merger Sub and their respective Affiliates (collectively, the "Parent Affiliates") (to the extent a party thereto) in accordance with its terms.

          (c) Except as set forth in Schedule 4.7(c): (i) none of the Parent Affiliates has violated or breached, in any material respect, or is in material default under, the Transaction Agreement; and, to the knowledge of Parent and Merger Sub, no other Person has violated or breached, in any material respect, or is in material default under, the Transaction Agreement; (ii) to the knowledge of Parent and Merger Sub, no event has occurred that (with or without notice or lapse of time) will or would reasonably be likely to permit any Hammons Affiliate to terminate the Transaction Agreement; and (iii) none of the Parent Affiliates has received any written notice of any actual or alleged violation or breach of, or default under, the Transaction Agreement.

     SECTION 5.  Certain Pre-Closing Covenants

     5.1 Access and Investigation. During the period from the date of this Agreement through the Effective Time (the "Pre-Closing Period"), the Company shall, and shall cause the respective Representatives of the Acquired Corporations to: (i) provide Parent and Parent's Representatives with reasonable access to the Acquired Corporations' Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents, and with such additional financial, operating and other data and information regarding the Acquired Corporations, including the Company's officers responsible for the preparation of the financial statements, internal controls and disclosure controls and procedures of the Acquired Corporations; (ii) provide Parent and Parent's Representatives with reasonable access to the Properties for purposes of (A) environmental and engineering inspections of the Properties, (B) review of any leases, expenses, correspondence, management reports, engineering and environmental assessments, records and other current and historical information relating to the Properties and (C) interviewing managers, staff and employees of the Properties; and (iii) cause its officers to confer regularly with Parent concerning the status of the Company's business, in each case as Parent may reasonably request with reasonable notice. Without limiting the generality of the foregoing, during the Pre-Closing Period, the Company shall promptly provide Parent with copies of: (A) all material operating and financial reports prepared by the Company and its Subsidiaries for the Company's senior management, including copies of the unaudited monthly consolidated financial statements; (B) any written materials or communications sent by or on behalf of the Company to its stockholders; (C) any material notice, report or other document sent by or on behalf of any of the Acquired Corporations to any party to any Material Contract or sent to any of the Acquired Corporations by any party to any Material Contract; (D) any notice, report or other document filed with or sent to any Governmental Body in connection with the Merger or any of the other Contemplated Transactions; and
(E) any notice, report or other document received by any of the Acquired Corporations from any Governmental Body. Without limiting the generality of the foregoing, during the period from the date of this Agreement through the Effective Time, Parent shall be permitted to perform environmental reviews (including subsurface testing) of the properties of the Acquired Corporations.

     5.2  Operation of the Business; Certain Notices; Tax Returns.

     (a) During the Pre-Closing Period, except as permitted by this Agreement, as required for the consummation of the Hammons Transactions, as set forth in
Schedule 5.2(a) or as consented to in writing by Parent: (i) the Company shall ensure that each of the Acquired Corporations conducts its business and operations only (A) in the ordinary course of business and in accordance with past practices and (B) in compliance in all material respects with all applicable Legal Requirements and the requirements of all Material Contracts (which for purposes of this Section shall include any Contract that would be a Material Contract if existing on the date of this Agreement); (ii) the Company shall use all reasonable efforts to ensure that each of the Acquired Corporations preserves intact its current business organization, keeps available the services of its current officers and key employees and maintains its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with the respective Acquired Corporations that are material to their business as presently conducted; (iii) the Company keep in full force all insurance policies referred to in Section 3.18; and (iv) the Company shall promptly notify Parent of (A) any notice from any Person, or other communication or information of which the Company has knowledge, alleging that the Consent of such Person is or may be required in connection with the Contemplated Transactions, and (B) any Legal Proceeding commenced or threatened in writing against, relating to or involving or otherwise affecting any of the Acquired Corporations.

     (b) During the Pre-Closing Period, except as set forth in Schedule 5.2(b) or as consented to in writing by Parent, the Company shall not (without the prior written consent of Parent, which Parent may withhold in its sole discretion), and shall not permit any of the other Acquired Corporations to:

          (i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock or other equity or voting securities, split, combine or reclassify any of its capital stock or other equity or voting securities, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity or voting securities, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities of any Acquired Corporation or any options, warrants, calls or rights to acquire any such shares or other securities (including any Company Stock Options (other than pursuant to the Option Termination Agreements) or shares of restricted stock except pursuant to forfeiture conditions of such restricted stock), or take any action that would result in any amendment, modification or change of any term of any debt security of any Acquired Corporation;

          (ii) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other equity or voting interests or any securities convertible into, or exchangeable for, or any options, warrants, calls or rights to acquire or receive, any such shares, interests or securities or any stock appreciation rights, phantom stock awards or other rights that are linked in any way to the price of the Company Capital Stock or the value of the Company or any part thereof;

          (iii) amend or permit the adoption of any amendment to its certificate of incorporation or by-laws or other Organizational Documents, or effect or become a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

          (iv) acquire by merger or consolidation, or by purchasing all or a substantial portion of the assets of, or by purchasing all or a substantial equity or voting interest in, or by any other manner, any business of any Person;

          (v) form any Subsidiary;

          (vi) enter into any lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee) or change, terminate or fail to exercise any right to renew any lease or sublease of real property;

          (vii) sell, grant a license in, mortgage or otherwise encumber or subject to any Encumbrance or otherwise dispose of any of its real properties, hotels or other properties or assets other than the sale of inventory and the granting of licenses in the ordinary course of business consistent with past practices;

          (viii) make any payments in respect of their Debt other than scheduled interest and amortization payments, if any, required to be made under the agreements evidencing Debt of the Acquired Corporations or repurchase, accelerate, prepay or incur any Debt or guarantee any Debt of another Person or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of any Acquired Corporation, guarantee any debt securities of another Person, enter into any "keep well" or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing;

          (ix) make any loans, advances or capital contributions to, or investments in, any other Person, other than the Company or any direct or indirect wholly-owned Subsidiary of the Company;

          (x) other than in the ordinary course of business, enter into or become bound by any Material Contract, or amend or terminate, or waive or exercise any material right or remedy under, any Material Contract;

          (xi) change or terminate any Contract to which any Acquired Corporation is a party, or waive, release or assign any rights or claims thereunder, in each case in a manner materially adverse to the Acquired Corporations taken as a whole;

          (xii) acquire, lease or license any right or other asset from any other Person or sell or otherwise dispose of, or lease or license, any right or other asset to any other Person (except in each case for assets acquired, leased, licensed or disposed of by the Company in the ordinary course of business and consistent with past practices), or waive or relinquish any material right, other than in the ordinary course of business;

          (xiii) hire any new employee with an annual base salary in excess of $100,000, promote any employee except in order to fill a position vacated after the date of this Agreement, or engage any consultant or independent contractor for a period exceeding 30 days unless such engagement may be cancelled without penalty upon not more than 30 days' notice;

          (xiv) increase in any manner the compensation or benefits of, or pay any bonus to, any employee, officer, director or independent contractor of any Acquired Corporation, except for increases in the ordinary course of business consistent with past practices in base compensation for any employee;

          (xv) change any of its personnel policies in any material respect, or any of its methods of accounting or accounting policies in any respect except as may be required by GAAP or any Legal Requirement;

          (xvi) except as required by any applicable Legal Requirement, adopt or enter into any collective bargaining agreement or other labor union Contract applicable to the employees of any Acquired Corporation, or take action to terminate the employment of any employee of any Acquired Corporation that has an employment, severance or similar agreement or arrangement with any Acquired Corporation providing for the payment of any severance in excess of amounts generally provided to employees of such Acquired Corporation;

          (xvii) make or change any material Tax election, change any material annual Tax accounting period, adopt or change any material method of Tax accounting, file any amended Tax Return, enter into any closing agreement, settle any material Tax claim or assessment (other than real estate assessment settlements negotiated in the ordinary course of business), surrender any right to claim a material Tax refund, consent to the extension or waiver of the limitations period applicable to any material Tax claim or assessment;

          (xviii) (a) pay, discharge, settle or satisfy any material claims (including claims of stockholders and any stockholder litigation relating to this Agreement, the Merger or any other Contemplated Transaction or otherwise), liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business or as required by their terms as in effect on the date of this Agreement of claims, liabilities or obligations reflected or reserved against in the Balance Sheet (or the notes thereto) or incurred since the date of the Balance Sheet in the ordinary course of business, (b) waive, release, grant or transfer any right of material value other than in the ordinary course of business or (c) commence any Legal Proceeding;

          (xix) make any material expenditure in connection with any advertising or marketing, or adopt, renew, terminate, change or increase the liability or other material obligations of any Acquired Corporation under any operating standards, loyalty programs or amenity packages, other than in the ordinary course of business consistent with past practice;

          (xx) make any expenditure at the real property known as Chateau on the Lake Resort and Convention Center, located at 415 North State Highway 265, Branson, Taney County, Missouri;

          (xxi) effectuate a "plant closing" or "mass layoff," as those terms are defined in the Worker Adjustment and Retraining Notification Act;

          (xxii) take any action or omit to take any action that would reasonably be likely to cause the representations or warranties set forth in Section 3 not to be true at the Closing, such that the condition set forth in Section 8.1 would not be satisfied at the Closing;

          (xxiii) agree or commit to take any of the actions described in this
     Section 5.2(b).

     (c) During the Pre-Closing Period, the Company shall promptly notify Parent in writing of: (i) the discovery by the Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by the Company in this Agreement; (ii) any material breach of any covenant or obligation of the Company; (iii) any Legal Proceeding pending against or with respect to the Acquired Corporations in respect of any Tax matter; (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 7 or 8 impossible or unlikely or that has had or is reasonably likely to have a Material Adverse Effect on the Acquired Corporations; and (v) (A) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with the Contemplated Transactions and (B) any Legal Proceeding or material claim threatened, commenced or asserted against or with respect to any of the Acquired Corporations or the Contemplated Transactions. In addition, on each three-month anniversary of the date hereof until the earlier of the date on which this Agreement is terminated in accordance with its terms and the Effective Time, the Company shall notify Parent in writing of any event, condition, fact or circumstance that has occurred, arisen or existed after the date of this Agreement but prior to such date that would cause or constitute a material inaccuracy in any representation or warranty made by the Company in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; provided, however, that to the extent any such event, condition, fact or circumstance had or is reasonably likely to have a Material Adverse Effect on the Acquired Corporations, taken as a whole, the Company shall notify Parent promptly in writing of any such event, condition, fact or circumstances. No notification given to Parent pursuant to this Section 5.2(c) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of any party contained in this Agreement.

     (d) The Company agrees that all Tax Returns with respect to the Company and each other Acquired Corporation that are not required to be filed on or before the date hereof, to the extent required to be filed on or before the Closing Date, (i) will be filed when due in accordance with all applicable Legal Requirements, and (ii) as of the time of filing, will be true, complete and correct in all material respects. The Company and each other Acquired Corporation will pay all Taxes shown as due on such Tax Returns and all other Taxes which the Company or any other Acquired Corporation is required to pay on or before the Closing Date (other than Taxes it is contesting in good faith).

     5.3  No Solicitation.

     (a) The Company shall not directly or indirectly, and shall not authorize or permit any of the other Acquired Corporations or any Representative of any of the Acquired Corporations directly or indirectly to, (i) solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal or take any action that could reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any nonpublic information regarding any of the Acquired Corporations to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction; provided, however, that prior to the adoption of this Agreement by the Required Company Stockholder Vote, or, if the Minority Approval requirement is waived by the Special Committee, the Minimum Required Vote, this Agreement (including this
Section 5.3(a)) shall not prohibit the Company from furnishing nonpublic information regarding the Acquired Corporations to, or entering into or conducting discussions or negotiations with, any Person in response to a Superior Proposal that is submitted to the Company by such Person (and not withdrawn) if (1) neither the Company nor any Representative of any of the Acquired Corporations shall have violated any of the restrictions set forth in this Section 5.3 in any respect that results in, or is a significant contributing factor to the occurrence of, such Superior Proposal, (2) the Board of the Company concludes in good faith, after consultation with the Company's outside legal counsel, that failure to take such action would be inconsistent with the fiduciary obligations of the Board of the Company to the Company's stockholders under applicable Legal Requirements, (3) at least two business days prior to furnishing any such nonpublic information to, or entering into discussions with, such Person, the Company gives Parent written notice of the identity of such Person and of the Company's intention to furnish nonpublic information to, or enter into discussions with, such Person, and the Company receives from such Person an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such Person by or on behalf of the Company and customary "standstill" provisions (it being understood and agreed that use and disclosure limitations and "standstill" provisions that are at least as favorable to the Company as those contained in the Confidentiality Agreement shall satisfy the requirements of this clause), and (4) at least two business days prior to furnishing any such nonpublic information to such Person, the Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by the Company to Parent). Without limiting the generality of the foregoing, the Company acknowledges and agrees that any violation of or the taking of any action inconsistent with any of the restrictions set forth in the preceding sentence by any Representative of any of the Acquired Corporations, whether or not such Representative is purporting to act on behalf of any of the Acquired Corporations, shall be deemed to constitute a breach of this Section 5.3 by the Company.

     (b) The Company shall promptly (and in no event later than 24 hours after receipt of any (i) Acquisition Proposal, (ii) inquiry or indication of interest that the Special Committee believes (or should, in the exercise of good faith, believe) is likely to lead to an Acquisition Proposal or (iii) request for nonpublic information), advise Parent orally and in writing of any such Acquisition Proposal, any such inquiry or indication of interest that the Special Committee believes (or should, in the exercise of good faith, believe), is likely to lead to an Acquisition Proposal, or any such request for nonpublic information relating to any of the Acquired Corporations (including the identity of the Person making or submitting such Acquisition Proposal, inquiry, indication of interest or request, and the terms thereof) that is made or submitted by any Person during the Pre-Closing Period. The Company shall keep Parent fully informed with respect to the status of any such Acquisition Proposal, inquiry, indication of interest or request and any modification or proposed modification thereto.

     (c) The Company shall immediately cease any existing discussions with any Person that relate to any Acquisition Proposal.

     (d) The Company agrees not to release or permit the release of any Person from, or to waive or permit the waiver of any provision of, any confidentiality, "standstill" or similar agreement to which any of the

Acquired Corporations is a party, and will use its commercially reasonable efforts to enforce or cause to be enforced each such agreement at the request of Parent. The Company also will promptly request each Person that has executed, within 18 months prior to the date of this Agreement, a confidentiality agreement in connection with its consideration of a possible Acquisition Transaction or equity investment to return all confidential information heretofore furnished to such Person by or on behalf of any of the Acquired Corporations.

     5.4 Financing. The Company shall provide such assistance as Parent shall reasonably request in connection with Parent's efforts to arrange financing for the transactions contemplated hereby (including, without limitation, reasonable and necessary costs and expenses, not to exceed $1,000,000 in the aggregate, to obtain environmental surveys, Phase I reports and similar analyses in accordance with the budget set forth on Schedule 5.4, to the extent such costs and expenses are incurred in connection with any efforts by Parent to refinance existing Debt of the Acquired Corporations after the Effective Time), including, without limitation, facilitating customary due diligence, arranging for senior officers of the Company to meet with prospective lenders, negotiating with and obtaining from the Company's landlords, lessors and franchisors such estoppel certificates, waivers and other consents as may be requested by Parent's lenders, and providing reliance letters for customary legal opinions of the Company's attorneys; provided, that the Company shall not be required to pay any commitment or similar fees. If the Company expends any funds prior to Closing at Parent's request in connection with the performance of its obligations under this Section 5.4, Parent will reimburse the Company for the documented amount of such funds if this Agreement is terminated prior to the Closing, subject to
Section 11.16.

     5.5 Company Stock Options. No later than the earlier of the time at which the Company gives notice of the transactions contemplated hereby to its stockholders and the date that is 30 days prior to the Effective Time, the Company shall deliver the Option Holder Notice. The Company shall provide Parent with a copy of the Option Holder Notice prior to its delivery to the holders of Company Stock Options, and will consider in good faith comments provided by Parent regarding the Option Holder Notice, which shall be in form and substance reasonably acceptable to Parent. The Company shall take all actions required under each Plan under which Company Stock Options were granted to cause such Plan and all Company Stock Options granted thereunder to terminate at the Effective Time.

     5.6 Mailing Notice. Not later than 10 days prior to the date on which the Company intends to mail the Proxy Statement to its stockholders (if Parent has not previously delivered the Commitment Letter or Replacement Commitment Letter, as the case may be, to the Company), which Proxy Statement is contemplated to include the Company Board Recommendation or a statement to the effect that the Board of the Company has determined and believes that the Merger is in the best interests of the Company's stockholders, the Company may provide written notice of such intention (the "Mailing Notice") to Parent, which Mailing Notice, if given, shall constitute a covenant of the Company to commence mailing such Proxy Statement to its stockholders on or about the date specified in the Mailing Notice, which date shall be not more than five business days following the date on which Parent delivers the Commitment Letter to the Company. Parent shall deliver to the Company the Commitment Letter or Replacement Commitment Letter, if applicable, not later than seven days following the date on which Parent receives the Mailing Notice. Notwithstanding the foregoing, if the Company reasonably believes the Proxy Statement is, in all material respects, in definitive form but for information to be provided by, or regarding, Parent, then the Company may notify Parent of such deficiency and its intent to commence mailing of the Proxy Statement once it receives the requisite information from Parent, in which case, such notice shall constitute a "Mailing Notice" for purposes of this Agreement.

     5.7 Agreements Among Parent, Merger Sub and Hammons Affiliates. Parent and Merger Sub will not enter into any agreements, arrangements or understandings with any of the Hammons Affiliates during the Pre-Closing Period, nor amend, modify or otherwise alter any of the Hammons Agreements, in each case without the prior approval of the Special Committee, which approval will not be withheld unless, in the reasonable opinion of the Special Committee, after consultation with the Special Committee's outside legal counsel, the Special Committee concludes that failing to withhold such approval would be inconsistent with the fiduciary obligations of the Special Committee under applicable Legal Requirements.

     SECTION 6.  Additional Covenants of the Parties.

     6.1  Proxy Statement; Schedule 13E-3.

     (a) As soon as practicable following the date of this Agreement, the Company shall prepare and file with the SEC the Proxy Statement with respect to the Company Stockholders' Meeting. The Company will use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after the Proxy Statement is cleared by the SEC. The Company shall provide Parent with a copy of the preliminary Proxy Statement and all modifications thereto prior to filing or delivery to the SEC and will consult with Parent in connection therewith and consider in good faith comments provided by Parent regarding the Proxy Statement. The Company will inform Parent, promptly after it receives notice thereof, of any request by the SEC for the amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information, and will furnish to Parent copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement, the Merger or any other filings in connection herewith or therewith and will consult with Parent in connection therewith. If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective Affiliates, officers or directors, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement, so that any of such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of the Company.

     (b) As soon as practicable following the date of this Agreement, the Company shall prepare and file with the SEC the Schedule 13E-3. Each of Parent and the Company will inform the other promptly after it receives notice of any request by the SEC for any amendment of the Schedule 13E-3 or comments thereon and responses thereto or requests by the SEC for additional information, and will furnish to the other copies of such request, comments or responses. If at any time prior to the Effective Time, any information relating to the Company, Parent or any of their respective Affiliates should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the
Schedule 13E-3, so that the Schedule 13E-3 would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed by the Company with the SEC and, to the extent required by law, disseminated to the stockholders of the Company.

     6.2  Company Stockholders' Meeting.

     (a) The Company shall take all action necessary under all applicable Legal Requirements to call, give notice of and hold a meeting of the holders of capital stock of the Company to vote on a proposal to adopt this Agreement (the "Company Stockholders' Meeting") and shall submit such proposal to such holders at the Company Stockholders' Meeting. The Company (in consultation with Parent) shall set a record date for Persons entitled to notice of, and to vote at, the Company Stockholders' Meeting. The Company Stockholders' Meeting shall be held (on a date selected by the Company in consultation with Parent) as promptly as practicable. The Company shall ensure that all proxies solicited in connection with the Company Stockholders' Meeting are solicited in compliance with all applicable Legal Requirements.

     (b) Subject to Section 6.2(c): (i) the Proxy Statement shall include a statement to the effect that the Board of the Company recommends that the Company's stockholders vote to adopt this Agreement at the Company Stockholders' Meeting (such recommendation of the Company's Board that the Company's stockholders vote to adopt this Agreement being referred to as the "Company Board Recommendation"); and (ii) the Company Board Recommendation shall not be withdrawn or modified in a manner adverse to Parent, and no resolution by the Board of the Company or any committee thereof to withdraw or modify the Company Board Recommendation in a manner adverse to Parent shall be adopted or proposed.

     (c) Notwithstanding anything to the contrary contained in Section 6.2(b), at any time prior to the adoption of this Agreement by the Required Company Stockholder Vote or, if the Minority Approval requirement is waived by the Special Committee, the Minimum Required Vote, the Company Board Recommendation may be withdrawn or modified in a manner adverse to Parent if: (i) an Acquisition Proposal is made to the Company and is not withdrawn; (ii) the Company provides Parent with at least five business days prior notice of any meeting of the Company's Board at which such Board will consider and determine whether such Acquisition Proposal is a Superior Proposal; (iii) the Company's Board determines in good faith (based upon a written opinion of an independent financial adviser of nationally recognized reputation) that such Acquisition Proposal constitutes a Superior Proposal; (iv) the Company's Board determines in good faith, after having taken into account the advice of the Company's outside legal counsel, that, in light of such Superior Proposal, the withdrawal or modification of the Company Board Recommendation is required in order for the Company's Board to comply with its fiduciary obligations to the Company's stockholders under applicable law; and (v) neither the Company nor any of its Representatives shall have violated any of the restrictions set forth in Section
5.3 which violation results in, or is a significant contributing factor to the occurrence of, an Acquisition Proposal being made to the Company.

     6.3  Regulatory Approvals; Consents.

     (a) Subject to Sections 6.3(c) and (d), Parent and the Company shall use all reasonable efforts to take, or cause to be taken, all actions necessary to consummate the Merger and make effective the other Contemplated Transactions. Without limiting the generality of the foregoing, but subject to Sections 6.3(c) and (d), Parent and the Company (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other Contemplated Transactions and shall submit promptly any additional information requested in connection with such filings and notices,
(ii) shall use all reasonable efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger or any of the other Contemplated Transactions and (iii) shall use all reasonable efforts to oppose or lift any restraint, injunction or other legal bar to the Merger. Each of the Company and Parent shall promptly deliver to the other a copy of each such filing made, each such notice given and each such Consent obtained during the Pre-Closing Period.

     (b) Without limiting the generality of Section 6.3(a), the Company and Parent shall, promptly after the date of this Agreement, prepare and file the notifications required under the HSR Act and any applicable foreign antitrust laws or regulations in connection with the Merger. The Company and Parent shall respond as promptly as practicable to any inquiries or requests received from any Governmental Body in connection with antitrust laws or related matters. Each of the Company and Parent shall (1) give the other party prompt notice of the commencement or threat of commencement of any Legal Proceeding by or before any Governmental Body with respect to the Merger or any of the other Contemplated Transactions, (2) keep the other party informed as to the status of any such Legal Proceeding or threat and (3) promptly inform the other party of any communication concerning antitrust laws to or from any Governmental Body regarding the Merger. Except as may be prohibited by any Governmental Body or by any Legal Requirement, the Company and Parent will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any Legal Proceeding under or relating to the HSR Act or any other antitrust law. Subject to the foregoing, Parent shall be principally responsible for and in control of the process of dealing with any Governmental Body concerning the effect of applicable antitrust laws on the Contemplated Transactions. In addition, except as may be prohibited by any Governmental Body or by any Legal Requirement, in connection with any Legal Proceeding under or relating to the HSR Act or any other foreign, federal or state antitrust law or fair trade law or any other similar Legal Proceeding, each of the Company and Parent will permit authorized Representatives of the other to be present at each meeting or conference relating to any such Legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Body in connection with any such Legal Proceeding.

     (c) Notwithstanding anything to the contrary contained in this Agreement, Parent shall not have any obligation under this Agreement: (i) to dispose, transfer or hold separate, or cause any of its Subsidiaries to dispose, transfer or hold separate any assets or operations, or to commit or to cause any of the Acquired Corporations to dispose of any assets; (ii) to discontinue or cause any of its Subsidiaries to discontinue offering any product or service, or to commit to cause any of the Acquired Corporations to discontinue offering any product or service; (iii) to make or cause any of its Subsidiaries to make any commitment (to any Governmental Body or otherwise) regarding its future operations or the future operations of any of the Acquired Corporations.

     (d) The Company shall use its best efforts to obtain the Consents and waivers required to satisfy Parent's and Merger Sub's condition to Closing set forth in Section 8.4.

     6.4 Employee Benefits. If any employee of the Acquired Corporations who continue employment with Parent, the Surviving Corporation or any Subsidiary thereof following the Effective Time (the "Continuing Employees") begin participating in any employee benefit plan (within the meaning of Section 3(3) of ERISA maintained by Parent or any Subsidiary thereof (the "New Plans")), each such Continuing Employee shall be credited under any such New Plan with his or her periods of service with the Company before the Closing for purposes of participation, vesting and benefits levels where length of service is relevant to benefit levels, but not for benefit accrual under any plan or any accrual that would result in any duplication of benefits.

     6.5  Indemnification of Officers and Directors.

     (a) From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, each of Parent and the Surviving Corporation shall, jointly and severally, indemnify and hold harmless, to the fullest extent not prohibited by applicable law, each person who was or is or becomes, or is threatened to be made, a party to or witness or other participant in, or was or is or becomes obligated to furnish or furnishes documents in response to a subpoena or otherwise in connection with any threatened, pending or completed claim, action, suit, proceeding, arbitration or alternative dispute resolution mechanism, investigation, inquiry, administrative hearing, appeal or any other actual, threatened or completed proceeding, whether brought in the right of a Covered Party (as defined below) or otherwise and whether of a civil (including intentional or unintentional tort claims), criminal, administrative, arbitrative or investigative nature (each, an "Indemnification Event") by reason of the fact that such person is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries (the "Covered Parties"), from (x) any and all direct and indirect fees and costs, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating, printing and binding costs, telephone charges, postage and delivery service fees and all other disbursements or expenses of any type or nature whatsoever reasonably incurred by a Covered Party (including reasonable attorneys' fees), and (y) any and all losses, claims, damages, liabilities, judgments, fines, penalties, settlement payments, awards and amounts of any type whatsoever incurred by such Covered Party in connection with or arising from any Indemnification Event arising out of or pertaining to the fact that the Covered Party is or was an officer or director of the Company or any of its Subsidiaries (including the taking of any action or the failure to take any action as a director or officer of any Acquired Corporation in connection with the Contemplated Transactions), whether asserted or claimed prior to, at or after the Effective Time. Each Covered Party will be entitled, subject to applicable Legal Requirements, to advancement of expenses incurred in the defense of or other participation in any such claim, action, suit, proceeding or investigation from each of Parent and the Surviving Corporation within ten business days of receipt by Parent or the Surviving Corporation from the Covered Party of a request therefor; provided, that any person to whom expenses are advanced provides an undertaking, to the extent required by the DGCL, to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

     (b) The Organizational Documents of the Surviving Corporation shall contain, and Parent shall cause the Organizational Documents of the Surviving Corporation to so contain, provisions no less favorable to the Covered Parties with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of the Company and its Subsidiaries than are presently set forth in the Organizational Documents of the Company and its Subsidiaries.

     (c) In the event that Parent or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its stock, properties or assets to any Person, then, and in each such case, proper provision shall be made so that the successors or assigns of Parent or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 6.5.

     (d) The Company has purchased a "tail" policy under the Company's existing directors' and officers' liability insurance policy. Until the sixth anniversary of the Effective Time, Parent shall cause the Company (i) to maintain such "tail" policy in full force and effect, (ii) not to amend or otherwise modify such "tail" coverage or take any action that would result in the cancellation, termination, amendment or modification of such "tail" policy and (ii) to continue to honor its obligations under such "tail" coverage.

     6.6 Disclosure. Except as otherwise may be required by Legal Requirements or by stock exchange rule, regulation or listing agreement, Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger or any of the other Contemplated Transactions or the Hammons Transactions. Without limiting the generality of the foregoing, neither Parent nor the Company shall, and shall not permit any of its Representatives to, make any disclosure regarding the Merger or any of the other Contemplated Transactions unless (a) the other shall have approved such disclosure or (b) such party shall have determined in good faith, after taking into account the advice of its outside legal counsel, that such disclosure is required by applicable Legal Requirements.

     6.7 Resignation of Officers and Directors. The Company shall use all reasonable efforts to obtain and deliver to Parent prior to the Closing (to be effective as of the Effective Time) the resignation of each officer and director of each of the Acquired Corporations whose resignation shall have been requested by Parent not less than ten business days before the Closing Date.

     6.8 Waiver and Release. The Company shall have (a) been reimbursed by Mr. John Q. Hammons for, and (b) received from Mr. John Q. Hammons a waiver and release of the Company and its Affiliates relating to, all expenditures, including, without limitation, refinancing fees and expenses, made prior to the Effective Time on the real property known as Chateau on the Lake Resort and Convention Center, located at 415 North State Highway 265, Branson, Taney County, Missouri.

     6.9 Expense Reimbursement. Following the Effective Time, the aggregate amount of the Parent Expenses shall be paid through a distribution of the Expense Amount from the Expense Amount Escrow Account.

     6.10 Financing. Parent shall use commercially reasonable efforts to satisfy the requirements of the Commitment Letter that are within its control and to obtain the funding contemplated by the Commitment Letter on the terms contained therein. If the Commitment Letter is terminated prior to the Effective Time or the funding contemplated thereby shall not otherwise be available at the Effective Time, Parent shall use its best efforts consistent with prudent business judgment to find alternative financing and enter into a written commitment or commitments reflecting such alternative financing (the "Replacement Commitment Letter") in form and substance that is not less favorable in any material respect to Parent, Merger Sub and the Acquired Corporations (from and after the Effective Time) to that provided in the Commitment Letter and otherwise reasonably acceptable to the Company, which Replacement Commitment Letter shall be delivered to the Company and the Special Committee promptly following execution by the parties thereto. Parent shall promptly disclose to the Company and the Special Committee any amendment, termination or cancellation of the Commitment Letter or Replacement Commitment Letter or any information known to Parent that makes it reasonably likely that the financing set forth in the Commitment Letter or Replacement Commitment Letter will not be obtained.

     SECTION 7. Conditions Precedent to Obligations of Each Party. The obligation of each party to effect the Merger and otherwise consummate the Contemplated Transactions is subject to the satisfaction, as of or prior to the Closing, of each of the following conditions:

          7.1 Stockholder Approval. This Agreement shall have been duly adopted, and the Merger shall have been duly approved, by the Required Company Stockholder Vote; provided, that notwithstanding the foregoing, the Special Committee may waive the requirement for the Minority Approval, in which case the only condition precedent to the obligations of each of the parties to effect the Merger and consummate the Contemplated Transactions required by this Section 7.1 will be that this Agreement shall have been duly adopted, and the Merger shall have been duly approved, by the Minimum Required Vote.

          7.2 HSR Act. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

          7.3 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or any other Governmental Body and shall remain in effect, and there shall not be any Legal Requirement enacted, adopted or deemed applicable to the Merger that makes consummation of the Merger illegal or otherwise prohibits consummation of the Merger.

     SECTION 8.  Conditions Precedent to Obligations of Parent and Merger
Sub. The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the Contemplated Transactions are subject to the satisfaction, as of or prior to the Closing of each of the following conditions:

          8.1 Accuracy of Representations. The representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made at such time, except (a) to the extent that any such representation or warranty relates to any earlier date (in which case such representation or warranty shall be true and correct as of such date) and
     (b) where the failure of such representations and warranties to be true and correct would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations, without giving effect to any investigation by Parent of, updating or supplements by the Company to, or knowledge of Parent with respect to, the information contained in the Schedules attached hereto.

          8.2 Performance of Covenants. Each of the covenants and obligations that the Company is required to comply with or to perform as of or prior to the Closing shall have been complied with or performed in all material respects.

          8.3 No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect on the Acquired Corporations, taken together as a whole, and no event shall have occurred or circumstance shall exist as of the Closing that, in combination with any other events or circumstances as of the Closing, is reasonably likely to have a Material Adverse Effect on the Acquired Corporations, taken together as a whole.

          8.4 Consents. The Consents set forth on Schedule 8.4 shall have been obtained, made or given and shall be in full force and effect.

          8.5 Agreements and Documents. There shall have been delivered to Parent a certificate, dated as of the Closing Date, executed on behalf of the Company by an executive officer of the Company, confirming that the conditions set forth in Sections 8.1, 8.2, 8.3 and 8.4 have been duly satisfied.

          8.6 No Litigation. There shall not be any pending Legal Proceeding instituted by a Governmental Body, or any Legal Proceeding threatened by a Governmental Body: (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other Contemplated Transactions;
     (b) relating to the Merger and seeking to obtain from Parent or any of its Subsidiaries any damages that, if adversely determined, would reasonably be likely to be material to Parent; (c) seeking to prohibit or limit in any material respect Parent's ability, after the Effective Time, to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation or its Subsidiaries; (d) which would materially and adversely affect the right of the Surviving Corporation to own the assets or operate the business of the Acquired Corporations; (e) seeking to compel Parent or the Company or any Subsidiary of Parent or the Company to dispose of or hold separate any material assets, as a result of the Merger or any of the other Contemplated Transactions; or (f) which, if adversely determined, would reasonably be likely to have a Material Adverse Effect on the Acquired Corporations or Parent.

          8.7 Hammons Transactions. The Hammons Transactions shall have closed contemporaneously with the Closing, except for components of the Hammons Transactions that are to be consummated following the Effective Time, as to which no substantial reason shall exist that would cause a reasonable person to conclude that such transactions will not be so consummated.

          8.8  Management Agreements.  The Management Agreements set forth on
     Schedule 8.8 shall have been terminated and shall have no further force or effect.

          8.9 Management Documents. All books, records, bills, invoices, lease files, credit reports and other documents relating to the ownership and operation of the business of the Acquired Corporations, including, without limitation, all "as built" plans, shall be in the possession of the Acquired Corporations on the Closing Date.

          8.10 Company Stock Options. The Company shall have performed in all respects its obligations under Section 5.5.

          8.11  Real Estate Documents.

          (a) The Company shall have delivered to Parent evidence of satisfaction in full of, and Encumbrance releases with respect to, all Debt of the Acquired Corporations set forth in Schedule 8.11(a).

          (b) The Company shall have delivered to Parent the documents set forth in Schedule 8.11(b). The consummation of the Contemplated Transactions shall not contravene, conflict with or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any document set forth in Schedule 8.11(b) except for any such contraventions, conflicts, breaches, defaults or other occurrences that would not prevent or materially delay consummation of the Merger or have a Material Adverse Effect on the Acquired Corporations.

          8.12 Expense Amount. The Company shall have delivered the Expense Amount to the Escrow Agent to be held in the Expense Amount Escrow Account pursuant to the Expense Amount Escrow Agreement.

     SECTION 9. Conditions Precedent to Obligation of the Company. The obligation of the Company to effect the Merger and otherwise consummate the Contemplated Transactions is subject to the satisfaction, as of or prior to the Closing, of each of the following conditions:

          9.1 Accuracy of Representations. The representations and warranties of Parent and Merger Sub set forth in this Agreement (other than to the extent the representations and warranties in Section 4.7 (x) relate to any breach, violation or default of any of the Hammons Agreements by any Hammons Affiliate or (y) are not true and correct as a result of any modification to the Hammons Agreements consented to by the Special Committee pursuant to Section 5.7) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made at such time, except (a) to the extent that any such representation or warranty relates to any earlier date (in which case such representation or warranty shall be true and correct as of such date) and
     (b) where the failure of such representations and warranties to be true and correct would not reasonable be expected to, individually or in the aggregate, adversely affect Parent and its Subsidiaries, taken as a whole, in any material respect, without giving effect to any investigation of, updating or supplements to, or knowledge with respect to, the information contained in the Schedules attached hereto.

          9.2 Performance of Covenants. Each of the covenants and obligations that Parent and Merger Sub are required to comply with or to perform as of or prior to the Closing shall have been complied with or performed in all material respects.

          9.3 Agreements and Documents. There shall have been delivered to the Company a certificate, dated as of the Closing Date, executed on behalf of Parent by an executive officer of Parent, confirming that the conditions set forth in Sections 9.1 and 9.2 have been duly satisfied.

          9.4 No Litigation. There shall not be any pending Legal Proceeding instituted by a Governmental Body, or any Legal Proceeding threatened by a Governmental Body, seeking a remedy against any officers or directors of an Acquired Corporation in connection with a Legal Proceeding challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other Contemplated Transactions.

          9.5 Fee Amount. Parent shall have delivered the Fee Amount to the Escrow Agent to be held in the Fee Amount Escrow Account pursuant to the Fee Amount Escrow Agreement.

     SECTION 10.  Termination.

     10.1 Termination. This Agreement may be terminated prior to the Effective Time (whether before or after adoption of this Agreement by the Company's stockholders, unless otherwise set forth below):

          (a) by mutual written consent of Parent and the Company;

          (b) by either Parent or the Company by notice to the other if the Merger shall not have been consummated by (i) December 31, 2005, or (ii) February 28, 2006 if, on December 31, 2005, there is a pending Legal Proceeding instituted by a Governmental Body, or any Legal Proceeding threatened by a Governmental Body, challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other Contemplated Transactions, but each other condition set forth in Sections 7, 8 and 9 (other than such conditions that by their nature are to be satisfied on the Closing Date) shall have been satisfied (the later of the dates set forth in clauses (i) and (ii) is referred to herein as the "Initial Expiration Date"); provided, however, that if, as of the Initial Expiration Date, (w) each of the conditions set forth in Sections 7, 8 and 9 (other than such conditions that by their nature are to be satisfied on the Closing Date) shall have been satisfied other than the condition specified in Section 8.7 (the "Hammons Transactions Condition"), (x) the Hammons Transactions Condition has not been satisfied for a reason other than a failure of any party other than a Hammons Affiliate to perform under the Hammons Agreements, (y) the Commitment Letter or the Replacement Commitment Letter, if applicable, has not been terminated and (z) the Parent Affiliates are attempting to cause the Hammons Transactions Condition to be satisfied in a timely manner by pursuing in good faith a Legal Proceeding seeking to enforce the Hammons Agreements, then neither Parent nor the Company may terminate this Agreement pursuant to this Section 10.1(b) until the earliest of (in each case, the "Extended Outside Date"): (1) the six month anniversary of the Initial Expiration Date, (2) 60 days following any termination of the Commitment Letter or the Replacement Commitment Letter, if applicable, if either the Commitment Letter or the Replacement Commitment Letter, if applicable, has been terminated and the Parent Affiliates have not provided a Replacement Commitment Letter within 60 days after such termination and (3) the date on which the Parent Affiliates cease to pursue in good faith a Legal Proceeding seeking to enforce the Hammons Agreements; notwithstanding anything to the contrary set forth herein, no party may terminate the Merger Agreement pursuant to this
     Section 10.1(b) if the failure to consummate the Merger results from a failure on the part of the party seeking to terminate this Agreement to perform any material obligation required to be performed by such party as of or prior to the proposed date of termination;

          (c) by either Parent or the Company by notice to the other if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

          (d) by either Parent or the Company by notice to the other if (i) the Company Stockholders' Meeting (including any adjournments and postponements thereof) shall have been held and completed and the Company's stockholders shall have voted on a proposal to adopt this Agreement, and (ii) (A) this Agreement shall not have been adopted at such meeting (and shall not have been adopted at any adjournment or postponement thereof) by the Required Company Stockholder Vote unless the Special Committee has waived the requirement for the Minority Approval, or (B) this Agreement shall not have been adopted at such meeting (and shall not have been adopted at any adjournment or postponement thereof) by the Minimum Required Vote; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 10.1(d) if the failure to obtain such stockholder approval is attributable to a failure on the part of such party to perform any material obligation required to be performed by such party as of or prior to the proposed date of termination;

          (e) by Parent by notice to the Company (at any time prior to the adoption of this Agreement by the Required Company Stockholder Vote or, if the Minority Approval requirement is waived by the Special Committee, the Minimum Required Vote) if a Company Triggering Event shall have occurred;

          (f) by the Company by notice to Parent (at any time prior to the adoption of this Agreement by the Required Company Stockholder Vote or, if the Minority Approval requirement is waived by the Special Committee, the Minimum Required Vote) if (i) the Company has complied with Section 5.3, except that any non-compliance with Section 5.3 shall not be considered for purposes of this Section 10.1(f) to the extent that it has not resulted in, or been a significant contributing factor to the occurrence of, the Company's termination of this Agreement pursuant to this Section 10.1(f);
     (ii) the Board of the Company shall have authorized the Company, subject to complying with the terms of this Agreement, to enter into a written agreement for a transaction that constitutes a Superior Proposal and the Company shall have notified Parent in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice; and (iii) Parent does not make, within 72 hours after receiving the Company's written notice of its intention to enter into a binding agreement for a Superior Proposal, an offer from Parent that the Board of the Company, in its good faith judgment, after consultation with its financial and legal advisors, determines is at least as favorable to the holders of the Company Class A Common Stock as the Superior Proposal; provided, that during such 72-hour period, the Company shall negotiate in good faith with Parent (to the extent Parent wishes to negotiate) to enable Parent to make such an offer; provided, however, that any such purported termination pursuant to this Section 10.1(f) shall be void and of no force or effect unless the Company, prior to the time of, and as a condition to the effectiveness of, such termination pays to Parent the amounts required pursuant to Section 10.3;

          (g) by Parent by notice to the Company (i) if any of the Company's representations and warranties shall have been inaccurate as of the date of this Agreement, such that the condition set forth in Section 8.1 would not be satisfied, or (ii) if any of the Company's representations and warranties become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 8.1 would not be satisfied, or (iii) any of the Company's covenants contained in this Agreement shall have been breached, such that the condition set forth in Section 8.2 would not be satisfied, and in each case, the inaccuracy or breach shall not have been cured within 30 days after notice by Parent to the Company pursuant to this Section 10.1(g);

          (h) by the Company by notice to Parent (i) if any of Parent's representations and warranties shall have been inaccurate as of the date of this Agreement, such that the condition set forth in Section 9.1 would not be satisfied, or (ii) if any of Parent's representations and warranties shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 9.1 would not be satisfied, or (iii) if any of Parent's covenants contained in this Agreement shall have been breached such that the condition set forth in Section 9.2 would not be satisfied, and in each case, the inaccuracy or breach shall not have been cured within 30 days after notice by the Company to Parent pursuant to this Section 10.1(h);

          (i) by the Company, if Parent has not delivered the Commitment Letter or the Replacement Commitment Letter, if applicable, to the Company by the later of (i) 60 days following the date of this Agreement, and (ii) seven days following Parent's receipt of the Mailing Notice; provided that the Company is not then in breach of any of its covenants, agreements or obligations under this Agreement in any material respect;

          (j) by either Parent or the Company if Mr. John Q. Hammons has died and the Transaction Agreement has been terminated prior to the consummation of the Hammons Transactions other than by reason of a voluntary termination of the Transaction Agreement by the Parent Affiliates (if this Agreement is terminated at a time at which it may be terminated under either Section 10.1(b) or this Section 10.1(j), it shall be deemed to have been terminated under this Section 10.1(j)); or

          (k) by either Parent or the Company if the Transaction Agreement shall have been terminated by any of the Hammons Affiliates pursuant to Section 6.1(a)(iii) of the Transaction Agreement as in effect on the date hereof, other than upon the death of Mr. John Q. Hammons.

     10.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 10.1, this Agreement shall be of no further force or effect; provided, however, that (i) this Section 10.2, Section 10.3 and
Section 11 shall survive the termination of this Agreement and shall remain in full force and effect and (ii) the termination of this Agreement shall not relieve any party from any liability for any material inaccuracy in or breach of any representation or warranty or any material breach of any covenant or other provision contained in this Agreement.

     10.3  Expenses; Termination Fees.

     (a) Except as set forth in this Section 10.3, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that:

          (i) Parent and the Company shall share equally all fees and expenses, other than attorneys' fees, incurred in connection with the filing by the parties hereto of the premerger notification and report forms relating to the Merger under the HSR Act and the filing of any notice or other document under any applicable foreign antitrust law or regulation.

          (ii) if this Agreement is terminated by (A) Parent or the Company pursuant to Section 10.1(d), Section 10.1(j) or Section 10.1(k), (B) Parent pursuant to Section 10.1(e) or Section 10.1(g), (C) the Company pursuant to
     Section 10.1(f), (D) the Company after the Extended Outside Date pursuant to Section 10.1(b) (unless the Extended Outside Date means a date earlier than the six month anniversary of the Initial Expiration Date), or (E) Parent or the Company pursuant to Section 10.1(b) if, following the date of this Agreement and, in the case of this clause (E), at or prior to the time of the termination of this Agreement, an Acquisition Proposal shall have been disclosed, announced, commenced, submitted or made, then the Company shall pay to Parent, subject to the limitations set forth in Section 10.3(g), an amount equal to the lesser of (x) $8,000,000 and (y) the aggregate amount of the fees and expenses (including all attorneys' fees, accountants' fees, financial advisory fees, investment banking fees, incremental overhead expenses, costs and expenses related to interest rate hedges, filing fees and printing and mailing expenses) that have been paid or that become payable by or on behalf of Parent in connection with the preparation, negotiation and enforcement of this Agreement and otherwise in connection with the Contemplated Transactions or its consideration of the Contemplated Transactions (the "Parent Expenses"). The Company shall deliver, within two business days following the date on which notice of termination is given, instructions to the Escrow Agent to pay any fee payable to Parent by the Company pursuant to this Section 10.3(a)(ii) through a distribution of the Expense Amount to Parent from the Expense Amount Escrow Account. The excess of the Expense Escrow Amount over the aggregate amount of the Parent Expenses shall be distributed by the Escrow Agent to the Company from the Expense Amount Escrow Account promptly following the distribution to Parent of the Parent Expenses from the Expense Amount Escrow Account pursuant to the preceding sentence.

     (b) In addition to any amounts payable to Parent pursuant to Section 10.3(a), and subject to the limitations set forth in Section 10.3(g), the Company shall pay to Parent an amount equal to $4,000,000 if this Agreement is terminated as follows:

          (i) by Parent or the Company pursuant to Section 10.1(d) if, following the date of this Agreement and at or prior to the time of the termination of this Agreement, an Acquisition Proposal (x) shall not have been disclosed, announced, commenced, submitted or made, or (y) shall have been disclosed, announced, commenced, submitted or made and the Company has rejected such Acquisition Proposal; or

          (ii) by Parent or the Company pursuant to Section 10.1(j).

     (c) In addition to any amounts payable to Parent pursuant to Section 10.3(a), the Company shall pay to Parent an amount equal to $15,000,000, but in each case, minus any amount paid to Parent pursuant to Section 10.3(b), and subject to the limitations set forth in Section 10.3(g), if this Agreement is terminated as follows:

          (i) by Parent pursuant to Section 10.1(e) or by the Company pursuant to Section 10.1(f);

          (ii) by Parent or the Company pursuant to Section 10.1(b) or pursuant to Section 10.1(d) if, following the date of this Agreement and at or prior to the time of the termination of this Agreement, an Acquisition Proposal shall have been disclosed, announced, commenced, submitted or made, and (x) the Company has rejected such Acquisition Proposal and, within 18 months of the date of termination of this Agreement, the Company consummates or enters into an agreement to consummate or otherwise approves, accepts or publicly announces an Acquisition Transaction with the party that made such rejected Acquisition Proposal (or any of its Affiliates), or (y) the Company shall not have rejected such Acquisition Proposal;

          (iii) by (x) the Company after the Extended Outside Date pursuant to
     Section 10.1(b) (unless the Extended Outside Date means a date earlier than the six month anniversary of the Initial Expiration Date), or (y) Parent or the Company pursuant to Section 10.1(j) or Section 10.1(k) if, in any such case, within 18 months of the date of termination of this Agreement, the Company consummates or enters into an agreement to consummate or otherwise approves, accepts or publicly announces an Acquisition Transaction.

     (d) If this Agreement is terminated by the Company pursuant to Section 10.1(h) or Section 10.1(i), then the Fee Amount shall be distributed to the Company from the Fee Amount Escrow Account. If this Agreement is terminated for any reason other than by the Company pursuant to Section 10.1(h) or Section 10.1(i), then the Fee Amount shall be distributed to Parent from the Fee Amount Escrow Account. The Fee Amount shall secure all of Parent's payment obligations pursuant to this Section 10.3. The maximum aggregate liability of Parent under this Section 10.3, or under any other circumstances if the Merger does not occur, shall be equal to the Fee Amount.

     (e) Any fee payable pursuant to this Section 10.3 pursuant to a termination of this Agreement by the Company shall be paid prior to the time of, and as a condition to the effectiveness of, such termination (including, without limitation, any amount to be distributed to Parent from the Expense Amount Escrow Account pursuant to Section 10.3(a)(ii)); provided, that any fee payable pursuant to Section 10.3(c)(ii) or Section 10.3(c)(iii) shall be made prior to and as a condition to the consummation of the applicable Acquisition Transaction. Parent shall deliver, within two business days following the date on which notice of termination is given, instructions to the Escrow Agent to pay any fee payable to the Company by Parent pursuant to this Section 10.3 through a distribution of the Fee Amount to the Company from the Fee Amount Escrow Account.

     (f) The Company acknowledges that the agreements contained in this Section
10.3 are an integral part of the Contemplated Transactions and that, without these agreements, Parent would not enter into this Agreement. Accordingly, if the Company fails promptly to pay any amount due pursuant to this Section 10.3, and, in order to obtain such payment, Parent commences a suit which results in a judgment against the Company for any fee set forth in this Section 10.3, the Company shall pay to Parent its costs and expenses

(including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of interest as most recently reported in The Wall Street Journal as of the date such payment was required to be made.

     (g) The maximum aggregate amount payable by the Company to Parent pursuant to this Section 10.3, or under any other circumstances if the Merger does not occur, shall not exceed $20,000,000. Notwithstanding anything to the contrary set forth herein, Parent agrees that, at any time prior to the delivery of the Commitment Letter or the Replacement Commitment Letter to the Company, any payment obligations of the Company to Parent pursuant to this Section 10.3, or under any other circumstances if the Merger does not occur, shall not exceed in the aggregate $3,000,000.

     SECTION 11.  Miscellaneous Provisions.

     11.1 Amendment. This Agreement may be amended only by an instrument in writing signed by the Company, Merger Sub and Parent at any time (whether before or after adoption of this Agreement by the stockholders of the Company); provided, however, that (i) each amendment shall have been duly authorized by the respective Boards of Directors of the Company and Merger Sub and (ii) after adoption of this Agreement by the Company's stockholders, no amendment shall be made which by law requires further approval of the stockholders of the Company without the further approval of such stockholders.

     11.2  Waiver.

     (a) Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (i) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (ii) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and
(iii) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

     (b) At any time prior to the Effective Time, Parent (with respect to the Company) and the Company (with respect to Parent and Merger Sub), may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of such party to this Agreement, (ii) waive any inaccuracies in the representation and warranties contained in this Agreement or any document delivered pursuant to this Agreement and (iii) waive compliance with any covenants, obligations or conditions contained in this Agreement. Any agreement on the part of a party to this Agreement to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

     11.3 No Survival. None of the representations and warranties, or any covenant to be performed prior to the Effective Time, contained in this Agreement shall survive the Effective Time.

     11.4  Entire Agreement.

     (a) This Agreement (including the documents relating to the Merger referred to in this Agreement) and the Confidentiality Agreement constitute the entire agreement among the parties to this Agreement with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and oral, among or between any of the parties with respect thereto.

     (b) If there is any conflict between the provisions of this Agreement and the Confidentiality Agreement, the provisions of this Agreement shall supersede the provisions of the Confidentiality Agreement.

     11.5  Execution of Agreement; Counterparts; Electronic Signatures.

     (a) This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument, and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties; it being understood that all parties need not sign the same counterpart.

     (b) Notwithstanding the Electronic Signatures in Global and National Commerce Act (15 U.S.C. Sec. 7001 et seq.), the Uniform Electronic Transactions Act, or any other Legal Requirement relating to or enabling the creation, execution, delivery or recordation of any contract or signature by electronic means, and notwithstanding any course of conduct engaged in by the parties, no party shall be deemed to have executed this Agreement or any other document contemplated by this Agreement (including any amendment or other change thereto) unless and until such party shall have executed this Agreement or such document on paper by a handwritten original signature or any other symbol executed or adopted by a party with current intention to authenticate this Agreement or such other document contemplated.

     11.6 Governing Law. This Agreement will be governed by the laws of the State of Delaware, without regard to conflicts of laws principles.

     11.7 Jurisdiction; Service of Process. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement shall be brought against any of the parties only in the Courts of the State of Delaware or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

     11.8 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.8.

     11.9  Schedules.

     (a) The information disclosed in any numbered or lettered Schedule shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered or lettered section, and shall not be deemed to relate to or to qualify any other representation or warranty unless the relevance of such disclosure is reasonably apparent or manifest from the face of the applicable Schedule.

     (b) If there is any inconsistency between the statements in this Agreement and those in the Schedules (other than an exception set forth as such in the Schedules), the statements in this Agreement will control.

     11.10 Assignments and Successors. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the Company's rights hereunder may be assigned by the Company without the prior written consent of Parent. Any attempted assignment of this Agreement or of any such rights by the Company without such consent shall be void and of no effect.

     11.11 No Third Party Rights. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, however, that after the Effective Time, the Covered Parties shall be third party beneficiaries of, and entitled to enforce, Section 6.5.

     11.12 Notices. All notices, Consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); or (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment confirmed with a copy delivered as provided in clause (a), in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a party may designate by notice to the other parties), provided, that any communication delivered or sent on a day that is not a business day or after 5:00 p.m. (local time) on a business day shall be deemed to have been delivered or sent on the next following business day; provided further, that the immediately preceding proviso shall not apply to any notification provisions herein set forth in terms of hours, which notifications shall be deemed to have been delivered or sent when actually delivered or sent:

     Company (before the Closing):

     John Q. Hammons Hotels, Inc.
     300 John Q. Hammons Parkway, Suite 900
     Springfield, Missouri 65806

     Attention: Debra M. Shantz
     Fax No.: (417) 865-3503
     Confirmation No.: (417) 873-3586

     with a copy to:

     Husch & Eppenberger, LLC
     190 Carondelet Plaza, Suite 600
     St. Louis, Missouri 63105

     Attention: Mary Anne O'Connell
     Fax No.: (314) 480-1505
     Confirmation No.: (314) 480-1715

     and a copy to:

     Katten Muchin Rosenman LLP
     525 West Monroe
     Chicago, Illinois 60661

     Attention: Jeffrey R. Patt, Esq.
     Fax No.: (312) 577-8864
     Confirmation No.: (312) 902-5604

     Parent and Merger Sub:

     JQH Acquisition LLC
     Carnegie Hall Tower
     152 West 57th Street, 56th Floor
     New York, New York 10019

     Attention: Jonathan D. Eilian
     Fax No.: (212) 884-8753
     Confirmation No.: (212) 884-8827
     with a copy to:

     Kaye Scholer LLC
     Three First National Plaza
     41st Floor
     70 West Madison Street
     Chicago, Illinois 60602-4231

     Attention: Gary R. Silverman, Esq.
     Fax No.: (212) 583-2530
     Confirmation No.: (312) 583-2330

     11.13 Cooperation. Subject to the terms and conditions of this Agreement, the Company agrees to cooperate fully with Parent and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by Parent to evidence or reflect the transactions contemplated by this Agreement and to carry out the intent and purposes of this Agreement.

     11.14 Legal Representation of the Parties. This Agreement was negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.

     11.15 Headings. The headings contained in this Agreement are for the convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

     11.16  Remedies; Specific Performance.

     (a) Without limiting the right to receive any payment it may be entitled to receive under Section 10.3, the Company agrees that, to the extent it incurs losses or damages in connection with this Agreement, the maximum aggregate liability of Parent and Merger Sub for such losses or damages shall be limited to the Fee Amount and the Company shall proceed solely against the Fee Amount Escrow Account in respect of such losses or damages, and in no event shall the Company seek to recover any money damages from Parent, Merger Sub or their respective Representatives and Affiliates in connection therewith. Any amount payable by Parent pursuant to Section 10.3 shall be made by the Escrow Agent from the Fee Amount Escrow Account, and the Company shall be entitled to recover solely from the Fee Amount Escrow Account in respect of any such amount.

     (b) The parties hereto agree that irreparable damages would occur in the event any provision of this Agreement were not performed by the Company in accordance with the terms hereof and that, prior to the termination of this Agreement pursuant to Section 10.1, Parent and Merger Sub shall be entitled to specific performance of the terms hereof and other temporary, preliminary or permanent equitable relief (and no bond or other security shall be required in connection therewith), in addition to any other remedy at law or equity. The parties acknowledge that the Company shall not be entitled to an injunction or injunctions to prevent breaches of this Agreement by Parent or Merger Sub or to enforce specifically the terms and provisions of this Agreement or to obtain any other equitable relief, and that the Company's sole and exclusive remedy with respect to any such breach shall be the remedy set forth in Section 11.16(a) and 10.3(a)(iv).

     11.17 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

     11.18 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

                                    * * * *

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

                                          JQH ACQUISITION LLC

                                          By: /s/ Jonathan D. Eilian
                                            ------------------------------------
                                              Name:    Jonathan D. Eilian
                                            Title:   Managing Member

                                          JQH MERGER CORPORATION

                                          By: /s/ Jonathan D. Eilian
                                            ------------------------------------
                                              Name:    Jonathan D. Eilian
                                            Title:   President

                                          JOHN Q. HAMMONS HOTELS, INC.

                                          By: /s/ Paul Muellner
                                            ------------------------------------
                                              Name:    Paul Muellner
                                            Title:   Chief Financial Officer

                                                                    APPENDIX B-1

                               (LEHMAN BROTHERS)

                                                                   June 14, 2005

Special Committee of the Board of Directors
John Q. Hammons Hotels, Inc.
300 John Q. Hammons Parkway
Springfield, MO 65806

Members of the Special Committee:

     We understand that John Q. Hammons Hotels, Inc., a Delaware limited liability company (the "Company"), and JQH Acquisition, LLC, a Delaware limited liability company ("JQH Acquisition"), intend to enter into a transaction (the "Proposed Transaction") pursuant to which, among other events, 100% of the Company's Class A common stock, including those shares owned by John Q. Hammons and his affiliates ("the JQH Stockholders"), would be converted into the right to receive $24.00 in cash (the "Merger Consideration") and each outstanding option to acquire shares of Company Class A common stock and each outstanding warrant to acquire shares of Company capital stock would be cancelled in exchange for a cash amount equal to the excess, if any, of the aggregate Merger Consideration payable with respect to the shares subject to such option or warrant over the aggregate exercise price of such option or warrant. We further understand that, contemporaneously with the execution of a definitive agreement with respect to the Proposed Transaction, the JQH Stockholders, which beneficially own approximately 76% of the outstanding Class A common stock of the Company (giving effect to the full conversion of all the JQH Stockholders' Class B common stock and redemption of all the JQH Stockholders' LP units), would enter into separate agreements with JQH Acquisition pursuant to which, among other things, the JQH Stockholders would exchange all of their Class B common stock in the Company and substantially all of their partnership interests in John Q. Hammons Hotels, LP in exchange for Preferred Interests to be issued by a newly established entity, which would also provide the JQH Stockholders with rights to a line of credit (the "Hammons Transactions"). The terms and conditions of the Proposed Transaction are set forth in more detail in an Agreement and Plan of Merger, dated as of June 14, 2005, by and among JQH Acquisition, JQH Merger Corporation, a Delaware corporation ("Merger Sub"), and the Company (the "Merger Agreement"). The terms and conditions of the Hammons Transactions are set forth in more detail in an Amended and Restated Transaction Agreement, dated June 14, 2005, by and among John Q. Hammons, Revocable Trust of John Q. Hammons, Hammons, Inc., JD Holdings, LLC and JQH Acquisition and the exhibits and schedules thereto (the "Hammons Transactions Agreement").

     We have been requested by the Special Committee of the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the holders of the Company's Class A common stock (other than the JQH Stockholders) of the consideration offered to such shareholders by JQH Acquisition in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to proceed with or effect the Proposed Transaction.

     In arriving at our opinion, we reviewed and analyzed: (1) the Merger Agreement and the Hammons Transaction Agreement and the principal proposed terms of the Proposed Transaction and the Hammons Transactions as set forth therein and in annexes and exhibits thereto, (2) publicly available information concerning the Company and the JQH Stockholders that we believe to be relevant to our analysis, including the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2004, the Company's Quarterly Report on Form 10-Q for the quarter ended April 1, 2005, and the Second Amended and Restated Agreement of Limited Partnership of John Q. Hammons Hotels, LP, (3) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, including, without limitation, certain projections of future financial performance of the Company prepared by management of the Company, (4) the trading history of the Company's common stock from the date of the Company's initial public offering on November 16, 1994 to the present and a comparison of that trading history with those of other companies that we deemed relevant, (5) a comparison of the historical financial results and present financial condition of the Company with those of other companies that we deemed relevant, (6) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other transactions that we deemed relevant, (7) the results of the efforts by the JQH Stockholders, with the assistance of certain third party financial advisors, to solicit indications of interest from interested parties with respect to a sale of, or business combination with, the Company, and (8) the financial terms of an alternative proposal received from another potential buyer with respect to an acquisition of the Company. In addition, we have had discussions with the management of the Company concerning the businesses, operations, assets, financial conditions and prospects of the Company and have undertaken such other studies, analyses and investigations as we deemed appropriate.

     In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of the Company, upon advice of the Company we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and that the Company will perform substantially in accordance with such projections. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company. In addition, you have not authorized us to solicit, and we have not solicited, any indications of interest from any third party with respect to the purchase of all or part of the Company's business. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

     Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the consideration to be received by the holders of the Company's Class A common stock (other than the JQH Stockholders) in the Proposed Transaction is fair to such holders.

     We have acted as financial advisor to the Special Committee of the Board of Directors of the Company in connection with the Proposed Transaction and will receive a fee for our services, a portion of which is contingent upon consummation of the Proposed Transaction. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. We also have performed investment banking services for the Company in the past and have received customary fees for such services. In the ordinary course of our business, we may actively trade in the debt and equity securities of the Company for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.


     This opinion has been provided at the request and for the use and benefit of the Special Committee of the Board of Directors of the Company and is rendered to the Special Committee of the Board of Directors in connection with its consideration of the Proposed Transaction.


                                          Very truly yours,

                                          LEHMAN BROTHERS

                                          By: /s/ SCOTT W. MOHR
                                            ------------------------------------
                                            Managing Director

                                                                    APPENDIX B-2

                               (LEHMAN BROTHERS)

                                                                   June 14, 2005

Special Committee of the Board of Directors
John Q. Hammons Hotels, Inc.
300 John Q. Hammons Parkway
Springfield, MO 65806

Members of the Special Committee:

     We understand that John Q. Hammons Hotels, Inc., a Delaware limited liability company (the "Company"), and JQH Acquisition, LLC, a Delaware limited liability company ("JQH Acquisition"), intend to enter into a transaction (the "Proposed Transaction") pursuant to which, among other events, 100% of the Company's Class A common stock, including those shares owned by John Q. Hammons and his affiliates ("the JQH Stockholders"; the holders of the Company's Class A common stock other than the JQH Stockholders, the "Unaffiliated Stockholders") would be converted into the right to receive $24.00 in cash (the "Merger Consideration") and each outstanding option to acquire shares of Company Class A common stock and each outstanding warrant to acquire shares of Company capital stock would be cancelled in exchange for a cash amount equal to the excess, if any, of the aggregate Merger Consideration payable with respect to the shares subject to such option or warrant over the aggregate exercise price of such option or warrant. We further understand that, contemporaneously with the execution of a definitive agreement with respect to the Proposed Transaction, the JQH Stockholders, which beneficially own approximately 76% of the outstanding Class A common stock of the Company (giving effect to the full conversion of all the JQH Stockholders' Class B common stock and redemption of all the JQH Stockholders' LP units), would enter into separate agreements with JQH Acquisition pursuant to which, among other things, the JQH Stockholders would exchange all of their Class B common stock in the Company and substantially all of their partnership interests in John Q. Hammons Hotels, LP in exchange for Preferred Interests to be issued by a newly established entity, which would also provide the JQH Stockholders with rights to a line of credit (the "Hammons Transactions"). The terms and conditions of the Proposed Transaction are set forth in more detail in an Agreement and Plan of Merger, dated as of June 14, 2005, by and among JQH Acquisition, JQH Merger Corporation, a Delaware corporation ("Merger Sub"), and the Company (the "Merger Agreement"). The terms and conditions of the Hammons Transactions are set forth in more detail in an Amended and Restated Transaction Agreement, dated June 14, 2005, by and among John Q. Hammons, Revocable Trust of John Q. Hammons, Hammons, Inc., JD Holdings, LLC and JQH Acquisition and the exhibits and schedules thereto (the "Hammons Transactions Agreement").

     We have been requested by the Special Committee of the Board of Directors of the Company to render our opinion with respect to the reasonableness, from a financial point of view and from the point of view of the Unaffiliated Stockholders, of the allocation between the JQH Stockholders, on the one hand, and the Unaffiliated Stockholders, on the other hand, of the consideration to be offered by JQH Acquisition in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to proceed with or effect the Proposed Transaction.

     In arriving at our opinion, we reviewed and analyzed: (1) the Merger Agreement and the Hammons Transaction Agreement and the principal proposed terms of the Proposed Transaction and the Hammons Transactions as set forth therein and in annexes and exhibits thereto, (2) publicly available information concerning the Company and the JQH Stockholders that we believe to be relevant to our analysis, including the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2004, the Company's Quarterly Report on Form 10-Q for the quarter ended April 1, 2005, and the Second Amended and Restated Agreement of Limited Partnership of John Q. Hammons Hotels, LP, (3) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, including, without limitation, certain projections of future financial performance of the Company prepared by management of the Company, (4) the trading history of the Company's common stock from the date of the Company's initial public offering on November 16, 1994 to the present and a comparison of that trading history with those of other companies that we deemed relevant, (5) a comparison of the historical financial results and present financial condition of the Company with those of other companies that we deemed relevant, (6) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other transactions that we deemed relevant, (7) a comparison of the financials terms of the line of credit to be provided to Mr. Hammons by NewCo with the financial terms of certain other lines of credit we deemed relevant, (8) the actuarial assumptions regarding male death probability that underlie the Social Security Administration's Period Life Table, updated November 19, 2004, (9) the results of the efforts by the JQH Stockholders, with the assistance of certain third party financial advisors, to solicit indications of interest from interested parties with respect to a sale of, or business combination with, the Company, and (10) the financial terms of an alternative proposal received from another potential buyer with respect to an acquisition of the Company. In addition, we have had discussions with the management of the Company concerning the businesses, operations, assets, financial conditions and prospects of the Company and have undertaken such other studies, analyses and investigations as we deemed appropriate.

     In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of the Company, upon advice of the Company we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and that the Company will perform substantially in accordance with such projections. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company. In addition, you have not authorized us to solicit, and we have not solicited, any indications of interest from any third party with respect to the purchase of all or part of the Company's business. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

     Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view and from the point of view of the Unaffiliated Stockholders, the allocation of the consideration offered by JQH Acquisition in the Proposed Transaction between the JQH Stockholders, on the one hand, and the Unaffiliated Stockholders, on the other hand, is reasonable to the Unaffiliated Stockholders.

     We have acted as financial advisor to the Special Committee of the Board of Directors of the Company in connection with the Proposed Transaction and will receive a fee for our services, a portion of which is contingent upon consummation of the Proposed Transaction. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. We also have performed investment banking services for the Company in the past and have received customary fees for such services. In the ordinary course of our business, we may actively trade in the debt and equity securities of the Company for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.


     This opinion has been provided at the request and for the use and benefit of the Special Committee of the Board of Directors of the Company and is rendered to the Special Committee of the Board of Directors in connection with its consideration of the Proposed Transaction.


                                          Very truly yours,

                                          LEHMAN BROTHERS

                                          By: /s/ SCOTT W. MOHR
                                            ------------------------------------
                                            Managing Director

                                                                      APPENDIX C

                                 DELAWARE CODE
                             TITLE 8. CORPORATIONS
                       CHAPTER 1. GENERAL CORPORATION LAW
               SUBCHAPTER IX. MERGER, CONSOLIDATION OR CONVERSION

SEC. 262.  APPRAISAL RIGHTS.

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec. 251 (other than a merger effected pursuant to sec. 251(g) of this title), sec. 252, sec. 254, sec. 257, sec. 258, sec. 263 or sec. 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec. 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec.sec. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to sec. 228 or sec. 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                          JOHN Q. HAMMONS HOTELS, INC.

                        THIS PROXY IS SOLICITED ON BEHALF

                            OF THE BOARD OF DIRECTORS


     The undersigned stockholder of John Q. Hammons Hotels, Inc. hereby appoints David C. Sullivan, Donald H. Dempsey and James F. Moore, or any of them, as proxies to cast all votes which the undersigned stockholder is entitled to cast at the special meeting of stockholders to be held on September ___, 2005, at 9:00 a.m., local time, at the University Plaza Hotel, 333 John Q. Hammons Parkway, Springfield, Missouri, and at any adjournments or postponements thereof, upon the following matters. The undersigned stockholder hereby revokes any proxy or proxies heretofore given.


     This proxy will be voted as directed by the undersigned stockholder. UNLESS CONTRARY DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ADOPTION OF THE MERGER AGREEMENT, FOR ANY ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING, AND IN ACCORDANCE WITH THE DETERMINATION OF A MAJORITY OF THE BOARD OF DIRECTORS AS TO OTHER MATTERS. The undersigned stockholder may revoke this proxy at any time before it is voted by delivering to the Secretary of the Company either a written revocation of the proxy or a duly executed proxy bearing a later date, or by appearing at the special meeting and voting in person. The undersigned stockholder hereby acknowledges receipt of the Notice of Special Meeting and Proxy Statement.


          (continued and to be signed and dated on reverse side)

     1.   Adoption of the merger agreement

                     FOR              AGAINST           ABSTAIN

                     [ ]                [ ]                [ ]


     2. To adjourn or postpone the meeting to solicit additional votes, if the board of directors determines such postponement or adjournment is advisable:

                     FOR              AGAINST           ABSTAIN

                     [ ]                [ ]                [ ]



     3. At their discretion, the proxies, or either of them, are authorized to vote upon such other business (not known a reasonable time before the solicitation of my proxy) as may properly come before the meeting, or any adjournments or postponements thereof.


If you receive more than one proxy card, please sign and return ALL cards in the accompanying envelope.

     Date: _______________________________________________________

     _____________________________________________________________
     Signature of Stockholder or Authorized Representative

Please date and sign exactly as your name appears hereon. Each executor, administrator, trustee, guardian, attorney-in-fact and other fiduciary should sign and indicate his or her full title. Only one signature is required in the case of stock ownership in the name of two or more persons, but all should sign if possible.